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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 12, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQT GP Holdings, LP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	30-0855134 (IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
(412) 553-5700
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Philip P. Conti
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
(412) 553-5700
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Joshua Davidson Mollie Duckworth Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002-4995 (713) 229-1234	David P. Oelman Michael S. Telle Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price1 2	Amount of Registration Fee

Common units representing limited partner interests	$300,000,000	$34,860

1
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

2
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 12, 2015

PROSPECTUS

EQT GP Holdings, LP

Common Units
Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We expect that the initial public offering price will be between $         and $         per common unit. Upon completion of this offering, we will own approximately 34.4% of the outstanding limited partner interests in EQT Midstream Partners, LP (NYSE: EQM), which we refer to as EQM, a 2.0% general partner interest in EQM and all of the incentive distribution rights in EQM. EQM is a growth-oriented limited partnership formed by EQT Corporation (NYSE: EQT), which we refer to as EQT, to own, operate, acquire and develop midstream energy assets.

All of the units being sold in this offering are being offered by EQT Gathering Holdings, LLC, a subsidiary of EQT. We will not receive any of the proceeds from this offering. Upon completion of this offering, EQT will own         of our common units, or approximately       % of our outstanding limited partner interests.

Prior to this offering, there has been no public market for our common units. We intend to apply to list our common units on the New York Stock Exchange under the symbol "EQGP."

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 23.

These risks include the following:

  •
  Our only cash-generating assets are our partnership interests in EQM, and our cash flow is therefore completely dependent upon the ability of EQM to make cash distributions to its partners.

  •
  Because EQM is substantially dependent on EQT as a primary customer, any development that materially and adversely affects EQT's operations, financial condition or market reputation could have a material and adverse impact on EQM and us.

  •
  EQM's general partner, with our consent but without the consent of our unitholders, may limit or modify the incentive distributions we are entitled to receive from EQM, which may reduce cash distributions to you.

  •
  A reduction in EQM's distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

  •
  Our unitholders do not elect our general partner or vote on our general partner's directors. In addition, upon completion of this offering, EQT will own a sufficient number of our common units to allow it to prevent the removal of our general partner.

  •
  Conflicts of interest may arise as a result of our organizational structure and the relationships among us, EQM, our respective general partners and their affiliates, including EQT. Additionally, our and EQM's partnership agreements contain modifications of state law fiduciary obligations which limit an investor's remedies.

  •
  You will experience immediate and substantial dilution in net tangible book value of $       per common unit.

  •
  If we or EQM were treated as a corporation for U.S. federal income tax purposes, or if we or EQM were to become subject to entity-level taxation for U.S. federal or state income tax purposes, then our cash available for distribution to you would be substantially reduced.

	Per Common Unit	Total
Initial Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Selling Unitholder (Before Expenses)	$	$

The selling unitholder has granted the underwriters an option to purchase an additional             common units on the same terms and conditions as set forth in this prospectus if the underwriters sell more than             common units in this offering. We will not receive any proceeds from any units to be sold by such selling unitholder upon any exercise of the underwriters' option to purchase additional units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays, on behalf of the underwriters, expects to deliver the common units to purchasers on or about                  , 2015, through the book-entry facilities of The Depository Trust Company.

Barclays

Prospectus dated                  , 2015

i

        We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, unless otherwise indicated. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, all references in this prospectus to:

  •
  "we," "our," "us" or like terms refer to EQT GP Holdings, LP in its individual capacity or to EQT GP Holdings, LP and its subsidiaries collectively, as the context requires, after giving effect to the transactions described in "Prospectus Summary—Our Structure";

  •
  "common units" refer to units representing limited partner interests in us following this offering, and references to our "unitholders" refer to the persons holding such limited partner interests;

  •
  "our general partner" refers to EQT GP Services, LLC, the general partner of EQT GP Holdings, LP;

  •
  "EQM" refers to EQT Midstream Partners, LP in its individual capacity or to EQT Midstream Partners, LP and its subsidiaries collectively, as the context requires;

  •
  "EQM GP" refers to EQT Midstream Services, LLC, our wholly owned subsidiary and the general partner of EQT Midstream Partners, LP;

  •
  "EQT" refers to EQT Corporation in its individual capacity or to EQT Corporation and its controlled affiliates, other than us, our general partner, EQM GP, EQM, and its subsidiaries as of the closing date of this offering, as the context requires; and

v

  •
  "EQT GP Holdings Predecessor" or the "Predecessor" refer to EQT GP Holdings, LP prior to the completion of this offering and the transactions described in "Prospectus Summary—Our Structure."

Industry and Market Data

        The market and statistical data included in this prospectus regarding the midstream natural gas industry, including descriptions of trends in the market and our position and the position of our competitors within the industry, is based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers and trade and business organizations, commissioned reports and publicly available information, as well as our good faith estimates, which have been derived from management's knowledge and experience in the industry in which we operate. Although we have not independently verified the accuracy or completeness of the third-party information included in this prospectus, based on management's knowledge and experience, we believe that these third-party sources are reliable and that the third-party information included in this prospectus or in our estimates is accurate and complete. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

Presentation of Assets, Operations and Financial Statements

        References in this prospectus to the historical financial statements of EQT GP Holdings Predecessor are to the historical combined financial statements of EQT GP Holdings, LP for periods prior to the completion of this offering and the transactions described in "Prospectus Summary—Our Structure." The historical combined financial statements of our Predecessor include the assets, liabilities and results of operations of EQM GP and EQT Midstream Investments, LLC (EQM LP). Prior to this offering and the transactions described in "Prospectus Summary—Our Structure," EQM GP and EQM LP were wholly owned subsidiaries of EQT and directly held EQT's partnership interests in EQM, with EQM GP holding the EQM general partner and incentive distribution rights interests and EQM LP holding EQT's limited partner interest in EQM. Because EQM GP controls EQM through its general partner interest, the historical financial statements of EQM and its consolidated subsidiaries are also included in the combined financial statements of our Predecessor.

        Unless the context otherwise indicates, references in this prospectus to the assets and operations of EQM are to the assets owned by EQM as of the dates indicated. Because EQT controls EQM through its ultimate ownership of EQM GP, each acquisition by EQM from EQT was a transaction between entities under common control. As such, the assets and liabilities EQM acquired from EQT were initially recorded at EQT's historical carrying value, which does not correlate to the price paid by EQM. The difference between EQT's net carrying amount and the total consideration paid to EQT was recorded as a capital transaction with EQT and resulted in a reduction in partners' capital. After any acquisition from EQT, EQM may be required to recast its financial statements to include the activities of acquired entities from the date of common control. The combined financial statements included in this prospectus for periods prior to transactions between entities under common control with EQT have been prepared from EQT's historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if EQM had owned the acquired entities during the periods reported.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical combined financial statements and pro forma condensed combined financial statements and the notes to those financial statements, and the other documents to which we refer for a more complete understanding of this offering. Furthermore, you should carefully read "Risk Factors" and "Forward-Looking Statements" for more information about important risks that you should consider before making a decision to purchase common units in this offering. Except as otherwise indicated, the information presented in this prospectus assumes (1) an initial public offering price of $        per common unit (the midpoint of the price range set forth on the cover page of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional common units from the selling unitholder. Upon the completion of this offering, we will own a 34.4% limited partner interest in EQM. The 63.6% limited partner interest in EQM that is held by the public is reflected as being attributable to noncontrolling interests in our results of operations. Unless otherwise specifically noted, financial results and operating data are shown on a 100% basis and are not adjusted to reflect our 34.4% limited partner interest in EQM. We include a glossary of some of the industry terms used in this prospectus as Appendix B.

 EQT GP Holdings, LP

        We are a limited partnership formed in January 2015 to own partnership interests in EQT Midstream Partners, LP (NYSE: EQM), a growth-oriented limited partnership formed by EQT Corporation (NYSE: EQT) to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQT is a large, investment grade natural gas producer with approximately 630,000 gross acres within the Marcellus Shale, as of December 31, 2014. Our only cash-generating assets consist of our partnership interests in EQM, which upon the completion of this offering will consist of:

  •
  21,299,670 EQM limited partner units, representing a 34.4% limited partner interest in EQM;

  •
  1,238,514 EQM general partner units, representing a 2.0% general partner interest in EQM; and

  •
  all of EQM's incentive distribution rights, or IDRs, which entitle us to receive up to 48.0% of all incremental cash distributed in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter.

        EQM's operations are primarily focused in southwestern Pennsylvania and northern West Virginia, a strategic location in the core of the rapidly developing natural gas shale play known as the Marcellus Shale. This same region is also the core operating area of EQT, EQM's largest customer. EQT accounted for approximately 62% of EQM's revenues generated for the year ended December 31, 2014. EQM provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through its two primary assets: its transmission and storage system, which serves as a header system transmission pipeline, and its gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines. EQM provides substantially all of its natural gas transmission, storage and gathering services under contracts with long-term, firm reservation and/or usage fees. This contract structure enhances the stability of EQM's cash flows and limits its direct exposure to commodity price risk. As of December 31, 2014, the weighted average remaining contract life based on total projected contracted revenues for firm transmission and storage contracts, including those on AVC, was approximately 17 years. As of December 31, 2014, approximately 87% of EQM's contracted transmission firm capacity was subscribed by customers under negotiated rate agreements under its tariff.

        EQT is one of the largest natural gas producers in the Appalachian Basin. As of December 31, 2014, EQT reported 10.7 Tcfe of proved natural gas, natural gas liquids and crude oil reserves and, for the year ended December 31, 2014, EQT reported total production sales volumes of 476 Bcfe, representing a 26% increase compared to the year ended December 31, 2013. Since 2010, EQT has successfully grown production by 254% for the year ended December 31, 2014, primarily driven by production from the Marcellus Shale, while increasing proved reserves 106% over the same time period. EQT believes the Marcellus Shale is one of the most prolific unconventional resource plays in the United States. EQT has announced a 2015 capital expenditure forecast of $1.85 billion for well development (excluding land acquisitions), which will be primarily focused in the Marcellus Shale.

        We believe that EQM's strategically located assets, combined with its working relationship with EQT, position EQM as a leading Appalachian Basin midstream energy company. Since EQM's initial public offering, EQM has grown its quarterly distribution 66% from $0.35 per unit (or $1.40 per unit on an annualized basis) for the quarter ended September 30, 2012 (the date of EQM's initial quarterly cash distribution) to $0.58 per unit (or $2.32 per unit on an annualized basis) for the quarter ended December 31, 2014, through a combination of organic growth projects at EQM and accretive acquisitions from EQT. We believe that EQM will be able to continue executing its business objective to increase its quarterly distribution to unitholders over time due to the following:

  •
  Inventory of organic growth opportunities at EQM.  EQM believes that organic midstream projects in its areas of operations will be a key driver of growth in the future. These projects include the Ohio Valley Connector, a 36-mile pipeline that will extend EQM's transmission system from northern West Virginia to Clarington, Ohio, expected to be in service by mid-year 2016, and the Mountain Valley Pipeline, a project that EQM expects to assume from EQT in 2015, which includes a 300-mile pipeline extending from EQM's existing transmission and storage system in Wetzel County, and is expected to be in service in the fourth quarter of 2018. Please read "—Transmission and Gathering System Expansion Projects" for more information. EQM is also currently pursuing organic growth projects that are expected to provide access to markets in the Midwest, Gulf Coast and Southeast regions. EQM reaffirmed its 2015 capital expenditures and capital contributions forecast on February 5, 2015 of $380 million to $410 million.

  •
  Inventory of and continued investment in midstream assets at EQT.  EQT has various gathering assets consisting of approximately 1,075 Mmcf/d of Marcellus gathering capacity as of December 31, 2014. EQT also recently announced its commitment to continue developing its retained midstream assets, with plans to invest $200 million to $225 million in 2015. We believe that EQT's ownership interest in us, economic relationship with us, and its plan to use EQM as a source of capital, incentivizes it to continue offering EQM accretive acquisition opportunities, although it is under no obligation to do so.

        We will pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from EQM, less certain reserves for expenses and other uses of cash, including:

  •
  our general and administrative expenses, including expenses we will incur as the result of being a public company;

  •
  capital contributions to maintain or increase our ownership interest in EQM; and

  •
  reserves our general partner believes prudent to maintain for the proper conduct of our business (including reserves for any future debt service requirements) or to provide for future distributions.

        Based on EQM's quarterly distribution for the fourth quarter of 2014 and our expected ownership of EQM following this offering, aggregate quarterly cash distributions to us on all our interests in EQM would be approximately $18.3 million ($12.3 million on our common units, $0.8 million on our general partner interest and $5.2 million on our IDRs) based upon the number of outstanding EQM common units at February 3, 2015. Based on this aggregate quarterly distribution, the number of our units outstanding upon the closing of this offering and our expected level of expenses and reserves that our general partner believes prudent to maintain, any of which are subject to change, we expect to make an

initial quarterly distribution of $        per common unit, or $        per common unit on an annualized basis.

        We may, but are not required to, facilitate EQM's growth activities by, among other things, (i) agreeing to modify the IDRs on a temporary or permanent basis, (ii) making a loan or capital contribution to EQM with funds raised through the offering of our equity or debt securities or our potential borrowing under a future credit facility to fund an acquisition or growth capital project by EQM or (iii) providing EQM with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction.

        As a result of our ownership in EQM's IDRs, we are positioned to grow our distributions disproportionately relative to the growth rate of EQM's common unit distributions. The following graphs illustrate the historical quarterly distributions per limited partner unit paid by EQM since its initial public offering through the fourth quarter of 2014 and the corresponding aggregate distributions on the EQM common units, 2.0% general partner interest and IDRs to be owned by us immediately following this offering. Accordingly, our primary business objective is to increase our cash available for distribution to our unitholders through EQM's execution of its business strategy of expanding its natural gas transmission, storage and gathering operations through accretive acquisitions and organic growth opportunities.

Historical Quarterly Cash Distributions by EQM and Indicative Distributions to EQGP

(1)
Amounts shown in the graph represent total indicative distributions to EQGP based on historical EQM distributions per common unit for each quarter assuming the following remain constant: (i) our ownership of partnership interests in EQM as of the close of this offering and (ii) the total EQM units outstanding as of the record date for the distribution for the fourth quarter of 2014. The amounts shown in the graph do not take into account the funding of any contribution necessary to maintain EQGP's indirect 2% general partner interest in EQM.

        The following graph illustrates the impact to the aggregate quarterly distribution of EQM paid to its limited partners and general partner by raising or lowering its per unit quarterly distribution relative to its $0.58 per unit distribution for the fourth quarter of 2014. This information is presented for illustrative purposes only and is not intended to be a prediction of future results. This illustration assumes that EQM's total outstanding partnership interests remains constant.

(1)
Amounts shown in the graph represent potential aggregate distributions by EQM to its limited partners (including EQM GP as the holder of the IDRs) and the general partner assuming different hypothetical EQM quarterly distributions per common unit and assuming that EQM GP does not exercise its right to limit or modify incentive distributions. Please read "Risk Factors—Risks Inherent in an Investment in Us—EQM GP, with our consent but without the consent of our unitholders, may limit or modify the incentive distributions we are entitled to receive from EQM, which may reduce cash distributions to you."

        The impact to EQM's limited and general partner unitholders of changes in EQM's per unit cash distribution levels will vary depending on several factors, including the number of EQM common units outstanding on the record date for cash distributions. In addition, the level of cash distributions we receive may be affected by risks associated with the underlying business of EQM. Please read "Risk Factors." Because the IDRs have participated at the maximum target cash distribution level of 48.0% for the distributions paid with respect to the third and fourth quarters of 2014, future growth in distributions we receive from EQM will not result from an increase in the target cash distribution level associated with the IDRs.

        In the graph below, we present the impact to us of EQM raising or lowering its quarterly cash distribution relative to its fourth quarter 2014 distribution of $0.58 per unit. This illustration assumes our ownership of partnership interests in EQM as of the close of this offering and EQM's total outstanding partnership interests remains constant. This information is presented for illustrative purposes only and is not intended to be a prediction of future performance.

(1)
The amounts shown in the graph do not take into account the funding of any contribution necessary to maintain EQGP's 2% general partner interest in EQM.

EQT Midstream Partners, LP

        EQM is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through its two primary assets: its transmission and storage system, which serves as a header system transmission pipeline, and its gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines. EQM believes that its strategically located assets, combined with its working relationship with EQT, position it as a leading Appalachian Basin midstream energy company.

        The following table provides information regarding EQM's transmission and storage and gathering systems as of December 31, 2014, including the Allegheny Valley Connector facilities (AVC) that EQM leases from EQT:

System	Approximate Number of Miles	Approximate Number of Receipt Points	Approximate Compression (Horsepower)
Transmission and storage	700	80	69,000
AVC (leased transmission and storage)	200	60	13,000
Gathering	1,545	2,400	73,000

Transmission and Storage System

        As of December 31, 2014, EQM's transmission and storage system included an approximately 700 mile interstate pipeline regulated by the Federal Energy Regulatory Commission (FERC) that connects to five interstate pipelines and multiple distribution companies. The transmission system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability, 32 Bcf of working gas capacity and 27 compressor units, with total throughput capacity of approximately 3.0 Bcf per day as of December 31, 2014. Through a lease with EQT, EQM also operates the AVC facilities, which include an approximately 200-mile FERC-regulated interstate pipeline that interconnects with its transmission and storage system in the Marcellus Shale region. The AVC facilities provide 0.45 Bcf per day of additional firm capacity to EQM's system and are supported by four associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability, 15 Bcf of working gas capacity and 11 compressor units, as of December 31, 2014. Of the total 15 Bcf of working gas capacity, EQM leases 13 Bcf. Revenues associated with EQM's transmission and storage system, including those on AVC, represented approximately 65%, 57% and 60% of its total revenues for the years ended December 31, 2014, 2013 and 2012, respectively.

        As of December 31, 2014, the weighted average remaining contract life based on total projected contracted revenues for firm transmission and storage contracts, including those on AVC, was approximately 17 years. As of December 31, 2014, approximately 87% of EQM's contracted transmission firm capacity was subscribed by customers under negotiated rate agreements under its tariff. The remaining 13% of EQM's contracted transmission firm capacity was subscribed at the recourse rates under the tariff, which are the maximum rates an interstate pipeline may charge for its services under its tariff. EQM generally does not take title to the natural gas transported or stored for its customers.

        Pursuant to an acreage dedication to EQM from EQT, EQM has the right to elect to transport on its transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. EQT has a significant natural gas drilling program in these areas and is expanding its retained midstream infrastructure, which connects to EQM's transmission and storage system, to meet expected production growth.

Gathering System

        EQM's gathering system consists of approximately 45 miles of high-pressure gathering lines primarily associated with the Jupiter gathering system (Jupiter), which have six interconnects with EQM's transmission and storage system, as well as approximately 1,500 miles of FERC-regulated low-pressure gathering lines that have multiple delivery interconnects with EQM's transmission and storage system. Gathering revenues represented approximately 35%, 43% and 40% of EQM's total revenues for the years ended December 31, 2014, 2013 and 2012, respectively.

        EQM has a gas gathering agreement for gathering services on Jupiter (Jupiter Gas Gathering Agreement) which commenced on May 1, 2014 and has a 10-year term (with year-to-year rollovers). Under the Jupiter Gas Gathering Agreement, approximately 225 MMcf per day of firm compression capacity was subscribed which was the available capacity on Jupiter at that time. In the fourth quarter of 2014, EQM placed one compressor station in service and added compression at the two existing compressor stations in Greene County, Pennsylvania. In total, this expansion added approximately 350 MMcf per day of compression capacity and cost approximately $71 million. The firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by 200 MMcf per day effective December 1, 2014 and by an additional 150 MMcf per day effective January 1, 2015.

        During 2015, EQM intends to complete an additional expansion of Jupiter. This expansion involves the construction of two additional compressor stations and approximately 30 miles of pipe, which will bring total Jupiter compression capacity to 775 MMcf per day by year-end 2015. EQM expects Jupiter-related capital expenditures of approximately $100 million in 2015. The Jupiter Gas Gathering

Agreement provides for separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. After the expansion projects scheduled to be completed in 2015 have been placed into service, EQT's firm reservation fee is expected to result in revenue to EQM of approximately $173 million annually. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity.

Transmission and Gathering System Expansion Projects

        We expect that the following expansion projects will allow EQM to capitalize on increased drilling activity by EQT and other third-party producers:

  •
  Antero Project.  EQM expects to invest approximately $25 million to complete a project for Antero Resources that will add 100 MMcf per day of transmission capacity. The project is expected to be in service by mid-2015.

  •
  Ohio Valley Connector.  The Ohio Valley Connector (OVC) includes a 36-mile pipeline that will extend EQM's transmission and storage system from northern West Virginia to Clarington, Ohio, at which point it will interconnect with the Rockies Express Pipeline and the Texas Eastern Pipeline. In December 2014, EQM submitted the OVC certificate application, which also includes related Equitrans transmission expansion projects, to the FERC and anticipates receiving the certificate in the second half of 2015. Subject to FERC approval, construction is scheduled to begin in the third quarter of 2015 and the pipeline is expected to be in-service by mid-year 2016. The OVC will provide approximately 850 BBtu per day of transmission capacity and the 36-mile pipeline portion is estimated to cost approximately $300 million, of which $120 million to $130 million is expected to be spent in 2015. EQM has entered into a 20-year precedent agreement for a total of 650 BBtu per day of firm transmission capacity on the OVC.

  •
  Equitrans Transmission Expansion Projects.  In conjunction with the OVC and other projects, EQM also plans to begin several multi-year transmission expansion projects to support the continued growth of the Marcellus and Utica development. The projects include pipeline looping, compression installation and new pipeline segments, which combined are expected to increase transmission capacity by approximately 1.0 Bcf per day by year-end 2017. EQM expects to invest a total of approximately $400 million, of which approximately $25 million is expected to be spent during 2015.

  •
  Mountain Valley Pipeline.  In 2015, EQM expects to assume EQT's interest in Mountain Valley Pipeline, LLC, a joint venture with an affiliate of NextEra Energy, Inc. The 300-mile Mountain Valley Pipeline (MVP) will extend from EQM's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia. EQM expects to own the largest interest in the joint venture and will operate the MVP. The MVP is estimated to cost a total of $2.5 billion to $3.5 billion, excluding AFUDC, with EQM funding its proportionate share through capital contributions made to the joint venture. In 2015, EQM's capital contributions are expected to be approximately $75 million to $85 million and will be primarily in support of environmental and land assessments, design work and materials. Expenditures are expected to increase substantially as construction commences, with the bulk of the expenditures expected to be made in 2017 and 2018. The joint venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms and is currently in negotiation with additional shippers who have expressed interest in the MVP project. As a result, the final project scope, including pipe diameter and total capacity, has not yet been determined; however, the voluntary pre-filing process with the FERC began in October 2014. The pipeline, which is subject to FERC approval, is expected to be in-service during the fourth quarter of 2018.

  •
  Jupiter Gathering Expansion.  The Jupiter gathering expansion is expected to result in total system compression capacity of 775 MMcf per day and is expected to be completed by year-end 2015. EQM expects to make capital expenditures of approximately $100 million in 2015 related to the expansion.

  •
  Other Gathering Projects.  EQM also plans to invest approximately $40 million in gathering infrastructure for third-party producers in 2015. The gathering infrastructure will primarily support Range Resources' production development in eastern Washington County, Pennsylvania.

EQM's Strategies

        EQM's principal business objective is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing stability of its business. EQM expects to achieve this objective through the following business strategies:

  •
  Capitalizing on economically attractive organic growth opportunities.  EQM believes that organic projects will be a key driver of growth in the future. EQM expects to grow its systems over time by meeting EQT's and other third party customers' midstream service needs that result from their drilling activity in EQM's areas of operations. EQT's acreage dedication to EQM's assets and EQT's economic relationship with EQM provide a platform for organic growth. In addition, EQM intends to leverage EQT's knowledge of, and expertise in, the Marcellus Shale in order to target and efficiently execute economically attractive organic growth projects for third party customers, although EQT is under no obligation to share such knowledge and expertise with EQM. EQM will evaluate organic expansion and greenfield construction opportunities in existing and new markets that it believes will increase the volume of transmission, storage and gathering capacity subscribed on its systems. As production increases in EQM's areas of operations, EQM believes that it will have a competitive advantage in pursuing economically attractive organic expansion projects.

  •
  Increasing access to existing and new delivery markets.  EQM is actively working to increase delivery interconnects with interstate pipelines, neighboring LDCs, large industrial facilities and electric generation plants in order to increase access to existing and new markets for natural gas consumption. In 2015, EQM expects to begin several multi-year transmission expansion projects to support the continued growth of Marcellus and Utica development, including the MVP, the OVC and the other expansion projects described above. Upon completion of the OVC and the Equitrans transmission expansion projects, Equitrans transmission capacity is expected to exceed 4.8 Bcf per day by year-end 2017.

  •
  Pursuing accretive acquisitions from EQT and third parties.  EQM intends to seek opportunities to expand its existing natural gas transmission, storage and gathering operations through accretive acquisitions from EQT and third parties, though EQT is under no obligation to offer acquisition opportunities to EQM. These opportunities may include EQT's retained transmission assets, which consist of the AVC facilities, and EQT's retained gathering assets, which include approximately 6,600 miles of gathering pipelines with throughput of approximately 875 MMcf of natural gas per day as of December 31, 2014. These retained gathering assets include approximately 120 miles of high-pressure gathering lines serving both liquids-rich and dry gas areas in the Marcellus Shale located in Armstrong, Allegheny, Clearfield, Jefferson and Tioga counties in Pennsylvania and Doddridge, Taylor, Ritchie and Wetzel counties in West Virginia. EQM will also evaluate and may pursue acquisition opportunities from third parties as they become available.

  •
  Attracting additional third-party volumes.  EQM actively markets its midstream services to, and pursues strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. We believe that EQM's connectivity to interstate pipelines, which is a key feature of a header system transmission pipeline, as well as its position as an early developer of midstream infrastructure within certain areas of the Marcellus Shale and the Utica Shale, will allow it to capture additional third-party volumes in the future. We anticipate that organic growth projects that EQM pursues for EQT, or any assets it acquires from EQT, will be constructed in a manner that leverages economies of scale to allow for incremental third-party volumes in excess of capacity amounts needed by EQT.

  •
  Focusing on stable, fixed-fee business.  EQM intends to pursue opportunities to provide fixed-fee transmission, storage and gathering services to EQT and third parties. This contract structure enhances the stability of EQM's cash flows and minimizes its direct exposure to commodity price risk. EQM will focus on obtaining additional long-term firm commitments from customers, which may include reservation-based charges, volume commitments and acreage dedications.

EQM's Competitive Strengths

        We believe that EQM is well-positioned to successfully execute its business strategies because of the following competitive strengths:

  •
  EQM's relationship with EQT.  As a result of the significant interest in EQM that EQT owns through us, we believe that EQT is motivated to promote and support the successful execution of EQM's principal business objective through, for example, providing EQM with opportunities to acquire additional midstream assets, providing EQM access to its significant industry and management expertise and supporting EQM's organic growth projects, though it is under no obligation to do so.

  •
  Strategically located asset base.  EQM's assets are strategically located in the fairway of the Marcellus Shale. Moreover, EQM owns a header system transmission pipeline that has multiple connections to major interstate pipelines and provides access to natural gas end-user markets in the region as well as in the Mid-Atlantic and Northeastern United States.

  •
  Stable cash flows underpinned by fixed-fee contracts.  Substantially all of EQM's revenues are generated under fixed-fee contracts. In addition, for the year ended December 31, 2014, approximately 61% of EQM's revenues were generated from capacity reservation charges under long-term firm contracts that its customers are required to pay regardless of the actual capacity utilized. This contract structure enhances the stability of EQM's cash flows and minimizes its direct exposure to commodity price risk.

  •
  Operational flexibility of transmission and storage system.  One of the key strengths of EQM's transmission and storage system is that it is a header system transmission pipeline with valuable operational flexibility. This inherent flexibility, derived from the multiple receipt and delivery interconnects on the pipeline, numerous pipeline segments and the diverse location of its storage reservoirs, enables EQM to leverage system pressures to optimize gas flows and expand capacity at a low cost, resulting in increased throughput and maximum system utilization. We believe that such operational flexibility will allow EQM to continue to attract shippers and increase the utilization of its assets.

  •
  Maintaining a conservative and flexible capital structure and target investment grade credit metrics in order to lower EQM's overall cost of capital. EQM intends to maintain a balanced capital structure and target investment grade credit metrics which, when combined with its stable fee-based cash flows, should afford EQM efficient access to the capital markets at a competitive cost of capital that it expects will serve to enhance returns. EQM will seek to maintain a disciplined approach of financing acquisitions and growth projects with an appropriate mix of debt and equity. EQM has a $750 million revolving credit facility that matures on February 18,

    2019. As of December 31, 2014, EQM had no loans or letters of credit outstanding under its credit facility. As of December 31, 2014, EQM had $500 million of long term debt outstanding.

Our and EQM's Relationship with EQT

        One of our and EQM's principal attributes is our and its relationship with EQT.

        Headquartered in Pittsburgh, Pennsylvania in the heart of the Appalachian Basin, EQT is an integrated energy company with an emphasis on natural gas production, gathering and transmission. EQT conducts its business through two business segments: EQT Production and EQT Midstream. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 10.7 Tcfe of proved natural gas, natural gas liquids and crude oil reserves across approximately 3.4 million gross acres as of December 31, 2014, of which approximately 630,000 gross acres were located in the Marcellus Shale. EQT Midstream provides transmission, storage and gathering services for EQT's produced gas and to third parties in the Appalachian Basin.

        In order to facilitate production growth in its areas of operation, EQT has invested $1.6 billion in midstream infrastructure from January 1, 2010 through December 31, 2014. EQT has announced a capital expenditure forecast range of $200 million to $225 million for its midstream segment in 2015, which excludes capital expenditures and capital contributions of approximately $380 million to $410 million that EQM expects to make. As EQT expands its exploration and production operations in the Marcellus Shale into areas that are currently underserviced by midstream infrastructure, we expect EQT will develop, either independently or in partnership with EQM, additional midstream assets to provide takeaway capacity for expected production growth, although EQT is under no obligation to develop infrastructure in partnership with EQM.

        Upon completion of this offering and the transactions described under "—Our Structure," we will own an approximate 34.4% limited partner interest in EQM, a 2% general partner interest in EQM and all of the incentive distribution rights in EQM, and EQT will own approximately        % of our outstanding limited partner interests and our non-economic general partner interest.

        Because of the significant interest in EQM that EQT owns through us, EQT is positioned to directly benefit from committing additional natural gas volumes to EQM's systems and from facilitating accretive acquisitions and organic growth opportunities for EQM. However, EQT is under no obligation to make acquisition opportunities available to EQM, is not restricted from competing with EQM and may acquire, construct or dispose of midstream assets without any obligation to offer EQM the opportunity to purchase or construct these assets.

Risk Factors

        An investment in our common units involves risks associated with our and EQM's business, regulatory and legal matters, limited partnership structure and the tax characteristics of our and EQM's common units. You should carefully consider the risks described in "Risk Factors" beginning on page 23 of this prospectus and the other information in this prospectus before deciding whether to invest in our common units.

Risks Inherent in an Investment in Us

  •
  Our only cash-generating assets are our partnership interests in EQM, and our cash flow is therefore completely dependent upon the ability of EQM to make cash distributions to its partners.

  •
  EQM GP, with our consent but without the consent of our unitholders, may limit or modify the incentive distributions we are entitled to receive from EQM, which may reduce cash distributions to you.

  •
  In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions.

  •
  Our rate of growth may be reduced to the extent we purchase additional EQM common units, which will reduce the percentage of our cash flow that we receive from the incentive distribution rights.

  •
  Our ability to meet our financial needs may be adversely affected by our cash distribution policy and our lack of operational assets.

  •
  A reduction in EQM's distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

  •
  EQM may issue additional limited partner interests or other equity securities, which may increase the risk that EQM will not have sufficient available cash to maintain or increase its cash distributions to us.

  •
  If distributions on our common units are not paid with respect to any fiscal quarter, including our expected initial quarterly distribution, our unitholders will not be entitled to receive such missed payments in the future.

  •
  Our and EQM's cash distribution policies limit our respective abilities to grow.

  •
  The terms of any debt that we may incur may limit the distributions that we can pay to our unitholders.

  •
  Our unitholders do not elect our general partner or vote on our general partner's directors. In addition, upon completion of this offering, EQT will own a sufficient number of our common units to allow it to prevent the removal of our general partner.

  •
  You will experience immediate and substantial dilution of $            per common unit in the net tangible book value of your common units.

Risks Related to Conflicts of Interest

  •
  EQM GP owes duties to EQM's unitholders that may conflict with our interests.

  •
  Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner has limited its state law fiduciary duties to us and our unitholders, which may permit it to favor its own interests or the interests of its affiliates to the detriment of us and our unitholders.

  •
  The duties of our general partner's officers and directors may conflict with their duties as officers and directors of EQM GP.

  •
  EQT may compete with us or EQM, which could adversely affect our or EQM's ability to grow and our or EQM's results of operations and cash available for distribution.

  •
  Our partnership agreement limits our general partner's fiduciary duties to us and contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.

Risks Inherent in EQM's Business

  •
  EQM is dependent on EQT for a substantial portion of its revenues. Therefore, EQM is indirectly subject to the business risks of EQT. EQM has no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors EQM.

  •
  Because EQM is substantially dependent on EQT as a primary customer, any development that materially and adversely affects EQT's operations, financial condition or market reputation could have a material and adverse impact on EQM and us. Material adverse changes at EQT could restrict EQM's or our access to capital, make it more expensive to access the capital markets or increase the costs of EQM's or our borrowings.

  •
  Any significant decrease in production of natural gas in EQM's areas of operation could adversely affect EQM's business and operating results and reduce EQM's cash available for distribution to unitholders, including us.

  •
  EQM may not be able to increase its third-party revenue due to competition and other factors, which could limit its ability to grow and extend its dependence on EQT.

  •
  If EQM is unable to make acquisitions on economically acceptable terms from EQT or third parties, its future growth may be limited, and the acquisitions EQM does make may reduce, rather than increase, the cash generated from operations on a per unit basis.

  •
  Because of the natural decline in production from existing wells, EQM's success depends on the ability of its customers to obtain new sources of natural gas, which is dependent on certain factors beyond EQM's control. Any significant decrease in the volumes of natural gas that EQM gathers, stores and transports could adversely affect its business and operating results.

Tax Risks to Our Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. Likewise, EQM's tax treatment depends on its status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat EQM or us as a corporation for federal income tax purposes or either EQM or we were to become subject to entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

  •
  If we or EQM were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our distributable cash flow to our unitholders.

  •
  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

  •
  Our unitholders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

Our Structure

        We were formed in January 2015 as a Delaware limited partnership and a wholly owned subsidiary of EQT Gathering Holdings, LLC (EQT Gathering Holdings), a Delaware limited liability company and wholly owned subsidiary of EQT Corporation. EQT Corporation and certain of its affiliates currently own, directly or indirectly, the 2.0% general partner interest, the incentive distribution rights and 21,299,670 common units representing limited partner interests in EQM, all of which will be contributed to us at or prior to the closing of this offering.

        At or prior to the closing of this offering, the following transactions will occur:

  •
  EQT Gathering, LLC, a wholly owned subsidiary of EQT Gathering Holdings, will distribute its interest in EQM LP and EQM GP to EQT Gathering Holdings;

  •
  EQM LP will merge with and into us, resulting in our ownership of 21,299,670 EQM limited partner units, representing a 34.4% limited partner interest in EQM;

  •
  EQT Gathering Holdings will contribute its interest in EQM GP to us, resulting in our ownership of a 2.0% general partner interest in EQM and all of EQM's incentive distribution rights; and

  •
  EQT Gathering Holdings will sell                of our common units to the public in this offering, representing a        % limited partner interest in us, and will use the proceeds of this offering as described in "Use of Proceeds."

        While we, like EQM, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of EQM. Most notably, (i) our general partner does not have an economic interest in us and is not entitled to receive any distributions from us and (ii) our capital structure does not include incentive distribution rights. Therefore, our distributions will be allocated exclusively to our common units.

        The following chart depicts our organization and ownership structure after giving effect to this offering and the related transactions.

EQT Corporation and its Subsidiaries
("EQT")
(NYSE: EQT)
100% indirect ownership interest
EQT Gathering Holdings, LLC
(the "selling unitholder")
EQGP Common Units
100% ownership interest
EQGP Public Unitholders
EQGP Common Units
EQT GP Services, LLC
("our general partner")
% limited partner interest
% limited partner interest
non-economic general partner interest
EQT GP Holdings, LP
(NYSE: EQGP)
21,299,670 EQM Common Units
100% ownership interest
EQT Midstream Services, LLC
("EQM GP")
1,238,514 EQM General Partner Units
EQM Incentive Distribution Rights
34.4% limited partner interest
2.0% general partner interest
EQM Public Unitholders
39,387,500 EQM Common Units
63.6% limited partner interest
EQT Midstream Partners, LP
("EQM")
(NYSE: EQM)
60,687,170 Common Units Outstanding
Operating Subsidiaries

Our Management

        EQT GP Services, LLC, our general partner, will manage our operations and activities, including, among other things, establishing the quarterly cash distribution levels for our common units and the reserves that it believes are prudent to maintain for the proper conduct of our business. We control and manage EQM through our ownership of its general partner, EQM GP. All of the officers of our general partner are also officers of EQM GP, and the officers of our general partner, as well as the employees that operate EQM, are EQT employees. Four of our directors are affiliated with EQT, three of which are also directors of EQM GP. Our remaining three directors will be independent directors as defined by the New York Stock Exchange (NYSE). At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE, a second independent director will be appointed within 90 days of the completion of this offering and the third independent director will be appointed within one year of the completion of this offering. EQT is the owner of our general partner and will have the right to appoint our entire board of directors. Furthermore, because we are the sole member of EQM GP, EQT indirectly has the right to appoint the entire board of directors of EQM GP. The board of directors of EQM GP is responsible for overseeing EQM GP's role as the general partner of EQM. Please read "Management."

        In connection with the closing of this offering, we will enter into an omnibus agreement with EQT and our general partner pursuant to which we will agree upon certain aspects of our relationship with them, including the provision by EQT to us of certain administrative services and employees, our agreement to reimburse EQT for the cost of such services and employees, certain indemnification and reimbursement obligations, the use by us of the name "EQT" and related marks, and other matters. Neither our general partner nor EQT will receive any management fee or other compensation in connection with our general partner's management of our business. However, prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including EQT, for all expenses they incur and payments they make on our behalf pursuant to the omnibus agreement. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Party Transactions—Agreements Entered Into or to be Entered Into in Connection with this Offering—Omnibus Agreement."

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 553-5700. Our website is located at www.eqtmidstreampartners.com and the portion of the website applicable to our business will be activated at the completion of this offering. We expect to make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

        Under our partnership agreement, our general partner has a duty to manage us in a manner it subjectively believes is in our best interests. However, because our general partner is a wholly owned subsidiary of EQT, the officers and directors of our general partner also have duties to manage the business of our general partner in a manner that is beneficial to its owner, EQT. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including EQT, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to our common unitholders. For a more detailed description of the conflicts of interest and duties of our general partner, please read "Risk Factors—Risks Inherent in an Investment in Us" and "Conflicts of Interest and Fiduciary Duties."

        Delaware law provides that a Delaware limited partnership may, in its partnership agreement, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of our general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our limited partners for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under Delaware law. Our partnership agreement also provides that affiliates of our general partner, including EQT and its other subsidiaries and affiliates, are not restricted from competing with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each common unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the replacement of those duties with contractual standards under our partnership agreement and certain legal rights and remedies available to holders of our common units. For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

 The Offering

Common units offered to the public	common units, or common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	common units.
Use of proceeds
We expect the net proceeds of this offering will be approximately $ million, based upon the assumed initial public offering price of $ per common unit (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and offering expenses. We will not receive any proceeds from this offering. EQT Gathering Holdings, LLC, a wholly owned subsidiary of EQT, will receive all the proceeds from this offering.
Cash distributions
Upon the closing of this offering, we expect to pay quarterly distributions at an initial rate of $ per common unit ($ per common unit on an annual basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Our ability to pay cash distributions at this initial rate is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions."

We will pay our unitholders a prorated cash distribution for the first quarter that we are publicly traded. This cash distribution will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. We expect to pay this cash distribution on or about , 2015. Any distributions received by us from EQM related to periods prior to the closing of this offering will be distributed to EQT.

Our pro forma available cash for the year ended December 31, 2014 would have been approximately $ million. This amount would have been sufficient for us to pay our estimated annualized initial quarterly distribution of $ million on all of our common units for such period.

We believe that we will have sufficient available cash to pay the estimated annualized initial quarterly distribution for the year ending December 31, 2015. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Conversion of subordinated units	EQM issued 17,339,718 subordinated units in connection with its initial public offering, all of which are owned by EQT. The subordination period will terminate on February 17, 2015 pursuant to EQM's partnership agreement, at which time all subordinated units will convert to common units on a one-for-one basis and the right to receive arrearages on EQM's common units will cease.
Issuance of additional units
Our partnership agreement authorizes us to issue an unlimited number of additional units and other equity securities without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement of EQT GP Holdings, LP—Issuance of Additional Securities."
Limited voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 80% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Following the completion of this offering, EQT and its affiliates will own an aggregate of approximately % of our common units. This will give EQT the ability to prevent the involuntary removal of our general partner. Please read "The Partnership Agreement of EQT GP Holdings, LP—Voting Rights."
Limited call right
If at any time our general partner and its affiliates own more than 95% of the outstanding common units, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price not less than the then-current market price of the common units, as calculated in accordance with our partnership agreement.
Directed unit program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to % of the common units offered by this prospectus for sale to some of the directors, officers, employees, business associates and related persons of our general partner and its affiliates. If these persons purchase reserved common units, the purchased units will be subject to the lock-up restrictions described in "Underwriting—Directed Unit Program" and the purchased units will reduce the number of common units available for sale to the general public. Any reserved common units that are not so purchased will be offered by the underwriters to the general public on the same terms as the other common units offered by this prospectus. Please read "Underwriting—Directed Unit Program."

Material federal income tax consequences	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2017, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per common unit, we estimate that your average allocable taxable income per year will be no more than $ per common unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions."

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Federal Income Tax Consequences."
Agreement to be bound by the partnership agreement	By purchasing a common unit, you will be deemed to have agreed to be bound by all the terms of our partnership agreement.
Listing and trading symbol	We intend to apply to list our common units on the New York Stock Exchange under the symbol "EQGP."

 Summary Historical and Pro Forma Financial and Operating Data

        The following table shows the summary historical financial and operating data of EQT GP Holdings Predecessor, and selected pro forma financial data of EQT GP Holdings, LP as of the dates and for the periods indicated. The summary historical combined statements of operations and cash flow data for the years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014 and 2013 are derived from our audited historical combined financial statements included elsewhere in this prospectus. The summary historical combined balance sheet data as of December 31, 2012 is derived from our unaudited historical combined financial statements not included in this prospectus. This financial information is an integral part of, and should be read in conjunction with, the combined financial statements and notes thereto included elsewhere in this prospectus, "Selected Historical and Pro Forma Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The summary historical combined financial statements of our Predecessor include the assets, liabilities and results of operations of EQM GP and EQM LP. Prior to this offering and the transactions described in "Prospectus Summary—Our Structure," EQM GP and EQM LP were wholly owned subsidiaries of EQT and directly held EQT's partnership interests in EQM, with EQM GP holding the EQM general partner and incentive distribution rights interests and EQM LP holding EQT's limited partner interest in EQM. Because EQM GP controls EQM through its general partner interest, the historical financial statements of EQM and its consolidated subsidiaries are also included in the combined financial statements of our Predecessor.

        We have no separate operating activities apart from those conducted by EQM, and our cash flows consist solely of distributions from EQM on the partnership interests we own, including the incentive distribution rights. Accordingly, the summary historical financial data set forth in the following table primarily reflect the operating activities and results of operations of EQM. The limited partner interests in EQM owned by the public are reflected as noncontrolling interests on our balance sheet and the public unitholders' (non-affiliated partners') share of income from EQM is reflected as a reduction of net income available to us in our results of operations.

        The summary unaudited pro forma financial data presented below have been prepared as if certain transactions to be effected at the closing of this offering had taken place on January 1, 2014. These transactions include:

  •
  The consummation of the transactions described under "Prospectus Summary—Our Structure"; and

  •
  The sale of          of our common units by EQT Gathering Holdings to the public, representing a        % limited partner interest in us.

        For a description of all of the assumptions used in preparing the unaudited summary pro forma financial data, you should read the notes to our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. The pro forma financial data should not be considered as indicative of the historical results we would have had or the future results that we will have after this offering.

		Historical
	Pro Forma Year Ended December 31, 2014	Year Ended December 31,
		2014	2013	2012
	(unaudited)
	(In thousands, except per unit and operating data)
Statement of Operations Data:
Total operating revenues	$392,959	$392,959	$303,712	$200,005
Operating expenses:
Operating and maintenance	45,434	45,434	35,578	34,250
Selling, general and administrative (a)	37,190	37,190	29,101	21,202
Depreciation and amortization	36,599	36,599	25,924	19,531

Total operating expenses	119,223	119,223	90,603	74,983

Operating income	273,736	273,736	213,109	125,022
Other income	2,349	2,349	1,242	8,228
Interest expense	30,856	30,856	1,672	2,944
Income tax expense (b)	12,456	51,370	73,470	43,578

Net income	232,773	193,859	139,209	86,728
Net income attributable to noncontrolling interests	124,025	124,025	47,243	13,016

Net income attributable to EQT GP Holdings Predecessor	$108,748	$69,834	$91,966	$73,712

Pro forma net income per EQGP common unit	$
Balance Sheet Data (at period end and audited except as of December 31, 2012):
Total assets	$1,467,106	$1,804,433	$1,293,597	$1,189,264
Property, plant and equipment, net	$1,222,961	$1,222,961	$994,943	$781,763
Long-term debt	$492,633	$492,633	—	—
Long-term lease obligation (c)	$143,828	$143,828	$133,733	—
Total equity and partners' capital	$735,497	$696,893	$883,927	$949,264
Cash Flow Data:
Net cash provided by (used in):
Operating activities		$257,556	$221,387	$173,046
Investing activities		$(372,113)	$(121,431)	$(214,880)
Financing activities		$37,860	$(214,663)	$404,529
EQM Operating Data (unaudited):
Transmission pipeline throughput (BBtu per day)		1,794	1,146	606
Gathered volumes (BBtu per day)		743	629	339
Capital expenditures		$245,148	$108,243	$223,261

(a)
Pro forma selling, general and administrative expenses do not give effect to annual incremental selling, general and administrative expenses of approximately $2.5 million that we expect to incur as a result of being a publicly traded partnership.

(b)
Due to our limited partnership structure, we, like EQM, will not be subject to U.S. federal income tax or state income tax in the future. Our historical statements include U.S. federal and state income tax incurred by our Predecessor.

(c)
EQM entered into a lease with EQT for the AVC facilities on December 17, 2013, pursuant to which EQM operates the AVC facilities. The lease payment EQM is required to make to EQT is designed to transfer any revenues in excess of EQM's costs of operating the AVC facilities to EQT. As a result, the AVC lease did not have a net positive or negative impact on EQM's or our cash available for distribution.

RISK FACTORS

        Limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition, results of operations, liquidity or ability to make distributions could be materially and adversely affected. In that case, we might not be able to pay the initial quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment in us.

Risks Inherent in an Investment in Us

Our only cash-generating assets are our ownership interests in EQM, and our cash flow is therefore completely dependent upon the ability of EQM to make cash distributions to its partners.

        The amount of cash that EQM can distribute each quarter to its partners, including us, principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the rates EQM charges for its transmission, storage and gathering services;

  •
  the level of firm transmission and storage capacity sold and volumes of natural gas EQM transports, stores and gathers for its customers;

  •
  regional, domestic and foreign supply and perceptions of supply of natural gas; the level of demand and perceptions of demand in EQM's end-use markets; and actual and anticipated future prices of natural gas and other commodities (and the volatility thereof), which may impact EQM's ability to renew and replace firm transmission and storage agreements;

  •
  the effect of seasonal variations in temperature on the amount of natural gas that EQM transports, stores and gathers;

  •
  the level of competition from other midstream energy companies in EQM's geographic markets;

  •
  the creditworthiness of EQM's customers;

  •
  the level of EQM's operating, maintenance and general and administrative costs;

  •
  regulatory action affecting the supply of, or demand for, natural gas, the rates EQM can charge on its assets, how EQM contracts for services, EQM's existing contracts, EQM's operating costs and EQM's operating flexibility; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash EQM will have available for distribution will depend on other factors, including:

  •
  the level and timing of capital expenditures it makes;

  •
  the level of its operating and maintenance and general and administrative expenses, including reimbursements to its general partner and its affiliates, including EQT, for services provided to EQM;

  •
  the cost of acquisitions, if any;

  •
  its debt service requirements and other liabilities;

  •
  fluctuations in its working capital needs;

  •
  its ability to borrow funds and access capital markets;

  •
  restrictions on distributions contained in its debt agreements;

  •
  the amount of cash reserves established by EQM GP; and

  •
  other business risks affecting EQM's cash levels.

        Because of these factors, EQM may not have sufficient available cash each quarter to pay quarterly distributions at its most recently declared amount of $0.58 per unit or any other amount. The amount of cash that EQM has available for distribution depends primarily upon its cash flow, including cash flow from operations and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, EQM may be able to make cash distributions when it records losses for financial accounting purposes and may not be able to make cash distributions during periods when it records net income for financial accounting purposes. Please read "—Risks Inherent in EQM's Business" for a discussion of risks affecting EQM's ability to generate cash flow.

EQM GP, with our consent but without the consent of our unitholders, may limit or modify the incentive distributions we are entitled to receive from EQM, which may reduce cash distributions to you.

        We own EQM GP, which owns the incentive distribution rights in EQM that entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by EQM as certain target distribution levels in excess of $0.4025 per EQM unit are reached in any quarter. A growing portion of the cash flow we receive from EQM is expected to be provided by these incentive distribution rights.

        EQM, like other publicly traded partnerships, will generally only undertake an acquisition or expansion capital project if, after giving effect to related costs and expenses, the transaction would be expected to be accretive, meaning it would increase cash distributions per unit in future periods. Because EQM GP currently participates in the incentive distribution rights at all levels, including the highest sharing level of 48%, it is more difficult for an acquisition or capital project to show accretion for the common unitholders of EQM than if the incentive distribution rights received less incremental cash flow. As a result, EQM GP may determine, in certain cases, to propose a reduction in the incentive distribution rights to facilitate a particular acquisition or expansion capital project. Such a reduction may relate to all of the cash flow on the incentive distribution rights or only to the expected cash flow from the transaction and may be either temporary or permanent in nature.

        EQM's partnership agreement authorizes EQM GP to approve any waiver, reduction, limitation or modification of or to EQM's incentive distribution rights without the consent of our or EQM's unitholders. In determining whether or not to approve any such waiver or modification, EQM GP's board of directors may consider whatever information it believes appropriate in making such determination. EQM GP's board of directors must also subjectively believe that any such modification is in the best interest of EQM. Any determination with respect to such modification could include consideration of one or more financial cases based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. Although we expect a reasonable basis will exist for those assumptions, the assumptions will generally involve current estimates of future conditions, which are difficult to predict. Realization of many of the assumptions will be beyond EQM GP's control. Moreover, the uncertainty and risk of inaccuracy associated with any financial projection will increase with the length of the forecasted period.

        Additionally, in certain circumstances, EQM GP, as the holder of EQM's incentive distribution rights, will have the right to reset the minimum quarterly distribution and the target distribution levels at which the incentive distributions receive increasing percentages of the cash EQM distributes to higher levels based on EQM's cash distributions at the time of the exercise of this reset election. In connection with resetting the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by EQM GP of incentive distribution payments based on the target distributions prior to the reset, EQM GP will be entitled to receive a number of newly issued EQM common units based on a predetermined formula that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by EQM GP for the two quarters immediately preceding the reset event as compared to the average cash distributions per EQM common unit during that two-quarter period. In addition, EQM GP will be issued the number of EQM general partner units necessary to maintain its general partner interest in EQM immediately prior to the reset election. EQM GP's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to EQM GP are based may be exercised without approval of EQM's unitholders or EQM's conflicts committee. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that EQM GP will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase accordingly. EQM GP may exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per EQM common unit, taking into account the existing levels of incentive distribution payments being made to EQM GP.

        If distributions on the incentive distribution rights were reduced for the benefit of the EQM common units, the total amount of cash distributions we would receive from EQM, and therefore the amount of cash distributions we could pay to our unitholders, would be reduced.

Our rate of growth may be reduced to the extent we purchase additional EQM common units, which will reduce the percentage of our cash flow that we receive from the incentive distribution rights.

        Our business strategy includes supporting the growth of EQM through the use of our capital resources, including by purchasing EQM common units or lending funds to EQM to finance acquisitions or internal growth projects. To the extent we purchase common units, or securities not entitled to a current distribution from EQM, the rate of our distribution growth may be reduced, at least in the short term, because a smaller percentage of our cash distributions will come from our ownership of the EQM incentive distribution rights, the distributions on which increase at a faster rate than those of the other securities we hold.

In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions.

        Because our only source of operating cash flow consists of cash distributions from EQM, the amount of distributions we are able to make to our unitholders may fluctuate based on the level of distributions EQM makes to its partners, including us. We cannot assure you that EQM will continue to make quarterly distributions at its most recently declared level of $0.58 per unit or any other level, or increase its quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our unitholders if EQM were to increase or decrease distributions to us, the timing and amount of such changes in distributions, if any, would not necessarily be comparable to the timing and amount of any changes in distributions made by EQM to us. Various factors such as reserves established by the board of directors of our general partner may affect the distributions we make to our unitholders. In addition, prior to making any distributions to our unitholders, we will reimburse our general partner and its affiliates for all direct and indirect expenses incurred by them on our behalf. Our general partner will determine the amount of these reimbursed expenses. The reimbursement of these expenses could adversely affect the amount of distributions we make to our unitholders. We cannot guarantee that in the future we will be able to pay distributions or that any distributions EQM does pay to us will allow us to pay distributions at or above our estimated initial quarterly distribution of $            per common unit. The actual amount of cash that is available for distribution to our unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner.

Our ability to meet our financial needs may be adversely affected by our cash distribution policy and our lack of operational assets.

        Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash quarterly. Our only cash-generating assets are partnership interests in EQM, and we currently have no independent operations separate from those of EQM. Moreover, as discussed below, a reduction in EQM's distributions will disproportionately affect the amount of cash distributions we receive. Given that our cash distribution policy is to distribute available cash and not retain it and that our only cash-generating assets are partnership interests in EQM, we may not have enough cash to meet our needs if any of the following events occur:

  •
  an increase in our operating expenses;

  •
  an increase in our general and administrative expenses;

  •
  an increase in our working capital requirements; or

  •
  an increase in the cash needs of EQM or its subsidiaries that reduces EQM's distributions.

A reduction in EQM's distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

        Our ownership of all the incentive distribution rights in EQM entitles us to receive specified percentages of total cash distributions made by EQM with respect to any particular quarter only in the event that EQM distributes more than $0.4025 per unit for such quarter. As a result, the holders of EQM's common units have a priority over us to cash distributions by EQM up to and including $0.4025 per unit for any quarter.

        Because we are currently participating at the 48.0% level on the incentive distribution rights, future growth in distributions paid by EQM will not result in an increase in our share of incremental cash distributed by EQM. Furthermore, a decrease in the amount of distributions by EQM to less than $0.5250 per unit per quarter would reduce our percentage of the incremental cash distributions above $0.4375 per common unit per quarter from 48.0% to 23.0%, and a decrease in the amount of distributions by EQM to levels below the other established target distribution level of $0.4025 would further reduce our percentage of the incremental cash distributions from EQM. As a result, any reduction in quarterly cash distributions from EQM would have the effect of disproportionately reducing the amount of distributions that we receive from EQM based on our ownership of the incentive distribution rights in EQM as compared to cash distributions we receive from EQM with respect to our 2.0% general partner interest in EQM and our EQM common units.

If distributions on our common units are not paid with respect to any fiscal quarter, including our expected initial quarterly distribution, our unitholders will not be entitled to receive such missed payments in the future.

        Our distributions to our unitholders will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter, including our expected initial quarterly distribution, our unitholders will not be entitled to receive such missed payments in the future.

Our and EQM's cash distribution policies limit our respective abilities to grow.

        Because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. In fact, our growth will initially and in the future is expected to be completely dependent upon EQM's ability to increase its quarterly distribution per unit because currently our only cash-generating assets are partnership interests in EQM. If we issue additional units or incur debt, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

        In addition, consistent with the terms of its partnership agreement, EQM distributes to its partners all of its available cash each quarter. To the extent EQM does not have sufficient cash reserves or is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow. Further, to the extent EQM issues additional units in connection with any acquisitions or expansion capital projects, the payment of distributions on those additional units may increase the risk that EQM will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. The incurrence of additional debt to finance EQM's growth strategy would result in increased interest expense to EQM, which in turn may reduce the available cash that we have to distribute to our unitholders.

The debt that we incur may limit the distributions that we can pay to our unitholders.

        Our payment of principal and interest on any future indebtedness will reduce our cash available for distribution to our unitholders. We anticipate that any credit facility we enter into in the future would limit our ability to pay distributions to our unitholders during an event of default or if an event of default would result from the distributions.

        In addition, any future indebtedness may adversely affect our ability to obtain additional financing for future operations or capital needs, limit our ability to pursue other business opportunities, or make our results of operations more susceptible to adverse economic or operating conditions.

Our unitholders do not elect our general partner or vote on our general partner's directors. In addition, upon completion of this offering, EQT will own a sufficient number of our common units to allow it to prevent the removal of our general partner.

        Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights and, therefore, limited ability to influence management's decisions regarding our business. Our unitholders do not have the ability to elect our general partner or the members of our general partner's board of directors and will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis in the future. The members of our general partner's board of directors, including the independent directors, are chosen by EQT, the owner of our general partner. Furthermore, if our public unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except upon the vote of the holders of at least 80% of the outstanding common units. Because EQT will own more than 20% of our outstanding common units after this offering, our public unitholders will be unable to remove our general partner without EQT's consent. Moreover, any removal of our general partner is also subject to approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class. Upon completion of this offering, EQT will own approximately        % of our outstanding units. Please read "The Partnership Agreement of EQT GP Holdings, LP—Withdrawal or Removal of the General Partner."

        As a result of these provisions, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price. Please read "The Partnership Agreement of EQT GP Holdings, LP—Meetings; Voting."

You will experience immediate and substantial dilution in net tangible book value of $          per common unit.

        The initial public offering price of $          per common unit exceeds our pro forma net tangible book value of $           per unit. Based on the initial public offering price of $          per common unit, you will incur immediate and substantial dilution of $          per common unit. Please read "Dilution."

Our general partner may cause us to issue additional common units or other equity securities without your approval, which would dilute your ownership interests.

        Our general partner may cause us to issue additional common units or other equity securities, including securities that rank senior to the common units, without the approval of our unitholders. The issuance by us of additional common units or other equity securities will have the following effects:

  •
  our existing unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

        Please read "The Partnership Agreement of EQT GP Holdings, LP—Issuance of Additional Securities."

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, EQT, the owner of our general partner, may transfer all or a portion of its ownership interest in our general partner to a third party, also without unitholder consent. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

If EQM's unitholders remove EQM GP, we would lose our general partner interest and incentive distribution rights in EQM and the ability to manage EQM.

        We currently manage EQM through EQM GP, our wholly owned subsidiary and the general partner of EQM. EQM's partnership agreement, however, gives unitholders of EQM the right to remove EQM GP upon the affirmative vote of holders of 66 2/3% of EQM's outstanding units. If EQM GP were to be removed as general partner of EQM, it would receive cash or EQM common units in exchange for its 2.0% general partner interest and the incentive distribution rights and would lose its ability to manage EQM. While the EQM common units or cash EQM GP would receive are intended under the terms of EQM's partnership agreement to fully compensate it in the event such an exchange is required, the value of these EQM common units or of the investments EQM GP makes with the cash over time may not be equivalent to the value of the general partner interest and the incentive distribution rights had it retained them. Furthermore, the conversion of the incentive distribution rights into EQM common units would disproportionately impact the amount of cash distributions to which we are entitled with respect to increases in EQM distributions. Please read "The Partnership Agreement of EQT Midstream Partners, LP—Withdrawal or Removal of the General Partner."

Our ability to sell our partnership interests in EQM may be limited by securities law restrictions and liquidity constraints.

        Upon completion of this offering and the transactions described in "Prospectus Summary—Our Structure," we will own 21,299,670 common units of EQM, all of which are unregistered and restricted securities, within the meaning of Rule 144 under the Securities Act of 1933, as amended (Securities Act). Unless we exercise our registration rights with respect to these common units, we will be limited to selling into the market in any three-month period an amount of EQM common units that does not exceed the greater of 1.0% of the total number of EQM common units outstanding or the average weekly reported trading volume of the EQM common units for the four calendar weeks prior to the sale. In addition, we face contractual limitations under EQM's partnership agreement on our ability to sell EQM general partner units, and the market for such general partner units and incentive distribution rights is illiquid.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court were to determine that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted participation in the "control" of our business. Additionally, the limitations on the liability of holders of limited partner interests for the liabilities of a limited partnership have not been clearly established in many jurisdictions.

        Furthermore, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the Delaware Act) provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read "The Partnership Agreement of EQT GP Holdings, LP—Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

If in the future we cease to manage and control EQM, we may be deemed to be an investment company under the Investment Company Act.

        If we cease to manage and control EQM and are deemed to be an investment company under the Investment Company Act of 1940 (Investment Company Act), we will either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our organizational structure or our contractual rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage, require us to add additional directors who are independent of us and our affiliates, and adversely affect the price of our common units. In addition, if we were required to register under the Investment Company Act, we would be taxed as a corporation for U.S. federal income tax purposes, which would substantially reduce our cash available for distribution to you.

Our partnership agreement restricts the rights of unitholders owning 20% or more of our units.

        Our unitholders' voting rights are restricted by a provision in our partnership agreement which provides that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders' ability to influence the manner or direction of our management. As a result, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

EQM may issue additional limited partner interests or other equity securities, which may increase the risk that EQM will not have sufficient available cash to maintain or increase its cash distribution level.

        EQM has wide latitude to issue additional limited partner interests on the terms and conditions established by its general partner. We receive cash distributions from EQM on the general partner interest, incentive distribution rights and limited partner interests that we hold. Because we expect a growing portion of the cash we receive from EQM to be attributable to our ownership of the incentive distribution rights, payment of distributions on additional EQM limited partner interests may increase the risk that EQM will be unable to maintain or increase its quarterly cash distribution per unit, which in turn may reduce the amount of incentive distributions we receive and the available cash that we have to distribute to our unitholders.

If EQM GP is not fully reimbursed or indemnified for obligations and liabilities it incurs in managing the business and affairs of EQM, its value and, therefore, the value of our common units could decline.

        EQM GP, as the general partner of EQM, may make expenditures on behalf of EQM for which it will seek reimbursement from EQM. Under Delaware partnership law, EQM GP, in its capacity as the general partner of EQM, has unlimited liability for the obligations of EQM, such as its debts and environmental liabilities, except for those contractual obligations of EQM that are expressly made without recourse to the general partner. To the extent EQM GP incurs obligations on behalf of EQM, it is entitled to be reimbursed or indemnified by EQM. If EQM is unable or unwilling to reimburse or indemnify EQM GP, EQM GP may not be able to satisfy those liabilities or obligations, which would reduce its cash flows to us.

The amount of cash distributions that we will be able to distribute to our unitholders will be reduced by the incremental costs associated with our being a publicly traded partnership, other general and administrative expenses and any reserves that our general partner believes it is prudent to maintain for the proper conduct of our business and for future distributions.

        Before we can pay distributions to our unitholders, we will first pay our expenses, including the costs of being a publicly traded partnership, which we expect to be approximately $2.5 million per year, and other operating expenses, and may establish reserves for debt service requirements, if any, for future distributions during periods of limited cash flows or for other purposes. In addition, we may reserve funds to allow our wholly owned subsidiary, EQM GP, to make capital contributions to EQM in order to maintain EQM GP's 2.0% general partner interest in EQM in the event that EQM issues additional common units.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering there has been no public market for our common units. After this offering, there will be only                 publicly traded common units, assuming no exercise of the underwriters' option to purchase additional units. In addition, EQT will own                common units, representing a        % limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units was determined by negotiations between us, the selling unitholder and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

  •
  the level of EQM's quarterly distributions;

  •
  EQM's quarterly or annual earnings or those of other companies in its industry;

  •
  the loss of a large customer;

  •
  announcements by EQM, its affiliates, or our competitors of significant contracts or acquisitions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  general economic conditions;

  •
  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

  •
  future sales of our common units; and

  •
  other factors described in these "Risk Factors."

Our common units and EQM's common units may not trade in relation or proportion to one another.

        Our common units and EQM's common units may not trade in simple relation or proportion to one another. Instead the trading prices may diverge because, among other things:

  •
  EQM's cash distributions to its common unitholders have a priority over distributions on its incentive distribution rights;

  •
  we participate in the distributions on EQM GP's general partner interest and incentive distribution rights in EQM while EQM's common unitholders do not; and

  •
  we may pursue business opportunities separate and apart from EQM or any of its affiliates.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by EQT or other large holders.

        After this offering, we will have            common units outstanding. All of the            common units that are held by EQT, representing        % of our outstanding common units (assuming no exercise by the underwriters of their option to purchase additional units), will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of Barclays Capital Inc. Sales by EQT or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, under our partnership agreement, our general partner and its affiliates, including EQT, have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read "Units Eligible for Future Sale."

Increases in interest rates may cause the market price of our common units, or EQM's common units, to decline.

        Interest rates may increase in the future, whether because of inflation, increased yields on U.S. Treasury obligations or otherwise. As is true with other master limited partnerships (the common units of which are often viewed by investors as yield-oriented securities), the price of our and EQM's common units are impacted by our and EQM's levels of cash distributions and implied distribution yields. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our common units or EQM's common units, and a rising interest rate environment could have an adverse impact on our unit price, EQM's unit price, and our and EQM's ability to make cash distributions at desired levels.

If we or EQM fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

        Prior to this offering, we have not been required to file reports with the SEC. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP), but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. We must comply with Section 404 beginning with the year following our first annual report required to be filed with the SEC. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        We intend to apply to list our common units on the NYSE under the symbol "EQGP." Unlike most corporations, we are not required by NYSE rules to have, and we do not intend to have, a majority of independent directors on our general partner's board of directors or a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE's shareholder approval rules. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management."

Risks Related to Conflicts of Interest

        Conflicts of interest exist and may arise in the future among us, EQM and our respective general partners and affiliates, including EQT, the owner of our general partner. For a further discussion of conflicts of interest that may arise, please read "Conflicts of Interest and Fiduciary Duties."

EQM GP owes duties to EQM's unitholders that may conflict with our interests, including in connection with the terms of contractual agreements, the determination of cash distributions to be made by EQM, and the determination of whether EQM should make acquisitions and on what terms.

        Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including EQM GP, on the one hand, and EQM and its limited partners, on the other hand. The directors and officers of EQM GP have duties to manage EQM in a manner beneficial to us, as EQM GP's owner. At the same time, EQM GP, as the general partner of EQM, has a duty to manage EQM in a manner beneficial to EQM and its limited partners. The board of directors of EQM GP or its conflicts committee will resolve any such conflict and have broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

        For example, conflicts of interest may arise in connection with the following:

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  the terms and conditions of any contractual agreements between us and our affiliates, including EQT, on the one hand, and EQM, on the other hand;

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  the determination of the amount of cash to be distributed to EQM's partners, including us, and the amount of cash to be reserved for the future conduct of EQM's business;

  •
  the determination of whether EQM should make acquisitions and on what terms;

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  the determination of whether EQM should use cash on hand, borrow or issue equity to raise cash to finance acquisitions or expansion capital projects, repay indebtedness, meet working capital needs, pay distributions or otherwise;

  •
  any decision we make in the future to engage in business activities independent of EQM; and

  •
  the allocation of shared overhead expenses to EQM and us.

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner has limited its state law fiduciary duties to us and our unitholders, which may permit it to favor its own interests to the detriment of us and our unitholders.

        Upon completion of this offering, EQT, the owner of our general partner, will own a        % limited partner interest in us. Conflicts of interest may arise among our general partner and its affiliates (including EQT), on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

  •
  our general partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its state law fiduciary duty to our unitholders;

  •
  our general partner determines whether or not we incur debt and that decision may affect our or EQM's credit ratings;

  •
  our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner's liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

  •
  our general partner controls the enforcement of the obligations that it and its affiliates owe to us, including EQT's obligations under the omnibus agreement;

  •
  our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

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  our partnership agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves will affect the amount of cash available for distribution to our unitholders;

  •
  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash available for distribution to our unitholders;

  •
  our general partner determines which costs incurred by it and its affiliates are reimbursable by us; and

  •
  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

        Please read "Certain Relationships and Related Party Transactions—Our Relationship with EQM and EQM GP" and "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

The duties of our general partner's officers and directors may conflict with their duties as officers and directors of EQM GP.

        Our general partner's officers and directors have duties to manage our business in a manner beneficial to us, our unitholders and the owner of our general partner, EQT. However, three of our general partner's directors and all of its officers are also officers and/or directors of EQM GP, which has duties to manage the business of EQM in a manner beneficial to EQM and EQM's unitholders. Consequently, these directors and officers may encounter situations in which their obligations to EQM on the one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

        In addition, our general partner's officers, all of whom are also officers of EQM GP and EQT, will have responsibility for overseeing the allocation of their own time and time spent by administrative personnel on our behalf and on behalf of EQM and/or EQT. These officers face conflicts regarding these time allocations that may adversely affect our or EQM's results of operations, cash flows, and financial condition.

EQT may compete with us or EQM, which could adversely affect our or EQM's ability to grow and our or EQM's results of operations and cash available for distribution.

        EQT is not restricted in its ability to compete with us or EQM. If EQT competes with us or EQM, our or EQM's results of operations and cash available for distribution may be adversely affected.

Our partnership agreement replaces our general partner's fiduciary duties to holders of our common units with contractual standards governing its duties.

        Our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replace those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate corporate opportunities among us and its affiliates;

  •
  whether to exercise its limited call right;

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  whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to transfer any units it owns to a third party; and

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  whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to our partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

  •
  whenever our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) makes a determination or takes, or declines to take, any other action in their respective capacities, our general partner, the board of directors of our general partner and any committee thereof (including the conflicts committee), as applicable, is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

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  our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  our general partner will not be in breach of its obligations under our partnership agreement (including any duties to us or our unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of our outstanding common units, excluding any common units owned by our general partner and its affiliates;

    •
    determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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    determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner or the conflicts committee must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the third and fourth sub-bullets above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Our general partner has a call right that may require you to sell your common units at an undesirable time or price.

        If at any time more than 95% of our outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the remaining units held by unaffiliated persons at a price that is not less than the then-current market price of the common units. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. At the completion of this offering and assuming the underwriters do not exercise their option to purchase additional common units, affiliates of our general partner will own        % of our common units. For additional information about the call right, please read "The Partnership Agreement of EQT GP Holdings, LP—Limited Call Right."

Our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without prior approval of our unitholders.

        Our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without prior approval of our unitholders. If our general partner at any time were to decide to incur debt and secure its obligations or indebtedness by all or substantially all of our assets, and if our general partner were to be unable to satisfy such obligations or repay such indebtedness, the lenders could seek to foreclose on our assets. The lenders could also sell all or substantially all of our assets under such foreclosure or other realization upon those encumbrances without prior approval of our unitholders, which would adversely affect the price of our common units.

Risks Inherent in EQM's Business

EQM is dependent on EQT for a substantial majority of its revenues and future growth. Therefore, EQM is indirectly subject to the business risks of EQT. EQM has no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors EQM.

        Historically, EQM has provided a substantial percentage of its natural gas transmission, storage and gathering services to EQT. During the year ended December 31, 2014, approximately 62% of EQM's revenues were from EQT. EQM expects to derive a substantial majority of its revenues from EQT for the foreseeable future. Therefore, any event, whether in EQM's area of operations or otherwise, that adversely affects EQT's production, financial condition, leverage, results of operations or cash flows may adversely affect EQM's and our ability to sustain or increase cash distributions to its and our respective unitholders. Accordingly, we and EQM are indirectly subject to the business risks of EQT, including the following:

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  natural gas price volatility or a sustained period of lower commodity prices may have an adverse effect on EQT's drilling operations, revenue, profitability, future rate of growth and liquidity;

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  a reduction in or slowing of EQT's anticipated drilling and production schedule, which would directly and adversely impact demand for EQM's gathering services;

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  infrastructure capacity constraints and interruptions;

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  risks associated with the operation of EQT's wells, pipelines and facilities, including potential environmental liabilities;

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  the availability of capital on a satisfactory economic basis to fund EQT's operations;

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  EQT's ability to identify exploration, development and production opportunities based on market conditions;

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  uncertainties inherent in projecting future rates of production;

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  EQT's ability to develop additional reserves that are economically recoverable, to optimize existing well production and sustain production;

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  adverse effects of governmental and environmental regulation and negative public perception regarding EQT's operations; and

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  the loss of key personnel.

        For example, as a result of lower commodity prices, EQT recently reduced its 2015 capital expenditure forecast for well development (excluding land acquisitions) from $2.3 billion to $1.85 billion. EQT may further reduce its capital expenditure spending in the future based on commodity prices or other factors. Unless EQM is successful in attracting significant unaffiliated third-party customers, its ability to maintain or increase the capacity subscribed and volumes transported under service arrangements on its transmission and storage system as well as the volumes gathered on its gathering system will be dependent on receiving consistent or increasing commitments from EQT. While EQT has dedicated acreage to, and entered into long-term firm transportation contracts on, EQM's systems, it may determine in the future that drilling in areas outside of EQM's current areas of operations is strategically more attractive to it and it is under no contractual obligation to maintain its production dedicated to EQM. A reduction in the capacity subscribed or volumes transported, stored or gathered on EQM's systems by EQT could have a material adverse effect on EQM's business, financial condition, results of operations and ability to make quarterly cash distributions to its unitholders, including us.

EQM may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to EQT and its affiliates, to enable EQM to pay quarterly distributions at its most recently paid amount to holders of its common units, including us.

        In order to pay the quarterly distributions at its most recently declared amount of $0.58 per unit, or $2.32 per unit on an annualized basis, EQM will require available cash of approximately $41.2 million per quarter, or $164.7 million per year, based on the number of common, subordinated and general partner units outstanding at December 31, 2014. EQM may not have sufficient available cash each quarter to enable it to pay distributions at such level. The amount of cash EQM can distribute on its units principally depends upon the amount of cash EQM generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

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  the rates EQM charges for its transmission, storage and gathering services;

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  the level of firm transmission and storage capacity sold and volumes of natural gas EQM transports, store and gather for its customers;

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  regional, domestic and foreign supply and perceptions of supply of natural gas; the level of demand and perceptions of demand in EQM's end-use markets; and actual and anticipated future prices of natural gas and other commodities (and the volatility thereof), which may impact EQM's ability to renew and replace firm transmission and storage agreements;

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  the effect of seasonal variations in temperature on the amount of natural gas that EQM transports, stores and gathers;

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  the level of competition from other midstream energy companies in EQM's geographic markets;

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  the creditworthiness of EQM's customers;

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  restrictions contained in EQM's joint venture agreements;

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  the level of EQM's operating, maintenance and general and administrative costs;

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  regulatory action affecting the supply of, or demand for, natural gas, the rates EQM can charge on its assets, how EQM contracts for services, its existing contracts, its operating costs or its operating flexibility; and

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  prevailing economic conditions.

        In addition, the actual amount of cash EQM will have available for distribution will depend on other factors, including:

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  the level and timing of capital expenditures EQM makes;

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  the level of EQM's operating and general and administrative expenses, including reimbursements to EQM GP and its affiliates, including EQT, for services provided to EQM;

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  the cost of acquisitions, if any;

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  EQM's debt service requirements and other liabilities;

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  fluctuations in EQM's working capital needs;

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  EQM's ability to borrow funds and access capital markets on satisfactory terms;

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  restrictions on distributions contained in EQM's debt agreements;

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  the amount of cash reserves established by EQM GP; and

  •
  other business risks affecting EQM's cash levels.

EQM's natural gas transportation, storage and gathering services are subject to extensive regulation by federal, state and local regulatory authorities. Changes or additional regulatory measures adopted by such authorities could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

        EQM's interstate natural gas transportation and storage operations are regulated by the FERC under the NGA, the NGPA, and the Energy Policy Act of 2005. EQM's gathering operations are also rate-regulated by the FERC in connection with its interstate transportation operations. EQM's system operates under a tariff approved by the FERC that establishes rates, cost recovery mechanisms and terms and conditions of service to its customers. Generally, the FERC's authority extends to:

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  rates and charges for EQM's natural gas transmission, storage and gathering services;

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  certification and construction of new interstate transmission and storage facilities;

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  abandonment of interstate transmission and storage services and facilities;

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  maintenance of accounts and records;

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  relationships between pipelines and certain affiliates;

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  terms and conditions of services and service contracts with customers;

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  depreciation and amortization policies;

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  acquisition and disposition of interstate transmission and storage facilities; and

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  initiation and discontinuation of interstate transmission and storage services.

        Interstate pipelines may not charge rates or impose terms and conditions of service that, upon review by the FERC, are found to be unjust and unreasonable or unduly discriminatory. The recourse rate that may be charged by EQM's interstate pipeline for its transmission and storage services is established through the FERC's ratemaking process. The maximum applicable recourse rate and terms and conditions for service are set forth in EQM's FERC-approved tariff.

        Pursuant to the NGA, existing interstate transportation and storage rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by the FERC. Additionally, rate increases and changes to terms and conditions of service proposed by a regulated interstate pipeline may be protested and such increases or changes can be delayed and may ultimately be rejected by the FERC. EQM currently holds authority from the FERC to charge and collect (i) "recourse rates," which are the maximum rates an interstate pipeline may charge for its services under its tariff, and (ii) "negotiated rates," which involve rates above or below the "recourse rates," provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. As of December 31, 2014, approximately 87% of the contracted firm transportation capacity on EQM's system was committed under such "negotiated rate" contracts, rather than recourse rate or discount rate contracts. There can be no guarantee that EQM will be allowed to continue to operate under such rate structures for the remainder of those assets' operating lives. Any successful challenge against rates charged for EQM's transportation and storage services could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make distributions.

        While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, the FERC has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline's own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transmission facilities. EQM maintains rates and terms of service in its tariff for unbundled gathering services performed on its gathering facilities, which are connected to its transmission and storage system. Just as with rates and terms of service for transportation and storage services, EQM's rates and terms of services for its gathering may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service which EQM proposes for its gathering service may be protested and such increases or changes can be delayed and may ultimately be rejected by the FERC.

        The FERC's jurisdiction extends to the certification and construction of interstate transportation and storage facilities, including, but not limited to, acquisitions, facility maintenance, expansions, and abandonment of facilities and services. While the FERC exercises jurisdiction over the rates and terms of service for EQM's gathering operations, EQM's gathering facilities are not subject to the FERC's certification and construction authority. Prior to commencing construction of new or existing interstate transportation and storage facilities, an interstate pipeline must obtain a certificate authorizing the construction, or file to amend its existing certificate, from the FERC. Typically, a significant expansion project requires review by a number of governmental agencies, including state and local agencies, whose cooperation is important in completing the regulatory process on schedule. Any refusal by an agency to issue authorizations or permits for one or more of these projects may mean that EQM will not be able to pursue these projects or that they will be constructed in a manner or with capital requirements that EQM did not anticipate. Such refusal or modification could materially and negatively impact the additional revenues expected from these projects.

        FERC regulations also extend to the terms and conditions set forth in agreements for transportation and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline's FERC-approved tariff. Non-conforming agreements must be filed with, and accepted by, the FERC. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, it could reject the agreement or require EQM to seek modification, or alternatively require EQM to modify its tariff so that the non-conforming provisions are generally available to all customers.

        Under current policy, the FERC permits interstate pipelines to include an income tax allowance in the cost-of-service used as the basis for calculating their regulated rates. For pipelines owned by partnerships or limited liability companies taxed as partnerships for federal income tax purposes, the tax allowance will reflect the actual or potential income tax liability on the FERC-jurisdictional income attributable to all partnership or limited liability company interests if the ultimate owner of the interest has an actual or potential income tax liability on such income. This policy was upheld on May 29, 2007 by the Court of Appeals for the District of Columbia Circuit. The FERC will determine, on a case-by-case basis, whether the owners of an interstate pipeline have such actual or potential income tax liability. In a future rate case, EQM may be required to demonstrate the extent to which inclusion of an income tax allowance in the applicable cost-of-service is permitted under the current income tax allowance policy. In addition, the FERC's income tax allowance policy is frequently the subject of challenge, and EQM cannot predict whether the FERC or a reviewing court will alter the existing policy. If the FERC's policy were to change and if the FERC were to disallow a substantial portion of the EQM pipelines' income tax allowance, EQM's regulated rates, and therefore its revenues and ability to make distributions, could be materially adversely affected.

        The FERC may not continue to pursue its approach of pro-competitive policies as it considers matters such as interstate pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity and transportation and storage facilities.

        Section 1(b) of the NGA exempts certain natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. EQM believes that the natural gas pipelines in the Jupiter gathering systems meet the traditional tests FERC has used to establish a pipeline's status as an exempt gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of the Jupiter gathering facilities are subject to change based on future determinations by the FERC, the courts or Congress. Failure to comply with applicable provisions of the NGA, the NGPA, the Pipeline Safety Act of 1968 and certain other laws, as well as with the regulations, rules, orders, restrictions and conditions associated with these laws, could result in the imposition of administrative and criminal remedies and civil penalties of up to $1,000,000 per day, per violation.

        In addition, future federal, state, or local legislation or regulations under which EQM will operate its natural gas transportation, storage and gathering businesses may have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make distributions to its unitholders, including us.

Any significant decrease in production of natural gas in EQM's areas of operation could adversely affect its business and operating results and reduce its distributable cash flow.

        EQM's business is dependent on the continued availability of natural gas production and reserves in its areas of operation. Low prices for natural gas or regulatory limitations could adversely affect development of additional reserves and production that is accessible by EQM's pipeline and storage assets. Production from existing wells and natural gas supply basins with access to EQM's systems will naturally decline over time. The amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Additionally, the competition for natural gas supplies to serve other markets could reduce the amount of natural gas supply for EQM's customers or lower natural gas prices could cause producers to determine in the future that drilling activities in areas outside of EQM's current areas of operation are strategically more attractive to them. A reduction in the natural gas volumes supplied by EQT or other third party producers could result in reduced throughput on EQM's systems and adversely impact its ability to grow its operations and increase cash distributions to its unitholders, including us. Accordingly, to maintain or increase the contracted capacity or the volume of natural gas transported, stored and gathered on EQM's systems and cash flows associated therewith, EQM's customers must continually obtain adequate supplies of natural gas.

        The primary factors affecting EQM's ability to obtain non-dedicated sources of natural gas include (i) the level of successful drilling activity near EQM's systems and (ii) EQM's ability to compete for volumes from successful new wells. While EQT has dedicated production from certain of its leased properties to EQM, EQM has no control over the level of drilling activity in its areas of operation, the amount of reserves associated with wells connected to EQM's gathering system or the rate at which production from a well declines. In addition, EQM has no control over EQT or other producers or their drilling or production decisions, which are affected by, among other things, the availability and cost of capital, prevailing and projected energy prices, demand for hydrocarbons, levels of reserves, geological considerations, environmental or other governmental regulations, the availability of drilling permits, the availability of drilling rigs, and other production and development costs.

        Fluctuations in energy prices can also greatly affect the development of new natural gas reserves. In general terms, the prices of natural gas, oil and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond EQM's control. For example, average daily prices for New York Mercantile Exchange (NYMEX) West Texas Intermediate crude oil ranged from a high of $107.26 per barrel to a low of $44.45 per barrel from January 1, 2014 through February 9, 2015. Average daily prices for NYMEX Henry Hub natural gas ranged from a high of $6.15 per MMBtu to a low of $2.58 per MMBtu from January 1, 2014 through February 9, 2015. Factors affecting commodity prices include worldwide economic conditions; weather conditions and seasonal trends; the levels of domestic production and consumer demand; the availability of imported LNG; the ability to export LNG; the availability of transportation systems with adequate capacity; the volatility and uncertainty of regional basis differentials and premiums; the price and availability of alternative fuels; the effect of energy conservation measures; the nature and extent of governmental regulation and taxation; and the anticipated future prices of natural gas, LNG and other commodities. Declines in natural gas prices could have a negative impact on exploration, development and production activity and, if sustained, could lead to a material decrease in such activity. Sustained reductions in exploration or production activity in EQM's areas of operation would lead to reduced utilization of EQM's systems. Because of these factors, even if new natural gas reserves are known to exist in areas served by EQM's assets, producers may choose not to develop those reserves. Moreover, EQT may not develop the acreage it has dedicated to EQM. If reductions in drilling activity result in EQM's inability to maintain levels of contracted capacity and throughput, it could reduce EQM's revenue and impair its ability to make quarterly cash distributions to its unitholders, including us.

        In addition, it may be more difficult to maintain or increase the current volumes on EQM's gathering systems in unconventional resource plays such as the Marcellus Shale, as the basins in those plays generally have higher initial production rates and steeper production decline curves than wells in more conventional basins. Furthermore, EQM's gathering assets were initially constructed as a low-pressure system designed for shallow, vertical wells and Marcellus Shale production is increasingly from horizontal wells at higher pressure than EQM's existing gathering assets were designed to handle. If natural gas prices remain low, production in the area around EQM's low-pressure gathering system may continue to decline. Accordingly, volumes on EQM's gathering system would need to be replaced at a faster rate to maintain or grow the current volumes than may be the case in other regions of production. Should EQM determine that the economics of its gathering assets do not justify the capital expenditures needed to grow or maintain volumes associated therewith, revenues associated with these assets will decline over time.

        EQM typically does not obtain independent evaluations of natural gas reserves connected to its systems. Accordingly, EQM does not have independent estimates of total reserves connected to its systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to EQM's systems are less than EQM anticipates, or the timeline for the development of reserves is longer than EQM anticipates, and EQM is unable to secure additional sources of natural gas, there could be a material adverse effect on its business, results of operations, financial condition and its ability to make cash distributions to its unitholders, including us.

        If new supplies of natural gas are not obtained to replace the natural decline in volumes from existing supply basins, or if natural gas supplies are diverted to serve other markets, the overall volume of natural gas transported and stored on EQM's systems would decline, which could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and on EQM's ability to make quarterly cash distributions to its unitholders, including us.

EQM may not be able to increase its third-party throughput and resulting revenue due to competition and other factors, which could limit its ability to grow and extend its dependence on EQT.

        Part of EQM's growth strategy includes diversifying its customer base by identifying opportunities to offer services to third parties other than EQT. For the years ended December 31, 2014, 2013 and 2012, EQT accounted for approximately 51%, 80% and 81%, respectively, of EQM's transmission revenues, 2%, 61% and 68%, respectively, of EQM's storage revenues, 93%, 96% and 93%, respectively, of EQM's gathering revenues and 62%, 86% and 85%, respectively, of EQM's total revenues. EQM's ability to increase its third-party throughput and resulting revenue is subject to numerous factors beyond its control, including competition from third parties and the extent to which EQM has available capacity when third-party shippers require it. To the extent that EQM lacks available capacity on its systems for third-party volumes, it may not be able to compete effectively with third-party systems for additional natural gas production in its areas of operation.

        EQM has historically provided transmission, storage and gathering services to third parties on only a limited basis and may not be able to attract material third-party service opportunities. EQM's efforts to attract new unaffiliated customers may be adversely affected by its relationship with EQT and its desire to provide services pursuant to fee-based contracts. EQM's potential customers may prefer to obtain services under other forms of contractual arrangements under which EQM would be required to assume direct commodity exposure, and potential customers may desire to contract for gathering services that are not subject to FERC regulation. In addition, EQM will need to continue to improve its reputation among its potential customer base for providing high quality service in order to continue to successfully attract unaffiliated third parties.

EQM is exposed to the credit risk of its customers in the ordinary course of its business.

        EQM extends credit to its customers as a normal part of its business. As a result, EQM is exposed to the risk of loss resulting from the nonpayment and/or nonperformance of its customers. While EQM has established credit policies, including assessing the creditworthiness of its customers as permitted by its FERC-approved natural gas tariff, and requiring appropriate terms or credit support from them based on the results of such assessments, EQM may not have adequately assessed the creditworthiness of its existing or future customers. Furthermore, unanticipated future events could result in a deterioration of the creditworthiness of EQM's contracted customers, including EQT. Any resulting nonpayment and/or nonperformance by EQM's customers could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders.

Increased competition from other companies that provide transmission, storage or gathering services, or from alternative fuel sources, could have a negative impact on the demand for EQM's services, which could adversely affect its financial results.

        EQM's ability to renew or replace existing contracts at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of its competitors. EQM's systems compete primarily with other interstate and intrastate pipelines and storage facilities in the transportation and storage of natural gas. Some of EQM's competitors have greater financial resources and may now, or in the future, have access to greater supplies of natural gas than EQM does. Some of these competitors may expand or construct transportation and storage systems that would create additional competition for the services EQM provides to its customers. In addition, EQM's customers may develop their own transmission, storage or gathering services instead of using EQM's. Moreover, EQT and its affiliates are not limited in their ability to compete with EQM.

        The policies of the FERC promoting competition in natural gas markets are having the effect of increasing the natural gas transportation and storage options for EQM's traditional customer base. As a result, EQM could experience some "turnback" of firm capacity as existing agreements expire. If EQM is unable to remarket this capacity or can remarket it only at substantially discounted rates compared to previous contracts, EQM may have to bear the costs associated with the turned back capacity. Increased competition could reduce the volumes of natural gas transported or stored by EQM's systems or, in cases where EQM does not have long-term fixed rate contracts, could force EQM to lower its transportation or storage rates.

        Further, natural gas as a fuel competes with other forms of energy available to end-users, including electricity, coal and liquid fuels. Increased demand for such forms of energy at the expense of natural gas could lead to a reduction in demand for natural gas storage and transportation services.

        All of these competitive pressures could make it more difficult for EQM to retain its existing customers and/or attract new customers as EQM seeks to expand its business, which could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us. In addition, competition could intensify the negative impact of factors that decrease demand for natural gas in the markets served by EQM's systems, such as adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of natural gas.

If third-party pipelines and other facilities interconnected to EQM's pipelines and facilities become unavailable to transport natural gas, EQM's revenues and cash available to make distributions to its unitholders could be adversely affected.

        EQM depends upon third-party pipelines and other facilities that provide receipt and delivery options to and from EQM's transmission and storage system. For example, EQM's transmission and storage system interconnects with the following interstate pipelines: Texas Eastern, Dominion Transmission, Columbia Gas Transmission, Tennessee Gas Pipeline Company and National Fuel Gas Supply Corporation, as well as multiple distribution companies. Similarly, EQM's gathering system has multiple delivery interconnects to multiple interstate pipelines. In the event that EQM's access to such systems was impaired or if it were unable to maintain processing and treating contracts on acceptable terms, the amount of natural gas that EQM's gathering system can gather and transport onto its transmission and storage system would be adversely affected, which could reduce revenues from EQM's gathering activities. Because EQM does not own these third party pipelines or facilities, their continuing operation is not within EQM's control. If these or any other pipeline connections or facilities were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, EQM's ability to operate efficiently and continue shipping natural gas to end markets could be restricted, thereby reducing EQM's revenues. Any temporary or permanent interruption at any key pipeline interconnect or facility could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

Certain of the services EQM provides on its transmission and storage system are subject to long-term, fixed-price "negotiated rate" contracts that are not subject to adjustment, even if EQM's cost to perform such services exceeds the revenues received from such contracts, and, as a result, EQM's costs could exceed its revenues received under such contracts.

        It is possible that costs to perform services under "negotiated rate" contracts will exceed the negotiated rates. If this occurs, it could decrease the cash flow realized by EQM's systems and, therefore, the cash EQM has available for distribution to its unitholders, including us. Under FERC policy, a regulated service provider and a customer may mutually agree to a "negotiated rate," and that contract must be filed with and accepted by the FERC. As of December 31, 2014, approximately 87% of EQM's contracted transmission firm capacity was subscribed under such "negotiated rate" contracts. These "negotiated rate" contracts are not generally subject to adjustment for increased costs which could be caused by inflation or other factors relating to the specific facilities being used to perform the services.

EQM may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

        EQM's primary exposure to market risk occurs at the time its existing contracts expire and are subject to renegotiation and renewal. As of December 31, 2014, the weighted average remaining contract life based on total projected contracted revenues for EQM's firm transmission and storage contracts, including those on AVC, was approximately 17 years. The extension or replacement of existing contracts, including its contracts with EQT, depends on a number of factors beyond EQM's control, including:

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  the level of existing and new competition to provide services to EQM's markets;

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  the macroeconomic factors affecting natural gas economics for EQM's current and potential customers;

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  the balance of supply and demand, on a short-term, seasonal and long-term basis, in EQM's markets;

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  the extent to which the customers in EQM's markets are willing to contract on a long-term basis; and

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  the effects of federal, state or local regulations on the contracting practices of EQM's customers.

        Any failure to extend or replace a significant portion of EQM's existing contracts, or extending or replacing them at unfavorable or lower rates, could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

If the tariff governing the services EQM provides is successfully challenged, EQM could be required to reduce its tariff rates, which would have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

        On January 14, 2013, Equitrans filed a Stipulation and Agreement of Settlement (the Settlement) with the FERC. The Settlement associated with the Pipeline Safety Cost Tracker (PSCT) provides that EQM will not file a general rate case on or before October 1, 2015 and that the parties to the Settlement will not file a challenge to such rates prior to December 31, 2015. However, the FERC, or other interested stakeholders, such as state regulatory agencies, may still challenge the recourse rates or the terms and conditions of service included in EQM's tariff. EQM does not have an agreement in place that would prohibit EQT or its affiliates from challenging EQM's tariff. If any challenge were successful, among other things, the rates that EQM charges on its systems could be reduced. Successful challenges could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

If EQM is unable to make acquisitions on economically acceptable terms from EQT or third parties, its future growth may be limited, and the acquisitions EQM does make may reduce, rather than increase, its cash generated from operations on a per unit basis.

        EQM's ability to grow depends, in part, on its ability to make acquisitions that increase its cash generated from operations on a per unit basis. The acquisition component of EQM's strategy is based, in large part, on its expectation of ongoing divestitures of midstream energy assets by industry participants, including EQT. EQM has no contractual arrangement with EQT that would require EQT to provide EQM with an opportunity to offer to purchase midstream assets that EQT may sell. Accordingly, while we believe EQT will be incentivized as a consequence of its economic relationship with EQM to offer EQM opportunities to purchase midstream assets, there can be no assurance that any such offer will be made. Furthermore, many factors could impair EQM's ability to acquire future midstream assets and the willingness of EQT to offer EQM acquisition opportunities, including a change in control of EQT or a transfer of the incentive distribution rights by EQM GP to a third party. A material decrease in divestitures of midstream energy assets from EQT or otherwise would limit EQM's opportunities for future acquisitions and could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

        If EQM is unable to make accretive acquisitions from EQT or third parties, whether because, among other reasons, (i) EQT elects not to sell or contribute additional assets to EQM or to offer acquisition opportunities to EQM, (ii) EQM is unable to identify attractive third-party acquisition opportunities, (iii) EQM is unable to negotiate acceptable purchase contracts with EQT or third parties, (iv) EQM is unable to obtain financing for these acquisitions on economically acceptable terms, (v) EQM is outbid by competitors or (vi) EQM is unable to obtain necessary governmental or third-party consents, then EQM's future growth and ability to increase distributions will be limited.

        Furthermore, even if EQM does make acquisitions that it believes will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis. Any acquisition involves potential risks, including, among other things:

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  mistaken assumptions about volumes, revenue and costs, including synergies and potential growth;

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  an inability to secure adequate customer commitments to use the acquired systems or facilities;

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  an inability to integrate successfully the assets or businesses EQM acquires;

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  the assumption of unknown liabilities for which EQM is not indemnified or for which EQM's indemnity is inadequate;

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  the diversion of management's and employees' attention from other business concerns; and

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  unforeseen difficulties operating in new geographic areas or business lines.

        If any acquisition fails to be accretive to EQM's distributable cash flow per unit, it could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

If EQM does not complete expansion projects, its future growth may be limited.

        A significant component of EQM's growth strategy is to continue to grow the cash distributions on its units by expanding its business. EQM's ability to grow depends, in part, upon its ability to complete expansion projects that result in an increase in the cash EQM generates. EQM may be unable to complete successful, accretive expansion projects for many reasons, including, but not limited to, the following:

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  an inability to identify attractive expansion projects;

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  an inability to obtain necessary rights-of-way or government approvals, including approvals by regulatory agencies;

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  an inability to successfully integrate the infrastructure EQM builds;

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  an inability to raise financing for expansion projects on economically acceptable terms;

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  incorrect assumptions about volumes, revenues and costs, including potential growth; or

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  an inability to secure adequate customer commitments to use the newly expanded facilities.

Expanding EQM's business by constructing new midstream assets subjects EQM to risks.

        Organic and greenfield growth projects are a significant component of EQM's growth strategy. The development and construction of pipelines and storage facilities involves numerous regulatory, environmental, political and legal uncertainties beyond EQM's control and may require the expenditure of significant amounts of capital. The development and construction of pipelines and storage facilities exposes EQM to construction risks such as the failure to meet affiliate and third-party contractual requirements, delays caused by landowners, environmental hazards, the lack of available skilled labor, equipment and materials and the inability to obtain necessary approvals and permits from regulatory agencies on a timely basis. These types of projects may not be completed on schedule, at the budgeted cost or at all. Moreover, EQM's revenues may not increase for some time after completion of a particular project. For instance, EQM will be required to pay construction costs generally as they are incurred but construction will typically occur over an extended period of time, and EQM will not receive material increases in revenues until the project is placed into service. Moreover, EQM may construct facilities to capture anticipated future growth in production and/or demand in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve EQM's expected investment return, which could adversely affect EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

        Certain of EQM's internal growth projects may require regulatory approval from federal and state authorities prior to construction, including any extensions from or additions to its transmission and storage system. The approval process for storage and transportation projects has become increasingly challenging, due in part to state and local concerns related to unregulated exploration and production and gathering activities in new production areas, including the Marcellus Shale. Such authorization may not be granted or, if granted, such authorization may include burdensome or expensive conditions.

If EQM is unable to obtain needed capital or financing on satisfactory terms to fund expansions of its asset base, its ability to make quarterly cash distributions may be diminished or its financial leverage could increase. EQM does not have any commitment with any of its affiliates to provide any direct or indirect financial assistance to EQM.

        In order to expand EQM's asset base and complete the announced expansion projects described elsewhere in this prospectus, EQM will need to make expansion capital expenditures. If EQM does not make sufficient or effective expansion capital expenditures, it will be unable to expand its business operations and may be unable to maintain or raise the level of its quarterly cash distributions. EQM will be required to use cash from its operations or incur borrowings or sell additional common units or other limited partner interests in order to fund its expansion capital expenditures. Using cash from operations will reduce distributable cash flow to EQM's common unitholders, including us. EQM's ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by its financial condition at the time of any such financing or offering, by the covenants in EQM's debt agreements, general economic conditions and contingencies and uncertainties that are beyond EQM's control. Even if EQM is successful in obtaining funds for expansion capital expenditures through equity or debt financings, the terms thereof could limit its ability to pay distributions to its common unitholders, including us. In addition, incurring additional debt may significantly increase EQM's interest expense and financial leverage, and issuing additional limited partner interests may result in significant common unitholder dilution and increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease EQM's and our ability to pay distributions at the then-current distribution rate.

        EQM does not have any commitment with EQM GP or other affiliates, including EQT, to provide any direct or indirect financial assistance to EQM.

EQM is subject to numerous hazards and operational risks.

        EQM's business operations are subject to all of the inherent hazards and risks normally incidental to the gathering, compressing, transportation and storage of natural gas. These operating risks include, but are not limited to:

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  damage to pipelines, facilities, equipment and surrounding properties caused by hurricanes, earthquakes, tornadoes, floods, fires and other natural disasters and acts of terrorism;

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  inadvertent damage from construction, vehicles, farm and utility equipment;

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  uncontrolled releases of natural gas and other hydrocarbons;

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  leaks, migrations or losses of natural gas as a result of the malfunction of equipment or facilities and, with respect to storage assets, as a result of undefined boundaries, geologic anomalies, natural pressure migration and wellbore migration;

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  ruptures, fires and explosions; and

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  other hazards that could also result in personal injury and loss of life, pollution to the environment and suspension of operations.

        These risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of EQM's operations and substantial losses to EQM. The location of certain segments of EQM's systems in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the damages resulting from these risks. In spite of any precautions taken, an event such as those described above could cause considerable harm to people or property and could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make distributions. Accidents or other operating risks could further result in loss of service available to EQM's customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on segments of EQM's systems. Potential customer impacts arising from service interruptions on segments of EQM's systems could include limitations on its ability to satisfy customer requirements, obligations to provide reservation charge credits to customers in times of constrained capacity, and solicitation of EQM's existing customers by others for potential new projects that would compete directly with EQM's existing services. Such circumstances could adversely impact EQM's ability to meet contractual obligations and retain customers, with a resulting negative impact on EQM's business, financial condition, results of operations, liquidity and on its ability to make distributions to its unitholders, including us.

EQM does not insure against all potential losses and could be seriously harmed by unexpected liabilities.

        EQM is not fully insured against all risks inherent in its businesses, including environmental accidents that might occur. In addition, EQM does not maintain business interruption insurance of the types and in amounts necessary to cover all possible risks of loss. The occurrence of any operating risks not fully covered by insurance could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and on its ability to make distributions to its unitholders, including us.

        EQT currently maintains excess liability insurance that covers EQT and its affiliates, including EQM's, legal and contractual liabilities arising out of bodily injury, personal injury or property damage, including resulting loss of use, to third parties. This excess liability insurance includes coverage for sudden and accidental pollution liability but excludes: release of pollutants subsequent to their disposal; release of substances arising from the combustion of fuels that result in acidic deposition; and testing, monitoring, clean-up, containment, treatment or removal of pollutants from property owned, occupied by, rented to, used by or in the care, custody or control of EQT and its affiliates.

        EQT also maintains coverage for itself and its affiliates, including EQM, for physical damage to assets and resulting business interruption, including damage caused by terrorist acts.

        All of EQT's insurance is subject to deductibles. If a significant accident or event occurs for which EQM is not fully insured, it could adversely affect EQM's operations and financial condition. EQM may not be able to maintain or obtain insurance of the types and in the amounts it desires at reasonable rates, and it may elect to self-insure a portion of its asset portfolio. The insurance coverage EQM does obtain may contain large deductibles or fail to cover certain hazards or cover all potential losses. In addition, EQM shares insurance coverage with EQT, for which EQM will reimburse EQT pursuant to the terms of the EQM Omnibus Agreement. To the extent EQT experiences covered losses under the insurance policies, the limit of EQM's coverage for potential losses may be reduced.

EQM is subject to stringent environmental laws and regulations that may expose it to significant costs and liabilities.

        EQM's operations are regulated extensively at the federal, state and local levels. Laws, regulations and other legal requirements have increased the cost to plan, design, install, operate and abandon transmission and gathering systems and pipelines. Environmental, health and safety legal requirements govern discharges of substances into the air and water; the management and disposal of hazardous substances and wastes; the clean-up of contaminated sites; groundwater quality and availability; plant and wildlife protection; locations available for pipeline construction; environmental impact studies and assessments prior to permitting; restoration of properties after construction or operations are completed; pipeline safety (including replacement requirements); and work practices related to employee health and safety. Compliance with the laws, regulations and other legal requirements applicable to EQM's businesses may increase its cost of doing business or result in delays or restrictions in the performance of operations due to the need to obtain additional or more detailed governmental approvals and permits. These requirements could also subject EQM to claims for personal injuries, property damage and other damages. EQM's failure to comply with the laws, regulations and other legal requirements applicable to its businesses, even if as a result of factors beyond its control, could result in the suspension or termination of its operations and subject EQM to administrative, civil and criminal penalties and damages.

        Laws, regulations and other legal requirements are constantly changing, and implementation of compliant processes in response to such changes could be costly and time consuming. In addition to periodic changes to air, water and waste laws, as well as recent U.S. Environmental Protection Agency (EPA) initiatives to impose climate change-based air regulations on industry, the U.S. Congress and various states have been evaluating climate-related legislation and other regulatory initiatives that would further restrict emissions of greenhouse gases, including methane (a primary component of natural gas) and carbon dioxide (a byproduct of burning natural gas). Such restrictions may result in additional compliance obligations with respect to, or taxes on the release, capture and use of, greenhouse gases that could have an adverse effect on EQM's operations.

        These laws and regulations may impose numerous obligations that are applicable to EQM's operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from EQM's pipelines and facilities, and the imposition of substantial liabilities and remedial obligations for pollution resulting from EQM's operations. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of EQM's operations. In addition, EQM may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause it to lose potential and current customers, interrupt its operations and limit its growth and revenue. There is a risk that EQM may incur costs and liabilities in connection with its operations due to historical industry operations and waste disposal practices, its handling of wastes and potential emissions and discharges related to EQM's operations. Private parties, including the owners of the properties through which EQM's transmission and storage system or its gathering system pass and facilities where its wastes are taken for reclamation or disposal, may have the right to pursue legal actions to require remediation of contamination or enforce compliance with environmental requirements as well as to seek damages for personal injury or property damage. Pursuant to the terms of the EQM Omnibus Agreement, EQT will indemnify EQM for certain potential environmental and toxic tort claims, losses and expenses associated with the operation of EQM's assets before the closing date of EQM's initial public offering, on July 2, 2012. However, the maximum liability of EQT for these indemnification obligations will not exceed

$15 million, which may not be sufficient to fully compensate EQM for such claims, losses and expenses. In addition, changes in environmental laws occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity or ability to make distributions. EQM may not be able to recover all or any of these costs from insurance.

Climate change and related legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the natural gas services EQM provides.

        Legislative and regulatory measures to address climate change and greenhouse gas (GHG) emissions are in various phases of discussion or implementation. The EPA regulates GHG emissions from new and modified facilities that are potential major sources of criteria pollutants under the Clean Air Act's Prevention of Significant Deterioration and Title V programs. In addition, on January 14, 2015, the Obama Administration announced its goal to significantly reduce methane emissions from oil and gas sources by 2025. As part of this announcement, the EPA announced that it will issue a proposed rule in the summer of 2015 and a final rule in 2016 setting standards for methane and VOC emissions from new and modified oil and gas production sources and natural gas processing and transmission sources. PHMSA also stated that it will propose natural gas pipeline safety standards in 2015 that are expected to lower methane emissions.

        The U.S. Congress, along with federal and state agencies, have considered measures to reduce the emissions of GHGs. Legislation or regulation that restricts carbon emissions could increase EQM's cost of environmental compliance by requiring it to install new equipment to reduce emissions from larger facilities and/or, depending on any future legislation, purchase emission allowances. Climate change and greenhouse gas legislation or regulation could also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals for existing and new facilities, impose additional monitoring and reporting requirements or adversely affect demand for the natural gas EQM transports, stores and gathers. For example, while the EPA has had rules in effect since 2011 that require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas sources in the United States, including among others, onshore processing, transmission and storage facilities, only recently, in December 2014, the agency proposed changes to this reporting rule that would expand the petroleum and natural gas system sources for which annual GHG emissions reporting is currently required to include, beginning in the 2016 reporting year, certain onshore gathering and boosting systems consisting primarily of gathering pipelines, compressors and processing equipment used to perform natural gas compression, dehydration and acid gas removal activities. Conversely, legislation or regulation that sets a price on or otherwise restricts carbon emissions could also benefit EQM by increasing demand for natural gas because the combustion of natural gas results in substantially fewer carbon emissions per Btu of heat generated than other fossil fuels such as coal. The effect on EQM of any new legislative or regulatory measures will depend on the particular provisions that are ultimately adopted.

Significant portions of EQM's pipeline systems have been in service for several decades. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with its pipelines that could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

        Significant portions of EQM's transmission and storage system and its gathering system have been in service for several decades. The age and condition of EQM's systems could result in increased maintenance or repair expenditures, and any downtime associated with increased maintenance and repair activities could materially reduce its revenue. Any significant increase in maintenance and repair expenditures or loss of revenue due to the age or condition of EQM's systems could adversely affect its business, financial condition, results of operations, liquidity and EQM's ability to make cash distributions to its unitholders, including us.

EQM may incur significant costs and liabilities as a result of pipeline integrity management program testing and related repairs.

        Pursuant to the Pipeline Safety Improvement Act of 2002, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, the DOT has adopted regulations requiring pipeline operators to develop integrity management programs for transmission pipelines located where a leak or rupture could harm "high consequence areas," including high population areas, unless the operator effectively demonstrates by risk assessment that the pipeline could not affect the area. The regulations require operators, including EQM, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

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  maintain processes for data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

        Changes to pipeline safety laws and regulations that result in more stringent or costly safety standards could have a significant adverse effect on us and similarly situated midstream operators. For example, in August 2011, PHMSA published an advance notice of proposed rulemaking in which the agency was seeking public comment on a number of changes to regulations governing the safety of gas transmission pipelines and gathering lines, including, for example, revising the definitions of "high consequence areas" and "gathering lines" and strengthening integrity management requirements as they apply to existing regulated operators and to currently exempt operators should certain exemptions be removed. Most recently, in an August 2014 U.S. Government Accountability Office (GAO) report to Congress, the GAO acknowledged PHMSA's August 2011 proposed rulemaking as well as PHMSA's continued assessment of the safety risks posed by these gathering lines as part of rulemaking process, and recommended that PHMSA move forward with rulemaking to address larger-diameter, higher-pressure gathering lines, including subjecting such pipelines to emergency response planning requirements that currently do not apply.

        On September 25, 2013, the PHMSA released a final rule increasing the civil penalty maximums for pipeline safety violations. The rule increased the maximum penalties from $100,000 to $200,000 per day for each violation, and from $1,000,000 to $2,000,000 for a related series of violations. Additionally, PHMSA issued an Advisory Bulletin in May 2012, which advised pipeline operators of changes in annual reporting requirements. The bulletin also advised operators that if they rely on design, construction, inspection, testing or other data to determine the pressures at which their pipelines should operate, the records of that data must be traceable, verifiable and complete. In the absence of any such records, the bulletin advised that operators should verify maximum pressures through physical testing or modify/replace facilities to meet the demands of such pressures. As required by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, EQM verified its records for all applicable pipeline segments and submitted a report to DOT identifying each pipeline segment for which records were insufficient.

        States are generally preempted by federal law in the area of pipeline safety, but state agencies may qualify to assume responsibility for enforcing federal regulations over intrastate pipelines. They may also promulgate additive pipeline safety regulations provided that the state standards are at least as stringent as the federal standards. Although many of EQM's natural gas facilities fall within a class that is not subject to integrity management requirements, EQM may incur significant costs and liabilities associated with repair, remediation, preventive or mitigation measures associated with its non-exempt pipelines, particularly its gathering pipelines. This estimate does not include the costs, if any, for repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial. Such costs and liabilities might relate to repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down our pipelines during the pendency of such repairs. Additionally, should EQM fail to comply with DOT regulations, it could be subject to penalties and fines. In addition, EQM may be required to make additional maintenance capital expenditures in the future for similar regulatory compliance initiatives that are not reflected in its forecasted maintenance capital expenditures.

The adoption of legislation relating to hydraulic fracturing and the enactment of severance taxes and impact fees on natural gas wells could cause EQM's current and potential customers to reduce the number of wells they drill in the Marcellus Shale. If drilling reductions are significant for those or other reasons, the reductions would have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders.

        EQM's assets are primarily located in the Marcellus Shale fairway in southwestern Pennsylvania and northern West Virginia and a majority of the production that EQM receives from customers is produced from wells completed using hydraulic fracturing. Hydraulic fracturing is an important and commonly used process in the completion of oil and gas wells, particularly in unconventional resource plays like the Marcellus Shale. Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies but several federal agencies have asserted regulatory authority over aspects of the process, including the EPA, which plans to propose effluent limit guidelines in the first half of 2015 for waste water from shale gas extraction operations before being discharged to a treatment plant, and the federal Bureau of Land Management, which proposed regulations in May 2013 applicable to hydraulic fracturing conducted on federal and Indian oil and natural gas leases and is expected to issue a final rule in the first half of 2015. In addition, Congress has from time to time considered the adoption of legislation to provide for federal regulation of hydraulic fracturing, while a growing number of states, including those in which EQM operates, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations. Some states, such as Pennsylvania, have imposed fees on the drilling of new unconventional oil and gas wells. States could elect to prohibit hydraulic fracturing altogether, as was announced in December 2014 with regard to fracturing activities in New York. Also, local governments may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. In fact, legislation or regulation banning hydraulic fracturing has been adopted in a number of local jurisdictions, including ones in which EQM has limited operations. Further, several federal governmental agencies are conducting reviews and studies on the environmental aspects of hydraulic fracturing, including the EPA, which is planning to issue a draft of its final report on the effects of hydraulic fracturing on drinking water resources in the first half of 2015. The results of such review or studies could spur initiatives to further regulate hydraulic fracturing. The adoption of new laws, regulations or ordinances at the federal, state or local levels imposing more stringent restrictions on hydraulic fracturing could make it more difficult for EQM's customers to complete natural gas wells, increase customers' costs of compliance and doing business, and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for EQM's gathering, storage and transportation services. In addition, the tax laws, rules and regulations that affect EQM's customers, such as the imposition of or increase in severance taxes (a tax on the extraction of natural resources) in states in which they produce gas, could change. Any such increase or change could adversely impact EQM's customers' earnings, cash flows and financial position and cause them to reduce their drilling in the areas in which EQM operates.

EQM is exposed to costs associated with fuel usage and other requirements.

        A certain amount of natural gas is utilized in connection with its transportation across a pipeline system and under EQM's contractual arrangements with its customers, it is entitled to retain a specified volume of natural gas in order to compensate itself for such fuel usage and other requirements. The level of fuel usage and other requirements on EQM's gathering system may exceed the natural gas volumes retained from its customers as compensation for EQM's fuel usage and other requirements pursuant to EQM's contractual agreements. In this case it will be necessary for EQM to purchase natural gas in the market to make up for the difference, which exposes EQM to commodity price risk. For the years ended December 31, 2014, 2013 and 2012, EQM's actual commodity usage volumes exceeded the amounts recovered from its gathering customers for which EQM recognized $1.6 million, $3.3 million and $4.0 million of purchased gas cost as a component of operating and maintenance expense in 2014, 2013 and 2012, respectively. Future exposure to the volatility of natural gas prices as a result of gas imbalances could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

EQM's exposure to direct commodity price risk may increase in the future.

        Although EQM intends to enter into fixed-fee contracts with new customers in the future, its efforts to obtain such contractual terms may not be successful. In addition, EQM may acquire or develop additional midstream assets in the future that do not provide services primarily based on capacity reservation charges or other fixed fee arrangements and therefore have a greater exposure to fluctuations in commodity price risk than its current operations. Future exposure to the volatility of natural gas prices, including regional basis differentials, as a result of EQM's future contracts could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us.

EQM does not own all of the land on which its pipelines and facilities are located, which could disrupt its operations.

        EQM does not own all of the land on which its pipelines and facilities have been constructed, and it is therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if it does not have valid rights-of-way, if such rights-of-way lapse or terminate or if its facilities are not properly located within the boundaries of such rights-of-way. Although many of these rights are perpetual in nature, EQM occasionally obtain the rights to construct and operate its pipelines on land owned by third parties and governmental agencies for a specific period of time. If EQM were to be unsuccessful in renegotiating rights-of-way, it might have to institute condemnation proceedings on its FERC-regulated assets or relocate its facilities for non-regulated assets. A loss of rights-of-way or a relocation could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and on its ability to make distributions to its unitholders, including us.

Any significant and prolonged change in or stabilization of natural gas prices could have a negative impact on EQM's natural gas storage business.

        Historically, natural gas prices have been seasonal and volatile, which has enhanced demand for EQM's storage services. The natural gas storage business has benefited from significant price fluctuations resulting from seasonal price sensitivity, which impacts the level of demand for EQM's services and the rates it is able to charge for such services. On a system-wide basis, natural gas is typically injected into storage between April and October when natural gas prices are generally lower and withdrawn during the winter months of November through March when natural gas prices are typically higher. However, the market for natural gas may not continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased production capacity or otherwise, the demand for EQM's storage services and the prices that EQM will be able to charge for those services may decline.

        In addition to volatility and seasonality, an extended period of high natural gas prices would increase the cost of acquiring base gas and likely place upward pressure on the costs of associated storage expansion activities. For instance, the settlement approved by the FERC in EQM's most recent rate case included a provision allowing EQM to recover 7.1 Bcf of storage base gas through its transmission fuel retention percentage. Under the Settlement related to the PSCT, the transmission fuel retention percentage was reduced from 3.72% to 2.72% effective April 1, 2013. The Settlement also eliminated the tracking mechanism that related to the recovery of 7.1 Bcf of storage base gas. To the extent EQM needs to replace storage base gas under the terms of the Settlement, it may not be able to recover the cost of acquiring such base gas from its customers and will be subject to commodity price risk. An extended period of low natural gas prices could adversely impact storage values for some period of time until market conditions adjust. These commodity price impacts could have a negative impact on EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

Restrictions in EQM's credit facility could adversely affect its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders.

        EQM maintains a credit facility with a syndicate of lenders. EQM's credit facility contains various covenants and restrictive provisions that limit EQM's ability to, among other things:

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  incur or guarantee additional debt;

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  make distributions on or redeem or repurchase units;

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  make certain investments and acquisitions;

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  incur certain liens or permit them to exist;

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  enter into certain types of transactions with affiliates;

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  merge or consolidate with another company; and

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  transfer, sell or otherwise dispose of assets.

        EQM's credit facility also contains a covenant requiring EQM to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions). EQM's ability to meet these covenants can be affected by events beyond its control and EQM cannot assure its unitholders that it will meet these covenants. In addition, EQM's credit facility contains events of default customary for such facilities, including the occurrence of a change of control (which will occur if EQT fails to control EQM GP, EQM fails to own 100% of Equitrans, L.P., or EQM GP fails to be EQM's general partner).

        The provisions of EQM's credit facility may affect EQM's ability to obtain future financing and pursue attractive business opportunities and its flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of EQM's credit facility could result in an event of default, which could enable EQM's lenders to, subject to the terms and conditions of the credit facility, declare any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of EQM's debt is accelerated, EQM's assets may be insufficient to repay such debt in full, and its unitholders could experience a partial or total loss of their investment. The credit facility also has cross default provisions that apply to any other indebtedness EQM may have with an aggregate principal amount in excess of $15.0 million.

EQM's future debt levels may limit its flexibility to obtain financing and to pursue other business opportunities.

        EQM has the ability to incur debt, subject to limitations in its credit facility. EQM's level of debt could have important consequences to EQM, including the following:

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  EQM's ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  EQM's funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of its cash flow required to make interest payments on its debt;

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  EQM may be more vulnerable to competitive pressures or a downturn in its business or the economy generally; and

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  EQM's flexibility in responding to changing business and economic conditions may be limited.

        EQM's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond its control. If EQM's operating results are not sufficient to service its current or future indebtedness, EQM will be forced to take actions such as reducing distributions, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. EQM may not be able to effect any of these actions on satisfactory terms or at all.

The credit and risk profile of EQM GP and its owner, EQT, could adversely affect EQM's credit ratings and risk profile, which could increase EQM's ultimate borrowing costs or hinder its ability to raise capital.

        The credit and business risk profiles of EQM GP and EQT may be factors considered in credit evaluations of EQM. This is because EQM GP, which is owned by EQT through EQT's ownership in us, controls EQM's business activities, including its cash distribution policy and growth strategy. Any adverse change in the financial condition of EQT, including the degree of its financial leverage and its dependence on cash flow from EQM to service its indebtedness, or a downgrade of EQT's investment grade credit rating, may adversely affect EQM's credit ratings and risk profile.

EQM may enter into joint ventures that might restrict its operational and corporate flexibility.

        EQM may from time to time enter into joint venture arrangements with third parties. Joint venture arrangements may restrict EQM's operational and corporate flexibility. Moreover, joint venture arrangements involve various risks and uncertainties, such as committing EQM to fund operating and/or capital expenditures, the timing and amount of which EQM may not control, and EQM's joint venture partners may not satisfy their financial obligations to the joint venture.

A downgrade of EQM's credit ratings, which are determined by independent third parties, could impact EQM's liquidity, access to capital, and its costs of doing business.

        A downgrade of EQM's credit ratings might increase its cost of borrowing, negatively impacting its liquidity and diminishing its financial results. In addition, EQM's ability to access capital markets could be limited by a downgrade of its credit ratings as well as by economic, market or other disruptions. An increase in the level of EQM's indebtedness in the future may result in a downgrade in the ratings that are assigned to its debt.

        Credit rating agencies perform an independent analysis when assigning credit ratings. This analysis includes a number of criteria such as business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are subject to revision or withdrawal at any time by the ratings agencies.

Increases in interest rates could adversely impact demand for EQM's storage capacity, its unit price, its ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

        There is a financing cost for EQM's customers to store natural gas in its storage facilities. That financing cost is impacted by the cost of capital or interest rates incurred by the customer in addition to the commodity cost of the natural gas in inventory. Absent other factors, a higher financing cost adversely impacts the economics of storing natural gas for future sale. As a result, a significant increase in interest rates could adversely affect the demand for EQM's storage capacity independent of other market factors.

        In addition, interest rates on future credit facilities and debt securities could be higher than current levels, causing EQM's financing costs to increase. As with other yield-oriented securities, EQM's unit price is impacted by the level of its cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in EQM's units, and a rising interest rate environment could have an adverse impact on EQM's unit price, its ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

The amount of cash EQM has available for distribution to unitholders depends primarily on its cash flow rather than on its profitability, which may prevent EQM from making distributions, even during periods in which EQM records net income.

        The amount of cash EQM has available for distribution depends primarily upon its cash flow and not solely on profitability, which will be affected by non-cash items. As a result, EQM may make cash distributions during periods when it records losses for financial accounting purposes and may not make cash distributions during periods when it records net earnings for financial accounting purposes.

        EQM typically does not obtain independent evaluations of natural gas reserves connected to its systems. Accordingly, EQM does not have independent estimates of total reserves connected to its systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to EQM's systems are less than EQM anticipates, or the timeline for the development of reserves is longer than EQM anticipates, and EQM is unable to secure additional sources of natural gas, there could be a material adverse effect on its business, results of operations, financial condition and its ability to make cash distributions to its unitholders, including us.

The lack of diversification of EQM's assets and geographic locations could adversely affect its ability to make distributions to its unitholders.

        EQM relies exclusively on revenues generated from transmission, storage and gathering systems, which are exclusively located in the Appalachian Basin in Pennsylvania and West Virginia. Due to EQM's lack of diversification in assets and geographic location, an adverse development in these businesses or EQM's areas of operations, including adverse developments due to catastrophic events, weather, regulatory action and decreases in demand for natural gas, could have a significantly greater impact on EQM's results of operations and distributable cash flow to its unitholders than if EQM maintained more diverse assets and locations.

Terrorist or cyber security attacks or threats thereof aimed at EQM's facilities or surrounding areas could adversely affect its business.

        EQM's business has become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications, to operate its businesses, and the maintenance of EQM's financial and other records has long been dependent upon such technologies. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Deliberate attacks on, or unintentional events affecting, EQM's systems or infrastructure, the systems or infrastructure of third parties or the cloud could lead to corruption or loss of EQM's proprietary data and potentially sensitive data, delays in delivery of natural gas and NGLs, difficulty in completing and settling transactions, challenges in maintaining EQM's books and records, environmental damage, communication interruptions, other operational disruptions and third party liability. Further, as cyber incidents continue to evolve, EQM may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents.

Tax Risks to Our Common Unitholders

        In addition to reading the following risk factors, you should read "Material Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. Likewise, EQM's tax treatment depends on its status as a partnership for federal income tax purposes. If the IRS were to treat EQM or us as a corporation for federal income tax purposes or either EQM or we were to become subject to entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not currently plan to request, a ruling from the Internal Revenue Service, or IRS, on this or any other tax matter affecting us. The value of our investment in EQM depends largely on EQM being treated as a partnership for federal income tax purposes.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions to you would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our distributable cash flow to our unitholders would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes there would be a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

        Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

        If EQM were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate. Distributions to us would generally be taxable again as corporate dividends (to the extent of EQM's current and accumulated earnings and profits), and, in general, no income, gains, losses, deductions, or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our common units.

If we or EQM were subjected to a material amount of additional entity-level taxation by individual states or other taxing jurisdictions, it would reduce our distributable cash flow to our unitholders.

        Following EQM's expansion into Ohio with the OVC, we and/or EQM may be subject to an entity-level gross receipts tax in Ohio. Changes in current law may subject us or EQM to additional entity-level taxation by individual states or other taxing jurisdictions. Because of widespread budget deficits and other reasons, several states and other taxing jurisdictions are evaluating ways to subject partnerships to entity-level taxation through the imposition of income, franchise and other forms of taxation. Imposition of such additional tax on us or EQM would reduce our distributable cash flow to our unitholders. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us and EQM, or an investment in our common units or in EQM's common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, the Obama administration's budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of the U.S. Congress propose and consider such substantive changes to the existing federal income tax laws that affect publicly traded partnerships. If successful, the Obama administration's proposal or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "Material Federal Income Tax Consequences—Partnership Status." We are unable to predict whether any of these changes or other proposals will ultimately be enacted, but it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

Our unitholders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we or EQM take, the market for our common units or EQM's common units may be adversely impacted and the cost of any IRS contest will reduce our distributable cash flow to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other tax matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we or EQM take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel's conclusions or the positions we or EQM take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units or EQM's common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our distributable cash flow.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such common units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale or other disposition of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Even though the Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, these proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Our counsel has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted under by existing Treasury Regulations. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We and EQM have adopted certain valuation methodologies in determining a unitholder's allocations of income, gain, loss and deduction. The IRS may challenge these methodologies or the resulting allocations, and such a challenge could adversely affect the value of EQM's common units and our common units.

        In determining the items of income, gain, loss and deduction allocable to our and EQM's unitholders, we and EQM must routinely determine the fair market value of our respective assets. Although we or EQM may from time to time consult with professional appraisers regarding valuation matters, we and EQM make many fair market value estimates using a methodology based on the market value of our respective common units as a means to measure the fair market value of our respective assets. The IRS may challenge these valuation methods and the resulting allocations of income, gain, loss and deduction.

        A successful IRS challenge to these methods or allocations could adversely affect the timing or amount of taxable income or loss being allocated to our unitholders, or EQM's unitholders. It also could affect the amount of gain on the sale of common units by our unitholders or EQM's unitholders and could have a negative impact on the value of our common units or those of EQM or result in audit adjustments to the tax returns of our or EQM's unitholders without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Immediately following this offering, EQT will indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer of all or a portion of EQT's indirect interests in us could result in a technical termination of us as a partnership for federal income tax purposes as well as a technical termination of EQM as a partnership for federal income tax purposes due to the deemed transfer of our interests in EQM as a result of our termination. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available and/or granted by the IRS to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income, including our share of the taxable income of EQM to the extent EQM is also treated as having terminated as a partnership for federal income tax purposes. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or EQM conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. EQM owns property or conducts business in Pennsylvania and West Virginia and will be expanding into Ohio with the OVC, each of which currently impose a personal income tax on individuals. Each of these states also impose an income or gross receipts tax on corporations and other entities. As we or EQM make acquisitions or expand our business, we or EQM may own property or conduct business in additional states that impose a personal income tax. It is your responsibility to file all U.S. federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

Compliance with and changes in tax laws could adversely affect our performance.

        We are subject to extensive tax laws and regulations, including federal, state and foreign income taxes and transactional taxes such as excise, sales/use, payroll, franchise and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. Many of these tax liabilities are subject to audits by the respective taxing authority. These audits may result in additional taxes as well as interest and penalties.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the units in this offering. All of the units being sold in this offering are being offered by a subsidiary of EQT. Please read "Security Ownership of Management and Selling Unitholder." EQT intends to use the net proceeds from this offering for general corporate purposes. We expect that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $             million. EQT will pay the expenses of the offering.

 CAPITALIZATION

        The following table shows our cash and cash equivalents and the historical capitalization of EQT GP Holdings Predecessor as of December 31, 2014:

  •
  on a combined historical basis; and

  •
  on a pro forma basis after giving effect to (i) the transactions described under "Prospectus Summary—Our Structure" and (ii) the sale of                of our common units by EQT Gathering Holdings to the public, representing a        % limited partner interest in us.

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2014
	Predecessor Historical	EQT GP Holdings, LP Pro Forma
	(In thousands)
Cash and cash equivalents	$171,291	$171,291

Debt:
EQM short-term loans	$—	$—
EQM lease obligation	144,018	144,018
EQM 4.00% senior notes due 2024 (a)	492,633	492,633

Total debt	636,651	636,651
Equity and partners' capital:
Partners' capital	$(1,090,447)	$—
Common unitholders—public	—	300,000
Common unitholders—EQT	—	(1,351,843)
Noncontrolling interests	1,787,340	1,787,340

Total equity and partners' capital	696,893	735,497

Total capitalization	$1,333,544	$1,372,148

(a)
Net of unamortized discount and debt issuance costs of $7.4 million.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of December 31, 2014, after giving effect to the offering of common units at an assumed initial public offering price of $            and assuming the underwriters' option to purchase additional common units is not exercised, the net tangible book value of our assets would have been $             million, or $            per common unit. Net tangible book value excludes $             million of net intangible assets. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Initial public offering price per common unit	$
Less: Pro forma net tangible book value per unit after the offering

Immediate dilution in pro forma net tangible book value per unit attributable to purchasers in the offering (a)	$

(a)
If the initial public offering price were to increase or decrease by $1.00 per common unit, immediate dilution in net tangible book value per common unit would increase by $            or decrease by $            , respectively.

        The following table sets forth the number of common units that we will issue and the total consideration contributed to us by affiliates of our general partner and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

Units Acquired
Total Consideration
Percentage of Common Units
	Common Units		Amount	Percentage
General partner and affiliates
Purchasers in the offering

Total

 OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions upon which our cash distribution policy is based. In addition, please read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our and EQM's business. For additional information regarding our historical and pro forma operating results, you should refer to our historical and pro forma financial statements, and the notes thereto, included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing rather than retaining our available cash. It is important that you understand that our only cash-generating assets are our partnership interests in EQM, consisting of general partner units, common units and incentive distribution rights, on which we expect to receive quarterly distributions. We currently have no operations other than our ownership of these interests in EQM. Generally, our available cash is all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from EQM in respect of such quarter) after the payment of our expenses and the establishment of cash reserves. Our partnership agreement will not restrict our ability to borrow to pay distributions.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that our unitholders will receive quarterly distributions from us. We will not have an obligation to pay any distribution except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

  •
  We do not have any debt currently outstanding and, therefore, are not subject to any debt covenants. However, we anticipate that any future debt agreements could contain certain financial tests and covenants that we would have to satisfy. If we are unable to satisfy the restrictions under any future debt agreements, we could be prohibited from making a distribution to you notwithstanding our stated distribution policy.

  •
  Our general partner and EQM GP will have the authority to establish reserves for the prudent conduct of their respective businesses and for future cash distributions to our unitholders and EQM unitholders, respectively. The establishment or increase of those reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy, as well as the distributions we expect to receive from EQM. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders. Our partnership agreement provides that in order for a determination by our general partner to be made in good faith, our general partner must subjectively believe that the determination is in our best interests.

  •
  If EQM is unable to comply with future restrictions under its debt agreements, EQM could be prohibited from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated distribution policy. While the current EQM debt agreements do not contain any restrictions upon EQM's ability to distribute cash to its partners, other than in an event of default, EQM may in the future enter into other debt arrangements containing restrictions on making cash distributions.

  •
  EQM's partnership agreement authorizes EQM GP to approve any waiver, reduction, limitation or modification of or to EQM's incentive distribution rights without the consent of our or EQM's unitholders, as long as such modification does not adversely affect EQM's limited partners considered as a whole or any particular class of EQM partnership interests as compared to other classes of EQM partnership interests in any material respect. When determining whether or not to approve any such waiver or modification, EQM GP's board of directors or its conflicts committee may consider whatever information it believes appropriate in making such determination. EQM GP's board of directors or its conflicts committee must also subjectively believe that any such modification is in the best interest of EQM. Please read "Risk Factors—Risks Inherent in an Investment in Us—EQM GP, with our consent but without the consent of our unitholders, may limit or modify the incentive distributions we are entitled to receive from EQM, which may reduce cash distributions to you."

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, EQM may not make a distribution to us and we may not make a distribution to you if such distribution would cause EQM's or our liabilities to exceed the fair value of each party's respective assets, as applicable.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended by a vote of holders of a majority of our common units. At the closing of this offering, EQT will own our general partner and approximately        % of our outstanding common units.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to increases in our or EQM's operating or general and administrative expenses, principal and interest payments on debt, tax expenses, working capital requirements and anticipated cash needs of us or EQM and its subsidiaries.

Our Cash Distribution Policy Limits Our Ability to Grow

        As with most other publicly traded partnerships, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. Since our only cash-generating assets are our partnership interests in EQM, our growth will be dependent upon EQM's ability to increase its quarterly cash distributions. If we issue additional common units or incur debt, the payment of distributions on those additional common units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

EQM's Ability to Grow is Dependent on its Ability to Access External Expansion Capital

        Consistent with the terms of its partnership agreement, EQM distributes to its partners all of its available cash each quarter. As a result, it relies primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund its acquisitions and expansion capital expenditures. As a result, to the extent EQM is unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because EQM distributes all of its available cash, its growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent EQM issues additional common units and maintains or increases its distribution level per unit, the available cash that we have to distribute to our unitholders should generally increase. However, if EQM issues additional common units and is unable to maintain its distribution level, the cash that we have to distribute to our unitholders should generally decrease. In addition, the incurrence of additional debt to finance EQM's growth strategy would result in increased interest expense to EQM, which in turn may impact its distributions to us and the available cash that we have to distribute to our unitholders.

Our Initial Quarterly Distribution

Our Cash Distribution Policy

        Upon completion of this offering, we expect to pay an initial quarterly distribution of $            per common unit, or $            per common unit on an annualized basis. This equates to an aggregate cash distribution of approximately $             million per quarter (approximately $             million on an annualized basis) based on the number of common units expected to be outstanding immediately after the completion of this offering.

        Any distributions received by us from EQM related to periods prior to the closing of this offering will be distributed entirely to EQT or its affiliates. We will pay a prorated cash distribution for the first quarter that we are a publicly traded partnership. This cash distribution will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. We expect to pay this cash distribution in                        2015. However, we can provide no assurance that any distributions will be declared or paid by us. See "Risk Factors—Risks Inherent in an Investment in Us—In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions." We will pay our cash distributions within 55 days after the end of each fiscal quarter to holders of record on the applicable record date.

        The following table sets forth the number of common units expected to be outstanding upon the completion of this offering (including upon any exercise of the underwriters' option to purchase additional common units) and the aggregate cash distributions payable on these common units during the first four full quarters following the completion of this offering at our initial quarterly distribution of $            per common unit, or $            per common unit on an annualized basis.

Aggregate Distributions
Number of Units
		One Quarter	Four Quarters
Publicly held common units		$	$
Common units held by EQT		$	$

Total		$	$

        Our cash distributions will not be cumulative. Consequently, if we do not pay the initial quarterly distribution on our common units with respect to any fiscal quarter, our unitholders will not be entitled to receive such missed payments in the future.

        Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to mean generally, for each fiscal quarter, all cash on hand at the date of determination of available cash in respect of such quarter (including expected distributions from EQM in respect of such quarter):

  •
  less, the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

  •
  satisfy general, administrative and other expenses and any debt service requirements;

  •
  provide for the proper conduct of our business;

  •
  permit EQM GP to make capital contributions to EQM to maintain its 2.0% general partner interest upon the issuance of partnership securities by EQM;

  •
  comply with applicable law, any of our future debt instruments or other agreements, if any; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters;

  •
  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

        Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner, including a determination with respect to establishing cash reserves, must be made in good faith, and that any such determination will not be the subject of any other standard imposed by our partnership agreement, the Delaware Act or any other law, rule or regulation applicable to us or at equity. Our partnership agreement also provides that, in order for a determination by our general partner to be made in "good faith," our general partner must subjectively believe that the determination is in our best interests.

EQM's Cash Distribution Policy

        Like us, EQM has adopted a cash distribution policy that requires it to distribute all of its available cash to its partners on a quarterly basis. Under EQM's partnership agreement, available cash is generally defined to mean the sum of its (i) cash on hand at the end of a quarter after the payment of its expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of a quarter. EQM GP may establish cash reserves to, among other things:

  •
  satisfy general, administrative and other expenses and any debt service requirements;

  •
  provide for the proper conduct of its business;

  •
  comply with applicable law, any of its debt instruments or other agreements, if any; or

  •
  provide funds for distributions to its unitholders for any one or more of the next four quarters.

        EQM makes its quarterly distributions from cash generated from its operations, and those distributions have grown over time as its business has grown, primarily as a result of acquisitions and organic expansion projects that have been funded through external financing sources and cash from operations. For more information about EQM's cash distribution policy, please read "EQT Midstream Partners, LP's Cash Distribution Policy."

        EQM has an established record of paying quarterly cash distributions to its partners. The following table sets forth, for the periods indicated, the per unit amount and payment date of the cash distributions paid by EQM since the third quarter of 2012. EQM's cash distributions to its partners are generally paid within 45 days after the end of each quarter.

	Cash Distribution History
	Per Unit	Payment Date
2012
3rd Quarter	$0.35	November 2012
4th Quarter	$0.35	February 2013
2013
1st Quarter	$0.37	May 2013
2nd Quarter	$0.40	August 2013
3rd Quarter	$0.43	November 2013
4th Quarter	$0.46	February 2014
2014
1st Quarter	$0.49	May 2014
2nd Quarter	$0.52	August 2014
3rd Quarter	$0.55	November 2014
4th Quarter	$0.58	February 2015 (a)

(a)
The distribution for the fourth quarter of 2014 will be paid on February 13, 2015.

Overview of Presentation

        In the sections that follow, we present the basis for our belief that we will be able to pay our aggregate annualized initial quarterly distribution for the year ending December 31, 2015. In those sections, we present two tables, consisting of:

  •
  "EQT GP Holdings, LP Unaudited Pro Forma Cash Available for Distribution," in which we present the amount of available cash we would have had on a pro forma basis for the year ended December 31, 2014; and

  •
  "EQT GP Holdings, LP Estimated Minimum EQM Adjusted EBITDA," in which we present our estimate of the minimum amount of EQM adjusted EBITDA necessary for EQM to pay distributions to its partners, including us, which will enable us to have sufficient available cash to pay our aggregate annualized initial quarterly distribution for the year ending December 31, 2015 on all of our common units expected to be outstanding upon the completion of this offering.

EQT GP Holdings, LP Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2014

        Our pro forma available cash for the year ended December 31, 2014 would have been approximately $             million. This amount would have been sufficient for us to pay our aggregate annualized initial quarterly distribution of $             million on all of our common units for such period.

        Our calculation of pro forma available cash includes estimated incremental general and administrative expenses that we expect we will incur as a result of being a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses and director compensation. We expect that these items will increase our annual general and administrative expenses by approximately $2.5 million.

        The pro forma estimated amounts, upon which pro forma cash available for distribution is based, were derived from the audited financial statements and pro forma financial statements included elsewhere in this prospectus. However, cash available for distribution is generally a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution in the manner described in the table below.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2014, the amount of cash that would have been available for distribution to EQGP unitholders. Certain of the pro forma adjustments presented below are explained in the accompanying footnotes.

EQT GP Holdings, LP
Unaudited Pro Forma Cash Available for Distribution

Year Ended December 31, 2014
(in thousands)
EQT Midstream Partners, LP (a)
Net income	$232,773
Add:
Interest expense	30,856
Depreciation and amortization expense	36,599
Income tax expense (b)	12,456
Non-cash long-term compensation expense (c)	3,368
Less:
Non-cash adjustments	(1,520)
Other income	(2,349)
Capital lease payments for AVC (d)	(21,802)
Adjusted EBITDA attributable to Jupiter prior to acquisition (e)	(34,733)

EQM adjusted EBITDA (f)	$255,648
Less:
Interest expense, excluding capital lease interest	(10,968)
Ongoing maintenance capital expenditures, net of reimbursements	(15,196)

EQM distributable cash flow (g)	$229,484

Pro forma cash distributed by EQM (h)
Distributions to public unitholders of EQM	$91,379
Distributions to EQGP:
2% general partner interest	3,294
Incentive distribution rights	20,631
Common units	49,415

Total distributions to EQGP	73,340

Total pro forma cash distributions by EQM	$164,719

EQM's excess distributable cash flow	$64,765
EQT GP Holdings, LP
Pro forma distributions received by EQGP from EQM	$73,341
Less:
General and administrative expenses (i)	(2,500)
Cash reserves	—

Pro forma cash available for distribution by EQGP	$70,841

Pro forma cash distributed by EQGP:
Pro forma distributions to common unitholders—public
Pro forma distributions to common unitholders—EQT

Total pro forma cash distributions by EQGP	$

(a)
This table and the table in note (f) reconcile EQM's adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures. The amounts presented reflect EQM's actual results as reported for the year ended December 31, 2014 included in EQM's reconciliation of non-GAAP financial measures in Item 7 of EQM's Annual Report on Form 10-K for the year ended December 31, 2014.

(b)
From and after its IPO on July 2, 2012, EQM has not been subject to U.S. federal and state income taxes. Income earned prior to the EQM IPO was subject to federal and state income tax. The Jupiter Acquisition on May 7, 2014 was a transfer between entities under common control for which the consolidated financial statements of EQM have been retrospectively recast to reflect the combined entities. Accordingly, the amount deducted in respect of income taxes is attributable to Jupiter's operations prior to acquisition by EQM on May 7, 2014.

(c)
Represents the amount of equity-based compensation expense incurred by EQM that will not be settled in cash. The portion of compensation expense associated with awards, if any, that are certain to be settled in cash are not considered as an adjustment in calculating adjusted EBITDA.

(d)
Operating revenues and operating expenses related to the AVC facilities do not have an impact on adjusted EBITDA or distributable cash flow as the excess of the AVC revenues over operating and maintenance and selling, general and administrative expenses is paid to EQT as the current monthly lease payment. Capital lease payments presented are the amounts incurred on an accrual basis and do not reflect the timing of actual cash payments. These lease payments are generally made on a one month lag.

(e)
On May 7, 2014, EQM completed the acquisition of Jupiter. Because the acquisition of Jupiter was a transaction between entities under common control, EQM retrospectively recast its financial statements to reflect this transaction. Adjusted EBITDA attributable to Jupiter for periods prior to the acquisition are excluded from EQM's adjusted EBITDA calculations as these amounts were generated by Jupiter prior to EQM's acquisition; therefore, they were not amounts available for distribution to EQM's unitholders. Adjusted EBITDA attributable to Jupiter for 2014 prior to the acquisition was calculated as net income of $20.1 million plus depreciation and amortization expense of $2.1 million plus income tax expense of $12.5 million.

(f)
EQM defines adjusted EBITDA as net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable) and non-cash long-term compensation expense less other non-cash adjustments (if applicable), other income, capital lease payments and Jupiter adjusted EBITDA prior to the Jupiter Acquisition. We have reconciled EQM's net income to adjusted EBITDA in the table above. The table below reconciles EQM's net cash provided by operating activities for 2014 to EQM's adjusted EBITDA (in thousands).

Net cash provided by operating activities	$257,524
Adjustments:
Interest expense	30,856
Current tax expense (benefit)	12,028
Capital lease payments for AVC	(21,802)
Adjusted EBITDA attributable to Jupiter prior to acquisition	(34,733)
Other, including changes in working capital	11,775

Adjusted EBITDA	$255,648

(g)
EQM defines distributable cash flow as adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of reimbursements.

(h)
Reflects pro forma distributions for the period shown. These amounts assume 60,687,170 EQM common units and 1,238,514 general partner units were outstanding throughout the year ended December 31, 2014 and EQM's current quarterly distribution rate was $0.58 per unit on an annualized basis.

(i)
Represents our estimated incremental selling, general and administrative expenses associated with being a publicly traded partnership such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses and director compensation.

Estimated Minimum EQM Adjusted EBITDA Necessary for Us to Pay the Aggregate Annualized Initial Quarterly Distribution for the Year Ending December 31, 2015

        In the table below, we show the minimum adjusted EBITDA that EQM would need to generate during the year ending December 31, 2015 necessary for us to be able to pay the initial quarterly distribution on all of our common units.

        We believe that our partnership interests in EQM, including the incentive distribution rights, will generate sufficient cash flow to enable us to pay the aggregate annualized initial quarterly distribution on all of our common units for the year ending December 31, 2015. You should read the material assumptions and considerations to the table below underlying this belief. Our belief is based on several assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect EQM to take. While we believe that these assumptions are reasonable in light of our current expectations regarding future events, the assumptions underlying our belief are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If EQM's expected results of operations are not realized, the amount of cash that EQM distributes to us could be substantially less than that currently expected and could, therefore, be insufficient to permit us to pay the initial quarterly distribution, or any distribution, on our common units, which could cause the market price of our common units to decline materially. Consequently, our belief that we will have sufficient available cash to pay the initial quarterly distribution on all of our common units for the year ending December 31, 2015 should not be regarded as a representation by us, the underwriters or any other person that we will declare and pay such a distribution.

        We have prepared the table below and related disclosure to substantiate our belief that we will have sufficient available cash to pay the aggregate annualized initial quarterly distribution on all of our common units for the year ending December 31, 2015. The statements below are forward-looking statements and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The financial information below was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate sufficient available cash to pay the aggregate annualized initial quarterly distribution on all of our common units for the year ending December 31, 2015. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and we undertake no obligation to release publicly the results of any future revisions we may make to this financial information to reflect events or circumstances after the date of this prospectus. As a result, readers of this prospectus are cautioned not to place undue reliance on this financial information.

        Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

        When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth in the table below.

 EQT GP Holdings, LP
Estimated Minimum Cash Available for Distribution by EQM
Based on Estimated Minimum EQM Adjusted EBITDA
(Unaudited)

Year Ending December 31, 2015
(in millions, except per unit data)
EQT Midstream Partners, LP
Operating revenues	$336.9
Less:
Operating and maintenance expense	(48.7)
Selling, general and administrative expense	(39.0)
Depreciation and amortization expense	(39.4)

Total operating expenses	(127.1)

Operating income	209.8
Other income (a)	2.9
Interest expense (b)	(43.6)

Net income	169.1
Add:
Depreciation and amortization expense	39.4
Interest expense (b)	43.6
Non-cash long-term compensation expense	3.4
Less:
Other income (a)	(2.9)
Capital lease payments for the AVC (c)	(28.2)

Estimated minimum EQM adjusted EBITDA	224.4
Less:
Interest, excluding capital lease interest	(24.1)
Ongoing maintenance capital expenditures, net of reimbursements (d)	(30.0)
Expansion capital expenditures	(395.0)
Plus:
Borrowings to fund expansion capital expenditures	395.0

Estimated minimum cash available for distribution by EQM	$170.3

Distributions to EQM Unitholders
Assumed annualized EQM distribution per unit ($0.58 per unit per quarter)	$2.32
Distributions to non-affiliated owners of EQM	$91.4
Distributions to EQT GP Holdings, LP
2% general partner interest	3.3
Incentive distribution rights	20.6
Limited partner units	49.4

Total distributions to EQT GP Holdings, LP	$73.3

Total distributions of EQT Midstream Partners, LP	$164.7

EQM's excess distributable cash flow	$5.6
EQT GP Holdings, LP
Distributions from EQT Midstream Partners, LP	$73.3
Less:
Selling, general and administrative expense	(2.5)

Estimated available cash of EQT GP Holdings, LP	$70.8
Aggregate Annualized Initial Quarterly Distribution of EQT GP Holdings, LP
Distributions to common unitholders—public
Distributions to common unitholders—EQT

Total Aggregate Annualized Initial Quarterly Distribution	$70.8
Annualized Initial Quarterly Distribution per Unit

(a)
Primarily represents the equity portion of allowance for funds used during construction.

(b)
Includes non-cash interest on the capital lease for the AVC facilities.

(c)
Operating revenues and expenses related to the AVC facilities do not have an impact on estimated minimum adjusted EBITDA or estimated minimum cash available for distribution by EQM as the excess of the AVC revenues over operating and maintenance and selling, general and administrative expenses is paid to EQT as the current monthly lease payment.

(d)
Reflects EQM's publicly announced maintenance capital expenditure budget for 2015. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Capital Requirements."

Assumptions and Considerations Related to the Estimated Minimum Cash Available for Distribution by EQM Based on Estimated Minimum EQM Adjusted EBITDA

        In order for us to have sufficient available cash to pay the aggregate annualized initial quarterly distribution on all of our outstanding common units for the year ending December 31, 2015, we will need to receive cash distributions from EQM of at least $73.3 million. We base this amount on the number of our common units outstanding at the closing of this offering, which we assume will remain constant through the end of the year. There will be no increase in the number of our common units if the underwriters exercise their option to purchase additional common units as all of the units sold in this offering are being sold by the selling unitholder. We have established the initial quarterly distribution rate on the assumption that EQM's per unit distribution each quarter will be at least $0.58 (or $2.32 per common unit on an annualized basis), which is the amount of EQM's announced fourth quarter distribution, and that EQM will not issue additional units during the year. In order for EQM to pay us at least $73.3 million in cash distributions, we calculate that EQM will need to generate adjusted EBITDA of at least $224.4 million for the year ending December 31, 2015, as compared to adjusted EBITDA of $255.6 million for the year ended December 31, 2014 (or $290.4 million giving full effect to the EBITDA attributable to Jupiter prior to its acquisition).

        The estimated minimum cash available for distribution presented in the table above is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of EQM revenues and adjusted EBITDA necessary for EQM to pay distributions to its partners, including us, which will enable us to have sufficient available cash to pay the initial quarterly distribution of $            per common unit per quarter (or $            per common unit on an annualized basis) on our common units for the year ending December 31, 2015. In calculating estimated EQM adjusted EBITDA, we have annualized EQM's 2014 fourth quarter revenues and expenses. We believe this is a conservative assumption as we only assumed revenues generated from charges under fixed-fee firm contracts while assuming operating expenses for all of EQM's operations. The baseline estimate of EQM revenues and adjusted EBITDA should not be viewed as management's full projection of EQM's expected operating results and financial performance for the year ending December 31, 2015, nor is such baseline estimate intended to modify or replace the guidance that EQM has previously provided publicly. As discussed in more detail below under "—Distributions from EQM to EQT GP Holdings, LP", our management believes that EQM's adjusted EBITDA during the year ending December 31, 2015 will exceed the amount of estimated minimum EQM adjusted EBITDA presented herein.

Operating Revenues

        A significant portion of EQM's revenue is generated from charges under long-term fixed-fee firm contracts, which have a weighted average remaining term of approximately 17 years for transmission and storage contracts and approximately 10 years for firm gathering contracts as of December 31, 2014. Under fixed-fee firm contracts, EQM will receive reservation revenues regardless of the actual throughput on its pipelines; in addition, EQM may also collect usage charges when a firm transmission customer uses the capacity it has reserved under these firm contracts. We assume EQM's revenues will be $336.9 million for the year ending December 31, 2015 compared to total revenues of $393.0 million generated for the year ended December 31, 2014. EQM's assumed 2015 revenue is based on the annualized long-term fixed-fee firm contract reservation and usage revenue for transmission, storage and gathering generated during the quarter ended December 31, 2014.

Operating and Maintenance Expense

        We assume EQM's operating and maintenance expense for the year ending December 31, 2015 of approximately $48.7 million compared to $45.4 million for the year ended December 31, 2014. Our expense assumption for the year ending December 31, 2015 is based on an annualization of the expenses incurred during the quarter ended December 31, 2014. Operating and maintenance expense is comprised primarily of pipeline and compression operating and maintenance costs, non-income taxes, direct labor costs, insurance costs and contract services.

Selling, General and Administrative Expense

        We assume selling, general and administrative expense for the year ending December 31, 2015 of approximately $39.0 million compared to $37.2 million for the year ended December 31, 2014. Our expense assumption for the year ending December 31, 2015 is based on an annualization of the expenses incurred during the quarter ended December 31, 2014 excluding certain one-time items that were incurred in that quarter but are not expected to be incurred during the year ending December 31, 2015.

Depreciation and Amortization Expense

        We assume depreciation and amortization expense for the year ending December 31, 2015 of approximately $39.4 million compared to $36.6 million for the year ended December 31, 2014. Our expense assumption for the year ending December 31, 2015 is based on an annualization of depreciation and amortization expense incurred during the quarter ended December 31, 2014, which reflects the increased depreciation attributable to the new infrastructure placed into service during the fourth quarter of 2014.

Interest Expense

        We assume interest expense for the year ending December 31, 2015 of approximately $43.6 million compared to $30.9 million for the year ended December 31, 2014. Our interest expense assumption for the year ending December 31, 2015 is based on an annualization of interest incurred during the quarter ended December 31, 2014 plus an assumed interest rate of 2.05% on the borrowings used to fund expansion capital expenditures. The assumed increase from 2014 is primarily attributable to interest on the $500 million of 4.00% Senior Notes that EQM issued during the third quarter of 2014. We have not assumed any interest income on EQM's beginning cash balance or excess cash generated from operations, nor have we assumed that any of the cash balance is used to fund expansion capital expenditures.

Allegheny Valley Connector

        EQM entered into a lease with EQT for the AVC facilities on December 17, 2013 pursuant to which EQM operates the AVC facilities. The lease payment EQM is required to make to EQT is designed to transfer any revenues in excess of EQM's costs of operating the AVC facilities to EQT. As a result, the AVC lease will not have a net positive or negative impact on our estimated minimum cash available for distribution. We assume AVC lease payments for the year ending December 31, 2015 of approximately $28.2 million compared to $21.8 million for the year ended December 31, 2014. Our lease payment assumption for the year ending December 31, 2015 is based on an annualization of the lease payment incurred during the quarter ended December 31, 2014. The increase in the assumed lease payment is a result of higher firm transmission and storage contracted capacity assumed on the AVC facilities.

Capital Expenditures and Related Borrowings

        We assume ongoing maintenance capital expenditures of approximately $30.0 million for the year ending December 31, 2015, as compared to $15.2 million for the year ended December 31, 2014. The assumed increase is primarily related to EQM's growing asset base and asset maintenance schedule, as reflected in EQM's publicly announced capital expenditure budget for 2015. Ongoing maintenance capital expenditures are capital expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, EQM's operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to refurbish and replace pipelines to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

        We assume expansion capital expenditures, which include capital contributions to the MVP, of approximately $395.0 million for the year ending December 31, 2015, as compared to $221.8 million for the year ended December 31, 2014. The assumed increase is primarily attributable to amounts EQM anticipates spending on the OVC, the MVP, the Equitrans transmission expansion projects and gathering projects during the year, as reflected in EQM's publicly announced capital expenditure budget for 2015. Expansion capital expenditures are capital expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

        EQM expects to fund future capital expenditures primarily through cash on hand, cash generated from operations, availability under the EQM's credit facility, debt offerings and the issuance of additional partnership units. Although some expenditures may initially be funded entirely with borrowings, portions of these borrowings are typically repaid with equity proceeds consistent with EQM's stated intention to fund expansion capital expenditures with a mix of equity, long-term debt and excess cash flow. Our forecast assumes EQM does not issue any additional equity or debt securities and all expansion capital expenditures are funded with the credit facility during the year ending December 31, 2015.

Distributions from EQM to EQT GP Holdings, LP

        Distributions from EQM to EQT GP Holdings, LP assumes the following:

  •
  EQM will pay a quarterly cash distribution of $0.58 per EQM limited partner unit for each quarter, which per unit distribution amount is equal to the announced EQM cash distribution for the fourth quarter of 2014; and

  •
  60,687,170 EQM limited partner units and 1,238,514 EQM general partner units will be outstanding from the closing of this offering through the end of the year.

        We believe that it is reasonable to expect EQM to achieve the financial performance necessary to generate the estimated minimum adjusted EBITDA and maintain, at a minimum, its current distribution level due to the following:

  •
  EQM's assets are strategically located in the Marcellus Shale, where EQT is a prominent producer with 8.7 Tcfe of total proved reserves in the Marcellus as of December 31, 2014 and has increased annual production in the Marcellus by 38% from 2013 to 2014.

  •
  EQM's reported 2014 adjusted EBITDA reflects only a partial impact of the following, whereas its operating results for the year ending December 31, 2015 will include the impact for the full year:

  •
  EQM acquired the Jupiter gathering system in May 2014. If EQM had owned Jupiter for the full year in 2014, EQM's adjusted EBITDA would have been approximately $34.7 million higher. Pursuant to the Jupiter Gas Gathering Agreement, EQT's firm capacity subscribed under the agreement increased by 200 MMcf per day effective December 1, 2014 and by an additional 150 MMcf per day effective January 1, 2015. In total, this expansion added approximately 350 MMcf per day of compression capacity and cost approximately $71 million. There are further expansions expected to be completed on Jupiter in 2015;

  •
  EQM completed a project for Antero Resources in the fourth quarter of 2014 that added approximately 100 MMcf per day of capacity to EQM's transmission system at a cost of approximately $16 million. The incremental capacity is supported by an agreement that is primarily fixed-fee, demand based with a 10-year term as of the fourth quarter of 2014;

  •
  EQM completed a project for Range Resources in the fourth quarter of 2014, which added approximately 100 MMcf per day of capacity to EQM's transmission system at a cost of approximately $15 million. The incremental capacity is underpinned by a 10-year minimum volume commitment from Range Resources as of the fourth quarter of 2014; and

  •
  Other gathering projects, for which EQM plans to invest approximately $40 million in gathering infrastructure for third-party producers in 2015.

  •
  The Estimated Minimum EQM Adjusted EBITDA for the year ending December 31, 2015 does not include any operating income from the following additional organic growth projects of EQM as they will not be on line in 2015:

  •
  The Ohio Valley Connector project, consisting of a 36-mile pipeline that will provide approximately 850 BBtu per day of transmission capacity at an estimated cost of $300 million. The OVC is expected to be placed into service by mid-year 2016. EQM has entered into a 20-year precedent agreement with EQT for a total of 650 BBtu per day of firm transmission capacity on the OVC; and

  •
  The Mountain Valley Pipeline project, a joint venture with an affiliate of NextEra Energy, Inc., which consists of a 300-mile FERC regulated pipeline. The joint venture has secured a total of 2.0 Bcf/d firm capacity commitments at 20-year terms and is expected to be placed into service in the fourth quarter of 2018.

EQGP Selling, General and Administrative Expenses

        We estimate that our incremental selling, general and administrative expenses associated with being a publicly traded partnership will be approximately $2.5 million for the year ending December 31, 2015.

Other Assumptions

        Other assumptions underlying our Minimum Adjusted EBITDA of EQT Midstream Partners, LP include:

  •
  EQM does not consummate any material acquisitions from EQT or third parties during the year ending December 31, 2015.

  •
  EQM does not issue any limited partner units, general partner units or other partnership securities during the year ending December 31, 2015.

  •
  Our general partner does not approve any waiver, reduction, limitation or modification of or to EQM's incentive distribution rights that would alter incentive distributions during the year ending December 31, 2015.

  •
  EQM will remain in compliance with the restrictive financial covenants in its existing and future debt agreements such that our ability to pay distributions to our unitholders will not be encumbered.

  •
  There will not be any new federal, state or local regulation of the portions of the energy industry in which we and EQM operate, or any new interpretations of existing regulations, that will be materially adverse to our or EQM's business.

  •
  There will not be any major adverse change in the portions of the energy industry in which we and EQM operate resulting from supply or production disruptions, reduced demand for our products or services, or significant changes in the market prices of natural gas or NGLs.

  •
  Market, insurance and overall economic conditions will not change substantially.

        We cannot assure you that any of the assumptions summarized above, or any other assumptions upon which our Estimated Minimum EQM Adjusted EBITDA is based, will prove to be correct. If the assumptions are incorrect or not achieved, we may not have sufficient available cash to make the contemplated distributions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

        Our partnership agreement requires that, within 55 days after the end of each quarter, beginning with the quarter ending                         2015, we distribute all of our available cash to unitholders of record on the applicable record date. We will prorate the initial quarterly distribution for the period from the closing of the offering through the last day of the fiscal quarter in which the offering closes.

Definition of Available Cash

        Available cash is defined in our partnership agreement and generally means, for each fiscal quarter, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from EQM in respect of such quarter):

  •
  less, the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

  •
  satisfy general, administrative and other expenses and any debt service requirements;

  •
  provide for the proper conduct of our business;

  •
  permit EQM GP to make capital contributions to EQM if we choose to maintain our 2.0% general partner interest upon the issuance of additional partnership securities by EQM;

  •
  comply with applicable law, any of our future debt instruments or other agreements; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters;

  •
  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

General Partner Interest

        Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may own common units or other equity securities in us and is entitled to receive cash distributions on any such interests.

Adjustments to Capital Accounts

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Our Sources of Distributable Cash

        Our only cash-generating assets are our partnership interests in EQM. Therefore, our cash flow and resulting ability to make cash distributions will be completely dependent upon the ability of EQM to make cash distributions in respect of those partnership interests. The actual amount of cash that EQM will have available for distribution will primarily depend on the amount of cash it generates from its operations. The actual amount of this cash will fluctuate from quarter to quarter based on certain factors, including:

  •
  the level of capital expenditures it makes;

  •
  the level of its operating and maintenance and general and administrative costs;

  •
  its debt service requirements and other liabilities;

  •
  fluctuations in its working capital needs;

  •
  its ability to borrow funds and access capital markets;

  •
  its treatment as a flow-through entity for U.S. federal income tax purposes;

  •
  restrictions contained in debt agreements to which it is a party; and

  •
  the amount of cash reserves established by EQM GP.

Please read "Risk Factors—Risks Inherent in an Investment in Us—Our only cash-generating assets are our ownership interests in EQM, and our cash flow is therefore completely dependent upon the ability of EQM to make cash distributions to its partners."

Our Partnership Interests in EQM

        All of our cash flows are generated from the cash distributions we receive with respect to our partnership interests in EQM, which upon completion of this offering will consist of the following:

  •
  a 2.0% general partner interest in EQM;

  •
  all of the incentive distribution rights in EQM, which entitle us to receive increasing percentages, up to the maximum level of 48.0%, of any incremental cash distributed by EQM as certain target distribution levels are reached in any quarter; and

  •
  21,299,670 EQM limited partner units, representing a 34.4% limited partner interest in EQM.

Distributions by EQM of Available Cash from Operating Surplus

        EQM's partnership agreement provides that distributions of available cash from operating surplus for any quarter will be made in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to EQM GP until EQM distributes for each outstanding unit an amount equal to the minimum quarterly distribution of $0.3500 per unit; and

  •
  thereafter, in the manner described in "—EQM Incentive Distribution Rights" below.

EQM Incentive Distribution Rights

        The right of EQM GP, our wholly owned subsidiary and the general partner of EQM, to receive incentive distributions is contained in EQM's partnership agreement. EQM's partnership agreement provides that if a quarterly cash distribution to EQM's unitholders exceeds a target of $0.4025 per common unit, then EQM will distribute any additional available cash from operating surplus for that quarter among the unitholders and its general partner, EQM GP, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to EQM GP, until each unitholder receives a total of $0.4025 per unit for that quarter (first target distribution);

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to EQM GP, until each unitholder receives a total of $0.4375 per unit for that quarter (second target distribution);

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to EQM GP, until each unitholder receives a total of $0.5250 per unit for that quarter (third target distribution); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to EQM GP.

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table shows the selected historical and pro forma financial and operating data of EQT GP Holdings Predecessor, and selected pro forma financial data of EQT GP Holdings, LP as of the dates and for the periods indicated. The selected historical combined statements of operations and cash flow data for the years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014 and 2013 are derived from our audited historical combined financial statements included elsewhere in this prospectus. The selected historical combined balance sheet data as of December 31, 2012, 2011 and 2010 and statement of operations data for the years ended December 31, 2011 and 2010 is derived from our unaudited historical combined financial statements not included in this prospectus. This financial information is an integral part of, and should be read in conjunction with, the combined financial statements and notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The selected historical combined financial statements of our Predecessor include the assets, liabilities and results of operations of EQM GP and EQM LP. Prior to this offering and the transactions described in "Prospectus Summary—Our Structure," EQM GP and EQM LP were wholly owned subsidiaries of EQT and directly held EQT's partnership interests in EQM, with EQM GP holding the EQM general partner and incentive distribution rights interests and EQM LP holding EQT's limited partner interest in EQM. Because EQM GP controls EQM through its general partner interest, the historical financial statements of EQM and its consolidated subsidiaries are also included in the combined financial statements of our Predecessor.

        We have no separate operating activities apart from those conducted by EQM, and our cash flows consist solely of distributions from EQM on the partnership interests we own, including the incentive distribution rights. Accordingly, the selected historical financial data set forth in the following table primarily reflect the operating activities and results of operations of EQM. The limited partner interests in EQM owned by the public are reflected as noncontrolling interests on our balance sheet and the public unitholders' (non-affiliated partners') share of income from EQM is reflected as a reduction of net income available to us in our results of operations.

        The unaudited pro forma financial data presented below have been prepared as if certain transactions to be effected at the closing of this offering had taken place on January 1, 2014. These transactions include:

  •
  The consummation of the transactions described under "Prospectus Summary—Our Structure"; and

  •
  The sale of            of our common units by EQT Gathering Holdings to the public, representing a        % limited partner interest in us.

        For a description of all of the assumptions used in preparing the unaudited selected pro forma financial data, you should read the notes to our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. The pro forma financial data should not be considered as indicative of the historical results we would have had or the future results that we will have after this offering.

	Pro Forma	Historical
	Year Ended December 31,	Year Ended December 31,
	2014	2014	2013	2012	2011	2010
	(unaudited)				(unaudited)
	(In thousands, except per unit and operating data)
Statement of Operations Data:
Total operating revenues	$392,959	$392,959	$303,712	$200,005	$150,986	$115,228
Operating expenses:
Operating and maintenance	45,434	45,434	35,578	34,250	29,314	26,012
Selling, general and administrative (a)	37,190	37,190	29,101	21,202	19,677	19,269
Depreciation and amortization	36,599	36,599	25,924	19,531	14,286	12,045

Total operating expenses	119,223	119,223	90,603	74,983	63,277	57,326

Operating income	273,736	273,736	213,109	125,022	87,709	57,902
Other income	2,349	2,349	1,242	8,228	3,826	498
Interest expense	30,856	30,856	1,672	2,944	5,051	5,164
Income tax expense (b)	12,456	51,370	73,470	43,578	33,254	21,493

Net income	232,773	193,859	139,209	86,728	53,230	31,743
Net income attributable to noncontrolling interests	124,025	124,025	47,243	13,016	—	—

Net income attributable to EQT GP Holdings Predecessor	$108,748	$69,834	$91,966	$73,712	$53,230	$31,743

Pro forma net income per EQGP common unit	$
Balance Sheet Data (at period end and audited as of December 31, 2013 and 2014):
Total assets	$1,467,106	$1,804,433	$1,293,597	$1,189,264	$612,669	$474,097
Property, plant and equipment, net	$1,222,961	$1,222,961	$994,943	$781,763	$569,054	$402,587
Long-term debt	$492,633	$492,633	—	—	—	—
Long-term debt—affiliate	—	—	—	—	$135,235	$135,235
Long-term lease obligation (c)	$143,828	$143,828	$133,733	—	—	—
Total equity and partners' capital	$735,497	$696,893	$883,927	$949,264	$247,507	$181,791
Cash Flow Data:
Net cash provided by (used in):
Operating activities		$257,556	$221,387	$173,046	$136,811	$(27,406)
Investing activities		$(372,113)	$(121,431)	$(214,880)	$(163,637)	$(85,436)
Financing activities		$37,860	$(214,663)	$404,529	$12,486	$107,905
Operating Data (unaudited):
Transmission pipeline throughput (BBtu per day)		1,794	1,146	606	397	204
Gathered volumes (BBtu per day)		743	629	339	250	139
Capital expenditures		$245,148	$108,243	$223,261	$170,852	$83,864

(a)
Pro forma selling, general and administrative expenses do not give effect to annual incremental selling, general and administrative expenses of approximately $2.5 million that we expect to incur as a result of being a publicly traded partnership.

(b)
Due to our limited partnership structure, we, like EQM, will not be subject to U.S. federal income tax or state income tax in the future. Our historical statements include U.S. federal and state income tax incurred by our Predecessor.

(c)
EQM entered into a lease with EQT for the AVC facilities on December 17, 2013 pursuant to which EQM operates the AVC facilities. The lease payment EQM is required to make to EQT is designed to transfer any revenues in excess of EQM's costs of operating the AVC facilities to EQT. As a result, the AVC lease did not have a net positive or negative impact on EQM's or our cash available for distribution.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of operations in conjunction with the historical combined financial statements of EQT GP Holdings Predecessor included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the following discussion. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding certain risks inherent in our and EQM's business.

Overview

        We are a limited partnership formed in January 2015 to own three types of partnership interests in EQT Midstream Partners, LP, a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. Our only cash-generating assets consist of our partnership interests in EQM, which upon the completion of this offering will consist of (i) 21,299,670 EQM common units, representing a 34.4% limited partner interest in EQM; (ii) 1,238,514 EQM general partner units, representing a 2.0% general partner interest in EQM; and (iii) all of EQM's incentive distribution rights, or IDRs, which entitle us to receive, without duplication:

  •
  13.0% of all incremental cash distributed in a quarter after $0.4025 has been distributed in respect of each common unit and general partner unit of EQM for that quarter;

  •
  23.0% of all incremental cash distributed in a quarter after $0.4375 has been distributed in respect of each common unit and general partner unit of EQM for that quarter; and

  •
  the maximum sharing level of 48.0% of all incremental cash distributed in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter.

        Based on EQM's quarterly distribution for the fourth quarter of 2014 and our expected ownership of EQM following this offering, aggregate quarterly cash distributions to us on all our interests in EQM would be approximately $18.3 million ($12.3 million on our common units, $0.8 million on our general partner interest and $5.2 million on our IDRs) based upon the number of outstanding EQM common units at February 3, 2015. Based on this aggregate quarterly distribution, the number of our units outstanding upon the closing of this offering and our expected level of expenses and reserves that our general partner believes prudent to maintain, any of which are subject to change, we expect to make an initial quarterly distribution of $            per common unit, or $            per common unit on an annualized basis.

        As a result of our ownership of EQM's IDRs, we are positioned to grow our distributions disproportionately relative to the growth rate of EQM's common unit distributions. Accordingly, our primary business objective is to increase our cash available for distribution to our unitholders through the execution by EQM of its business strategy of expanding its natural gas transmission, storage and gathering operations through accretive acquisitions and organic growth opportunities.

        We may, but are not required to, facilitate EQM's growth activities by, among other things, (i) agreeing to modify the IDRs on a temporary or permanent basis, (ii) making a loan or capital contribution to EQM with funds raised through the offering of our equity or debt securities or our potential borrowing under a future credit facility to fund an acquisition or growth capital project by EQM or (iii) providing EQM with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction.

        EQM is required by its partnership agreement to distribute, and it has historically distributed, within 45 days of the end of each quarter all of its cash on hand at the end of each quarter, less reserves established by EQM GP in its sole discretion to provide for the proper conduct of EQM's business or to provide funds for future distributions. Our cash flows will consist entirely of the cash distributions we receive with respect to the EQM partnership interests we own. These cash distributions are tied to (i) EQM's per unit distribution level and (ii) the number of EQM common units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will result in an increase in the amount of cash distributions we receive from EQM. Because the IDRs have participated at the maximum target cash distribution level of 48.0% for the distributions paid with respect to the third and fourth quarters of 2014, future growth in distributions we receive from EQM will not result from an increase in the target cash distribution level associated with the IDRs.

        Since its initial public offering, EQM has engaged in transactions that have resulted in significant increases in both its per unit distribution level and outstanding equity capitalization, and we expect EQM to engage in similar transactions in the future, though it is not obligated to do so. EQM has increased its quarterly cash distribution from $0.35 per common unit, or $1.40 per common unit on an annualized basis, for the quarter ended September 30, 2012 (the date of EQM's initial quarterly cash distribution), to $0.58 per common unit, or $2.32 per common unit on an annualized basis, for the quarter ended December 31, 2014. EQM has issued 43,347,452 common units since its initial public offering, as well as 17,339,718 subordinated units, all of which will convert to common units on a one-to-one basis on February 17, 2015.

        While we, like EQM, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of EQM. Most notably, (i) our general partner does not have an economic interest in us and is not entitled to receive any distributions from us and (ii) our capital structure does not include incentive distribution rights. Therefore, our distributions will be allocated exclusively to our common units.

Financial Presentation

        Because our Predecessor includes the assets, liabilities and results of operations of EQM GP, which in turn controls EQM through its general partner interest in EQM, our historical combined financial statements include the historical financial statements of EQM and its subsidiaries. The publicly held limited partner interests in EQM not owned by us are reflected as noncontrolling interests in our results of operations. We have no separate operating activities apart from those conducted by EQM, and our cash flows currently consist of distributions from EQM on the partnership interests, including the incentive distribution rights. Accordingly, the discussion of our financial position and results of operations in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" do not differ from the results of operations of EQM, except for the presentation of noncontrolling interests that are held by the limited partners of EQM other than us and income taxes. The historical results of our operations do not reflect the incremental expenses we expect to incur as a result of being a publicly traded partnership.

EQT Midstream Partners, LP

        EQM is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM provides substantially all of its natural gas transmission, storage and gathering services under contracts with long-term, firm reservation and/or usage fees. This contract structure enhances the stability of EQM's cash flows and limits its direct exposure to commodity price risk. For the year ended December 31, 2014, approximately 61% of EQM's revenues were generated from capacity reservation charges under long-term firm contracts, which have a weighted average remaining term of approximately 17 years for transmission and storage contracts, and approximately 10 years for firm gathering contracts as of December 31, 2014. EQM's operations are primarily focused in southwestern Pennsylvania and northern West Virginia, a strategic location in the core of the rapidly developing natural gas shale play known as the Marcellus Shale. This same region is also the core operating area of EQT, EQM's largest customer. EQT accounted for approximately 62% of EQM's revenues generated for the year ended December 31, 2014. EQM provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through its two primary assets: its transmission and storage system, which serves as a header system transmission pipeline, and its gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines. EQM believes that its strategically located assets, combined with its working relationship with EQT, position it as a leading Appalachian Basin midstream energy company.

Items Affecting the Comparability of Financial Results—EQT GP Holdings, LP

        Because our Predecessor includes EQM GP, which in turn controls EQM through its general partner interest, the historical combined financial statements of our Predecessor include the financial statements of EQM and its consolidated subsidiaries. Our Predecessor's results of operations do not differ from the results of operations of EQM, except for the presentation of publicly held common units in EQM not owned by us, which are reflected as noncontrolling interests, and income taxes. Our Predecessor's cash flows do not differ from the cash flows of EQM, except for financing cash flows related to distributions to EQM GP and EQM LP, which are presented in EQM's cash flows and eliminated in our Predecessor's cash flows, and investment by partners and net change in parent advances in our Predecessor's cash flows. Our Predecessor's combined statements of operations and those of EQM are reconciled below.

        Reconciliation of net income attributable to EQT Midstream Partners, LP to net income attributable to EQT GP Holdings Predecessor.    The difference between net income attributable to EQT Midstream Partners, LP and net income attributable to EQT GP Holdings Predecessor is comprised of our incremental income tax expense and net income attributable to noncontrolling interests which represents the publicly held common units in EQM not owned by our us or our affiliates.

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Reconciliation of Net Income Attributable to EQM to Net Income Attributable to EQT GP Holdings Predecessor
Net income attributable to EQM	$232,773	$171,107	$94,241
Less: Incremental income tax expense	38,914	31,898	7,513
Net income attributable to noncontrolling interests	124,025	47,243	13,016

Net income attributable to EQT GP Holdings Predecessor	$69,834	$91,966	$73,712

        Income taxes.    Our Predecessor includes EQM GP and EQM LP, which are single-member limited liability company subsidiaries of EQT which hold EQT's partnership interests in EQM. The separate existence of a single-member limited liability company is disregarded for U.S. federal income tax purposes, resulting in treatment of EQM GP and EQM LP as divisions of EQT and their inclusion in EQT's consolidated income tax return for federal and state tax purposes. In addition to EQM's historic income tax provision, the accompanying combined financial statements also include the income taxes incurred by EQM LP and EQM GP computed on a separate-return basis.

        The incremental income tax expense was $38.9 million, $31.9 million and $7.5 million, for the years ended December 31, 2014, 2013 and 2012, respectively in the accompanying combined financial statements. The increase for all periods was primarily the result of an increase in pre-tax earnings, partially offset by an increase in noncontrolling interests related to the EQM ownership structure, whereby we consolidate 100% of the pre-tax income related to the noncontrolling public limited partners' share of EQM's earnings, but are not required to record an income tax provision with respect to the portion of EQM's earnings allocated to the noncontrolling public limited partners.

        Upon the completion of this offering, we will be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal and state income taxes.

        Noncontrolling interests.    The publicly held common units in EQM not held by us are reflected as noncontrolling interests in our combined financial statements. These amounts will fluctuate based on EQM's results of operations as well as EQM equity issuances. Net income attributable to noncontrolling interests was $124.0 million for the year ended December 31, 2014, compared to $47.2 million for the year ended December 31, 2013. The increase resulted from higher EQM net income, as well as increased noncontrolling interest unitholders in 2014. Noncontrolling interests in EQM increased from 55.4% to 63.6% during the year ended December 31, 2014 as a result of the underwritten public offering of additional common units representing limited partner interests in EQM in May 2014.

        Net income attributable to noncontrolling interests of EQM was $47.2 million for the year ended December 31, 2013, compared to $13.0 million for the year ended December 31, 2012. The increase resulted from higher EQM net income, following completion by EQM of its initial public offering in the third quarter of 2012, as well as increased noncontrolling interests in 2013. Noncontrolling interests in EQM increased from 40.6% to 55.4% during the year ended December 31, 2013 as a result of the underwritten public offering of additional common units representing limited partner interests in EQM in July 2013.

Cash Distributions

        The following table sets forth the distributions that EQM has paid in respect of its partnership interests for the periods indicated. We may not distribute all of the cash that we receive from EQM to our unitholders, as our general partner may establish reserves for general, administrative and other expenses, future distributions and other purposes.

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except per unit amounts)
Cash distribution paid per common unit by EQM (a)	$2.02	$1.55	$0.35
Average number of EQM common units outstanding (b)	55,883	40.847	34,734
Total cash distributions made by EQM to all partners	$119,628	$66,176	$12,386
Cash distributions paid by EQM to EQT GP Holdings Predecessor:
Distributions on general partner interest	2,393	1,323	248
Distributions on limited partner interest (c)	42,535	31,870	7,107
Distributions on incentive distribution rights	6,881	201	—

Total cash distributions received by EQT GP Holdings Predecessor	$51,809	$33,394	$7,355

(a)
Distributions declared for a quarter are paid 45 days following the end of such quarter. Distributions paid for the fourth quarter are declared and paid in the year following such quarter.

(b)
Average number of EQM common units outstanding on the distribution record dates for the periods presented includes 17,339,718 subordinated units.

(c)
Distributions on limited partner interests include distributions paid on EQM subordinated units for the periods presented.

Factors That Significantly Affect Our and EQM's Results

        Our only cash-generating assets consist of our partnership interests, including the incentive distribution rights, in EQM. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of EQM to make distributions in respect of those partnership interests. The actual amount of cash that EQM will have available for distribution will primarily depend on the amount of cash it generates from its operations.

        The amount of cash EQM generates will fluctuate from quarter to quarter based on, among other things:

  •
  production from EQT and third parties in EQM's areas of operation;

  •
  actions taken by third-party operators, processors, transporters and gatherers;

  •
  the demand for natural gas storage, transportation and gathering services;

  •
  the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

  •
  competition from the same and alternative energy sources;

  •
  energy efficiency and technology trends;

  •
  interest rates; and

  •
  large customer defaults.

        In addition, the actual amount of cash that EQM will have available for distribution will depend on other factors, some of which are beyond EQM's control, including:

  •
  the level of capital expenditures EQM makes;

  •
  the cost of acquisitions, if any;

  •
  EQM's debt service requirements;

  •
  fluctuations in EQM's working capital needs;

  •
  restrictions on distributions contained in EQM's debt agreements;

  •
  prevailing economic conditions; and

  •
  the amount of cash reserves established by EQM GP, in its sole discretion, for the proper conduct of EQM's business.

Please read "Risk Factors—Risk Inherent in an Investment in Us—Our only cash-generating assets are our ownership interests in EQM, and our cash flow is therefore completely dependent upon the ability of EQM to make cash distributions to its partners."

Overview of EQM's Operations

        As discussed above, we have no independent operating activities apart from those conducted by EQM. Accordingly, the overview of our operations primarily reflects the operating activities of EQM. EQM provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through its two primary assets: its transmission and storage system, which serves as a header system transmission pipeline, and its gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines. For more information about EQM's business and operating assets, please read "Business—EQT Midstream Partners, LP—Overview."

How EQM Evaluates Its Operations

        EQM evaluates its business on the basis of the following key measures:

  •
  its revenues and contract mix, particularly the level of firm capacity subscribed;

  •
  its operating expenses; and

  •
  its adjusted EBITDA and distributable cash flow.

Revenues and Contract Mix

        EQM's results are driven primarily by the volume of natural gas under fixed-fee contracts, the volume of natural gas that EQM gathers and transports, and the fees assessed for such services. One of EQM's main operational goals is to maximize the portion of its physical transportation and gathering capacity that is contracted under long-term fixed-fee firm contracts in order to enhance the stability and visibility of its revenue stream. This contract structure enhances the stability of EQM's cash flows and minimizes exposure to commodity price risk. EQM provides a substantial portion of its transmission, storage and gathering services through firm contracts and derives a small portion of its revenues through interruptible service contracts. To the extent that physical capacity that is contracted by firm service customers is not being fully utilized, EQM can offer such capacity to interruptible service customers.

Operating Expenses

        The primary components of EQM's operating expenses that it evaluates include operating and maintenance expense, selling, general and administrative expense and depreciation and amortization expense. EQM's operating expenses typically do not vary significantly based upon the amount of natural gas that EQM transports, stores and gathers, but rather are driven primarily by expenses related to the maintenance and growth of EQM's asset base. EQM reimburses EQT for certain costs and operating expenses pursuant to the EQM Omnibus Agreement.

        Operating and maintenance expense.    Operating and maintenance expense is composed primarily of operating and maintenance costs, electricity, non-income taxes, direct labor costs, insurance costs and contract services. The timing of maintenance expenditures during a year generally fluctuates with customer demands as EQM typically endeavors to schedule as much planned maintenance as possible during off-peak periods. Changes in regulation can also impact maintenance requirements and affect the timing and amount of EQM's costs and expenditures. As an example, the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 set new standards for pipelines in assessing the safety and reliability of the pipeline infrastructure and EQM has incurred and will continue to incur additional costs, as have other pipelines, to meet these standards. For more information read "Business—Regulatory Environment."

        Selling, general and administrative expense.    Selling, general and administrative expense is composed primarily of labor expenses and expenses attributable to EQM's status as a publicly traded partnership, such as: expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; and registrar and transfer agent fees; director and officer liability insurance expenses and director compensation.

        Depreciation and amortization expense.    Depreciation and amortization expense consists of EQM's estimate of the decrease in value of the assets capitalized in Property, Plant, & Equipment as a result of using the assets throughout the applicable year. Depreciation is recorded using composite rates on a straight-line basis. EQM estimates its pipelines have useful lives ranging from 25 years to 65 years and its compression equipment has useful lives ranging from 25 years to 45 years.

Non-GAAP Financial Measures

        EQM defines adjusted EBITDA as net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable) and non-cash long-term compensation expense less other non-cash adjustments (if applicable), other income, capital lease payments and Jupiter adjusted EBITDA prior to the Jupiter Acquisition. EQM defines distributable cash flow as adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of reimbursements. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  •
  EQM's operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

  •
  the ability of EQM's assets to generate sufficient cash flow to make distributions to EQM's unitholders;

  •
  EQM's ability to incur and service debt and fund capital expenditures; and

  •
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

        EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM's financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM's definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute.

Reconciliation to GAAP Measures

        The following table presents a reconciliation of the non-GAAP measures adjusted EBITDA and distributable cash flow with the most directly comparable GAAP financial measures of net income and net cash provided by operating activities.

Reconciliation of EQT Midstream Partners, LP Non-GAAP Financial Measures

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Net income	$232,773	$171,107	$94,241
Add:
Interest expense	30,856	1,672	2,944
Depreciation and amortization expense	36,599	25,924	19,531
Income tax expense	12,456	41,572	36,065
Non-cash long-term compensation expense	3,368	981	2,282
Less:
Non-cash adjustments	(1,520)	(680)	(2,508)
Other income	(2,349)	(1,242)	(8,228)
Capital lease payments for AVC (a)	(21,802)	(1,030)	—
Pre-merger capital lease payments for Sunrise (a)	—	(15,201)	(10,336)
Adjusted EBITDA attributable to Jupiter prior to acquisition (b)	(34,733)	(103,593)	(53,662)

Adjusted EBITDA	$255,648	$119,510	$80,329

Less:
Interest expense, excluding capital lease interest	(10,968)	(939)	(445)
Ongoing maintenance capital expenditures, net of reimbursements (c)	(15,196)	(17,200)	(13,136)

Distributable cash flow	$229,484	$101,371	$66,748

Net cash provided by operating activities	$257,524	$220,560	$173,047
Adjustments:
Interest expense	30,856	1,672	2,944
Current tax expense (benefit)	12,028	35,233	(18,143)
Capital lease payments for AVC (a)	(21,802)	(1,030)	—
Pre-merger capital lease payments for Sunrise (a)	—	(15,201)	(10,336)
Adjusted EBITDA attributable to Jupiter prior to acquisition (b)	(34,733)	(103,593)	(53,662)
Other, including changes in working capital	11,775	(18,131)	(13,521)

Adjusted EBITDA	$255,648	$119,510	$80,329

(a)
Capital lease payments presented are the amounts incurred on an accrual basis and do not reflect the timing of actual cash payments. These lease payments are generally made monthly on a one month lag.

(b)
Adjusted EBITDA attributable to Jupiter prior to acquisition for the periods presented was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by Jupiter prior to EQM's acquisition; therefore, they were not amounts that could have been distributed to EQM's unitholders. Adjusted EBITDA attributable to Jupiter for 2014 prior to the Jupiter Acquisition was calculated as net income of $20.1 million plus depreciation and amortization expense of $2.1 million plus income tax expense of $12.5 million. Adjusted EBITDA attributable to Jupiter for the years ended December 31, 2013 and 2012 was calculated as net income of $61.3 million and $31.1 million, respectively, plus depreciation and amortization expense of $4.7 million and $3.8 million, respectively, plus income tax expense of $37.5 million and $18.8 million, respectively.

(c)
Ongoing maintenance capital expenditures are expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, EQM's operating capacity or operating income. EQT has reimbursement obligations to EQM for certain maintenance capital expenditures under the terms of the EQM Omnibus agreement. For further explanation of these reimbursable maintenance capital expenditures, see the section below titled "Capital Requirements." Ongoing maintenance capital expenditures, net of reimbursements excludes ongoing maintenance attributable to Jupiter prior to acquisition of $0.9 million for the year ended December 31, 2013.

          Adjusted EBITDA was $255.6 million, $119.5 million and $80.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. The increase for the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily a result of increased operating income related to production development in the Marcellus Shale and the Jupiter Acquisition and Sunrise Merger, which resulted in Jupiter and Sunrise EBITDA being reflected in adjusted EBITDA subsequent to the transactions. For the year ended December 31, 2013 compared to the year ended December 31, 2012, the increase was primarily a result of higher net income excluding the impacts of Sunrise and Jupiter prior to the acquisition. Distributable cash flow was $229.5 million, $101.4 million and $66.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. These increases were mainly attributable to the increase in adjusted EBITDA partly offset by an increase in interest expense, excluding capital lease interest in 2014 compared to 2013 and in ongoing maintenance capital expenditures net of reimbursements in 2013 compared to 2012.

Business Segment Results—Combined Overview

          Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources. Interest and other income are managed on a consolidated basis. We have presented each segment's operating income and various operational measures in the sections below. Management believes that the presentation of this information provides useful information to management and investors regarding the financial condition, results of operations and trends of segments. Our two segments are the same as those of EQM as EQT GP Holdings Predecessor does not have any operating revenues separate from those of EQM. We have reconciled each segment's operating income to our consolidated operating income and net income in Note 3 to the accompanying combined financial statements.

          Operating revenues and operating expenses related to the AVC facilities do not have an impact on adjusted EBITDA or distributable cash flow as the excess of the AVC revenues over operating and maintenance and selling, general and administrative expenses is paid to EQT as the current monthly lease payment. All revenues related to the AVC facilities are from third-parties.

  Transmission and Storage Results of Operations

          The following table and discussion presents a summary of EQM's transmission and storage results of operations as of December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	% change 2014 - 2013	2012	% change 2013 - 2012
	(Thousands, other than per day amounts)
FINANCIAL DATA
Operating revenues	254,820	173,881	46.5	120,797	43.9
Operating expenses:
Operating and maintenance	24,780	15,041	64.7	15,191	(1.0)
Selling, general and administrative	19,954	15,567	28.2	11,578	34.5
Depreciation and amortization	26,792	18,323	46.2	12,901	42.0

Total operating expenses	71,526	48,931	46.2	39,670	23.3

Operating income	$183,294	$124,950	46.7	$81,127	54.0

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)	1,794	1,146	56.5	606	89.1
Capital expenditures	$127,134	$77,989	63.0	$188,143	(58.5)

  Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

        Transmission and storage revenues increased by $80.9 million as a result of higher firm transmission and storage contracted capacity and throughput of $76.4 million, including $29.2 million related to the AVC facilities, and higher interruptible transmission service. The increase in transmission revenue is the result of increased production development in the Marcellus Shale by third parties and affiliates.

        Operating expenses increased $22.6 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in operating and maintenance expense resulted from additional costs associated with operating the AVC facilities of $5.3 million, $2.3 million of increased repairs and maintenance expenses associated with increased throughput and $1.2 million of higher allocations including personnel costs from EQT. Selling, general and administrative expense increased primarily from additional costs associated with operating the AVC facilities of $3.1 million and $1.1 million of increased personnel costs including incentive compensation. The increase in depreciation and amortization expense was primarily a result of AVC facilities capital lease depreciation expense of $5.3 million and higher depreciation on the increased investment in transmission infrastructure, most notably the Low Pressure East expansion project that was placed into service in the fourth quarter of 2013 and Jefferson compressor station expansion project that was placed into service in the third quarter of 2014.

  Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Transmission and storage revenues increased in 2013 by $53.1 million as a result of higher firm transmission contracted capacity and throughput by affiliates and third parties as compared to the prior year. This increase included $44.8 million of revenue associated with increased reservation fees under firm contracts and $10.9 million of fees associated with firm usage charges and transported volumes in excess of firm capacity. These increases were primarily driven by activity related to the Sunrise Pipeline and the Blacksville compressor station, which were completed in July and September 2012, respectively, as well as the addition of the AVC facilities in December 2013. This increased activity was a result of increased production development in the Marcellus Shale. These increases were partly offset by a decrease in storage and parking revenues of $3.2 million.

        Operating expenses totaled $48.9 million for the year ended December 31, 2013 compared to $39.7 million for the year ended December 31, 2012. The increase in selling, general and administrative expense resulted from several items, including $2.4 million of lower reserve adjustments, $0.9 million of increased personnel costs and $0.7 million of transaction costs in connection with the Sunrise Merger. The lower reserve adjustments related to a long-term regulatory asset and a legal accrual. The regulatory reserve was established for the recovery of base storage gas. As a result of higher than anticipated recoveries through its transmission retainage factor due to increased volumes on the system and system integrity improvements, EQM revised its estimate of the appropriate reserve and recorded reserve reductions of $2.5 million in 2012 and $0.7 million in 2013. The difference between the 2012 reserve reduction and the 2013 reduction resulted in a $1.8 million increase in selling, general and administrative expenses in 2013. EQM also recorded a $0.6 million reduction to a legal reserve in 2012. The increase in depreciation and amortization expense was a result of increased investment in transmission infrastructure, most notably a full year of depreciation in 2013 for both the Sunrise Pipeline and the Blacksville compressor station.

Gathering Results of Operations

        The following table and discussion presents a summary of EQM's gathering results of operations as of December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	% change 2014 - 2013	2012	% change 2013 - 2012
	(Thousands, other than per day amounts)
FINANCIAL DATA
Operating revenues	138,139	129,831	6.4	79,208	63.9
Operating expenses:
Operating and maintenance	20,654	20,537	0.6	19,059	7.8
Selling, general and administrative	17,236	13,534	27.4	9,624	40.6
Depreciation and amortization	9,807	7,601	29.0	6,630	14.6

Total operating expenses	47,697	41,672	14.5	35,313	18.0

Operating income	$90,442	$88,159	2.6	$43,895	100.8

OPERATIONAL DATA
Gathering volumes (BBtu per day)	743	629	18.1	339	85.5
Capital expenditures	$118,014	$30,254	290.1	$35,118	(13.9)

  Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

        Gathering revenues increased by $8.3 million as a result of higher gathered volumes partly offset by a lower average gathering rate for the year ended December 31, 2014. The increase in gathered volumes was due to higher volumes gathered for both EQT and third parties as a result of increased production development in the Marcellus Shale. The average gathering rate decreased due to a lower 2014 gathering rate on Jupiter under the Jupiter Gas Gathering Agreement.

        Operating expenses increased by $6.0 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in selling, general and administrative expense primarily resulted from increased allocations from EQT of $2.5 million including personnel costs and transaction costs of $1.0 million incurred by EQM in connection with the Jupiter Acquisition. The increase in depreciation and amortization expense resulted from additional assets placed in-service.

  Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Gathering revenues increased by $50.6 million due to an increase in the average daily volumes gathered of 290 BBtu, or 86%, compared to the prior year, partly offset by a decrease in the average gathering fee. The increase in gathered volumes was primarily the result of higher volumes gathered for EQT in the Marcellus Shale, primarily on Jupiter. The average gathering fee decreased due to a lower gathering rate on Marcellus volumes for Jupiter.

        Operating expenses totaled $41.7 million for the year ended December 31, 2013 compared to $35.3 million for the year ended December 31, 2012. The increases in operating and maintenance expense and selling, general and administrative expense were primarily due to increases in allocations from EQT including higher personnel costs and repairs and maintenance, consistent with the growth in the Jupiter gathering system. The increase in depreciation and amortization expense resulted from additional assets placed in-service on the Jupiter gathering system.

Other Income Statement Items

        Other income primarily represents the equity portion of AFUDC which generally increases during periods of increased construction, and decreases during periods of reduced construction, of regulated assets. The increase of $1.1 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 was related to increased spending on the Ohio Valley Connector project and the Jefferson compressor station expansion project. The decrease of $7.0 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily resulted from a decrease in applicable construction expenditures on regulated projects as the Sunrise Pipeline and Blacksville compressor station projects were turned-in-line during 2012.

        For the years ended December 31, 2014, 2013 and 2012, interest expense was $30.9 million, $1.7 million and $2.9 million, respectively. For the year ended December 31, 2014, interest expense primarily consisted of interest related to the AVC capital lease of $19.9 million and interest incurred on long term debt, credit facility borrowings and credit facility commitment fees. For the year ended December 31, 2013, interest expense primarily consisted of commitment fees paid to maintain availability under EQM's credit facility and interest related to the AVC capital lease for the period of December 17, 2013 to December 31, 2013. For the year ended December 31, 2012, interest expense primarily related to intercompany debt which was repaid in June 2012.

        Income tax expense was $12.5 million, $41.6 million and $36.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. From and after the EQM IPO on July 2, 2012, EQM has not been subject to U.S. federal and state income taxes. Income earned prior to the EQM IPO was subject to federal and state income tax. As previously noted, the Jupiter Acquisition on May 7, 2014 and the Sunrise Merger on July 22, 2013 were transfers between entities under common control for which the consolidated financial statements of EQM have been retrospectively recast to reflect the combined entities. Accordingly, the income tax effects associated with Jupiter's operations prior to the Jupiter Acquisition and Sunrise's operations prior to the Sunrise Merger are reflected in the consolidated financial statements as Jupiter and Sunrise were previously part of EQT's consolidated federal tax return. The fluctuations in income tax expense between periods resulted from the change in the tax status as a result of the Jupiter Acquisition, the Sunrise Merger and the EQM IPO.

        See "Investing Activities" and "Capital Requirements" in the "Capital Resources and Liquidity" section below for a discussion of capital expenditures.

Conclusion of Subordination Period

        The subordination period with respect to 17,339,718 EQM subordinated units will expire on February 17, 2015. As a result, all of the outstanding EQM subordinated units will convert into EQM common units on a one-for-one basis on February 17, 2015.

General Trends and Outlook

        We expect to continue to be affected by certain key factors and trends described below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results. Please read "Risk Factors."

Growth Associated with Acquisition and Expansion Projects

        EQM's principal business objective is to increase the quarterly cash distributions that it pays to its unitholders, including us, over time while ensuring the ongoing growth of its business. We believe that EQM is well-positioned to achieve growth based on the combination of its relationship with EQT and its strategically located assets, which cover portions of the Marcellus Shale that lack substantial natural gas pipeline infrastructure. As production increases in EQM's areas of operations, we believe EQM will have a competitive advantage in pursuing economically attractive organic expansion projects, which we believe will be a key driver of growth in the future. EQM is also currently pursuing organic growth projects that are expected to provide access to markets in the Midwest, Gulf Coast and Southeast regions. Additionally, EQM may acquire additional midstream assets from EQT, or pursue asset acquisitions from third parties. Should EQT choose to pursue midstream asset sales, it is under no contractual obligation to offer the assets to EQM.

        We expect that the following expansion projects will allow EQM to capitalize on drilling activity by EQT and other third-party producers:

  •
  Antero Project.  EQM expects to invest approximately $25 million to complete a project for Antero Resources that will add 100 MMcf per day of transmission capacity. The project is expected to be in service by mid-2015.

  •
  Ohio Valley Connector.  The OVC includes a 36-mile pipeline that will extend EQM's transmission and storage system from northern West Virginia to Clarington, Ohio, at which point it will interconnect with the Rockies Express Pipeline and the Texas Eastern Pipeline. In December 2014, EQM submitted the OVC certificate application, which also includes related Equitrans transmission expansion projects, to the FERC and anticipates receiving the certificate in the second half of 2015. Subject to FERC approval, construction is scheduled to begin in the third quarter of 2015 and the pipeline is expected to be in-service by mid-year 2016. The OVC will provide approximately 850 BBtu per day of transmission capacity and the 36-mile pipeline portion is estimated to cost approximately $300 million, of which $120 million to $130 million is expected to be spent in 2015. EQM has entered into a 20-year precedent agreement for a total of 650 BBtu per day of firm transmission capacity on the OVC.

  •
  Equitrans Transmission Expansion Projects.  In conjunction with the OVC and other projects, EQM also plans to begin several multi-year transmission expansion projects to support the continued growth of the Marcellus and Utica development. The projects include pipeline looping, compression installation and new pipeline segments, which combined are expected to increase transmission capacity by approximately 1.0 Bcf per day by year-end 2017. EQM expects to invest a total of approximately $400 million, of which approximately $25 million is expected to be spent during 2015.

  •
  Mountain Valley Pipeline.  In 2015, EQM expects to assume EQT's interest in Mountain Valley Pipeline, LLC, a joint venture with an affiliate of NextEra Energy, Inc. The 300-mile MVP will extend from EQM's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia. EQM expects to own the largest interest in the joint venture and will operate the MVP. The MVP is estimated to cost a total of $2.5 billion to $3.5 billion, excluding AFUDC, with EQM funding its proportionate share through capital contributions made to the joint venture. In 2015, EQM's capital contributions are expected to be approximately $75 million to $85 million and will be primarily in support of environmental and land assessments, design work and materials. Expenditures are expected to increase substantially as construction commences, with the bulk of the expenditures expected to be made in 2017 and 2018. The joint venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms and is currently in negotiation with additional shippers who have expressed interest in the MVP project. As a result, the final project scope, including pipe diameter and total capacity, has not yet been determined; however, the voluntary pre-filing process with the FERC began in October 2014. The pipeline, which is subject to FERC approval, is expected to be in-service during the fourth quarter of 2018.

  •
  Jupiter Gathering Expansion.  The Jupiter gathering expansion, which is fully subscribed by EQT, is expected to result in total system compression capacity of 775 MMcf per day and is expected to be completed by year-end 2015. EQM expects to make capital expenditures of approximately $100 million in 2015 related to the expansion.

  •
  Other Gathering Projects.  EQM also plans to invest approximately $40 million in gathering infrastructure for third-party producers in 2015. The gathering infrastructure will primarily support Range Resources' production development in eastern Washington County, Pennsylvania.

        See further discussion of capital expenditures in "Capital Resources and Liquidity—Capital Requirements" below.

Commodity Prices

        EQM's business is dependent on the continued availability of natural gas production and reserves in its areas of operation. Low prices for natural gas, including those resulting from regional basis differentials, could adversely affect development of additional reserves and production that is accessible by EQM's pipeline and storage assets. For example, average daily prices for NYMEX West Texas Intermediate crude oil ranged from a high of $107.26 per barrel to a low of $44.45 per barrel from January 1, 2014 through February 9, 2015. Average daily prices for NYMEX Henry Hub natural gas ranged from a high of $6.15 per MMBtu to a low of $2.58 per MMBtu from January 1, 2014 through February 9, 2015. The markets will likely continue to be volatile in the future. In addition, lower natural gas prices could cause producers to determine in the future that drilling activities in areas outside of EQM's current areas of operation are strategically more attractive to them. For example, in response to recent commodity price decreases, a number of large natural gas producers have recently announced their intention to re-evaluate and/or reduce their drilling programs in certain areas, including the Appalachian Basin.

        EQM believes the high percentage of its revenues derived from reservation charges under long-term, fixed-fee contracts will mitigate the risk of revenue fluctuations due to changes in near-term supply and demand conditions and commodity prices. For more information see "Risk Factors—Risks Inherent in EQM's Business—Any significant decrease in production of natural gas in EQM's areas of operation could adversely affect its business and operating results and reduce its distributable cash flow."

Capital Resources and Liquidity

        Other than capital funding obligations relating to the maintenance of EQM GP's 2.0% interest in EQM, we historically have not had any material capital requirements separate from those of EQM, and we do not expect to have separate capital requirements in the future, except to the extent that we determine in the future to facilitate EQM's growth activities by raising external capital in order to make a loan or capital contribution to EQM or provide similar forms of financial support to EQM.

        EQM's principal liquidity requirements are to finance its operations, fund capital expenditures and acquisitions, make cash distributions and satisfy any indebtedness obligations. EQM's ability to meet these liquidity requirements will depend on its ability to generate cash in the future as well as its ability to raise capital in the bank, capital and other markets. From and after the IPO, EQM's available sources of liquidity include cash generated from operations, borrowings under EQM's credit facility, cash on hand, debt offerings and issuances of additional partnership units.

  Operating Activities

        Net cash provided by operating activities during 2014 was $257.5 million compared to $220.6 million for 2013. The increase in net cash provided by operating activities was driven by higher operating income and timing of payments between the two periods.

        Net cash provided by operating activities during 2013 was $220.6 million compared to $173.0 million for 2012. The increase in operating receipts was primarily due to increased firm transmission service, increased fees associated with transported volumes in excess of firm capacity and increased gathered volumes, all related to production development in the Marcellus Shale. These increases were partly offset by a decrease year-over-year related to the 2012 cash receipt from EQT related to its use of Sunrise's depreciation deductions prior to the Sunrise Merger when Sunrise was included in the consolidated tax return of EQT.

  Investing Activities

        Net cash used in investing activities totaled $372.1 million for 2014 as compared to $121.4 million for 2013. The increase was primarily attributable to the acquisition of the Jupiter net assets from EQT as well as the following expansion projects: the Jupiter gathering expansion, the Ohio Valley Connector project, the Range Resources project, the Jefferson compressor station expansion project and the Antero project.

        Cash flows used in investing activities totaled $121.4 million for 2013 as compared to $214.9 million for 2012. The 2013 capital expenditures primarily related to the Jupiter gathering system, the Low Pressure East expansion project and the Jefferson compressor station expansion project. The 2012 capital expenditures primarily related to the Sunrise Pipeline and Blacksville compressor station projects.

        See further discussion of capital expenditures in the "Capital Requirements" section below.

  Financing Activities

        Cash flows provided by financing activities were $222.4 million in 2014 as compared to cash flows used in financing activities of $130.8 million in 2013. During the second quarter of 2014, EQM completed an underwritten public offering of 12,362,500 common units. During the third quarter of 2014, EQM issued 4.00% Senior Notes due August 2024 in the aggregate principal amount of $500 million. Cash inflows in 2014 from the equity and debt offerings, net of offering costs, totaling $1.4 billion were largely offset by cash payments for the Jupiter Acquisition of approximately $1.0 billion, distributions to EQM unitholders of $119.6 million, and the Sunrise Merger deferred consideration payment of $110.0 million.

        Cash flows used in financing activities totaled $130.8 million for 2013 as compared to $91.9 million of cash flows provided by financing activities for the same period of 2012. In July 2013, EQM received net proceeds from its equity offering of approximately $529.4 million, after deducting the underwriters' discount and offering expenses. These funds were used to pay Sunrise Merger consideration to EQT of $507.5 million in July 2013. Additionally in 2013, EQM paid cash distributions to unitholders of $66.2 million, Jupiter made pre-acquisition advances to affiliates of $60.8 million and Sunrise paid pre-merger distributions to EQT of $31.4 million. In 2012, EQM received net proceeds from its initial public offering of approximately $276.8 million, after deducting the underwriters' discount and offering expenses. Approximately $230.9 million of the proceeds were distributed to EQT, $12.0 million was retained by EQM to replenish amounts distributed by Equitrans to EQT prior to the EQM IPO, $32.0 million was retained by EQM to pre-fund certain maintenance capital expenditures and $1.9 million was used by EQM to pay credit facility origination fees associated with its credit facility. During the fourth quarter of 2012, EQM made its first cash distribution to unitholders of $12.4 million.

        Prior to the EQM IPO in 2012, EQM had financing cash inflows of $253.5 million for capital contributions from EQT and financing cash outflows of $10.2 million for distributions paid to EQT, $49.7 million related to reimbursements to EQT and $135.2 million to retire long-term intercompany debt to EQT. Prior to the EQM IPO and to the Sunrise Merger and the Jupiter acquisition in the case of Sunrise and Jupiter, certain advances to or from affiliates were viewed as financing transactions as EQM, Sunrise or Jupiter would have otherwise obtained or repaid demand notes or term loans from EQT to fund these transactions. Subsequent to the EQM IPO, Sunrise Merger and Jupiter Acquisition, respectively, these transactions reflect services rendered on behalf of these entities by EQT and its affiliates for operating expenses and are settled monthly. Therefore, these are classified as operating activities subsequent to the EQM IPO, the Sunrise Merger and the Jupiter Acquisition.

  Capital Requirements

        The transmission, storage and gathering businesses are capital intensive, requiring significant investment to develop new facilities and to maintain and upgrade existing operations. The below table presents capital expenditures for the years ended December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Expansion capital expenditures	$221,839	$74,883	$191,896
Maintenance capital expenditures:
Ongoing maintenance	15,706	21,267	24,372
Funded regulatory compliance (a)	7,603	12,093	6,993

Total maintenance capital expenditures	23,309	33,360	31,365

Total capital expenditures (b)	$245,148	$108,243	$223,261

(a)
Amounts included as funded regulatory compliance expenditures for periods prior to the EQM IPO of $0.2 million in 2012 were included for comparative purposes and were not included in EQM's estimate of $32 million for the initiatives identified prior to the EQM IPO.

(b)
EQM accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures on the consolidated statements of cash flows until they are paid in a subsequent period. Accrued capital expenditures were $46.1 million, $5.2 million and $18.4 million at December 31, 2014, 2013 and 2012, respectively. Additionally, EQM capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation. These non-cash capital expenditures in the table above were approximately $0.3 million for the year ended December 31, 2014. There were no amounts capitalized for the years ended December 31, 2013 and 2012.

          Expansion capital expenditures are expenditures incurred for capital improvements that EQM expects to increase its operating income or operating capacity over the long term. In 2014, expansion capital expenditures primarily related to the Jupiter gathering expansion, the Ohio Valley Connector project, the Range Resources project, the Jefferson compressor station expansion project and the Antero project. In 2013, expansion capital expenditures primarily related to the Jupiter gathering system, the Low Pressure East expansion project and the Jefferson compressor station expansion project. In 2012, expansion capital expenditures were primarily related to the Sunrise Pipeline and Blacksville compressor station projects.

          Maintenance capital expenditures are expenditures made to maintain, over the long term, EQM's operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

          Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance capital expenditures described in this section. The period over period changes primarily relate to the timing of projects. Included in these amounts for the years ended December 31, 2014, 2013 and 2012 were $0.5 million, $3.1 million and $4.2 million, respectively, of maintenance capital expenditures for which EQM was reimbursed by EQT under the terms of the EQM Omnibus Agreement. Under the EQM Omnibus Agreement, for a period of ten years after the closing of the EQM IPO, EQT has agreed to reimburse EQM for plugging and abandonment expenditures for certain identified wells of EQT and third parties. Additionally, EQT has agreed to reimburse EQM for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to EQM's assets owned at the time of the EQM IPO) in any year. If such ongoing maintenance capital expenditures and bare steel replacement capital expenditures exceed $17.2 million during a year, EQT will reimburse EQM for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures and bare steel replacement capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the ten years following the EQM IPO. Since the EQM IPO, EQM has been reimbursed approximately $7.9 million from EQT. Amounts reimbursed are recorded as capital contributions when received.

          Funded regulatory compliance capital expenditures are previously identified maintenance capital expenditures necessary to comply with certain regulatory and other legal requirements. Prior to the EQM IPO, EQM identified two specific regulatory compliance initiatives which EQM expected to require it to expend approximately $32 million, largely over the two years following the EQM IPO. EQM retained approximately $32 million from the net proceeds of the EQM IPO to fund these expenditures. The specific initiatives of this program are to install remote valve and pressure monitoring equipment on EQM's transmission and storage lines and to relocate certain valve operators above ground and apply corrosion protection. The period over period changes primarily relate to the timing of projects. Since the EQM IPO, funded regulatory compliance capital expenditures have totaled $26.5 million.

          In 2015, expansion capital expenditures, including MVP capital contributions, are expected to total $380 million to $410 million and ongoing maintenance capital expenditures are expected to be approximately $30 million. EQM's future expansion capital expenditures may vary significantly from period to period based on the available investment opportunities. Maintenance related capital expenditures are also expected to vary quarter to quarter. EQM expects to fund future capital expenditures primarily through cash on hand, cash generated from operations, availability under the EQM's credit facility, debt offerings and the issuance of additional EQM partnership units. EQM does not forecast capital expenditures associated with potential midstream projects not committed as of the filing of this prospectus.

  Credit Facility and Debt

        Credit Facility.    In February 2014, EQM entered into an amended and restated credit facility that replaced its prior credit facility and increased the borrowing capacity to $750 million. The amended credit facility will expire in February 2019. The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and to repurchase units and for general partnership purposes. Subject to certain terms and conditions, the credit facility has an accordion feature that allows EQM to increase the available revolving borrowings under the facility by up to an additional $250 million. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. EQM has the right to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. EQM's obligations under the revolving portion of the credit facility are unsecured.

        EQM's credit facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions. The covenants and events of default under the credit facility relate to maintenance of permitted leverage ratio, limitations on transactions with affiliates, limitations on restricted payments, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of and certain other defaults under other financial obligations and change of control provisions. Under the credit facility, EQM is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions). As of December 31, 2014, EQM was in compliance with all credit facility provisions and covenants.

        In January 2015, EQM amended its credit facility to, among other things: exclude MVP from the definitions of "Consolidated Debt", "Consolidated EBITDA", "Consolidated Subsidiary" and "Subsidiary"; permit MVP to incur non-recourse debt which may be secured by a pledge of the interests of MVP without affecting the calculation of the consolidated leverage ratio in the credit facility, and release the subsidiary guarantors from their guarantee of obligations under the credit facility.

        Senior Notes.    During the third quarter of 2014, EQM issued 4.00% Senior Notes due August 2024 in the aggregate principal amount of $500 million (the 4.00% Senior Notes). Net proceeds from the offering of $492.3 million were used to repay the outstanding borrowings under EQM's credit facility and for general partnership purposes. The indenture governing the 4.00% Senior Notes contains covenants that limit EQM's ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of EQM's assets. The payment obligations under the 4.00% Senior Notes were unconditionally guaranteed by each of EQM's subsidiaries that guaranteed EQM's credit facility (other than EQT Midstream Finance Corporation), which entities are referred to as the Senior Note Guarantors. In connection with the release of the subsidiary guarantors from their guarantees under the credit facility in January 2015, the Senior Note Guarantors were released from their guarantees of the 4.00% Senior Notes.

  Security Ratings

        The table below sets forth the credit ratings for debt instruments of EQM at December 31, 2014. Changes in credit ratings may affect EQM's cost of future borrowings (including interest rates and fees under its credit facility) and access to the credit markets.

Rating Service	Senior Notes	Outlook
Moody's Investors Service	Ba1	Stable
Standard & Poor's Ratings Services	BBB–	Stable
Fitch Ratings	BBB–	Stable

        EQM's credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. EQM cannot ensure that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a credit rating agency if, in its judgment, circumstances so warrant. If the credit rating agencies downgrade EQM's ratings, particularly below investment grade, EQM's access to the capital markets may be limited, borrowing costs could increase, counterparties may request additional assurances and the potential pool of investors and funding sources may decrease. In order to be considered investment grade, a company must be rated BBB– or higher by S&P, Baa3 or higher by Moody's or BBB– or higher by Fitch. Anything below these ratings is considered non-investment grade.

  Distributions

        On January 22, 2015, EQM announced that the board of directors of EQM GP declared a cash distribution to EQM's unitholders of $0.58 per unit related to the fourth quarter of 2014. The cash distribution is payable on February 13, 2015 to EQM unitholders of record at the close of business on February 3, 2015. In connection with this cash distribution, EQT will receive approximately $5.2 million related to its incentive distribution rights.

Schedule of Contractual Obligations

        The following table is a summary of EQM's contractual cash obligations as of December 31, 2014.

	Total	2015	2016 - 2017	2018 - 2019	2020+
	(Thousands)
Capital lease obligation (a)	$403,081	$21,383	$38,677	$38,262	$304,759
Long-term debt	500,000	—	—	—	500,000
Interest payments	191,667	20,000	40,000	40,000	91,667
Purchase obligations	17,146	17,146	—	—	—

Total contractual obligations	$1,111,894	$58,529	$78,677	$78,262	$896,426

(a)
Represents the future projected payments associated with the AVC capital lease obligation (including interest) as of December 31, 2014.

Commitments and Contingencies

        In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal and other direct costs related to loss contingencies when actually incurred. EQM has established reserves it believes to be appropriate for pending matters, and after consultation with counsel and giving appropriate consideration to available insurance, we believe that the ultimate outcome of any matter currently pending against EQM will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions. There are currently no legal or regulatory claims and proceedings pending or threatened against EQGP. Also see EQM's significant accounting policies described in Note 1 to the consolidated financial statements included in Item 8 of EQM's Form 10-K filed on February 12, 2015.

Off-Balance Sheet Arrangements

        As of December 31, 2014, neither we nor EQM had any off-balance sheet arrangements.

Recently Issued Accounting Standards

        In May 2014, the FASB and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). To meet those objectives, the FASB is amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The revenue standard is effective for fiscal years beginning after December 15, 2016. EQM is currently evaluating the impact this standard will have on its financial statements and related disclosures.

Critical Accounting Policies and Significant Estimates

        Our Predecessor's and EQM's financial statements have been prepared in accordance with GAAP. The preparation of such financial statements requires our and EQM's management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. The following critical accounting policies, which were reviewed by the audit committee of EQM GP, relate to EQM's more significant judgments and estimates used in the preparation of its financial statements. Actual results could differ from those estimates.

  Property, Plant and Equipment

        Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant and equipment. In addition, any accounting estimate related to asset impairment requires management to make assumptions about cash flows over future years. Management's assumptions about future cash flows require significant judgment because actual operating levels have fluctuated in the past and are expected to do so in the future. Management believes that the accounting estimates related to depreciation expense and impairment are "critical accounting estimates" because they are susceptible to change period to period. These assumptions affect the amount of depreciation and any potential impairment, which would have an impact on the results of operations and financial position. See Note 1 to the Consolidated Financial Statements for additional information.

  Contingencies and Asset Retirement Obligations

        EQM is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based upon EQM's assessment that a loss is probable and that the amount of the loss can be reasonably estimated. EQM considers many factors in making these assessments, including history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon an analysis of potential results.

        EQM operates and maintains its transmission and storage system and its gathering system and intends to do so as long as supply and demand for natural gas exists, which is expected for the foreseeable future. Therefore, we believe that EQM cannot reasonably estimate the asset retirement obligations for its system assets as these assets have indeterminate lives.

        We believe that the accounting estimates related to EQM's contingencies and asset retirement obligations are "critical accounting estimates" because EQM must assess the probability of loss related to contingencies and the expected amount and timing of asset retirement obligations. In addition, EQM must determine the estimated present value of future liabilities. Future results of operations for any particular quarterly or annual period could be materially affected by changes in the assumptions.

  Equity-Based Compensation

        EQM's equity-based compensation is paid in units; therefore, EQM treats these awarded units as equity awards. Awards that contain a market condition require EQM to obtain a valuation. Significant assumptions made in valuing EQM's awards include the market price of units at payout date, total unitholder return threshold to be achieved, volatility, risk-free rate, term, dividend yield and forfeiture rate.

        EQM believes that the accounting estimates related to equity-based compensation are "critical accounting estimates" because the assumptions affecting the valuation of the awards including the market price and volatility of EQM's common units could have a significant impact on the expense recognized. See Note 11 to the Consolidated Financial Statements for additional information regarding EQM's equity-based compensation.

  Revenue Recognition

        Revenue from the gathering of natural gas is generally recognized when the service is provided. Revenues related to these services provided but not yet billed are estimated each month. These estimates are generally based on contract data and preliminary throughput and allocation measurements. Final bills for the current month are billed and collected in the following month. Reservation revenues related to firm contracted capacity are recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported. Transmission and storage revenue from usage charges is recorded on actual volumes subject to prior period adjustments.

        EQM records a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, a historical rate of accounts receivable losses as a percentage of total revenue is utilized. This historical rate is applied to the current revenues on a monthly basis and is updated periodically based on events that may change the rate, such as a significant change to the natural gas industry or to the economy as a whole. Management reviews the adequacy of the allowance on a quarterly basis using the assumptions that apply at that time.

        EQM believes that the accounting estimates related to revenue recognition and the allowance for doubtful accounts receivable are "critical accounting policies" because estimated volumes are subject to change based on actual measurements including prior period adjustments and the underlying assumptions used for the allowance can change from period to period which could potentially have a material impact on the results of operations and on working capital. In addition, the actual mix of customers and their ability to pay may vary significantly from management's estimates and may impact the collectability of customer accounts.

Quantitative and Qualitative Disclosures About Market Risk

  Interest Rate Risk

        Changes in interest rates affect the amount of interest EQM earns on cash, cash equivalents and short-term investments and the interest rates EQM pays on borrowings on its credit facility. EQM's long-term borrowings are fixed rate and thus do not expose EQM to fluctuations in its results of operations or liquidity from changes in market interest rates. Changes in interest rates do affect the fair value of EQM's fixed rate debt. EQM may from time to time hedge the interest on portions of its borrowings under its credit facility in order to manage risks associated with floating interest rates.

  Credit Risk

        EQM is exposed to credit risk. Credit risk is the risk that EQM may incur a loss if a counterparty fails to perform under a contract. EQM manages its exposure to credit risk associated with customers through credit analysis, credit approval, credit limits and monitoring procedures. For certain transactions, EQM may request letters of credit, cash collateral, prepayments or guarantees as forms of credit support. EQM's FERC tariff requires tariff customers that do not meet specified credit standards to provide three months of credit support; however, EQM is exposed to credit risk beyond this three month period when its tariff does not require its customers to provide additional credit support. For some of EQM's more recent long-term contracts associated with system expansions, it has entered into negotiated credit agreements that provide for enhanced forms of credit support if certain credit standards are not met. EQM has historically experienced only minimal credit losses in connection with its receivables. Approximately 41% and 59% of the EQM's third party accounts receivable balances as of December 31, 2014 and 2013, respectively, represent amounts due from marketers. EQM is also exposed to the credit risk of EQT, its largest customer. In connection with the EQM IPO, EQT guaranteed all payment obligations, up to a maximum of $50 million, due and payable to Equitrans by EQT Energy, LLC, one of Equitrans' largest customers. The EQT guaranty will terminate on November 30, 2023 unless terminated earlier by EQT upon 10 days written notice. At December 31, 2014, EQT's public senior debt had an investment grade credit rating.

  Other Market Risks

        EQM has a $750 million revolving credit facility that expires in February 2019. The credit facility is underwritten by a syndicate of financial institutions, each of which is obligated to fund its pro-rata portion of any borrowings by EQM. As of December 31, 2014, EQM had no loans or letters of credit outstanding under its credit facility. No one lender of the large group of financial institutions in the syndicate holds more than 10% of the facility. EQM's large syndicate group and relatively low percentage of participation by each lender is expected to limit EQM's exposure to problems or consolidation in the banking industry.

BUSINESS

EQT GP Holdings, LP—Overview

        We are a limited partnership formed in January 2015 to own partnership interests in EQT Midstream Partners, LP (NYSE: EQM), a growth-oriented limited partnership formed by EQT Corporation (NYSE: EQT) to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM is a midstream focused affiliate of EQT, a large, investment grade natural gas producer with approximately 630,000 gross acres within the Marcellus Shale, as of December 31, 2014. Our only cash-generating assets consist of our partnership interests in EQM, which upon the completion of this offering will consist of:

  •
  21,299,670 EQM limited partner units, representing a 34.4% limited partner interest in EQM;

  •
  1,238,514 EQM general partner units, representing a 2.0% general partner interest in EQM; and

  •
  all of EQM's incentive distribution rights, or IDRs, which entitle us to receive up to 48.0% of all incremental cash distributed in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter.

        EQM provides substantially all of its natural gas transmission, storage and gathering services under contracts with long-term, firm reservation and/or usage fees. This contract structure enhances the stability of EQM's cash flows and limits its direct exposure to commodity price risk. For the year ended December 31, 2014, approximately 61% of EQM's revenues were generated from capacity reservation charges under long-term firm contracts, which have a weighted average remaining term of approximately 17 years for transmission and storage contracts, and approximately 10 years for firm gathering contracts as of December 31, 2014. EQM's operations are primarily focused in southwestern Pennsylvania and northern West Virginia, a strategic location in the core of the rapidly developing natural gas shale play known as the Marcellus Shale. This same region is also the core operating area of EQT, EQM's largest customer. EQT accounted for approximately 62% of EQM's revenues generated for the year ended December 31, 2014. EQM provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through its two primary assets: the transmission and storage system, which serves as a header system transmission pipeline, and the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines. EQM believes that its strategically located assets, combined with its working relationship with EQT, position it as a leading Appalachian Basin midstream energy company.

        EQT is one of the largest natural gas producers in the Appalachian Basin. As of December 31, 2014, EQT reported 10.7 Tcfe of proved natural gas, natural gas liquids and crude oil reserves and, for the year ended December 31, 2014, EQT reported total production sales volumes of 476 Bcfe, representing a 26% increase compared to the year ended December 31, 2013. Since 2010, EQT has successfully grown production by 254% for the year ended December 31, 2014, primarily driven by production from the Marcellus Shale, while increasing proved reserves 106% over the same time period. EQT has announced that estimated sales volumes in 2015 are expected to be 575 to 600 Bcfe, an increase of approximately 23% over 2014. EQT has also announced a 2015 capital expenditure forecast of $1.85 billion for well development (excluding land acquisitions), which will be primarily focused in the Marcellus Shale. In order to facilitate production growth in its areas of operation, EQT invested approximately $1.6 billion in midstream infrastructure from January 1, 2010 through December 31, 2014. EQM believes its economic relationship with EQT incentivizes EQT to provide EQM with access to production growth in and around EQM's existing assets and with acquisitions and organic growth opportunities, although EQT is under no obligation to make such opportunities available to EQM.

        We believe that EQM's strategically located assets, combined with its working relationship with EQT, position EQM as a leading Appalachian Basin midstream energy company. Since EQM's initial public offering, EQM has grown its quarterly distribution 66% from $0.35 per unit (or $1.40 per unit on an annualized basis) for the quarter ended September 30, 2012 (the date of EQM's initial quarterly cash distribution) to $0.58 per unit (or $2.32 per unit on an annualized basis) for the quarter ended December 31, 2014, through a combination of organic growth projects at EQM and accretive acquisitions from EQT. EQM has issued 43,347,452 common units since its initial public offering. EQM also issued 17,339,718 subordinated units in connection with its initial public offering, all of which are owned by EQT. The subordination period will terminate on February 17, 2015 pursuant to EQM's partnership agreement, at which time all subordinated units will convert to common units on a one-for-one basis and the right to receive arrearages on EQM's common units will cease.

        We believe that EQM will be able to continue executing its business objective to increase its quarterly distribution to unitholders over time due to the following:

  •
  Inventory of organic growth opportunities at EQM.  EQM believes that organic midstream projects in its areas of operations will be a key driver of growth in the future. These projects include the Ohio Valley Connector, expected to be in service by mid-year 2016, and the Mountain Valley Pipeline, a project that EQM expects to assume from EQT in 2015, expected to be in service in the fourth quarter of 2018. Please read "—Transmission and Gathering System Expansion Projects" for more information. EQM is also currently pursuing organic growth projects that are expected to provide access to markets in the Midwest, Gulf Coast and Southeast regions. EQM reaffirmed its 2015 capital expenditures and capital contributions forecast on February 5, 2015 of $380 million to $410 million.

  •
  Inventory of and continued investment in midstream assets at EQT.  EQT has various gathering assets consisting of approximately 1,075 Mmcf/d of Marcellus gathering capacity as of December 31, 2014. EQT also recently announced its commitment to continue developing its retained midstream assets, with plans to invest $200 million to $225 million in 2015. We believe that EQT's ownership interest in us, economic relationship with us, and its plan to use EQM as a source of capital, incentivizes it to continue offering EQM accretive acquisition opportunities, although it is under no obligation to do so.

        EQM is required by its partnership agreement to distribute, and it has historically distributed, within 45 days of the end of each quarter all of its cash on hand at the end of each quarter, less reserves established by EQM GP in its sole discretion to provide for the proper conduct of EQM's business or to provide funds for future distributions. Our cash flows will consist entirely of the cash distributions we receive with respect to the EQM partnership interests we own. These cash distributions are tied to (i) EQM's per unit distribution level and (ii) the number of EQM common units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will result in an increase in the amount of cash distributions we receive from EQM. Because the IDRs have participated at the maximum target cash distribution level of 48.0% for the distributions paid with respect to the third and fourth quarters of 2014, future growth in distributions we receive from EQM will not result from an increase in the target cash distribution level associated with the IDRs.

        While we, like EQM, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of EQM. Most notably, (i) our general partner does not have an economic interest in us and is not entitled to receive any distributions from us and (ii) our capital structure does not include incentive distribution rights. Therefore, our distributions will be allocated exclusively to our common units.

        We will pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from EQM, less certain reserves for expenses and other uses of cash, including:

  •
  our general and administrative expenses, including expenses we will incur as the result of being a public company;

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  capital contributions to maintain or increase our ownership interest in EQM; and

  •
  reserves our general partner believes prudent to maintain for the proper conduct of our business (including reserves for any future debt service requirements) or to provide for future distributions.

        Based on EQM's quarterly distribution for the fourth quarter of 2014 and our expected ownership of EQM following this offering, aggregate quarterly cash distributions to us on all our interests in EQM would be approximately $18.3 million ($12.3 million on our common units, $0.8 million on our general partner interest and $5.2 million on our IDRs) based upon the number of outstanding EQM common units at February 3, 2015. Based on this aggregate quarterly distribution, the number of our units outstanding upon the closing of this offering and our expected level of expenses and reserves that our general partner believes prudent to maintain, any of which are subject to change, we expect to make an initial quarterly distribution of $        per common unit, or $        per common unit on an annualized basis.

        We may, but are not required to, facilitate EQM's growth activities by, among other things, (i) agreeing to modify the IDRs on a temporary or permanent basis, (ii) making a loan or capital contribution to EQM with funds raised through the offering of our equity or debt securities or our potential borrowing under a future credit facility to fund an acquisition or growth capital project by EQM or (iii) providing EQM with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction.

        As a result of our ownership in EQM's IDRs, we are positioned to grow our distributions disproportionately relative to the growth rate of EQM's common unit distributions. The following graphs illustrate the historical quarterly distributions per limited partner unit paid by EQM since its initial public offering through the fourth quarter of 2014 and the corresponding aggregate distributions on the EQM common units, 2.0% general partner interest and IDRs to be owned by us immediately following this offering. Accordingly, our primary business objective is to increase our cash available for distribution to our unitholders through EQM's execution of its business strategy of expanding its natural gas transmission, storage and gathering operations through accretive acquisitions and organic growth opportunities.

Historical Quarterly Cash Distributions by EQM and Indicative Distributions to EQGP

(1)
Amounts shown in the graph represent total indicative distributions to EQGP based on historical EQM distributions per common unit for each quarter assuming the following remain constant:

  (i) our ownership of partnership interests in EQM as of the close of this offering and (ii) the total EQM units outstanding as of the record date for the distribution for the fourth quarter of 2014. The amounts shown in the graph do not take into account the funding of any contribution necessary to maintain EQGP's indirect 2% general partner interest.

        If EQM is successful in implementing its business strategy and increasing distributions to its partners, we generally would expect to increase distributions to our unitholders, although the timing and amount of any such increase in our distributions will not necessarily correlate to any increase in EQM's distributions. However, we cannot assure you that any distributions will be declared or paid. The common units offered hereby are not entitled to arrearages in distributions. Please read "Our Cash Distribution Policy and Restrictions on Distributions" and "Risk Factors."

        The following graph illustrates the impact to the aggregate quarterly distribution of EQM paid to its limited partners and general partner by raising or lowering its per unit quarterly distribution relative to its $0.58 per unit distribution for the fourth quarter of 2014. This information is presented for illustrative purposes only and is not intended to be a prediction of future results. This illustration assumes that EQM's total outstanding partnership interests remains constant.

(1)
Amounts shown in the graph represent potential aggregate distributions by EQM to its limited partners (including EQM GP as the holder of the IDRs) and the general partner assuming different hypothetical EQM quarterly distributions per common unit and assuming that EQM GP does not exercise its right to limit or modify incentive distributions. Please read "Risk Factors—Risks Inherent in an Investment in Us—EQM GP, with our consent but without the consent of our unitholders, may limit or modify the incentive distributions we are entitled to receive from EQM, which may reduce cash distributions to you."

        The impact to EQM's limited and general partner unitholders of changes in EQM's per unit cash distribution levels will vary depending on several factors, including the number of EQM common units outstanding on the record date for cash distributions. In addition, the level of cash distributions we receive may be affected by risks associated with the underlying business of EQM. Please read "Risk Factors."

        In the graph below, we present the impact to us of EQM raising or lowering its quarterly cash distribution relative to its fourth quarter 2014 distribution of $0.58 per unit. This illustration assumes our ownership of partnership interests in EQM as of the close of this offering and EQM's total outstanding partnership interests remains constant. This information is presented for illustrative purposes only and is not intended to be a prediction of future performance.

(1)
Amounts shown in the graph do not take into account the funding of any contribution necessary to maintain EQGP's 2% general partner interest in EQM.

        Our only cash-generating assets are our partnership interests in EQM, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders will be directly dependent upon the performance of EQM. The following sections describe the services provided by EQM in its areas of operation.

EQT Midstream Partners, LP—Overview

        EQM is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM's operations are primarily focused in southwestern Pennsylvania and northern West Virginia, a strategic location in the core of the rapidly developing natural gas shale play known as the Marcellus Shale. This same region is also the core operating area of EQT, EQM's largest customer, accounting for approximately 62% of revenues generated for the year ended December 31, 2014. EQM provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through its two primary assets: its transmission and storage system, which serves as a header system transmission pipeline, and its gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines. EQM believes that its strategically located assets, combined with its working relationship with EQT, position it as a leading Appalachian Basin midstream energy company.

        EQT is EQM's largest customer and is one of the largest natural gas producers in the Appalachian Basin. For the year ended December 31, 2014, EQT reported 10.7 Tcfe of proved natural gas, natural gas liquids and crude oil reserves and total production sales volumes of 476 Bcfe, representing a 26%

increase compared to the year ended December 31, 2013. Approximately 79% of EQT's total production in 2014 was from Marcellus wells, and overall Marcellus volumes increased 38% compared to the year ended December 31, 2013. During the year ended December 31, 2014, approximately 67% of EQM's total natural gas transmission and gathering volumes consisted of natural gas produced by EQT and other affiliated volumes. In order to facilitate production growth in its areas of operation, EQT invested approximately $1.6 billion in midstream infrastructure from January 1, 2010 through December 31, 2014. We believe EQM's economic relationship with EQT incentivizes EQT to provide EQM with access to production growth in and around its existing assets and with acquisitions and organic growth opportunities, although EQT is under no obligation to make such opportunities available to EQM.

2014 Highlights

        On May 7, 2014, EQM acquired Jupiter from EQT. As of December 31, 2014, this system consists of an approximately 45-mile natural gas gathering system located in Greene and Washington counties, Pennsylvania with three compressor stations, which have approximately 575 MMcf per day of compression capacity. Jupiter has six interconnects with EQM's transmission and storage system and a total of 970 MMcf per day of interconnect capacity. The aggregate consideration paid by EQM to EQT for Jupiter was approximately $1,180 million, consisting of a $1,121 million cash payment, 516,050 EQM common units and 262,828 EQM general partner units.

        Additionally on May 7, 2014, EQM completed an underwritten public offering of 12,362,500 common units. EQM received net proceeds of approximately $902 million from the offering after deducting the underwriters' discount and offering expenses which were used to pay the cash portion of the Jupiter Acquisition consideration.

        During the third quarter of 2014, EQM issued $500 million of its 4.00% Senior Notes. Net proceeds of the offering of approximately $492 million were used to repay the outstanding borrowings under EQM's credit facility and for general partnership purposes.

        The following table provides information regarding EQM's transmission and storage and gathering systems as of December 31, 2014, including the AVC facilities that EQM leases from EQT:

System	Approximate Number of Miles	Approximate Number of Receipt Points	Approximate Compression (Horsepower)
Transmission and storage	700	80	69,000
AVC (leased transmission and storage)	200	60	13,000
Gathering	1,545	2,400	73,000

Transmission and Storage System

        As of December 31, 2014, EQM's transmission and storage system included an approximately 700 mile FERC-regulated interstate pipeline that connects to five interstate pipelines and multiple distribution companies. The transmission system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability, 32 Bcf of working gas capacity and 27 compressor units. As of December 31, 2014, the transmission assets had total throughput capacity of approximately 3.0 Bcf per day. Through a lease with EQT, EQM also operates the AVC facilities, which include an approximately 200-mile FERC-regulated interstate pipeline that interconnects with EQM's transmission and storage system in the Marcellus Shale region. The AVC facilities provide 0.45 Bcf per day of additional firm capacity to EQM's system and are supported by four associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability, 15 Bcf of working gas capacity and 11 compressor units as of December 31, 2014. Of the total 15 Bcf of working gas capacity, EQM leases and operates 13 Bcf. Revenues associated with

EQM's transmission and storage system, including those on AVC, represented approximately 65%, 57% and 60% of total revenues for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, the weighted average remaining contract life based on total projected contracted revenues for firm transmission and storage contracts, including those on AVC, was approximately 17 years.

        EQM has completed, and continues to work on, numerous transmission projects aimed at increasing system capacity. In 2014, EQM completed the following transmission projects:

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  Jefferson Compressor Station Expansion Project.  The Jefferson compressor station expansion project added approximately 550 MMcf per day of incremental capacity to EQM's transmission system at a cost of approximately $30 million. The expansion was placed into service in September 2014.

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  Antero and Range Projects.  EQM completed a project for Antero Resources in the fourth quarter of 2014 that added approximately 100 MMcf per day of capacity to EQM's transmission system at a cost of approximately $16 million. EQM also completed a project for Range Resources in the fourth quarter of 2014; this project added approximately 100 MMcf per day of capacity to EQM's transmission system at a cost of approximately $15 million.

        In 2015, EQM will focus on the following transmission projects:

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  Antero Project.  EQM expects to invest approximately $25 million to complete a project for Antero Resources that will add 100 MMcf per day of transmission capacity. The project is expected to be in service by mid-2015.

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  Ohio Valley Connector.  The OVC includes a 36-mile pipeline that will extend EQM's transmission and storage system from northern West Virginia to Clarington, Ohio, at which point it will interconnect with the Rockies Express Pipeline and the Texas Eastern Pipeline. In December 2014, EQM submitted the OVC certificate application, which also includes related Equitrans transmission expansion projects, to the FERC and anticipates receiving the certificate in the second half of 2015. Subject to FERC approval, construction is scheduled to begin in the third quarter of 2015 and the pipeline is expected to be in-service by mid-year 2016. The OVC will provide approximately 850 BBtu per day of transmission capacity and the 36-mile pipeline portion is estimated to cost approximately $300 million, of which $120 million to $130 million is expected to be spent in 2015. EQM has entered into a 20-year precedent agreement for a total of 650 BBtu per day of firm transmission capacity on the OVC.

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  Equitrans Transmission Expansion Projects.  In conjunction with the OVC and other projects, EQM also plans to begin several multi-year transmission expansion projects to support the continued growth of the Marcellus and Utica development. The projects include pipeline looping, compression installation and new pipeline segments, which combined are expected to increase transmission capacity by approximately 1.0 Bcf per day by year-end 2017. EQM expects to invest a total of approximately $400 million, of which approximately $25 million is expected to be spent during 2015.

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  Mountain Valley Pipeline.  In 2015, EQM expects to assume EQT's interest in Mountain Valley Pipeline, LLC, a joint venture with an affiliate of NextEra Energy, Inc. The 300-mile MVP will extend from EQM's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia. EQM expects to own the largest interest in the joint venture and will operate the MVP. The MVP is estimated to cost a total of $2.5 billion to $3.5 billion, excluding AFUDC, with EQM funding its proportionate share through capital contributions made to the joint venture. In 2015, EQM's capital contributions are expected to be approximately $75 million to $85 million and will be primarily in support of environmental and land assessments, design work and materials. Expenditures are expected to increase substantially as construction commences, with the bulk of the expenditures expected to be made in 2017 and 2018. The joint venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms and is currently in negotiation with additional shippers who have expressed interest in the MVP project. As a result, the final project scope, including pipe diameter and total capacity, has not yet been determined; however, the voluntary pre-filing process with the FERC began in October 2014. The pipeline, which is subject to FERC approval, is expected to be in-service during the fourth quarter of 2018.

        EQM generally provides transmission and storage services in two manners: firm service and interruptible service. The fixed monthly fee under a firm contract is referred to as a monthly reservation charge. In addition to monthly reservation charges, EQM may also collect usage charges when a firm transmission customer uses the capacity it has reserved under these firm transmission contracts. Where applicable, these charges are assessed on the actual volume of natural gas transported on the transmission system. A firm transmission customer is billed an additional usage charge on volumes in excess of firm capacity when the level of natural gas received for delivery from the customer exceeds its reserved capacity. Customers are not assured capacity or service for volumes in excess of firm capacity on the applicable pipeline as these volumes have the same priority as interruptible service. A significant portion of EQM's transportation and storage services are provided through firm service agreements.

        Firm storage contracts obligate customers to pay a fixed monthly charge for the firm right to inject, withdraw and store a specified volume of natural gas regardless of the amount of storage capacity actually utilized by the customer. Firm storage customers are generally assessed usage charges on the actual quantities of natural gas injected into or withdrawn from storage. A firm storage customer is also billed a usage charge on volumes in excess of firm capacity when the level of gas injected or withdrawn exceeds the customer's maximum daily injection or withdrawal limit.

        Under interruptible service contracts, customers pay fees based on their actual utilization of assets for transmission and storage services. Customers that have executed interruptible contracts are not assured capacity or service on the applicable pipeline and storage facilities. To the extent that physical capacity that is contracted for firm service is not being fully utilized or there is excess capacity that has not been contracted for service, the system can allocate such capacity to interruptible services. EQM also provides natural gas "park and loan" services to assist customers in managing gas surpluses or deficits.

        EQM generally does not take title to the natural gas transported or stored for its customers.

        Including AVC and expected future capacity from expansion projects that are not yet fully constructed but for which EQM has entered into firm transportation and storage agreements, approximately 3.7 Bcf per day of transmission capacity and 31.9 Bcf of storage capacity, respectively, were subscribed under firm transmission and storage contracts as of December 31, 2014. These contracts have a weighted average remaining contract life, based on total projected contracted revenues, of approximately 16 years for transmission contracts and 19 years for storage contracts.

        As of December 31, 2014, approximately 87% of EQM's contracted transmission firm capacity was subscribed by customers under negotiated rate agreements under its tariff. The remaining 13% of EQM's contracted transmission firm capacity was subscribed at the recourse rates under its tariff, which are the maximum rates an interstate pipeline may charge for its services under its tariff. For the years ended December 31, 2014, 2013 and 2012, EQM's transportation agreements with EQT accounted for approximately 57%, 80% and 84%, respectively, of the natural gas throughput on EQM's transmission system and 51%, 80% and 81%, respectively, of EQM's transmission revenues. Please read "Certain Relationships and Related Party Transactions—Related Party Transactions of EQT Midstream Partners, LP—Transportation Service and Precedent Agreements."

        EQM has an acreage dedication from EQT pursuant to which EQM has the right to elect to transport on its transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. EQT has a significant natural gas drilling program in these areas.

Transmission and Storage System

Gathering System

        EQM's gathering system consists of approximately 45 miles of high-pressure gathering lines primarily associated with Jupiter, which have six interconnects with EQM's transmission and storage system, as well as approximately 1,500 miles of FERC-regulated low-pressure gathering lines that have multiple delivery interconnects with EQM's transmission and storage system. Gathering revenues represented approximately 35%, 43% and 40% of total revenues for the years ended December 31, 2014, 2013 and 2012, respectively.

        EQM entered into the Jupiter Gas Gathering Agreement for gathering services on Jupiter. The agreement commenced on May 1, 2014 and has a 10-year term (with year-to-year rollovers). Under the Jupiter Gas Gathering Agreement, approximately 225 MMcf per day of firm compression capacity was subscribed which was the available capacity on Jupiter at that time. In the fourth quarter of 2014, EQM placed one compressor station in service and added compression at the two existing compressor stations in Greene County, Pennsylvania. In total, this expansion added approximately 350 MMcf per day of compression capacity and cost approximately $71 million. The firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by 200 MMcf per day effective December 1, 2014 and by an additional 150 MMcf per day effective January 1, 2015.

        During 2015, EQM intends to complete an additional expansion of Jupiter. This expansion involves the construction of two additional compressor stations and approximately 30 miles of pipe, which will bring total Jupiter compression capacity to 775 MMcf per day by year-end 2015. EQM expects Jupiter-related capital expenditures of approximately $100 million in 2015. The Jupiter Gas Gathering Agreement provides for separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. After the expansion projects scheduled to be completed in 2015 have been placed into service, EQT's firm reservation fee is expected to result in revenue to EQM of approximately $173 million annually. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity.

        In 2015, EQM will also invest approximately $40 million in gathering infrastructure for third-party producers. This gathering infrastructure will primarily support Range Resources' production development in eastern Washington County, Pennsylvania under an agreement signed in 2014.

        On EQM's low pressure regulated gathering system, the primary term of a typical gathering agreement is one year with month-to-month roll over provisions terminable upon at least 30 days' notice. The rates for gathering service on the regulated system are based on the maximum posted tariff rate and assessed on actual receipts into the gathering system. EQM also retains a percentage of wellhead natural gas receipts to recover natural gas used to run its compressor stations and other requirements on all of its gathering systems.

 Gathering System

        The following table provides a revenue breakdown of EQM's contracts by business segment for the year ended December 31, 2014:

	Revenue Composition %
	Firm Contracts		Interruptible Contracts
	Capacity Reservation Charges	Usage Charges	Usage Charges	Total
Transmission and Storage	51%	11%	3%	65%
Gathering	10%	11%	14%	35%

EQM's Strategies

        EQM's principal business objective is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing stability of its business. EQM expects to achieve this objective through the following business strategies:

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  Capitalizing on economically attractive organic growth opportunities.  EQM believes that organic projects will be a key driver of growth in the future. EQM expects to grow its systems over time by meeting EQT's and other third party customers' midstream service needs that result from their drilling activity in EQM's areas of operations. EQT's acreage dedication to EQM's assets and EQT's economic relationship with EQM provide a platform for organic growth. In addition, EQM intends to leverage EQT's knowledge of, and expertise in, the Marcellus Shale in order to target and efficiently execute economically attractive organic growth projects for third party customers, although EQT is under no obligation to share such knowledge and expertise with EQM. EQM will evaluate organic expansion and greenfield construction opportunities in existing and new markets that it believes will increase the volume of transmission, storage and gathering capacity subscribed on its systems. As production increases in EQM's areas of operations, EQM believes that it will have a competitive advantage in pursuing economically attractive organic expansion projects.

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  Increasing access to existing and new delivery markets.  EQM is actively working to increase delivery interconnects with interstate pipelines, neighboring LDCs, large industrial facilities and electric generation plants in order to increase access to existing and new markets for natural gas consumption. In 2015, EQM expects to begin several multi-year transmission expansion projects to support the continued growth of Marcellus and Utica development, including the MVP, the OVC and Equitrans expansion projects. Upon completion of the OVC and the Equitrans transmission expansion projects, Equitrans transmission capacity is expected to exceed 4.8 Bcf per day by year-end 2017.

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  Pursuing accretive acquisitions from EQT and third parties.  EQM intends to seek opportunities to expand its existing natural gas transmission, storage and gathering operations through accretive acquisitions from EQT and third parties, though EQT is under no obligation to offer acquisition opportunities to EQM. These opportunities may include EQT's retained transmission assets, which consist of the AVC facilities, and EQT's retained gathering assets, which include approximately 6,600 miles of gathering pipelines with throughput of approximately 875 MMcf of natural gas per day as of December 31, 2014. These retained gathering assets include approximately 120 miles of high-pressure gathering lines serving both liquids-rich and dry gas areas in the Marcellus Shale located in Armstrong, Allegheny, Clearfield, Jefferson and Tioga counties in Pennsylvania and Doddridge, Taylor, Ritchie and Wetzel counties in West Virginia. EQM will also evaluate and may pursue acquisition opportunities from third parties as they become available.

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  Attracting additional third-party volumes.  EQM actively markets its midstream services to, and pursues strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. We believe that EQM's connectivity to interstate pipelines, which is a key feature of a header system transmission pipeline, as well as its position as an early developer of midstream infrastructure within certain areas of the Marcellus Shale and the Utica Shale, will allow it to capture additional third-party volumes in the future. We anticipate that organic growth projects that EQM pursues for EQT, or any assets it acquires from EQT, will be constructed in a manner that leverages economies of scale to allow for incremental third-party volumes in excess of capacity amounts needed by EQT.

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  Focusing on stable, fixed-fee business.  EQM intends to pursue opportunities to provide fixed-fee transmission, storage and gathering services to EQT and third parties. This contract structure enhances the stability of EQM's cash flows and minimizes its direct exposure to commodity price risk. EQM will focus on obtaining additional long-term firm commitments from customers, which may include reservation-based charges, volume commitments and acreage dedications.

EQM's Competitive Strengths

        We believe that EQM is well-positioned to successfully execute its business strategies because of the following competitive strengths:

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  EQM's relationship with EQT.  As a result of the significant interest in EQM that EQT owns through us, we believe that EQT is motivated to promote and support the successful execution of EQM's principal business objective through, for example, providing EQM with opportunities to acquire additional midstream assets, providing EQM access to its significant industry and management expertise and supporting EQM's organic growth projects, though it is under no obligation to do so.

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  Strategically located asset base.  EQM's assets are strategically located in the fairway of the Marcellus Shale. Moreover, EQM owns a header system transmission pipeline that has multiple connections to major interstate pipelines and provides access to natural gas end-user markets in the region as well as in the Mid-Atlantic and Northeastern United States.

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  Stable cash flows underpinned by fixed-fee contracts.  Substantially all of EQM's revenues are generated under fixed-fee contracts. In addition, for the year ended December 31, 2014, approximately 61% of EQM's revenues were generated from capacity reservation charges under long-term firm contracts that its customers are required to pay regardless of the actual capacity utilized. This contract structure enhances the stability of EQM's cash flows and minimizes its direct exposure to commodity price risk.

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  Operational flexibility of transmission and storage system.  One of the key strengths of EQM's transmission and storage system is that it is a header system transmission pipeline with valuable operational flexibility. This inherent flexibility, derived from the multiple receipt and delivery interconnects on the pipeline, numerous pipeline segments and the diverse location of its storage reservoirs, enables EQM to leverage system pressures to optimize gas flows and expand capacity at a low cost, resulting in increased throughput and maximum system utilization. We believe that such operational flexibility will allow EQM to continue to attract shippers and increase the utilization of its assets.

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  Maintaining a conservative and flexible capital structure and target investment grade credit metrics in order to lower EQM's overall cost of capital.  EQM intends to maintain a balanced capital structure and target investment grade credit metrics which, when combined with its stable fee-based cash flows, should afford EQM efficient access to the capital markets at a competitive cost of capital that it expects will serve to enhance returns. EQM will seek to maintain a disciplined approach of financing acquisitions and growth projects with an appropriate mix of debt and equity. EQM has a $750 million revolving credit facility that matures on February 18, 2019. As of December 31, 2014, EQM had $500 million of long term debt outstanding.

Our and EQM's Relationship with EQT

        One of our and EQM's principal attributes is our and its relationship with EQT.

        Headquartered in Pittsburgh, Pennsylvania in the heart of the Appalachian Basin, EQT is an integrated energy company with an emphasis on natural gas production, gathering and transmission. EQT conducts its business through two business segments: EQT Production and EQT Midstream. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 10.7 Tcfe of proved natural gas, natural gas liquids and crude oil reserves across approximately 3.4 million gross acres as of December 31, 2014, of which approximately 630,000 gross acres were located in the Marcellus Shale. EQT Midstream provides transmission, storage and gathering services for EQT's produced gas and to third parties in the Appalachian Basin.

        In order to facilitate production growth in its areas of operation, EQT has invested $1.6 billion in midstream infrastructure from January 1, 2010 through December 31, 2014. EQT has announced a capital expenditure forecast range of $200 million to $225 million for its midstream segment in 2015, which excludes capital expenditures and capital contributions of approximately $380 million to $410 million that EQM expects to make. As EQT expands its exploration and production operations in the Marcellus Shale into areas that are currently underserviced by midstream infrastructure, we expect EQT will develop, either independently or in partnership with EQM, additional midstream assets to provide takeaway capacity for expected production growth, although EQT is under no obligation to develop infrastructure in partnership with EQM.

        Upon completion of this offering and the transactions described under "Prospectus Summary—Our Structure," we will own approximately 34.4% of the outstanding limited partner interests in EQM, a 2% general partner interest in EQM and all of the incentive distribution rights in EQM, and EQT will own approximately        % of our outstanding limited partner interests and our non-economic general partner interest.

        Because of the significant interest in EQM that EQT owns through us, EQT is positioned to directly benefit from committing additional natural gas volumes to EQM's systems and from facilitating accretive acquisitions and organic growth opportunities for EQM. However, EQT is under no obligation to make acquisition opportunities available to EQM, is not restricted from competing with EQM and may acquire, construct or dispose of midstream assets without any obligation to offer EQM the opportunity to purchase or construct these assets.

        We believe that our and EQM's relationship with EQT is advantageous for the following reasons:

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  EQT is a leader among exploration and production companies in the Appalachian Basin.  A substantial portion of EQT's drilling efforts in recent years were focused on drilling horizontal wells in the Marcellus Shale formations of southwestern Pennsylvania and northern West Virginia. For the year ended December 31, 2014, EQT reported total production sales volumes of 476 Bcfe, representing a 26% increase compared to the year ended December 31, 2013. Approximately 79% of EQT's total production in 2014 was from wells in the Marcellus Shale. EQT Marcellus sales volumes were 38% higher for the year ended December 31, 2014 as compared to the year ended December 31, 2013.

  •
  EQT has a portfolio of retained midstream assets.  We expect that EQM will have the opportunity to purchase additional midstream assets from EQT in the future, although EQT is under no obligation to make the opportunities available to EQM. The opportunities are expected to include:

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  Retained transmission assets. The AVC facilities as previously described.

  •
  Retained gathering assets. The retained gathering assets as previously described.

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  EQT production growth supports EQM's development of organic expansion projects.  EQT continues to expand its exploration and production operations in the Appalachian Basin, primarily in the Marcellus Shale. As this expansion increases into areas that are currently underserved by midstream infrastructure, we expect that EQM will have a competitive advantage in pursuing economically attractive organic expansion projects, which we believe will be a key driver of EQM's growth in the future.

        While our and EQM's relationship with EQT may provide significant benefits, it may also become a source of potential conflicts. For example, EQT is not restricted from competing with EQM. In addition, all of the officers of our general partner are also officers of EQM GP, and our officers, as well as the employees that operate EQM, are EQT employees. Further, four of our directors are affiliated with EQT, three of which are also directors of EQM GP. These overlapping officers and directors face conflicts of interest, which include the allocation of their time between us, EQM and EQT. For a description of these conflicts, please read "Conflicts of Interest and Fiduciary Duties."

Markets and Customers

        Reclassifying Equitable Gas Company revenues as discussed below to third party revenues in 2013 and 2012, EQT accounted for approximately 62%, 73% and 66% of EQM's total revenues for the years ended December 31, 2014, 2013 and 2012, respectively. In December 2013, EQT completed the sale of its LDC subsidiary, Equitable Gas Company, LLC (Equitable Gas Company) to PNG Companies LLC. As a result, revenues from Equitable Gas Company were reported as third party revenues in 2014. For the years ended December 31, 2013 and 2012, Equitable Gas Company accounted for approximately 13% and 18%, respectively, of EQM's total revenues. These were reported as affiliate revenues for the respective years.

        For the year ended December 31, 2014, Peoples Natural Gas Company, LLC accounted for approximately 20% of EQM's total revenues. Other than EQT, no single customer accounted for more than 10% of EQM's total revenues in 2013 or 2012

Transmission and Storage Customers

        EQM provides natural gas transmission services for EQT and third parties, predominantly consisting of LDCs, marketers, producers and commercial and industrial users that EQM believes to be creditworthy. EQM's transmission system serves not only adjacent markets in Pennsylvania and West Virginia but also provides its customers access to high-demand end-user markets in the Mid-Atlantic and Northeastern United States through 3.3 Bcf per day of delivery interconnect capacity with major interstate pipelines. EQM provides storage services to a mix of customers, including marketers and LDCs.

        EQM's primary transportation and storage customer is EQT. For the years ended December 31, 2014, 2013 and 2012, EQT and its affiliates accounted for approximately 51%, 80% and 81%, respectively, of transmission revenues and 2%, 61% and 68%, respectively, of storage revenues. Additionally for the year ended December 31, 2014, Peoples Natural Gas Company, LLC accounted for approximately 30% of EQM's transmission and storage revenues. Other than EQT, no single customer accounted for more than 10% of EQM's total transmission and storage revenue in 2013 or 2012.

Gathering Customers

        EQM's gathering system has approximately 2,400 receipt points with a number of natural gas producers. EQT represented approximately 91% of the 743 BBtu per day of gathered volumes in 2014, approximately 96% of the 629 BBtu per day of gathered volumes in 2013 and approximately 92% of the 339 BBtu per day of gathered volumes in 2012.

Competition

        Competition for natural gas transmission and storage volumes is primarily based on rates, customer commitment levels, timing, performance, commercial terms, reliability, service levels, location, reputation and fuel efficiencies. EQM's principal competitors in its natural gas transmission and storage market include companies that own major natural gas pipelines. In addition, EQM competes with companies that are building high pressure gathering facilities that are not subject to FERC jurisdiction to move volumes to interstate pipelines. EQT also owns, and in the future may construct, natural gas transmission pipelines and high-pressure gathering facilities. Major pipeline natural gas transmission companies that compete with EQM also have existing storage facilities connected to their transmission systems that compete with certain of EQM's storage facilities. Pending and future third-party construction projects, if and when brought on-line, may also compete with EQM's natural gas transmission and storage services. These third-party projects may include FERC-certificated expansions and greenfield construction projects.

        Key competitors for new gathering systems include companies that own major natural gas pipelines, independent gas gatherers and integrated energy companies. Many of EQM's competitors have capital resources and control supplies of natural gas greater than it does.

Regulatory Environment

FERC Regulation

        EQM's interstate natural gas transportation and storage operations are regulated by the FERC under the Natural Gas Act of 1938, or the NGA, the Natural Gas Policy Act of 1978, or the NGPA, and the Energy Policy Act of 2005. EQM's regulated system operates under a tariff approved by the FERC that establishes rates, cost recovery mechanisms, and the terms and conditions of service to its customers. Generally, the FERC's authority extends to:

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  rates and charges for natural gas transmission, storage and certain gathering services;

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  certification and construction of new interstate transportation and storage facilities;

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  extension or abandonment of interstate transportation and storage services and facilities;

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  maintenance of accounts and records;

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  relationships between pipelines and certain affiliates;

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  terms and conditions of services and service contracts with customers;

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  depreciation and amortization policies;

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  acquisition and disposition of interstate transportation and storage facilities; and

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  initiation and discontinuation of interstate transportation and storage services.

        EQM holds certificates of public convenience and necessity for its transmission and storage system issued by FERC pursuant to Section 7 of the NGA covering rates, facilities, activities and services. These certificates require EQM to provide open-access services on its interstate pipeline and storage facilities on a non-discriminatory basis to all customers that qualify under the FERC gas tariff. In addition, under Section 8 of the NGA, FERC has the power to prescribe the accounting treatment of certain items for regulatory purposes. Thus, the books and records of EQM's interstate pipeline and storage facilities may be periodically audited by FERC.

        FERC regulates the rates and charges for transportation and storage in interstate commerce. Under the NGA, rates charged by interstate pipelines must be just and reasonable. FERC's cost-of-service regulations generally limit the recourse rates for transportation and storage services to the cost of providing service plus a reasonable rate of return. In each rate case, FERC must approve service costs, the allocation of costs, the allowed rate of return on capital investment, rate design and other rate factors. A negative determination on any of these rate factors could adversely affect EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

        The recourse rate that EQM may charge for its services is established through FERC's ratemaking process. Generally, the maximum filed recourse rates for interstate pipelines are based on the cost of providing that service including recovery of and a return on the pipeline's actual prudent historical cost of investment. Key determinants in the ratemaking process include the depreciated capital costs of the facilities, the costs of providing service, the allowed rate of return and volume throughput and contractual capacity commitment assumptions. The maximum applicable recourse rates and terms and conditions for service are set forth in the pipeline's FERC approved tariff. Rate design and the allocation of costs also can impact a pipeline's profitability. While the ratemaking process establishes the maximum rate that can be charged, interstate pipelines such as EQM's transmission and storage system are permitted to discount their firm and interruptible rates without further FERC authorization down to the variable cost of performing service, provided they do not "unduly discriminate." In addition, pipelines are allowed to negotiate different rates with their customers, as described below.

        Pursuant to the NGA, changes to rates or terms and conditions of service can be proposed by a pipeline company under Section 4, or the existing interstate transportation and storage rates or terms and conditions of service may be challenged by a complaint filed by interested persons including customers, state agencies or the FERC under Section 5. Rate increases proposed by a pipeline may be allowed to become effective subject to refund, while rates or terms and conditions of service which are the subject of a complaint under Section 5 are subject to prospective change by FERC. Rate increases proposed by a regulated interstate pipeline may be challenged and such increases may ultimately be rejected by FERC. Any successful challenge against rates charged for EQM's transportation and storage services could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make distributions.

        EQM's interstate pipeline may also use negotiated rates which could involve rates above or below the recourse rate or rates that are subject to a different rate structure, provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. A prerequisite for allowing the negotiated rates is that negotiated rate customers must have had the option to take service under the pipeline's recourse rates. As of December 31, 2014, approximately 87% of the system's contracted firm transportation capacity was committed under such negotiated rate contracts. Each negotiated rate transaction is designed to fix the negotiated rate for the term of the firm transportation agreement and the fixed rate is generally not subject to adjustment for increased or decreased costs occurring during the contract term.

        FERC regulations also extend to the terms and conditions set forth in agreements for transportation and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline's FERC-approved tariff. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, it could reject the agreement, require EQM to seek modification of the agreement or require EQM to modify its tariff so that the non-conforming provisions are generally available to all customers.

FERC Regulation of Gathering Rates and Terms of Service

        While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, it has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline's own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transportation. EQM maintains rates and terms of service in its tariff for unbundled gathering services performed on its gathering facilities in connection with the transportation service. Just as with rates and terms of service for transmission and storage services, EQM's rates and terms of services for its FERC regulated low pressure gathering system may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service EQM proposes for its FERC regulated low pressure gathering service may be protested and such increases or changes may ultimately be rejected by the FERC.

Pipeline Safety and Maintenance

        EQM's interstate natural gas pipeline system is subject to regulation by PHMSA. PHMSA has established safety requirements pertaining to the design, installation, testing, construction, operation and maintenance of gas pipeline facilities, including requirements that pipeline operators develop a written qualification program for individuals performing covered tasks on pipeline facilities and implement pipeline integrity management programs. These integrity management plans require more frequent inspections and other preventive measures to ensure safe operation of oil and natural gas transportation pipelines in "high consequence areas," such as high population areas or facilities that are hard to evacuate and areas of daily concentrations of people.

        Notwithstanding the investigatory and preventative maintenance costs incurred in EQM's performance of customary pipeline management activities, EQM may incur significant additional expenses if anomalous pipeline conditions are discovered or more stringent pipeline safety requirements are implemented. On August 25, 2011, PHMSA published an advance notice of proposed rulemaking in which the agency solicited public comment on a number of changes to the federal natural gas transmission pipeline regulations, including: (i) modifying the definition of high consequence areas; (ii) strengthening integrity management requirements as they apply to existing regulated operators; (iii) strengthening or expanding various non-integrity pipeline management standards relating to such matters as valve spacing, automatic or remotely-controlled valves, corrosion protection, and gathering lines; and (iv) adding new regulations to govern the safety of underground natural gas storage facilities including underground storage caverns and injection withdrawal well piping that are not currently regulated under the federal regulations.

        In 2012, the Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011 was enacted. Among other things, the Act increases the maximum civil penalties for administrative enforcement actions, requires the DOT to study and report on the sufficiency of existing gathering line regulations to ensure safety and the use of leak detection systems by hazardous liquid pipelines, requires pipeline operators to verify their records on maximum allowable operating pressure and imposes new emergency response and incident notification requirements. In September 2013, PHMSA released a final rule increasing the civil penalty maximums for pipeline safety violations. The rule increased the maximum penalties from $100,000 to $200,000 per day for each violation and from $1,000,000 to $2,000,000 for a related series of violations. The rule applies safety regulations to certain rural low-stress hazardous liquid pipelines not previously covered by some of its safety regulations. In August 2014, in response to a report to Congress from the U.S. Government Accountability Office, PHMSA stated that it is developing a rulemaking to revise its pipeline safety regulations and is examining the need to adopt safety requirements for gas gathering pipelines that are not currently subject to regulations. PHMSA also published an advisory bulletin providing guidance to natural gas transmission operators of the need to verify records related to the maximum allowable operating pressure for each section of a pipeline system. As required by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, EQM verified its records for all applicable pipeline segments and submitted a report to the DOT identifying each pipeline segment for which records were insufficient.

        States are generally preempted by federal law in the area of pipeline safety, but state agencies may qualify to assume responsibility for enforcing federal regulations over intrastate pipelines. They may also promulgate additive pipeline safety regulations provided that the state standards are at least as stringent as the federal standards. Although many of EQM's natural gas facilities fall within a class that is not subject to integrity management requirements, EQM may incur significant costs and liabilities associated with repair, remediation, preventive or mitigation measures associated with its non-exempt pipelines, particularly its gathering pipelines. This estimate does not include the costs, if any, for repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial. Such costs and liabilities might relate to repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down EQM's pipelines during the pendency of such repairs. Additionally, should EQM fail to comply with DOT regulations, it could be subject to penalties and fines. In addition, EQM may be required to make additional maintenance capital expenditures in the future for similar regulatory compliance initiatives that are not reflected in its forecasted maintenance capital expenditures.

        We believe that EQM's operations are in substantial compliance with all existing federal, state and local pipeline safety laws and regulations, but we can provide no assurance that the adoption of new laws and regulations such as those proposed by PHMSA will not result in significant added costs that could have such a material adverse effect in the future.

Environmental Matters

General

        EQM's operations are subject to stringent federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations can restrict or impact EQM's business activities in many ways, such as:

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  requiring the acquisition of various permits to conduct regulated activities;

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  requiring the installation of pollution-control equipment or otherwise restricting the way EQM can handle or dispose of its wastes;

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  limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species; and

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  requiring investigatory and remedial actions to mitigate or eliminate pollution conditions caused by EQM's operations or attributable to former operations.

        In addition, EQM's operations and construction activities are subject to county and local ordinances that restrict the time, place or manner in which those activities may be conducted so as to reduce or mitigate nuisance-type conditions, such as, for example, excessive levels of dust or noise or increased traffic congestion, requiring EQM to take curative actions to reduce or mitigate such conditions. However, the performance of such actions has not had a material adverse effect on EQM's results of operations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of investigatory and remedial obligations and the issuance of orders enjoining future operations or imposing additional compliance requirements. Also, certain environmental statutes impose strict, and in some cases joint and several, liability for costs required to clean up and restore sites where hydrocarbons or wastes have been disposed or otherwise released. Consequently, EQM may be subject to environmental liability at its currently owned or operated facilities for conditions caused by others prior to its involvement.

        EQM has implemented programs and policies designed to keep its pipelines, plants and other facilities in compliance with existing environmental laws and regulations and EQM does not believe that its compliance with such legal requirements will have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions. Nonetheless, the trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be significantly in excess of the amounts EQM currently anticipates. EQM tries to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. While

EQM believes that it is in substantial compliance with existing environmental laws and regulations, there is no assurance that the current conditions will continue in the future.

        Below is a discussion of several of the material environmental laws and regulations, as amended from time to time, that relate to EQM's business.

Hazardous Substances and Waste

        CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include current and prior owners or operators of the site where a release of hazardous substances occurred and companies that transported, disposed or arranged for the transportation or disposal of the hazardous substances found at the site. Under CERCLA, these "responsible persons" may be subject to strict and joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. EQM generates materials in the course of its ordinary operations that are regulated as "hazardous substances" under CERCLA or similar state laws and, as a result, may be jointly and severally liable under CERCLA, or such laws, for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

        EQM also generates solid wastes, including hazardous wastes, which are subject to the requirements of the federal Resource Conservation and Recovery Act (RCRA) and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. In the ordinary course of EQM's operations, EQM generates wastes constituting solid waste and, in some instances, hazardous wastes. While certain petroleum production wastes are excluded from RCRA's hazardous waste regulations, it is possible that these wastes will in the future be designated as "hazardous wastes" and be subject to more rigorous and costly disposal requirements, which could have a material adverse effect on EQM's maintenance capital expenditures and operating expenses.

        EQM owns or leases properties where petroleum hydrocarbons are being or have been handled for many years. EQM has generally utilized operating and disposal practices that were standard in the industry at the time, although petroleum hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by EQM, or on or under the other locations where these petroleum hydrocarbons and wastes have been transported for treatment or disposal. In addition, certain of these properties have been operated by third parties whose treatment and disposal or release of petroleum hydrocarbons and other wastes was not under EQM's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, EQM could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination.

Air Emissions

        The federal Clean Air Act and comparable state laws and regulations restrict the emission of air pollutants from various industrial sources, including EQM's compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require that EQM obtain pre-approval for the construction or modification of certain projects or facilities, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. EQM's failure to comply with these requirements could subject it to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions. EQM may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining permits and approvals for air emissions. Compliance with these requirements may require modifications to certain of EQM's operations, including the installation of new equipment to control emissions from EQM's compressors that could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact EQM's business.

Climate Change

        Legislative and regulatory measures to address climate change and GHG emissions are in various phases of discussion or implementation. The EPA regulates GHG emissions from new and modified facilities that are potential major sources of criteria pollutants under the Clean Air Act's Prevention of Significant Deterioration and Title V programs. In addition, on January 14, 2015, the federal government announced its goal to significantly reduce methane emissions from oil and gas sources by 2025. As part of this announcement, the EPA announced that it will issue a proposed rule in the summer of 2015 and a final rule in 2016 setting standards for methane and volatile organic compounds (VOC) emissions from new and modified oil and gas production sources and natural gas processing and transmission sources. PHMSA also stated that it will propose natural gas pipeline safety standards in 2015 that are expected to lower methane emissions.

        The U.S. Congress, along with federal and state agencies, have considered measures to reduce the emissions of GHGs. Legislation or regulation that restricts carbon emissions could increase EQM's cost of environmental compliance by requiring EQM to install new equipment to reduce emissions from larger facilities and/or purchase emission allowances. Climate change and GHG legislation or regulation could also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals with regard to existing and new facilities or impose additional monitoring and reporting requirements. For example, while the EPA has had rules in effect since 2011 that require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas sources in the United States, including among others, onshore processing, transmission and storage facilities, only recently, in December 2014, the EPA proposed changes to this reporting rule that would expand the petroleum and natural gas system sources for which annual GHG emissions reporting is currently required to include, beginning in the 2016 reporting year, certain onshore gathering and boosting systems consisting primarily of gathering pipelines, compressors and processing equipment used to perform natural gas compression, dehydration and acid gas removal activities. Conversely, legislation or regulation that sets a price on or otherwise restricts carbon emissions could also benefit EQM by increasing demand for natural gas because the combustion of natural gas results in substantially fewer carbon emissions per Btu of heat generated than other fossil fuels such as coal. The effect on EQM of any new legislative or regulatory measures will depend on the particular provisions that are ultimately adopted.

Water Discharges

        The federal Clean Water Act and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants or dredged and fill material into state waters as well as waters of the U.S., including adjacent wetlands. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of permits issued by the EPA, the Army Corps of Engineers or an analogous state agency. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws. EQM believes that compliance with existing permits and foreseeable new permit requirements will not have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

National Environmental Policy Act

        The construction of interstate natural gas transportation pipelines pursuant to the NGA requires authorization from the FERC. FERC actions are subject to the National Environmental Policy Act (NEPA). NEPA requires federal agencies, such as the FERC, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. Any proposed plans for future activities that require FERC authorization will be subject to the requirements of NEPA. This process has the potential to delay or limit, or increase the cost of, development of midstream infrastructure.

Endangered Species Act

        The federal Endangered Species Act (ESA) restricts activities that may adversely affect endangered and threatened species or their habitats. Federal agencies are required to ensure that any action authorized, funded or carried out by them is not likely to jeopardize the continued existence of listed species or modify their critical habitat. While some of EQM's facilities may be located in areas that are designated as habitats for endangered or threatened species, EQM believes that it is in substantial compliance with the ESA. However, the designation of previously unprotected species as being endangered or threatened, or the designation of previously unprotected areas as a critical habitat for such species, could cause EQM to incur additional costs or become subject to operating restrictions in areas where the species are known to exist.

Employee Health and Safety

        EQM is subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act (OSHA) and comparable state statutes, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community "right-to-know" regulations and comparable state laws and regulations require that information be maintained concerning hazardous materials used or produced in EQM's operations and that this information be provided to employees, state and local government authorities and citizens. EQM believes that it is in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Seasonality

        Weather impacts natural gas demand for power generation and heating purposes. Peak demand for natural gas typically occurs during the winter months as a result of the heating load.

Title to Properties and Rights-of-Way

        EQM's real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for EQM's operations. Portions of the land on which EQM's pipelines and facilities are located are owned by EQM in fee title, and it believes that it has satisfactory title to these lands. The remainder of the land on which EQM's pipelines and facilities are located are held by EQM pursuant to surface leases or easements between EQM, as lessee or grantee, and the respective fee owners of the lands, as lessors or grantors. EQM has held, leased or owned many of these lands for many years without any material challenge known to EQM relating to the title to the land upon which the assets are located, and it is believed that EQM has satisfactory leasehold estates, easement interests or fee ownership to such lands. EQM believes that it has satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses, and EQM has no knowledge of any material challenge to its title to such assets or their underlying fee title.

        However, there are certain lands within EQM's storage pools as to which it does not currently have real property rights. EQM has identified the lands as to which it believes it must obtain such rights and is in the midst of a program to acquire such rights. Since the beginning of this program in 2009 through December 31, 2014, EQM has successfully acquired such rights for approximately 28,373 acres out of a total 52,036 acres, and EQM expects to acquire the remainder within the next three years. In accordance with EQM's FERC certificate, the geological formations within which its permitted storage facilities are located cannot be used by third parties in any way that would detrimentally affect its storage operations and EQM has the power of eminent domain with respect to the acquisition of necessary real property rights to use such storage facilities. EQM believes the cost to acquire the remaining rights will be approximately $6 million over the next three years.

        Some of the leases, easements, rights-of-way, permits and licenses which were transferred to EQM at the closing of its initial public offering in July 2012 required the consent of the grantor of such rights, which in certain instances is a governmental entity. EQM obtained, prior to the closing of its initial public offering, sufficient third-party consents, permits and authorizations for the transfer of the assets necessary to enable it to operate its business in all material respects.

        EQT and its affiliates continue to hold record title to portions of certain assets until EQM makes the appropriate filings in the jurisdictions in which such assets are located and obtains any consents and approvals that were not obtained prior to the EQM IPO. Such consents and approvals include those required by federal and state agencies or political subdivisions. In some cases, EQT or its affiliates may, where required consents or approvals have not been obtained, temporarily hold title to property as nominee for EQM's benefit until a future date. We anticipate that there will be no material change in the tax treatment of EQM's common units resulting from EQT holding the title to any part of such assets subject to future conveyance or as EQM's nominee.

Facilities

        EQT leases its corporate offices in Pittsburgh, Pennsylvania. We and EQM pay a proportionate share of the costs to operate the building to EQT pursuant to our respective omnibus agreements. Please read "Certain Relationships and Related Party Transactions—Agreements Entered Into or to be Entered Into in Connection with this Offering—Omnibus Agreement" and "Certain Relationships and Related Party Transactions—Related Party Transactions of EQT Midstream Partners, LP—EQM Omnibus Agreement."

Employees

        Neither we, EQM nor our respective general partners have employees. Similar to EQM, we are managed by the directors and officers of our general partner. Additionally, like EQM, all of our executive management personnel of our general partner are employees of EQT or an affiliate of EQT and devote the portion of their time to our business and affairs that is required to manage and conduct our operations. We believe that our and EQM's relationship with EQT's employees is satisfactory. For more information regarding the management of our business and expense reimbursement to EQT for the provision of management services, please read "Management" and "Certain Relationships and

Related Party Transactions—Agreements Entered Into or to be Entered Into in Connection with this Offering—Omnibus Agreement."

Legal Proceedings

        We are not currently party to any legal proceedings. In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal or other direct costs related to loss contingencies when actually incurred. EQM has established reserves it believes to be appropriate for pending matters, and after consultation with counsel and giving appropriate consideration to available insurance, EQM believes that the ultimate outcome of any matter currently pending against EQM will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.

MANAGEMENT

        Our general partner will manage our operations and activities, including, among other things, establishing the quarterly cash distribution levels for our common units and the reserves that it believes prudent to maintain for the proper conduct of our business. Neither EQT nor our general partner will receive any management fee or other compensation in connection with its management of our business but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Please read "Certain Relationships and Related Party Transactions—Agreements Entered Into or to be Entered Into in Connection with this Offering—Omnibus Agreement."

        We control and manage EQM through our ownership of its general partner, EQM GP. All of the officers of our general partner are also officers of EQM GP, and the officers of our general partner, as well as the employees that operate EQM, are EQT employees. Four of our directors are affiliated with EQT, three of which are also directors of EQM GP. Our remaining three directors will be independent directors as defined by the NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE, a second independent director will be appointed within 90 days of the completion of this offering and the third independent director will be appointed within one year of the completion of this offering. EQT is the owner of our general partner and will have the right to appoint our entire board of directors. Furthermore, because we are the sole member of EQM GP, EQT has the right to appoint the entire board of directors of EQM GP. The board of EQM GP is responsible for overseeing EQM GP's role as the general partner of EQM.

Directors and Executive Officers

        The following table sets forth certain information for the executive officers and members of the boards of directors of our general partner and EQM GP. Directors will serve until their successors are duly elected and qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the board of directors. There are no family relationships among any of the directors or executive officers of our general partner. Ages shown are as of February 12, 2015.

Name	Age	Position with Our General Partner	Position with EQM's General Partner
David L. Porges	57	Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer
Philip P. Conti	55	Director, Senior Vice President and Chief Financial Officer	Director, Senior Vice President and Chief Financial Officer
Lewis B. Gardner	57	Director	Director
Steven T. Schlotterbeck	49	Director	—
Theresa Z. Bone	51	Vice President, Finance and Chief Accounting Officer	Vice President, Finance and Chief Accounting Officer
Randall L. Crawford	52	—	Director, Executive Vice President and Chief Operating Officer
Julian M. Bott	52	—	Director
Michael A. Bryson	68	—	Director
Lara E. Washington	47	—	Director

        Mr. Porges serves as Chairman of the Board and as President and Chief Executive Officer of our general partner. Mr. Porges has served as Chairman of the Board and as President and Chief Executive Officer of EQM GP since January 2012. Mr. Porges is currently the Chairman, President and Chief Executive Officer of EQT and has held such positions since May 2011. Mr. Porges was President, Chief Executive Officer and Director of EQT from April 2010 through May 2011 and President, Chief

Operating Officer and Director of EQT from February 2007 through April 2010. Mr. Porges has served as a member of EQT's board since May 2002.

        Mr. Porges brings extensive business, leadership, management and financial experience, as well as tremendous knowledge of EQM's operations and industry to the board. Mr. Porges has served in a number of senior management positions with EQT since joining EQT as Senior Vice President and Chief Financial Officer in 1998. He has also served as a member of EQT's board since May 2002. Prior to joining EQT, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (now, Exxon Mobil Corporation, an international oil and gas company). Mr. Porges served on the board of directors of Westport Resources Corp. (an oil and natural gas production company that is now part of Anadarko Petroleum Corporation) from April 2000 through 2004. Mr. Porges' strong financial and industry experience, along with his understanding of EQM's business operations, enable Mr. Porges to provide unique and valuable perspectives on most issues facing us and EQM.

        Mr. Conti serves as a director and as Senior Vice President and Chief Financial Officer of our general partner. Mr. Conti has served as a director and as Senior Vice President and Chief Financial Officer of EQM GP since January 2012. Mr. Conti is currently the Senior Vice President and Chief Financial Officer of EQT and has held such position since February 2007.

        Mr. Conti brings significant energy industry management, finance and corporate development experience to the board. Since joining EQT in 1996, Mr. Conti has served in a number of finance, business planning and business development senior management positions. From 1992 to 1996, Mr. Conti was vice president in the natural resources department at The PNC Financial Services Group, Inc. (formerly PNC Bank Corporation). Prior to that, he was a banking officer in the energy and utilities department of Mellon Bank, N.A., and before that, senior production engineer at Tenneco Oil Company. Given his experience as Senior Vice President and Chief Financial Officer of EQT, Mr. Conti has a thorough understanding of EQM's capital structure and financing requirements, enabling him to provide leadership to our board and the EQM GP board in these areas. Mr. Conti also brings valuable industry financial expertise from his prior role as an energy industry banker, including experience with capital markets transactions.

        Mr. Gardner serves as a director of our general partner. Mr. Gardner has served as a director of EQM GP since January 2012. Mr. Gardner is currently the General Counsel and Vice President, External Affairs of EQT and has held such position since April 2008.

        In his current role with EQT, Mr. Gardner oversees legal and external affairs, which includes the safety and environmental, governmental relations and corporate communications functions. Prior to joining EQT in 2003, Mr. Gardner was a partner in the Houston and Austin, Texas offices of Brown, McCarroll & Oaks Hartline, general counsel to General Glass International Corp., a privately held glass manufacturing and trading company, and senior counsel, employment law with Northrop Grumman Corporation (formerly TRW, Inc.). Mr. Gardner's experiences enable him to provide insight to our board and EQM GP's board with respect to legal and external affairs issues, along with providing valuable perspectives with respect to business management and corporate governance issues.

        Mr. Schlotterbeck was appointed as a director of our general partner in January 2015. Mr. Schlotterbeck is currently the Executive Vice President and President, Exploration and Production of EQT and has held such position since December 2013. Mr. Schlotterbeck was Senior Vice President and President, Exploration and Production from April 2010 to December 2013 and Vice President and President, Production from January 2008 to April 2010.

        Mr. Schlotterbeck brings extensive business, senior management and natural gas industry experience to the board, having held various senior management and petroleum engineering positions within the energy industry over the past 27 years. Since 2008, Mr. Schlotterbeck has led EQT's production business. In his role, Mr. Schlotterbeck is responsible for, among other things, executing EQT's natural gas production growth strategy. Prior to joining EQT, Mr. Schlotterbeck held various petroleum engineering and management positions within the energy industry. Mr. Schlotterbeck's extensive industry knowledge and senior management experience enables him to bring valuable perspectives regarding the natural gas industry and business management issues.

        Ms. Bone serves as Vice President, Finance and Chief Accounting Officer of our general partner. Ms. Bone has served as Vice President, Finance and Chief Accounting Officer of EQM GP since October 2013; and from January 2012 to October 2013, Ms. Bone served as Vice President and Principal Accounting Officer. Ms. Bone is currently the Vice President, Finance and Chief Accounting Officer of EQT and has held such position since October 2013. From July 2007 to October 2013, Ms. Bone served as Vice President and Corporate Controller of EQT.

        Mr. Crawford was appointed as a director of EQM GP in January 2012. Mr. Crawford has served as Executive Vice President and Chief Operating Officer of EQM GP since December 2013; and from January 2012 to December 2013, Mr. Crawford served as Executive Vice President. Mr. Crawford is currently the Senior Vice President and President, Midstream and Commercial of EQT and has held such position since December 2013. Mr. Crawford was Senior Vice President and President, Midstream, Commercial and Distribution from April 2010 to December 2013 and Senior Vice President and President, Midstream and Distribution from January 2008 to April 2010.

        Mr. Crawford brings deep business, senior management and technical industry experience as well as in-depth knowledge of EQM's business operations to the board. Since 2007, Mr. Crawford has served as President of EQT's midstream operations, including EQM's operations. In this role, Mr. Crawford is responsible for executing the growth strategy for EQT's natural gas midstream and production marketing companies operating in the rapidly growing Marcellus and Utica Shale natural gas supply regions. Prior to joining EQT, Mr. Crawford held various financial and regulatory management positions with Consolidated Natural Gas Company (now part of Dominion Resources, Inc.) in Pittsburgh, and started his career with Price Waterhouse LLC Utility Services Practice. Mr. Crawford's extensive understanding of EQM's assets and operations enables him to bring valuable perspectives to the EQM GP board, particularly with respect to setting and implementing EQM's business strategy.

        Mr. Bott was appointed as a director of EQM GP in May 2012. Mr. Bott is currently the Chief Financial Officer of Texas American Resources Company, a privately held oil and gas acquisition, exploration and production company, and has held such position since December 2009. Prior to that, Mr. Bott held various senior energy industry focused positions within the investment banking and financial advisory industries.

        Mr. Bott has significant experience in energy company senior management, finance and corporate development. Mr. Bott is able to draw upon his diverse senior management and investment banking experience to provide guidance with respect to accounting matters, financial markets, financing transactions and energy company operations.

        Mr. Bryson was appointed as a director of EQM GP in May 2012. Mr. Bryson retired in June 2008 as Executive Vice President of The Bank of New York Mellon Corporation, a financial services firm. He obtained such position in July 2007 following the merger of Mellon Financial Corporation and The Bank of New York. Prior to the merger, Mr. Bryson served in various senior management positions over a 33-year career with Mellon Financial Corporation, including his service as Executive Vice President and Chief Financial Officer from December 2001 to June 2007.

        Mr. Bryson brings to EQM GP's board over three decades of management and financial experience, having served as Treasurer and Chief Financial Officer of a large publicly traded financial institution. In these roles, Mr. Bryson obtained a wealth of experience related to financial statement preparation, auditing and accounting matters, financial markets, financing transactions and investor relations.

        Ms. Washington was appointed as a director of EQM GP in February 2013. Ms. Washington is currently President of the Allegheny County Rehabilitation Corporation (AHRCO), a privately held residential property management company serving Western Pennsylvania. She obtained such position in May 2008. Ms. Washington joined AHRCO in 2001 as Vice President of Development. Prior to joining AHRCO, Ms. Washington was a senior consultant with PricewaterhouseCoopers, LLP.

        Ms. Washington's service as President of a private company provides significant senior management, leadership and financial experience. Ms. Washington utilizes her broad business experience to provide valuable insights with respect to general business and management issues facing EQM.

EQT GP Holdings, LP

Board Leadership Structure

        The board of directors of our general partner believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions, at the option of the board, may be effectively performed by the same individual. The board of directors of our general partner has no policy that the Chairman of the Board and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director. It is the policy of the board of directors of our general partner that this matter should be dealt with when appropriate. Directors of the board of directors of our general partner are designated or elected by EQT. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement.

Board Role in Risk Oversight

        Our corporate governance guidelines will provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by the audit committee, which will be responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Committees of the Board of Directors

Audit Committee

        Our general partner will have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

Conflicts Committee

        At least two members of the board of directors of our general partner will serve on our conflicts committee. The conflicts committee will determine if the resolution of any conflict of interest referred to it by our general partner is in the best interests of our partnership. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of either our general partner or EQM GP or directors, officers or employees of any of their affiliates, including EQT, may not hold an ownership interest in our general partner, EQM GP or their affiliates other than our common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by us, our general partner, EQM or EQM GP, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee in good faith will be deemed to be approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Any unitholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of the board of directors of our general partner including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person's professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith. For a more detailed description of the conflicts of interest involving us and the resolution of these conflicts, please read "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

Election of Directors

        Our general partner's limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected by the members that hold a majority interest, as defined in the limited liability company agreement.

Compensation of Directors

        No additional remuneration will be paid to officers of our general partner who also serve as directors. We anticipate that each independent director will receive a combination of cash and restricted or phantom common units as compensation for services rendered, including attending meetings of the board of directors and committee meetings. In addition, each independent director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or its committees. Each director will be fully indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

EQGP's Long-Term Incentive Plan

        We will adopt the EQT GP Services, LLC 2015 Long-Term Incentive Plan (EQGP LTIP) for the employees, directors and consultants of our general partner and its affiliates, including EQM, who perform services for us. We may issue to eligible individuals long-term equity based awards under the plan, which awards will be intended to compensate such eligible individuals based on the performance of our common units and their continued service during the vesting period, as well as align their long-term interests with those of our unitholders. We are responsible for the cost of awards granted under the long-term incentive plan.

        Purpose; Eligibility.    The purpose of the plan is to assist in attracting, retaining and motivating individuals of outstanding ability and to align their interests with those of our unitholders. Employees and non-employee directors of our general partner or any affiliate, including our general partner's subsidiaries, are eligible to receive awards under the plan.

        Units Available for Awards.    The aggregate number of units that may be issued under the plan is 2,000,000 units, subject to proportionate adjustment in the event of unit splits and similar events. Units underlying options and unit appreciation rights will count as one unit, and units underlying all other unit-based awards will count as two units, against the number of units available for issuance under the plan. Units subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and units underlying awards that are ultimately settled in cash, will again become available for future grants of awards under the plan. Units delivered by the participant or withheld from an award to satisfy tax withholding requirements, and units delivered or withheld to pay the exercise price of an option, will not be used to replenish the plan unit reserve.

        Administration.    The plan will be administered by the board of directors of our general partner or such committee of the board as may be designated by the board to administer the plan. Each member of such committee must be a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and an independent director under the NYSE rules.

        The board of directors of our general partner, or any such committee designated by the board, which we refer to herein as the "plan administrator," has full authority, in its discretion, to interpret the plan and to determine the persons who will receive awards and the number of units to be covered by each award. The plan administrator may delegate to the management development and compensation committee of the board of directors of EQT all of its powers under the plan with respect to awards granted under the plan to employees of EQT or its subsidiaries.

        Permissible Awards.    The plan authorizes the granting of awards in any of the following forms:

  •
  phantom units, which represent the right to receive units (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future;

  •
  performance awards, which represent a right to receive units or cash, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the plan administrator;

  •
  restricted units, which are subject to restrictions on transferability and subject to forfeiture on terms set by the plan administrator;

  •
  distribution equivalent rights, which entitle the participant to payments (or an equivalent value payable in units or other property) equal to any distributions paid on the units underlying an award other than a restricted unit or unrestricted unit (which are actual issued units) or an option or unit appreciation right; provided that no distribution equivalent rights shall be paid before the underlying award vests;

  •
  market-priced options to purchase units;

  •
  unit appreciation rights, which give the holder the right to receive the difference (payable in cash or units, as specified in the award agreement) between the fair market value per unit on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying unit as of the grant date);

  •
  other unit-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on units, including unrestricted unit grants, purchase rights, or other rights or securities that are convertible or exchangeable into units; and

  •
  cash-based awards, including performance-based annual bonus awards.

        Limitations on Vesting Provisions.    In the case of awards to employees, the restriction period applicable to restricted units or phantom units may not be less than three years, with no more frequent than annual ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction, except that up to 50,000 restricted units or phantom units with no minimum vesting period may be granted.

        Performance Awards.    Any award available under our long-term incentive plan may be structured as a performance award. Performance awards will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the plan administrator will determine.

        Adjustments.    In the event of a unit dividend or distribution, the number of units then subject to any outstanding awards and the number of other units that may be issued under the plan, as described above, shall be appropriately adjusted.

        If the units are changed into or exchangeable for a different number or kind of units or other securities, or cash or other property, whether through reorganization, reclassification, recapitalization, unit split-up, combination of units, merger or consolidation, then appropriate substitutions shall be made for each unit subject to any then outstanding award, and for each other unit that may be issued under the plan.

        In case of any such adjustment or substitution, the aggregate exercise price for units subject to each then outstanding option, unit appreciation right and other purchase right, prior to such adjustment or substitution shall be the aggregate exercise price for all units or other securities, cash or other property to which such units shall have been adjusted or substituted.

        If the outstanding units will be changed in value by reason of any spin-off, split-off or split-up, or distribution in partial liquidation, distribution in property other than cash, or extraordinary distribution to unitholders, the plan administrator shall make any adjustments to any then outstanding awards that it determines are equitably required to prevent dilution or enlargement of the rights of participants that would otherwise result from any such transaction.

        Prohibition on Repricing.    Outstanding options and unit appreciation rights cannot be repriced, directly or indirectly, without the prior consent of our unitholders. The exchange of an "underwater" option or unit appreciation right (i.e., an option or unit appreciation right having an exercise price or base price in excess of the current market value of the underlying units) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our unitholders. In addition, we may not, without the prior consent of our unitholders, repurchase an option or unit appreciation right from a participant if the current fair market value of our units is less than the exercise price or base price of the option or unit appreciation right.

        Additional Rights in Certain Events.    The plan provides for certain additional rights upon the occurrence of a change of control, as defined in the plan. Unless an award agreement otherwise provides or the plan administrator otherwise determines at the time of grant, in the event that a change of control occurs (1) all outstanding options, unit appreciation rights and other exercise rights will become immediately and fully exercisable, and (2) all restrictions, excluding performance-based restrictions, applicable to awards under the plan will lapse, and (3) all performance criteria and other conditions to payment of awards under which payments are subject to performance conditions shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control, and payment of such awards on that basis shall be made or otherwise settled at the time of the change of control, provided that if the awards constitute deferred compensation the awards shall vest on the basis described above and shall remain payable on the dates provided in the underlying award agreements.

        If within three years following the date of any change of control the employment or service of a participant is terminated voluntarily or involuntarily for any reason other than for "cause," as defined in the plan, then unless otherwise provided in the applicable award agreement, any option, unit appreciation right or other purchase right shall be exercisable for a period of 90 days following the date of such termination of employment or service but not later than the expiration date of the award.

        Termination and Amendment.    The board of directors of our general partner may amend, suspend or terminate the plan at any time, except that no amendment may be made without the approval of our unitholders if unitholder approval is required by any federal or state law or regulation or by the rules of any exchange on which the units may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of units available under the plan or modifies the requirements for participation under the plan, or if the board of directors of our general partner in its discretion determines that obtaining such unitholder approval is for any reason advisable.

        Source of Units.    Our common units to be delivered pursuant to awards under the plan may be common units acquired by the board of directors of our general partner in the open market, from any other person, directly from us or any combination of the foregoing. When we issue new common units upon the grant, vesting or payment of awards under the plan, the total number of our common units outstanding increases.

EQT Midstream Partners, LP

Executive Compensation Discussion and Analysis

        Because our only cash-generating assets are partnership interests in EQM, we expect that the officers of our general partner, who are also executive officers of EQM GP, will devote a substantial majority of their time to EQM's business. Neither our general partner nor EQM GP directly employ any of the persons responsible for managing its respective business. Rather, EQT employs all of the individuals who service our and EQM's business, including the executive officers of our general partner and EQM GP, and these individuals devote such portion of their productive time to our and EQM's business and affairs as is required to manage and conduct our and EQM's respective operations. We and EQM reimburse EQT for all salaries and related benefits and expenses for the employees of EQT who provide services to us and EQM, respectively, pursuant to the terms of our respective omnibus agreements. Please read "Certain Relationships and Related Party Transactions—Agreements Entered into or to be Entered into in Connection with this Offering—Omnibus Agreement" and "Certain Relationships and Related Party Transactions—Related Party Transactions of EQT Midstream Partners, LP—EQM Omnibus Agreement."

        We expect the amount of time that the officers of our general partner devote to our business as opposed to EQM's business in future periods will not be substantial unless significant changes are made to the nature of our business. Accordingly, we do not expect that the officers of our general partner will receive any compensation for services rendered to us in addition to the compensation that such officers receive as officers of EQM GP. The following discussion relates to the compensation of the officers of EQM GP, who, other than Mr. Crawford, are also officers of our general partner, as it relates to their services performed on behalf of EQM for the year ended December 31, 2014.

        A discussion of EQM's compensation policies and programs as they apply to EQM GP's named executive officers, including Messrs. Porges and Conti and Ms. Bone, will be set forth in EQM's annual report on Form 10-K for the year ended December 31, 2014 (EQM's 2014 Annual Report). Accordingly, please see EQM's 2014 Annual Report for a Compensation Discussion and Analysis with respect to the named executive officers of EQM GP.

Executive Compensation

        EQM does not directly employ any of the persons responsible for managing or operating its business and has no compensation committee. Instead, EQM is managed by EQM GP, the executive officers of which are employees of EQT. EQM's reimbursement for the compensation of executive officers is governed by the EQM Omnibus Agreement and the services and secondment agreement.

Summary Compensation Table

        The Summary Compensation Table below reflects the total compensation of the principal executive officer, principal financial officer and the two other executive officers of EQM GP who were serving as executive officers at the end of 2014, which we refer to as the named executive officers, for services rendered to all EQT-related entities, including EQM, EQM GP and EQT. The compensation information set forth in this section "Management—Executive Compensation," was provided by EQT.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($) (a)	BONUS ($)	STOCK AWARDS ($) (b)	OPTION AWARDS ($) (c)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (d)	ALL OTHER COMPENSATION ($) (e)	TOTAL ($)
David L. Porges	2014	850,000	—	4,169,644	1,059,100	2,275,000	400,156	8,753,900
Chairman, President and	2013	882,693	—	2,649,147	1,544,928	2,500,000	345,305	7,922,073
Chief Executive Officer	2012	826,923	—	4,176,362	1,395,502	1,996,000	317,893	8,712,680
Philip P. Conti	2014	404,846	—	1,843,334	469,475	840,000	178,022	3,735,677
Senior Vice President and	2013	415,385	—	900,531	525,008	950,000	157,523	2,948,447
Chief Financial Officer	2012	400,001	—	1,151,708	427,356	730,000	144,991	2,854,056
Theresa Z. Bone	2014	285,000	—	1,026,173	—	275,000	59,481	1,645,654
Vice President, Finance and
Chief Accounting Officer
Randall L. Crawford	2014	448,461	—	2,150,834	547,350	962,500	204,558	4,313,703
Executive Vice President and	2013	459,000	—	1,263,199	737,352	1,100,000	171,235	3,730,786
Chief Operating Officer	2012	436,923	—	1,707,462	590,912	820,000	164,055	3,719,352

(a)
Each named executive officer's annual base salary is paid over 26 equal pay periods each year. Due to the timing of EQT's bi-weekly pay cycle, 2013 contained 27 pay dates, while 2012 and 2014 each contained the standard 26 pay dates.

(b)
This column reflects the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 for performance units granted in the applicable year under the 2012 EPIP, the EQM TR Program, the 2013 EPIP, the 2014 EPIP and, in the case of Ms. Bone, the 2014 VDA (each as defined and described under the caption "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below), using the assumptions described below. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures.

The 2012 EPIP was a three-year program that provided for EQT stock-based awards. Each named executive officer for whom compensation is reported for 2012 was granted an award under the 2012 EPIP on January 1, 2012. The vesting and payment of the awards is expected to occur in the first quarter of 2015. The performance period for the 2012 EPIP was January 1, 2012 through December 31, 2014. The grant date fair values of the awards were: $3,413,600 for Mr. Porges; $1,044,000 for Mr. Conti; and $1,445,600 for Mr. Crawford. The grant date fair values were computed by multiplying the number of units awarded to each applicable named executive officer (42,670 for Mr. Porges; 13,050 for Mr. Conti; and 18,070 for Mr. Crawford) by $80.00, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (i) risk-free rate of return: 0.36%; (ii) dividend yield: 5.97%; (iii) volatility: 37.26%; and (iv) term: three years. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been: $5,834,696 for Mr. Porges; $1,784,457 for Mr. Conti; and $2,470,892 for Mr. Crawford.

The EQM TR Program is a three and one-half year program (subject to certain quarterly extensions as described under "Stock Awards—EQM TR Program" under the caption "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below) that provides EQM unit-based awards. Each named executive officer for whom compensation is reported for 2012 was granted an award on July 2, 2012. The performance period for the EQM TR Program is June 27, 2012 through December 31, 2015 (subject to quarterly extensions). The grant date fair values of the awards were: $762,762 for Mr. Porges; $107,708 for Mr. Conti; and $261,862 for Mr. Crawford. The grant date fair values were computed by multiplying the number of units awarded to each applicable named executive officer (38,100 for Mr. Porges; 5,380 for Mr. Conti; and 13,080 for Mr. Crawford) by $20.02, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (i) risk-free rate of return for periods within the contractual life of the awards based on the applicable U.S. Treasury yield curves in effect at the time of the grant; (ii) an expected quarterly distribution of $0.35 per EQM common unit for the first year and assuming annual increases of 10% per annum thereafter; (iii) the annual historical volatility of a peer group of companies for the expected term of the awards (the valuation model calculated a range of expected volatilities of 27% to 72% and a weighted average expected volatility of 38%); and (iv) a term of five years.

  The 2013 EPIP is a three-year program that provides EQT stock-based awards. Each named executive officer for whom compensation is reported for 2013 was granted an award under the 2013 EPIP on January 1, 2013. The performance period for the 2013 EPIP is January 1, 2013 through December 31, 2015. The grant date fair values of the awards were: $2,649,147 for Mr. Porges; $900,531 for Mr. Conti; and $1,263,199 for Mr. Crawford. The grant date fair values were computed by multiplying the number of units awarded to each applicable named executive officer (23,740 for Mr. Porges; 8,070 for Mr. Conti; and 11,320 for Mr. Crawford) by $111.59, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (i) risk-free rate of return: 0.36%; (ii) dividend yield: 0.72%; (iii) volatility: 32.97%; and (iv) term: three years. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been: $3,323,600 for Mr. Porges; $1,129,800 for Mr. Conti; and $1,584,800 for Mr. Crawford.

  The 2014 EPIP is a three-year program that provides EQT stock-based awards. Each named executive officer was granted an award under the 2014 EPIP on January 1, 2014. The performance period for the 2014 EPIP is January 1, 2014 through December 31, 2016. The grant date fair values of the awards were: $4,169,644 for Mr. Porges; $1,843,334 for Mr. Conti; $494,675 for Ms. Bone; and $2,150,834 for Mr. Crawford. The grant date fair values were computed by multiplying the number of units awarded to each named executive officer (24,950 for Mr. Porges; 11,030 for Mr. Conti; 2,960 for Ms. Bone; and 12,870 for Mr. Crawford) by $167.12, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (i) risk-free rate of return: 0.78%; (ii) dividend yield: 0.46%; (iii) volatility: 31.38%; and (iv) term: three years. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been: $5,241,247 for Mr. Porges; $2,317,072 for Mr. Conti; $621,807 for Ms. Bone; and $2,703,601 for Mr. Crawford.

  The 2014 VDA is a two-year program that provides EQT stock-based awards. Ms. Bone was granted an award under the 2014 VDA on January 1, 2014. No other named executive officer participates in the 2014 VDA. Fifty percent of the confirmed performance awards under the 2014 VDA will vest on payment, which is expected to occur in the first quarter of 2015, and the remainder of the confirmed performance awards are expected to vest and be paid out in the first quarter of 2016. The performance period for the 2014 VDA was January 1, 2014 through December 31, 2014. The grant date fair value of the award was $531,498. The grant date fair value was computed by multiplying (i) the number of target units awarded to Ms. Bone (2,960) by (ii) $89.78, the closing stock price of EQT's common stock on the date prior to the date of grant, by (iii) 2.0, the assumed performance multiple. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair value of this award would have been $797,246.

  See "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below for a further discussion of the 2012 EPIP, the EQM TR Program, the 2013 EPIP, the 2014 EPIP and the 2014 VDA.

(c)
This column reflects the grant date fair values of EQT stock option awards issued on January 1, 2012, January 1, 2013 and January 1, 2014.

The grant date fair values of the 2012 EQT stock option awards were calculated by multiplying the number of options awarded to the applicable named executive officer (105,800 for Mr. Porges; 32,400 for Mr. Conti; and 44,800 for Mr. Crawford) by $13.19, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (i) risk-free rate of return: 0.89%; (ii) dividend yield: 1.64%; (iii) volatility factor: 31.44%; and (iv) expected term: five years.

The grant date fair values of the 2013 EQT stock option awards were calculated by multiplying the number of options awarded to the applicable named executive officer (92,400 for Mr. Porges; 31,400 for Mr. Conti; and 44,100 for Mr. Crawford) by $16.72, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (i) risk-free rate of return: 0.76%; (ii) dividend yield: 0.22%; (iii) volatility factor: 31.69%; and (iv) expected term: five years.

The grant date fair values of the 2014 EQT stock option awards were calculated by multiplying the number of options awarded to the applicable named executive officer (47,600 for Mr. Porges; 21,100 for Mr. Conti; and 24,600 for Mr. Crawford) by $22.25, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (i) risk-free rate of return: 1.72%; (ii) dividend yield: 0.15%; (iii) volatility factor: 24.80%; and (iv) expected term: five years.

See "Option Awards—EQT 2012 Options", "Option Awards—EQT 2013 Options" and "Option Awards—EQT 2014 Options" under the caption "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below for further discussion of the EQT 2012, 2013 and 2014 options.

(d)
This column reflects the dollar value of annual incentive compensation earned under the Executive STIP (as defined and described under the caption "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below) for the applicable plan year. For the 2013 plan year, the Executive STIP awards for Messrs. Porges, Conti and Crawford included transaction recognition components for the completion of significant business transactions during 2013, including EQT's sale of Equitable Gas Company, in the following amounts: $200,000 for Mr. Porges; $100,000 for Mr. Conti; and $100,000 for Mr. Crawford. The awards were paid to the named executive officers in cash in the first quarter of the following year. See "Non-Equity Incentive Plan Compensation—EQT Executive Short-Term Incentive Plan (Executive STIP)" under the caption "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below for further discussion of the Executive STIP for the 2014 plan year.

(e)
This column includes the dollar value of premiums paid by EQT for group life, accidental death and dismemberment insurance, EQT's contributions to the 401(k) plan and the 2006 Payroll Deduction and Contribution Program and perquisites. For 2014, these amounts were as follows:

NAME	INSURANCE ($)	401(K) CONTRIBUTIONS ($)	2006 PAYROLL DEDUCTION AND CONTRIBUTION PROGRAM ($)	PERQUISITES (SEE BELOW) ($)	TOTAL ($)
David L. Porges	2,448	23,400	328,100	46,208	400,156
Philip P. Conti	1,169	23,400	117,536	35,917	178,022
Theresa Z. Bone	821	23,400	—	35,260	59,481
Randall L. Crawford	1,296	23,400	137,962	41,900	204,558

        Once 401(k) contributions for Messrs. Porges, Conti and Crawford reach the maximum level permitted under the 401(k) plan or by regulation, EQT contributions are continued on an after-tax basis under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co. Each year, EQT also contributes an amount equal to 11% of the annual incentive awards for each of Messrs. Porges, Conti and Crawford to such program.

        The perquisites EQT provided to each named executive officer in 2014 are itemized below:

NAME	CAR ALLOWANCE ($)	COUNTRY AND DINING CLUB ANNUAL DUES ($)	FINANCIAL PLANNING ($)	PARKING ($)	PHYSICAL ($)	TOTAL PERQUISITES ($)
David L. Porges	9,180	15,518	15,000	2,160	4,350	46,208
Philip P. Conti	9,060	9,902	10,400	2,160	4,395	35,917
Theresa Z. Bone	9,060	9,690	10,000	2,160	4,350	35,260
Randall L. Crawford	9,060	12,930	13,400	2,160	4,350	41,900

        The car allowance is an amount paid to the executive intended to cover the annual cost of acquiring, maintaining and insuring a car. The entire cost of country and dining club dues has been included in the table although EQT believes that only a portion of the cost represents a perquisite. Financial planning is the actual cost to EQT of providing to each executive financial planning and tax preparation services. The named executive officers may use two tickets purchased by EQT to attend up to four sporting or other events when such tickets are not otherwise being used for business purposes. The costs of such tickets used for personal purposes are considered de minimis by EQT and are not included as perquisites in the Summary Compensation Table because there are no incremental costs to EQT associated with such use.

2014 Grants of Plan-Based Awards Table

										ALL OTHER OPTION AWARDS; NUMBER OF SECURITIES UNDERLYING OPTIONS (#)
				ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS				EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
NAME	TYPE OF AWARD (a)	GRANT DATE	APPROVAL DATE	THRESHOLD ($)	TARGET ($) (b)	MAXIMUM ($) (b)	THRESHOLD (#)	TARGET (#) (c)	MAXIMUM (#) (c)
David L. Porges	EPIP	1/1/2014	12/10/2013	—	—	—	—	24,950	74,850	—	—	4,169,644
	ESTIP	—	—	—	850,000	5,000,000	—	—	—	—	—	—
	SO	1/1/2014	12/10/2013	—	—	—	—	—	—	47,600	89.78	1,059,100
Philip P. Conti	EPIP	1/1/2014	12/10/2013	—	—	—	—	11,030	33,090	—	—	1,843,344
	ESTIP	—	—	—	320,000	5,000,000	—	—	—	—	—	—
	SO	1/1/2014	12/10/2013	—	—	—	—	—	—	21,100	89.78	469,475
Theresa Z. Bone	EPIP	1/1/2014	12/10/2013	—	—	—	—	2,960	8,880	—	—	494,675
	ESTIP	—	—	—	135,000	5,000,000	—	—	—	—	—	—
	VDA	1/1/2014	12/10/2013	—	—	—	—	2,960	8,880	—	—	531,498
Randall L. Crawford	EPIP	1/1/2014	12/10/2013	—	—	—	—	12,870	38,610	—	—	2,150,834
	ESTIP	—	—	—	385,000	5,000,000	—	—	—	—	—	—
	SO	1/1/2014	12/10/2013	—	—	—	—	—	—	24,600	89.78	547,350

(a)
Type of Award:

EPIP = 2014 EPIP Awards

ESTIP = Executive STIP for the 2014 Plan Year

SO = Stock Options

VDA = 2014 VDA Awards

(b)
These columns reflect the annual incentive award target and maximum amounts payable under the Executive STIP for the 2014 plan year. Under the Executive STIP, a formula based on adjusted 2014 EQT EBITDA compared to EQT's business plan establishes the maximum payment from which the Management Development and Compensation Committee of EQT typically exercises its discretion downward in determining the actual payment. The payout amounts could range from no payment, to the percentage of base salary identified as the target annual incentive award (target), to $5 million (maximum). See "Non-Equity Incentive Plan Compensation—Executive STIP" under the caption "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below for further discussion of the Executive STIP for the 2014 plan year.

(c)
These columns reflect the target and maximum number of units payable under the 2014 EPIP and the 2014 VDA. Under the 2014 EPIP, the performance measures are EQT's total shareholder return (TSR) over the period January 1, 2014 through December 31, 2016, as ranked among the comparably measured TSR of the applicable peer group, and EQT's production sales volume growth. The payout amounts for the 2014 EPIP could range from 0% of units granted, to 100% of units granted (target), to 300% of units granted (maximum), dependent upon the satisfaction of the performance measures over the performance period. Under the 2014 VDA, the performance metric is adjusted 2014 EQT EBITDA compared to EQT's business plan. The 2014 VDA payout amounts could range from 0% of awards granted, to 100% of awards granted (target), to 300% of awards granted (maximum), dependent upon adjusted 2014 EQT EBITDA compared to EQT's 2014 business plan. See "Stock Awards—EQT Executive Performance Incentive Plan (2014 EPIP)" and "Stock Awards—EQT Value Driver Performance Award Program (2014 VDA)" under the caption "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below for further discussion of the 2014 EPIP and 2014 VDA.

Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table

        Set forth below is a discussion of the material elements of compensation paid to EQM's named executive officers as reflected in the Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table. This discussion should be read in conjunction with the Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table above.

Base Salary

        The base salary for each named executive officer reflected in the Summary Compensation Table above is the base salary actually earned and reflects a proportionate amount of any increase made during the applicable year.

Non-Equity Incentive Plan Compensation—EQT Executive Short-Term Incentive Plan (Executive STIP)

        Before or at the start of each year, the Management Development and Compensation Committee of the Board of Directors of EQT (the EQT MDC Committee) establishes the performance measure for determining awards under the Executive STIP. This performance measure establishes the maximum annual incentive award that the EQT MDC Committee may approve as "performance-based compensation" for tax purposes pursuant to Code Section 162(m) subject to the shareholder approved individual limit set forth in the Executive STIP but does not set an expectation for the amount of annual incentive that will actually be paid. The EQT MDC Committee is permitted to exercise, and has generally exercised, discretion downward in determining the actual payout under the annual incentive plan. The EQT MDC Committee may not exercise upward discretion. The performance measure approved for the Executive STIP for the 2014 plan year was EQT's 2014 EBITDA calculated using a fixed natural gas price of $4.00 per Mcfe, normalized for weather and excluding the effects of acquisitions and dispositions greater than $100 million (the adjusted 2014 EQT EBITDA), compared to EQT's 2014 business plan as follows:

ADJUSTED 2014 EQT EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2014 EQT EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICER 2014 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
25% below plan	1%
Greater than 25% below plan	No bonus

        The percentage of adjusted 2014 EQT EBITDA available for all executive officer annual incentives was interpolated between levels and capped at 2%. Actual adjusted 2014 EQT EBITDA of $1,693 million exceeded plan by approximately 8%, which allowed the EQT MDC Committee to award annual incentives to EQT's executive officers in an aggregate amount of $33.8 million, subject to a $5 million cap per executive officer. The EQT MDC Committee exercised its discretion to pay each named executive officer a lesser amount based on the individual's 2014 target award and 2014 performance on EQT, business unit and individual value drivers. Adjusted 2014 EQT EBITDA along with a reconciliation thereof will be set forth in EQT's 2015 proxy statement.

        The Executive STIP provides that the annual awards will be paid in cash, subject to EQT MDC Committee discretion to pay in equity. The EQT MDC Committee typically considers settling awards in equity rather than cash only when an executive has not satisfied the applicable equity ownership guidelines.

  Stock Awards—EQT 2012 Executive Performance Incentive Plan (2012 EPIP)

        Awards under the 2012 EPIP were granted on January 1, 2012. Each named executive officer for whom compensation is reported for 2012 was granted an award under the 2012 EPIP.

        The performance measures for the 2012 EPIP were:

  •
  EQT's TSR over the period January 1, 2012 through December 31, 2014, as ranked among the comparably measured TSR of the applicable peer group; and

  •
  cumulative cash flow per share, which is the aggregate net cash provided by operating activities excluding changes in other assets and liabilities during the performance period, adjusted to reflect a fixed natural gas price of $4.00 per Mcf, divided by the average diluted common shares of EQT outstanding for each year in the performance period.

        The payout opportunity under the 2012 EPIP ranged from:

  •
  no payout if EQT was one of the nine lowest-ranking companies in the applicable peer group as to TSR and had cumulative cash flow per share over the performance period of less than $15.90;

  •
  to target payout if EQT ranked seventeenth to fourteenth in the applicable peer group as to TSR and had cumulative cash flow per share over the performance period equal to $19.30;

  •
  to three times the target award if EQT was one of the four highest-ranking companies in the applicable peer group as to TSR and had cumulative cash flow per share over the performance period of at least $27.49.

        Upon the EQT MDC Committee's certification of the performance under, and confirmation of the payout multiple for, the 2012 EPIP, the share units will be distributed in shares of EQT common stock equal to the target award (including accrued dividends) multiplied by the applicable payout multiple.

  Stock Awards—EQT Midstream Partners, LP Total Return Program (EQM TR Program)

        Performance awards under the EQM TR Program, a program adopted under EQT's 2009 Long-Term Incentive Plan and the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, were granted on July 2, 2012. Each named executive officer for whom compensation is reported for 2012 was awarded performance units under the EQM TR Program.

        The performance measure for the program is total EQM unitholder return of at least 10%, measured from June 27, 2012, the date of EQM's initial public offering, through December 31, 2015. If the unitholder return measure is not achieved as of December 31, 2015, the performance condition will nonetheless be satisfied if the 10% unitholder return threshold is satisfied as of the end of any calendar quarter ending after December 31, 2015 and on or before December 31, 2017.

        The payout opportunity under the EQM TR Program is:

  •
  no payout if the total EQM unitholder return is less than 10% over the performance period; or

  •
  target payout if the total unitholder return equals or exceeds 10% over the performance period.

        If earned, the performance awards are expected to be distributed in EQM common units equal to the target award (including accrued distributions).

  Stock Awards—EQT 2013 Executive Performance Incentive Plan (2013 EPIP)

        Awards under the 2013 EPIP were granted on January 1, 2013. Each named executive officer for whom compensation is reported for 2013 was granted an award under the 2013 EPIP.

        The performance measures for the 2013 EPIP are:

  •
  EQT's TSR over the period January 1, 2013 through December 31, 2015, as ranked among the comparably measured TSR of the applicable peer group; and

  •
  cumulative cash flow per share, which is the aggregate net cash provided by operating activities excluding changes in other assets and liabilities during the performance period, adjusted to reflect a fixed natural gas price of $2.79 per Mcf, divided by the average diluted common shares outstanding for each year in the performance period.

        The payout opportunity under the 2013 EPIP ranges from:

  •
  no payout if EQT is one of the nine lowest-ranking companies in the applicable peer group as to TSR and has cumulative cash flow per share over the performance period of less than $16.59;

  •
  to target payout if EQT ranks seventeenth to fourteenth in the applicable peer group as to TSR and has cumulative cash flow per share over the performance period equal to $18.30;

  •
  to three times the target award if EQT is one of the four highest-ranking companies in the applicable peer group as to TSR and has cumulative cash flow per share over the performance period of at least $24.15.

        If earned, the share units are expected to be distributed in shares of EQT common stock equal to the target award (including accrued dividends) multiplied by the applicable payout multiple.

  Stock Awards—EQT 2014 Executive Performance Incentive Plan (2014 EPIP)

        Awards under the 2014 EPIP were granted on January 1, 2014. Each named executive officer was granted an award under the 2014 EPIP.

        The performance measures for the 2014 EPIP are:

  •
  EQT's TSR over the period January 1, 2014 through December 31, 2016, as ranked among the comparably measured TSR of the applicable peer group; and

  •
  compound annual production sales volume growth over the performance period.

        The payout opportunity under the 2014 EPIP ranges from:

  •
  no payout if EQT is one of the nine lowest-ranking companies in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period of less than 0%;

  •
  to target payout if EQT ranks seventeenth to fourteenth in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period equal to 10%;

  •
  to three times the target award if EQT is one of the four highest-ranking companies in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period of at least 30%.

        If earned, the share units are expected to be distributed in shares of EQT common stock equal to the target award (including accrued dividends) multiplied by the applicable payout multiple.

  Stock Awards—EQT 2014 Value Driver Performance Award Program (2014 VDA)

        Awards under the 2014 VDA were granted on January 1, 2014. Ms. Bone was the only named executive officer awarded performance awards under the 2014 VDA. The performance measure for the 2014 VDA was adjusted 2014 EQT EBITDA compared to EQT's 2014 business plan.

        The payout opportunity under the 2014 VDA was:

  •
  no payment if the adjusted 2014 EQT EBITDA was less than EQT's business plan; or

  •
  three times the number of target awards granted if the adjusted 2014 EQT EBITDA equaled or exceeded EQT's business plan, subject to the EQT MDC Committee's discretion to determine that a lower performance multiple applied. In exercising its discretion, the EQT MDC Committee was to consider and be guided by performance on EQT, business unit and individual value drivers.

        Adjusted 2014 EQT EBITDA was $1,693 million, which satisfied the threshold performance goal and allowed the EQT MDC Committee to confirm performance awards equal to 3.00X Ms. Bone's target award. The EQT MDC exercised downward discretion and confirmed Ms. Bone's award under the 2014 VDA as described in EQM's 2014 annual report on Form 10-K. Fifty percent of the confirmed performance awards (including accrued dividends) are expected to be distributed in cash in the first quarter of 2015, and the remainder are expected to vest and be paid in cash in the first quarter of 2016, contingent upon continued employment with EQT on such date. Adjusted 2014 EQT EBTIDA along with a reconciliation thereof will be set forth in EQT's 2015 Proxy Statement.

  Option Awards—EQT 2012 Options

        The 2012 options for EQT common stock were awarded on January 1, 2012 with an exercise price of $54.79. The options expire on January 1, 2022 and vested as follows: 50% on January 1, 2013 and 50% on January 1, 2014.

  Option Awards—EQT 2013 Options

        The 2013 options for EQT common stock were awarded on January 1, 2013 with an exercise price of $58.98. The options expire on January 1, 2023 and vested as follows: 50% on January 1, 2014 and 50% on January 1, 2015.

  Option Awards—EQT 2014 Options

        The 2014 options for EQT common stock were awarded on January 1, 2014 with an exercise price of $89.78. The options expire on January 1, 2024 and vest on January 1, 2017, contingent upon continued employment with EQT on such date.

Outstanding Equity Awards at Fiscal Year-End

        The following table reflects all outstanding equity awards as of December 31, 2014, including equity awards of both EQT and EQM.

	OPTION AWARDS				EQUITY AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#) (a)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (b)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (c)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (d)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (e)
David L. Porges	57,200	—	43.92	1/1/2017	—	—	130,512	9,879,758
	76,800	—	38.53	8/2/2017	—	—	40,894	3,598,672
	76,700	—	44.84	1/1/2018	—	—	71,418	5,406,343
	105,800	—	54.79	1/1/2022	—	—	74,940	5,672,958
	46,200	—	58.98	1/1/2023	—	—	—	—
	—	46,200	58.98	1/1/2023	—	—	—	—
	—	47,600	89.78	1/1/2024	—	—	—	—
Philip P. Conti	28,300	—	44.84	1/1/2018	—	—	39,915	3,021,566
	32,400	—	54.79	1/1/2022	—	—	5,774	508,112
	15,700	—	58.98	1/1/2023	—	—	24,276	1,837,693
	—	15,700	58.98	1/1/2023	—	—	33,129	2,507,865
	—	21,100	89.78	1/1/2024	—	—	—	—
Theresa Z. Bone	5,000	—	44.84	1/1/2018	1,003	75,927	7,128	539,590
	—	—	—	—	3,986	301,740	2,125	187,000
	—	—	—	—	—	—	4,002	302,951
	—	—	—	—	—	—	8,892	673,124
	—	—	—	—	—	—	8,892	673,124
Randall L. Crawford	87,000	—	48.91	8/5/2015	—	—	55,269	4,183,863
	21,400	—	43.92	1/1/2017	—	—	14,039	1,235,432
	38,500	—	44.84	1/1/2018	—	—	34,053	2,577,812
	44,800	—	54.79	1/1/2022	—	—	38,658	2,926,411
	22,050	—	58.98	1/1/2023	—	—	—	—
	—	22,050	58.98	1/1/2023	—	—	—	—
	—	24,600	89.78	1/1/2024	—	—	—	—

(a)
The options reflected in this column are EQT options which vest according to the following schedule: of the options expiring in 2023, 100% were vested as of January 1, 2015, and of the options expiring in 2024, 100% will vest on January 1, 2017. In the event of a change of control of EQT, the vesting of option awards may accelerate. See "Potential Payments Upon Termination or Change of Control" below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(b)
This column reflects Ms. Bone's (i) unvested EQT restricted stock award (including accrued dividends) and (ii) outstanding performance awards (including accrued dividends) under the 2013 VDA. Ms. Bone's restricted stock award was granted on January 31, 2013 and vests on January 31, 2016, contingent upon Ms. Bone's continued employment with EQT on such date. Ms. Bone's performance awards under the 2013 VDA were confirmed by the EQT MDC Committee in the first quarter of 2014, 50% of the confirmed performance awards vested and were paid out in EQT common stock in the first quarter of 2014, and the remainder of the performance awards vest upon payment in the first quarter of 2015, contingent upon Ms. Bone's continued employment with EQT on the payment date. In the event of a change of control of EQT, the vesting of the restricted stock award and the performance awards under the 2013 VDA may accelerate. See "Potential Payments Upon Termination or Change of Control" below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(c)
This column reflects the payout values at December 31, 2014 of Ms. Bone's unvested EQT restricted stock award (including accrued dividends) and unvested performance awards under the 2013 VDA (including accrued dividends), determined by multiplying the number of share or units, as applicable, shown in the previous column by $75.70, the closing price of EQT's common stock on December 31, 2014. The actual payout under each award will depend upon the EQT stock price upon vesting.

(d)
This column reflects performance units awarded but that had not yet vested at December 31, 2014 pursuant to the 2012 EPIP, the EQM TR Program, the 2013 EPIP and the 2014 EPIP for each of the named executive officers (including accrued dividends for the 2012 EPIP, the 2013 EPIP and the 2014 EPIP and accrued distributions for the EQM TR Program). For Ms. Bone, this column also reflects performance units awarded but that had not yet vested at December 31, 2014 pursuant to the 2014 VDA (including accrued dividends). The number of performance units under the 2012 EPIP, the 2013 EPIP, the 2014 EPIP and the 2014 VDA reflects maximum award levels because, through

  December 31, 2014, payout was projected above the target level for each program. The number of performance units under the EQM TR Program reflects target award levels because, through December 31, 2014, total EQM unitholder return was projected to exceed 10% at the end of the performance period and there is no award level above target for this program. Awards under the 2012 EPIP, the EQM TR Program, the 2013 EPIP, the 2014 EPIP and the 2014 VDA do not vest until payment following the end of the respective performance periods. In the event of a change of control of the Company, the vesting of the awards under the 2012 EPIP, the EQM TR Program, the 2013 EPIP, the 2014 EPIP and the 2014 VDA may accelerate. See "Potential Payments Upon Termination or Change of Control" below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(e)
This column reflects the payout values at December 31, 2014 of unearned performance units granted under the 2012 EPIP, the EQM TR Program, the 2013 EPIP and the 2014 EPIP for each of the named executive officers (including accrued dividends for the 2012 EPIP, the 2013 EPIP and the 2014 EPIP and accrued distributions for the EQM TR Program). For Ms. Bone, this column also reflects the payout value at December 31, 2014 of unearned performance units granted under the 2014 VDA (including accrued dividends). The payout values are determined by multiplying the number of units as shown in the previous column by $75.70, the closing price of EQT's common stock on December 31, 2014 (or, for the EQM TR Program, by $88.00, the closing price of EQM's common units on December 31, 2014). The actual payout values under the 2012 EPIP, the 2013 EPIP, the 2014 EPIP and the 2014 VDA will depend upon, among other things, EQT's actual performance through, and the EQT stock price at the end of, the applicable performance periods. The actual payout values under the EQM TR Program will depend upon, among other things, EQM's actual performance through, and EQM's common unit price at the end of, the program's performance period.

Option Exercises and Stock Vested

        The following table reflects the EQT stock options exercised by the named executive officers during 2014 and the named executive officers' EQT performance awards that vested during 2014. No other equity awards of EQT or EQM were exercised or vested during 2014.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF EQT SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (a)	NUMBER OF EQT SHARES ACQUIRED ON VESTING ($) (b)	VALUE REALIZED ON VESTING ($) (c)
David L. Porges	109,200	5,661,572	103,566	10,440,482
Philip P. Conti	—	—	38,197	3,850,649
Theresa Z. Bone	16,500	796,932	13,280	1,304,962
Randall L. Crawford	—	—	51,964	5,238,462

(a)
The value realized on exercise is calculated as the difference between the market price of the shares of EQT common stock underlying the options at exercise and the applicable exercise price of those options.

(b)
This column reflects the aggregate number of performance awards (including accrued dividends) under the 2011 VEP for each of the named executive officers that vested in 2014. For Ms. Bone, this column also reflects the aggregate number of performance awards (including accrued dividends) under the EQT Corporation 2012 Value Driver Award Program (2012 VDA) and the 2013 VDA that vested in 2014. The performance awards (including accrued dividends) under the 2011 VEP vested and were distributed in EQT common stock on February 21, 2014. Fifty-percent of the performance awards confirmed by the EQT MDC Committee under each of the 2012 VDA (the second and final tranche) and the 2013 VDA (the first tranche) vested and were distributed in EQT common stock on February 13, 2014.

(c)
This column reflects the value realized upon the vesting of performance awards (including accrued dividends) in 2014 under the 2011 VEP for each of the named executive officers and under the 2012 VDA and the 2013 VDA for Ms. Bone. The value realized on vesting is calculated based on the number of performance awards that vested and the closing price of EQT common stock on the applicable vesting dates.

Retirement Benefits

        The executive officers of EQM GP participate in employee benefit plans and arrangements sponsored by EQT. Neither EQM nor EQM GP currently offers any deferred compensation program or any supplemental executive retirement plan to any of the executive officers of EQM GP. EQT provides full discussion of its plans and arrangements in its filings with the SEC, including its annual proxy statement relating to the annual meeting of the shareholders of EQT, which filings are available on the SEC's website at www.sec.gov and on EQT's website at www.EQT.com on the "SEC Filings" page under the "Investors Relations" tab. The corporate secretary of EQM GP will also provide a copy to you free of charge upon request.

Potential Payments Upon Termination or Change of Control

EQM Plans and Arrangements

        EQM maintains and has entered into certain plans and agreements (including those described above in "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table") that require EQM to provide compensation to the named executive officers, among others, in the event of a termination of employment or a change of control of EQM. EQM provides a discussion of these plans, including under the 2013 VDA and the 2014 VDA (which are described above and for which Ms. Bone is the only participating named executive officer), and agreements in its filings with the SEC, including in EQM's 2014 Annual Report filed with the SEC. EQM's SEC filings are available on the SEC's website at www.sec.gov.

EQT Plans and Agreements

        EQT maintains and has entered into certain plans and agreements (including those described above in "Narrative Disclosure to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table") that require EQT to provide compensation to the named executive officers, among others, in the event of a termination of employment or a change of control of EQT. EQT provides a discussion of these plans, other than the 2013 VDA and the 2014 VDA (which are describe above and for which Ms. Bone is the only participating named executive officer), and agreements in its filings with the SEC, including in EQT's 2015 Proxy Statement to be filed with the SEC. EQT's SEC filings are available on the SEC's website at www.sec.gov.

EQM's Long-Term Incentive Plan

        In connection with EQM's initial public offering, EQM GP adopted the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (EQM LTIP) for officers, directors and employees of EQM GP, and any of its affiliates who perform services for EQM. EQM may issue its executive officers long-term equity based awards under the plan, which awards will be intended to compensate the officers based on the performance of EQM's common units and their continued employment during the vesting period, as well as align their long-term interests with those of EQM's unitholders. EQM is responsible for the cost of awards granted under the long-term incentive plan.

        Purpose; Eligibility.    The purpose of the plan is to assist in attracting, retaining and motivating individuals of outstanding ability and to align their interests with those of EQM's unitholders. Employees and non-employee directors of EQM GP or any affiliate, including EQM's subsidiaries, are eligible to receive awards under the plan.

        Units Available for Awards.    The aggregate number of units that may be issued under the plan is 2,000,000 units, subject to proportionate adjustment in the event of unit splits and similar events. Units underlying options and unit appreciation rights will count as one unit, and units underlying all other unit-based awards will count as two units, against the number of units available for issuance under the plan. Units subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and units underlying awards that are ultimately settled in cash, will again become available for future grants of awards under the plan. Units delivered by the participant or withheld from an award to satisfy tax withholding requirements, and units delivered or withheld to pay the exercise price of an option, will not be used to replenish the plan unit reserve.

        Administration.    The plan will be administered by the board of directors of EQM GP or such other committee of the board as may be designated by the board to administer the plan. Each member of such committee must be a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and an independent director under the NYSE rules.

        The board of directors of EQM GP, or any such committee designated by the board, which we refer to herein as the "plan administrator," has full authority, in its discretion, to interpret the plan and to determine the persons who will receive awards and the number of units to be covered by each award. The plan administrator may delegate to the management development and compensation committee of the board of directors of EQT all of its powers under the plan with respect to awards granted under the plan to employees of EQT or its subsidiaries.

        Permissible Awards.    The plan authorizes the granting of awards in any of the following forms:

  •
  phantom units, which represent the right to receive units (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future;

  •
  performance awards, which represent a right to receive units or cash, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the plan administrator;

  •
  restricted units, which are subject to restrictions on transferability and subject to forfeiture on terms set by the plan administrator;

  •
  distribution equivalent rights, which entitle the participant to payments (or an equivalent value payable in units or other property) equal to any distributions paid on the units underlying an award other than an option or unit appreciation right; provided that no distribution equivalent rights shall be paid before the underlying award vests;

  •
  market-priced options to purchase units;

  •
  unit appreciation rights, which give the holder the right to receive the difference (payable in cash or units, as specified in the award agreement) between the fair market value per unit on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying unit as of the grant date);

  •
  other unit-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on units, including unrestricted unit grants, purchase rights, or other rights or securities that are convertible or exchangeable into units; and

  •
  cash-based awards, including performance-based annual bonus awards.

        Limitations on Vesting Provisions.    In the case of awards to employees, the restriction period applicable to restricted units or phantom units may not be less than three years, with no more frequent than annual ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction, except that up to 50,000 restricted units or phantom units with no minimum vesting period may be granted.

        Performance Awards.    Any award available under EQM's long-term incentive plan may be structured as a performance award. Performance awards will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the plan administrator will determine.

        Adjustments.    In the event of a unit dividend or distribution, the number of units then subject to any outstanding awards and the number of other units that may be issued under the plan, as described above, shall be appropriately adjusted.

        If the units are changed into or exchangeable for a different number or kind of units or other securities, or cash or other property, whether through reorganization, reclassification, recapitalization, unit split-up, combination of units, merger or consolidation, then appropriate substitutions shall be made for each unit subject to any then outstanding award, and for each other unit that may be issued under the plan.

        In case of any such adjustment or substitution, the aggregate exercise price for units subject to each then outstanding option, unit appreciation right and other purchase right, prior to such adjustment or substitution shall be the aggregate exercise price for all units or other securities, cash or other property to which such units shall have been adjusted or substituted.

        If the outstanding units will be changed in value by reason of any spin-off, split-off or split-up, or distribution in partial liquidation, distribution in property other than cash, or extraordinary distribution to unitholders, the plan administrator shall make any adjustments to any then outstanding awards that it determines are equitably required to prevent dilution or enlargement of the rights of participants that would otherwise result from any such transaction.

        Prohibition on Repricing.    Outstanding options and unit appreciation rights cannot be repriced, directly or indirectly, without the prior consent of EQM's unitholders. The exchange of an "underwater" option or unit appreciation right (i.e., an option or unit appreciation right having an exercise price or base price in excess of the current market value of the underlying units) for another award would be considered an indirect repricing and would, therefore, require the prior consent of EQM's unitholders. In addition, EQM may not, without the prior consent of its unitholders, repurchase an option or unit appreciation right from a participant if the current fair market value of EQM's units is less than the exercise price or base price of the option or unit appreciation right.

        Additional Rights in Certain Events.    The plan provides for certain additional rights upon the occurrence of a change of control, as defined in the plan. Unless an award agreement otherwise provides or the plan administrator otherwise determines at the time of grant, in the event that a change of control occurs (1) all outstanding options, unit appreciation rights and other exercise rights will become immediately and fully exercisable, and (2) all restrictions, excluding performance-based restrictions, applicable to awards under the plan will lapse, and (3) all performance criteria and other conditions to payment of awards under which payments are subject to performance conditions shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control, and payment of such awards on that basis shall be made or otherwise settled at the time of the change of control, provided that if the awards constitute deferred compensation the awards shall vest on the basis described above and shall remain payable on the dates provided in the underlying award agreements.

        If within three years following the date of any change of control the employment or service of a participant is terminated voluntarily or involuntarily for any reason other than for "cause," as defined in the plan, then unless otherwise provided in the applicable award agreement, any option, unit appreciation right or other purchase right shall be exercisable for a period of 90 days following the date of such termination of employment or service but not later than the expiration date of the award.

        Termination and Amendment.    The board of directors of EQM GP may amend, suspend or terminate the plan at any time, except that no amendment may be made without the approval of EQM's unitholders if unitholder approval is required by any federal or state law or regulation or by the rules of any exchange on which the units may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of units available under the plan or modifies the requirements for participation under the plan, or if the board of directors of EQM GP in its discretion determines that obtaining such unitholder approval is for any reason advisable.

        Source of Units.    EQM's common units to be delivered pursuant to awards under the plan may be common units acquired by the board of directors of EQM GP in the open market, from any other person, directly from EQM or any combination of the foregoing. When EQM issues new common units upon the grant, vesting or payment of awards under the plan, the total number of common units of EQM outstanding increases.

Compensation of EQM GP Directors

        Officers or employees of EQT or its affiliates who also serve as directors of EQM GP do not receive additional compensation for their service as directors. Directors of EQM GP who are not also officers or employees of EQT or its affiliates receive cash compensation on a quarterly basis as a retainer and for attending meetings of the board of directors and committee meetings as follows:

  •
  An annual cash retainer of $47,000.

  •
  A cash meeting fee of $1,500 for each board and committee meeting attended in person. If a director participates in a meeting by telephone, the meeting fee is $750.

  •
  For the audit committee chair and the conflicts committee chair, an annual committee chair retainer of $10,000.

        In addition, each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings. EQM also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for EQM. To further EQM's support for charitable giving, all directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as EQT employees and directors. Under this program, the EQT Foundation will match gifts of at least $100 made by the director to eligible charities, up to an aggregate total of $25,000 in any calendar year.

        On an annual basis, EQM GP grants to each non-employee director phantom units as a vehicle to deliver compensation for their annual service on the board. On January 1, 2014, EQM GP granted to each non-employee director phantom units with a value of $50,000 under the EQM LTIP (with the number of phantom units (860) determined by dividing the award value by the closing price of EQM's common units on December 31, 2013 ($58.79) and rounding up to the next ten units). The phantom units were fully vested as of the grant date, with distribution equivalents accruing on such units. The phantom units (and the accrued distribution equivalents) will be converted into common units on the date that the grantee ceases to be a director. For 2015, the value of the annual phantom unit award increased to $65,000.

        The table below shows the total 2014 compensation of EQM GP's non-employee directors:

NAME	FEES EARNED OR PAID IN CASH ($) (a)	STOCK AWARDS ($) (b)	ALL OTHER COMPENSATION ($) (c)	TOTAL ($)
Michael A. Bryson	78,250	50,559	25,055	153,864
Julian M. Bott	78,250	50,559	1,055	129,864
Lara E. Washington	61,750	50,559	11,555	123,864

(a)
Includes annual cash retainer, meeting fees and committee chair fees.

(b)
This column reflects the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 for the phantom units awarded to each director during 2014. On January 1, 2014,

  EQM GP granted 860 phantom units to each non-employee director who was a member of the board of EQM GP at the time of grant. The grant date fair value is computed as the sum of the number of phantom units awarded on the grant date multiplied by the closing price of EQM's common units on the business day prior to the grant, which closing price was $58.79 on December 31, 2013.

(c)
This column reflects (i) annual premiums of $55.47 per director paid for life insurance and travel accident insurance policies and (ii) the following matching gifts made to qualifying organizations under the EQT Foundation's Matching Gifts Program: Mr. Bryson—$25,000; Mr. Bott—$1,000; and Ms. Washington—$11,500. The non-employee directors may use a de minimis number of tickets purchased by EQT to attend sporting or other events when such tickets are not otherwise being used for business purposes. The use of such tickets do not result in any incremental costs to EQM.

Compensation Committee Interlocks and Insider Participation

        Neither EQM GP's nor our board of directors is required to maintain, and neither does maintain, a compensation committee. Each of Mr. Porges and Mr. Conti, who are directors of EQM GP and our general partner, and Mr. Crawford, who is a director of EQM GP, are also executive officers of EQT. However, all compensation decisions with respect to each of these executive officers are made by EQT and none of these individuals receives any compensation directly from us, our general partner, EQM or EQM GP for their service as a director.

SECURITY OWNERSHIP OF MANAGEMENT AND SELLING UNITHOLDER

EQT GP Holdings, LP

        Prior to this offering, EQT was the beneficial owner of all of our issued and outstanding common units. EQT Gathering Holdings, LLC is offering                        of our common units in this offering, or a        % limited partner interest in us. Following the offering, EQT will own a        % limited partner interest in us, assuming the underwriters do not exercise their option to purchase                        additional common units.

        The following table sets forth the beneficial ownership of our common units that, upon the consummation of this offering, will be owned by:

  •
  each person or group of persons known to us to be a beneficial owner of 5% or more of the then outstanding units;

  •
  each member of, and nominee to, the board of directors of our general partner;

  •
  each of the named executive officers of our general partner;

  •
  the selling unitholder; and

  •
  all directors and executive officers of our general partner as a group.

        The amounts and percentage of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

        Percentage of total units to be beneficially owned after this offering is based on            common units outstanding.

        The selling unitholder is not a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under the Exchange Act. The selling unitholder may be deemed to be an underwriter with respect to the common units that it will sell in this offering.

	Units Beneficially Owned Prior to the Offering				Units Beneficially Owned After the Offering (c)
Name of Beneficial Owner (a)	Common Units	Percentage of Common Units		Number of Common Units Being Offered	Common Units	Percentage of Common Units
Selling Unitholder and 5% Unitholders:
EQT Corporation (b)			%				%
EQT Gathering Holdings, LLC (b)			%				%
Directors and Executive Officers:
David L. Porges	—	—		—	—	—
Philip P. Conti	—	—		—	—	—
Lewis B. Gardner	—	—		—	—	—
Theresa Z. Bone	—	—		—	—	—
Steven T. Schlotterbeck	—	—		—	—	—
All directors and executive officers as a group (5 persons)	—	—		—	—	—

*
Less than 1%.

(a)
Unless otherwise indicated, the address for all beneficial owners in this table is 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222.

(b)
EQT is the ultimate parent company of EQT Gathering Holdings, LLC and our general partner. EQT may, therefore, be deemed to beneficially own limited partner interests in us held by EQT Gathering Holdings, LLC and the EQM common units held by us. EQT Gathering Holdings, LLC owns a 100% interest in our general partner and a         % limited partner interest in us and may, therefore, be deemed to own the EQM units held by us. The table assumes that the underwriters' option to purchase additional units is not exercised.

(c)
Does not include units that may be purchased pursuant to the Directed Unit Program.

EQT Midstream Partners, LP

        The following table sets forth, as of January 30, 2015, the number of common units of EQM owned by each of the named executive officers and directors of our general partner and all directors and executive officers of our general partner as a group.

Name of Beneficial Owner (a)	Common Units Beneficially Owned (b)	Percentage of Outstanding Units Beneficially Owned (c)
David L. Porges	20,000	*
Philip P. Conti	9,750	*
Lewis B. Gardner	6,500	*
Steven T. Schlotterbeck	—	—
Theresa Z. Bone	10,000	*
All directors and executive officers as a group (5 persons)	46,250	*

*
Less than 1%.

(a)
Unless otherwise indicated, the address for all beneficial owners in this table is 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222.

(b)
This column reflects the number of EQM common units held of record or owned through a bank, broker or other nominee.

  The common units of EQM presented as being beneficially owned by our directors and executive officers do not include the EQM common units held by us that may be attributable to such directors and officers based on their ownership of equity interests in us.

(c)
Based on 60,687,170 EQM common units outstanding as of January 30, 2015 (which assumes the conversion of 17,339,718 subordinated units into EQM common units on a one-for-one basis that will occur on February 17, 2015).

EQT Corporation

        The following table sets forth, as of January 30, 2015, the number of shares of EQT owned by each of the named executive officers and directors of our general partner and all directors and executive officers of our general partner as a group.

Name of Beneficial Owner (a)	Exercisable Stock Options (b)	Number of Shares Beneficially Owned (c)	Percentage of Outstanding Shares Beneficially Owned (d)
David L. Porges (e)	408,900	542,057	*
Philip P. Conti	92,100	113,642	*
Lewis B. Gardner	26,900	19,962	*
Steven T. Schlotterbeck	147,200	82,593	*
Theresa Z. Bone	5,000	44,531	*
All directors and executive officers as a group (5 persons)	680,100	802,785	*

*
Less than 1%.

(a)
Unless otherwise indicated, the address for all beneficial owners in this table is 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222.

(b)
This column reflects the number of shares of EQT Corporation common stock that the officers and directors of our general partner had a right to acquire within 60 days after January 30, 2015 through the exercise of stock options.

(c)
This column reflects shares held of record and shares owned through a bank, broker or other nominee, including, for executive officers, (i) shares owned through EQT Corporation's 401(k) plan and (ii) unvested restricted shares owned through EQT's long-term incentive plan over which the executive officers have sole voting but no investment power.

(d)
This column reflects for the executive officers and directors as a group (i) the sum of the shares beneficially owned and the stock options exercisable by the executive officers and director group within 60 days of January 30, 2015, as a percentage of (ii) the sum of EQT Corporation's outstanding shares at January 30, 2015, and all options exercisable within 60 days of January 30, 2015.

(e)
Shares beneficially owned include 50,000 shares that are held in a trust of which Mr. Porges is a co-trustee and in which he shares voting and investment power.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with EQM and EQM GP

        We own and control EQM GP, the general partner of EQM. EQM is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. Our only cash-generating assets consist of our partnership interests in EQM, which upon the completion of this offering will consist of the following:

  •
  21,299,670 EQM limited partner units, representing a 34.4% limited partner interest in EQM;

  •
  1,238,514 EQM general partner units, representing a 2.0% general partner interest in EQM; and

  •
  all of the incentive distribution rights in EQM, which entitle us to receive increasing percentages, up to the maximum level of 48.0%, of any incremental cash distributed by EQM as certain target distribution levels are reached in any quarter.

        We control, manage and operate EQM through our ownership of EQM GP. All of the officers of our general partner, as well as the employees that operate EQM, are EQT employees. Four of our directors are affiliated with EQT, three of which are also directors of EQM GP. Our remaining three directors will be independent as defined by the NYSE. We also appoint the directors of EQM GP.

Indemnification of Our Directors and Officers

        Under our partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events, any of our or our affiliates' directors or officers, or any person who is or was serving at our general partner's request as a director, officer, member, employee, partner, manager, fiduciary or trustee of any other person.

        Any indemnification under our partnership agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against us and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

        In connection with the closing of this offering, our general partner will enter into indemnification agreements with each of its officers and directors (each, an Indemnitee). Each indemnification agreement will provide that our general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney's fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in his capacity as an officer and director of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The indemnification agreements will also provide that our general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

Agreements Entered Into or to be Entered Into in Connection with this Offering

Omnibus Agreement

        In connection with the closing of this offering, we will enter into an omnibus agreement with our general partner and EQT that addresses the following matters:

  •
  Our obligation to reimburse EQT for expenses incurred or payments made on our behalf in conjunction with EQT's provision of general and administrative services to us, including our public company expenses and general and administrative expenses;

  •
  Our obligation to reimburse EQT for certain direct operating expenses and all insurance coverage expenses it incurs or payments it makes with respect to our assets; and

  •
  Our use of the name "EQT" and related marks.

Review, Approval or Ratification of Transactions with Related Persons

        The board of directors of our general partner has adopted a related person transaction approval policy that establishes procedures for the identification, review and approval of related person transactions. Pursuant to the policy, the management of our general partner is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction. For the purposes of the policy, a "Related Person" is any director or executive officer of our general partner, any nominee for director, any unitholder known to us to be the beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any such person and a "Related Person Transaction" is generally a transaction in which we are, or our general partner or any of our subsidiaries is, a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest. Transactions resolved under the conflicts provision of our partnership agreement are not required to be reviewed or approved under the policy. Please read "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

        To assist management in making this determination, the policy sets forth certain categories of transactions that are deemed to be pre-approved by the board under the policy. The transactions which are automatically pre-approved include (i) transactions involving employment of our executive officers, as long as the executive officer is not an immediate family member of another of our executive officers or directors and the compensation paid to such executive officer was approved by the board; (ii) transactions involving compensation and benefits paid to our directors for service as a director; (iii) transactions on competitive business terms with another company in which a director or immediate family member of the director's only relationship is as an employee or executive officer, a director, or beneficial owner of less than 10% of that company's shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company's consolidated gross revenues; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the company, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and (viii) any charitable contribution, grant or endowment by us or any affiliated charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person's only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenues. If, after applying these categorical standards and weighing all of the facts and circumstances, management determines that a proposed transaction is a Related Person Transaction, management must present the proposed transaction to the board of directors of our general partner for review or, if impracticable under the circumstances, to the chairman of the board. The board must then either approve or reject the transaction in accordance with the terms of the policy taking into account all facts and circumstances, including (i) the benefits to us of the transaction; (ii) the terms of the transaction; (iii) the terms available to unaffiliated third parties and employees generally; (iv) the extent of the affected director or executive officer's interest in the transaction; and (v) the potential for the transaction to affect the individual's independence or judgment. The board of our general partner may, but is not required to, seek the approval of the conflicts committee for the resolution of any related person transaction.

Related Party Transactions of EQT Midstream Partners, LP

        EQM and its affiliates have entered into various agreements with EQT and its affiliates, other than EQM, as described in detail below. These agreements were negotiated in connection with, among other things, the formation of EQM, EQM's initial public offering and EQM's acquisitions from EQT. These agreements address, among other things, the acquisition of assets and the assumption of liabilities by EQM and its subsidiaries. These agreements were not the result of arm's length negotiations and, as such, they or underlying transactions may not be based on terms as favorable as those that could have been obtained from unaffiliated third parties.

EQM Omnibus Agreement

        General.    EQM and EQM GP have entered into the EQM Omnibus Agreement with EQT, which governs EQM's relationship with EQT regarding the following matters:

  •
  EQM's obligation to reimburse EQT and its affiliates for certain direct operating expenses paid on EQM's behalf;

  •
  EQM's obligation to reimburse EQT and its affiliates for providing EQM corporate, general and administrative services;

  •
  EQM's obligation to reimburse EQT and its affiliates for operation and management services pursuant to the operation and management services agreement with EQT, as described below under "—Operation and Management Services Agreement";

  •
  EQT's obligation to indemnify or reimburse EQM for losses or expenses relating to or arising from (i) certain plugging and abandonment obligations; (ii) certain bare steel replacement capital expenditures; (iii) certain pipeline safety costs; (iv) certain preclosing environmental liabilities; (v) certain title and rights-of-way matters; (vi) EQM's failure to have certain necessary governmental consents and permits; (vii) certain tax liabilities attributable to periods prior to the EQM IPO; (viii) assets previously owned by Equitrans, L.P. and retained by EQT and its affiliates, including the Sunrise Pipeline; (ix) any claims related to Equitrans' previous ownership of the Big Sandy Pipeline; and (x) any amounts owed to EQM by a third party that has exercised a contractual right of offset against amounts owed by EQT to such third party;

  •
  EQM's obligation to indemnify EQT for losses attributable to (i) the ownership or operation of EQM's assets after the closing of EQM's initial public offering, except to the extent EQT is obligated to indemnify EQM for such losses pursuant to the operation and management services agreement; and (ii) any amounts owed to EQT by a third party that has exercised a contractual right of offset against amounts owed by EQM to such third party; and

  •
  EQM's use of the name "EQT" and related marks.

        Reimbursement of Expenses.    Under the EQM Omnibus Agreement, EQT performs, or causes its affiliates to perform, centralized corporate, general and administrative services for EQM, such as: legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. In exchange, EQM reimburses EQT and its affiliates for the expenses incurred by them in providing these services, except for any expenses associated with EQT's long-term incentive programs. The EQM Omnibus Agreement further provides that EQM reimburse EQT and its affiliates for EQM's allocable portion of the premiums on any insurance policies covering EQM's assets.

        EQM is required to reimburse EQT for any additional state income, franchise or similar tax paid by EQT resulting from the inclusion of EQM (and its subsidiaries) in a combined state income, franchise or similar tax report with EQT as required by applicable law. The amount of any such reimbursement is limited to the tax that EQM (and its subsidiaries) would have paid had they not been included in a combined group with EQT.

        The table below sets forth the amounts and categories of expenses described above for which EQM was obligated to reimburse EQT pursuant to the EQM Omnibus Agreement for the year ended December 31, 2014.

DESCRIPTION OF EXPENSES	EXPENSE (IN MILLIONS)
Reimbursement of general and administrative expenses	$22.0
Reimbursement of operation and management expenses	$25.1

        The expenses for which EQM reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that EQM would incur on a stand-alone basis and EQM is unable to estimate what those expenses would be on a stand-alone basis.

        Indemnification.    EQT's indemnification obligations to EQM include the following:

  •
  Plugging and abandonment liabilities.  For a period of ten years after the closing of EQM's initial public offering, which occurred on July 2, 2012, EQT is required to reimburse EQM for plugging and abandonment expenditures and other expenditures for certain identified wells of EQT and third parties. The reimbursement obligation of EQT with respect to wells owned by third parties is capped at $1.2 million per year.

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  Bare steel replacement.  EQT is required to reimburse EQM for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to EQM's assets at the time of EQM's initial public offering) in any year. If such ongoing maintenance capital expenditures and bare steel replacement capital expenditures exceed $17.2 million during a year, EQT is required to reimburse EQM for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures and bare steel replacement capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the ten years following EQM's initial public offering.

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  Pipeline Safety Cost Tracker Reimbursement.  For a period of five years after the closing of EQM's initial public offering, EQT is required to reimburse EQM for the amount by which the qualifying pipeline safety costs included in the annual pipeline safety cost tracker filings made by Equitrans with the FERC exceed the qualifying pipeline safety costs actually recovered each year.

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  Environmental.  For a period of three years after the closing of EQM's initial public offering, EQT is required to indemnify EQM for certain potential environmental and toxic tort claims, losses and expenses associated with the operation of the assets acquired by EQM and its affiliates and occurring before the closing date of EQM's initial public offering. The maximum liability of EQT for these indemnification obligations is capped at $15 million and EQT will not have any obligation under these indemnification obligations until EQM's aggregate losses exceed $250,000, after which EQT shall be liable for the full amount of such claims in excess of $250,000. EQT has no indemnification obligations with respect to environmental or toxic tort claims made as a result of additions to, or modifications of, environmental laws promulgated after the closing of EQM's initial public offering.

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  Title.  For a period of three years after the closing of EQM's initial public offering, EQT is required to indemnify EQM for losses relating to EQM's failure to have valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which EQM's assets are located, and such failure prevents EQM from using or operating its assets in substantially the same manner that such assets were used and operated immediately prior to the closing of EQM's initial public offering.

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  Governmental consents and permits.  For a period of three years after the closing of EQM's initial public offering, EQT is required to indemnify EQM for losses relating to its failure to have any consent or governmental permit where such failure prevents EQM from using or operating its assets in substantially the same manner that such assets were used and operated immediately prior to the closing of EQM's initial public offering.

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  Taxes.  Until 60 days after the expiration of any applicable statute of limitations, EQT will indemnify EQM for any income taxes attributable to operations or ownership of the assets prior to the closing of EQM's initial public offering, including any such income tax liability of EQT and its affiliates that may result from EQM's formation transactions.

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  Retained liabilities.  EQT is required to indemnify EQM for any liabilities, claims or losses relating to or arising from assets owned or previously owned by EQM and retained by EQT and its affiliates following the closing of EQM's initial public offering.

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  Big Sandy Pipeline.  EQT is required to indemnify EQM for any claims related to Equitrans' previous ownership of the Big Sandy Pipeline, which was sold to a third party, including claims arising under the Big Sandy Purchase Agreement.

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  Contractual Offsets.  EQT is required to indemnify EQM for any amounts owed to EQM by a third party that has exercised a contractual right of offset against amounts owed by EQT to such third party.

        In no event is EQT obligated to indemnify EQM for any claims, losses or expenses or income taxes referred to in the first seven bullets above to the extent either (i) reserved for in EQM's financial statements as of December 31, 2011, or (ii) EQM recovers any such amounts under available insurance coverage, from contractual rights or other recoveries against any third party or in the tariffs paid by the customers of EQM's affected pipeline system.

        EQM indemnifies EQT for all losses attributable to (i) the post-closing operations of the assets owned by EQM, to the extent not subject to EQT's indemnification obligations; and (ii) any amounts owed to EQT by a third party that has exercised a contractual right of offset against amounts owed by EQM to such third party.

        The table below sets forth the amounts and categories of obligations described above for which EQT was obligated to indemnify and/or reimburse EQM pursuant to the EQM Omnibus Agreement for the year ended December 31, 2014.

DESCRIPTION OF OBLIGATION	AMOUNT OF OBLIGATION (IN MILLIONS)
Plugging and abandonment liabilities	$0.5
Bare steel replacement	—

        Competition.    Under EQM's partnership agreement, EQT and its affiliates are expressly permitted to compete with EQM. EQT and any of its affiliates may acquire, construct or dispose of additional transportation and storage or other assets in the future without any obligation to offer EQM the opportunity to purchase or construct those assets.

        Amendment and Termination.    The EQM Omnibus Agreement can be amended by written agreement of all parties to the agreement. However, EQM may not agree to any amendment or modification that would, in the determination of EQM GP, be adverse in any material respect to the holders of EQM's common units without the prior approval of the conflicts committee. In the event of (i) a "change in control" (as defined in the EQM Omnibus Agreement) of EQM, EQM GP or EQT or (ii) the removal of EQT Midstream Services, LLC as EQM's general partner in circumstances where (a) "cause" (as defined in EQM's partnership agreement) does not exist and the common units held by EQM GP and its affiliates were not voted in favor of such removal or (b) cause exists, the EQM Omnibus Agreement (other than the indemnification and reimbursement provisions therein) will be terminable by EQT, and EQM will have a 90-day transition period to cease EQM's use of the name "EQT" and related marks.

Operation and Management Services Agreement

        Upon the closing of EQM's initial public offering, EQM entered into an operation and management services agreement with EQT Gathering under which EQT Gathering provides EQM's pipelines and storage facilities with certain operational and management services, such as operation and maintenance of flow and pressure control, maintenance and repair of EQM's pipeline and storage facilities, conducting routine operational activities, managing transportation and logistics, contract administration, gas control and measurement, engineering support and such other services as EQM and EQT Gathering may mutually agree upon from time to time. EQM reimburses EQT Gathering for such services pursuant to the terms of the EQM Omnibus Agreement as described above. Please read "Related Party Transactions of EQT Midstream Partners, LP—EQM Omnibus Agreement."

        The operation and management services agreement will terminate upon the termination of the EQM Omnibus Agreement. If a force majeure event prevents a party from carrying out its obligations (other than to make payments due), such party's obligations under the agreement, to the extent affected by force majeure, will be suspended during the continuation of the force majeure event. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, explosions, terrorist acts, breakage or accident to machinery or lines of pipe and inability to obtain or unavoidable delays in obtaining material, equipment or supplies and similar events or circumstances, so long as such events or circumstances are beyond the reasonable control of the party claiming force majeure and could not have been prevented or overcome by such party's reasonable diligence.

        Under the operation and management services agreement, EQT Gathering is required to indemnify EQM from claims, losses or liabilities incurred by EQM, including third-party claims, arising out of EQT Gathering's gross negligence or willful misconduct. EQM is required to indemnify EQT Gathering from any claims, losses or liabilities incurred by EQT Gathering, including any third-party claims, arising from the performance of the agreement, but not to the extent of losses or liabilities caused by EQT Gathering's gross negligence or willful misconduct. Neither party is liable for any consequential, incidental or punitive damages under the agreement, except to the extent such damages are included in a third-party claim for which a party is obligated to indemnify the other party pursuant to the agreement. Neither party may assign its rights or obligations under the agreement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

Equitable Gas Transaction

        On December 19, 2012, EQT and a direct wholly owned subsidiary, Distribution Holdco, LLC, entered into a Master Purchase Agreement with PNG Companies LLC (PNG Companies), the parent company of Peoples Natural Gas Company LLC, to transfer 100% ownership of EQT's LDC, Equitable Gas Company to PNG Companies (the Equitable Gas Transaction). The parties completed the Equitable Gas Transaction on December 17, 2013. As consideration for the Equitable Gas Transaction, EQT received cash proceeds of approximately $748 million, select midstream assets, including an approximately 200 mile FERC-regulated natural gas transmission pipeline, referred to as the AVC facilities, that interconnects with EQM's transmission and storage system, and commercial arrangements with the PNG Companies and its affiliates.

        Prior to the completion of the Equitable Gas Transaction, Equitable Gas Company had contracts for an aggregate peak winter firm transmission capacity of 448 BBtu per day on EQM's transmission and storage system, pursuant to firm transportation agreements at the maximum rates specified in EQM's tariff, including two service agreements under EQM's no-notice firm transportation rate schedule, which features a higher maximum tariff rate than EQM's customary firm transportation service. Upon the completion of the Equitable Gas Transaction, the primary terms of Equitable Gas Company's firm transportation service agreements and no-notice firm transportation service agreements were extended through March of 2034.

Asset Exchange Agreement

        In connection with the Equitable Gas Transaction, EQT, Equitable Gas Company and Equitrans entered into an Asset Exchange Agreement, pursuant to which the parties transferred and exchanged to one another certain assets prior to the closing of the transfer of Equitable Gas Company. The asset transfers involving Equitrans consisted of (a) the transfer from Equitrans to Equitable Gas Company of the natural gas pipelines known as the Pennsylvania Gathering Pipelines, Tombaugh Gathering Pipeline, the M-85 Transmission Pipeline, the H-153 Transmission Pipeline and the Crooked Creek property, and (b) the transfer from Equitable Gas Company to Equitrans of the natural gas pipeline known as the D-494 Transmission Pipeline.

AVC Lease

        In connection with EQT's acquisition of the AVC facilities in the Equitable Gas Transaction, EQM entered into a lease agreement with EQT pursuant to which EQM markets the capacity, enters into all agreements for transportation service with customers and operates the AVC facilities according to the terms of its tariff. The lease payment due each month is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of AVC minus the actual costs of operating AVC and (2) a payment based on depreciation expense and pre-tax return on invested capital for AVC. As a result, the payments to be made under the AVC lease will be variable and is not expected to have a net positive or negative impact on distributable cash flow. Upon termination of the AVC lease agreement, EQM will have the option to purchase the AVC facilities at a price to be negotiated between the parties. The lease payments related to 2014 totaled $21.8 million.

Sunrise Merger Agreement

        On July 15, 2013, EQM and Equitrans entered into an Agreement and Plan of Merger with EQT and Sunrise Pipeline, LLC (Sunrise), a wholly owned subsidiary of EQT and the owner of the Sunrise Pipeline. Effective July 22, 2013, Sunrise merged with and into Equitrans, with Equitrans continuing as the surviving company. EQM paid EQT consideration of $540 million, consisting of a $507.5 million cash payment, 479,184 EQM common units and 267,942 EQM general partner units. Prior to the Sunrise Merger, Equitrans entered into a precedent agreement with a third party for firm transportation service on the Sunrise Pipeline over a 20-year term (the Precedent Agreement). Pursuant to the Agreement and Plan of Merger, EQM made an additional payment of $110 million to EQT in January 2014 following the effectiveness of the transportation agreement contemplated by the Precedent Agreement.

        Prior to the Sunrise Merger, EQM operated the Sunrise Pipeline as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP and, as a result, revenues and expenses associated with Sunrise were included in EQM's consolidated financial statements. Effective as of the closing of the Sunrise Merger, the lease agreement was terminated.

Jupiter Contribution Agreement

        On April 30, 2014, EQM, EQM GP, EQM Gathering, and EQT Gathering entered into a contribution agreement in connection with the Jupiter Acquisition. The aggregate consideration paid by EQM to EQT in connection with the Jupiter Acquisition was approximately $1,180 million, consisting of a $1,121 million cash payment and issuance of 516,050 common units and 262,828 general partner units of EQM.

Mountain Valley Pipeline

        On October 23, 2014, EQT announced that EQM is expected to assume EQT's interest in Mountain Valley Pipeline, LLC, a joint venture with a subsidiary of NextEra Energy, Inc. The Mountain Valley Pipeline (MVP) will extend from EQM's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia. EQM expects to own the largest interest in the joint venture and will operate the estimated 300-mile pipeline. The joint venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms from multiple shippers, including EQT, and is currently in negotiation with additional shippers who have expressed interest in the MVP project. The pipeline, which is subject to FERC approval, will provide Marcellus and Utica natural gas supply to the growing demand markets in the southeast region. The pipeline is expected to be in-service during the fourth quarter of 2018.

Transportation Service and Precedent Agreements

        For the years ended December 31, 2014, 2013 and 2012, EQM's transportation agreements with EQT accounted for approximately 57%, 80% and 84%, respectively, of the natural gas throughput on EQM's transmission system and 51%, 80% and 81%, respectively, of EQM's transmission revenues. EQT Energy, LLC, a wholly-owned subsidiary of EQT (EQT Energy), has contracted for firm transmission capacity of 1,076 BBtu per day on EQM's transmission and storage system with a primary term through October of 2024. The reserved capacity under this contract will decrease to 1,035 BBtu on August 1, 2016, 630 BBtu on July 1, 2023, 325 BBtu on September 1, 2023 and 30 BBtu on October 1, 2024.

        EQT Energy's firm transportation agreement will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. In addition, EQM has also entered into an agreement with EQT Energy to provide interruptible transmission service, which is currently renewing automatically for one year periods, subject to six months prior written notice by either party to terminate.

        In July 2014, EQT Energy entered into a precedent agreement for 650 BBtu per day of firm transmission capacity on EQM's proposed Ohio Valley Connector pipeline. The firm transmission capacity will become available upon completion of the pipeline, which EQM expects to be completed by mid-year 2016.

Storage Agreements

        EQT is not currently a party to any firm storage agreements with EQM. EQM does, however, provide interruptible storage and lending and parking services to EQT pursuant to Rate Schedules INSS and LPS. Prior to the Equitable Gas Transaction, EQM provided firm storage services to Equitable Gas Company under four firm storage service agreements at the maximum rates specified in EQM's tariff. Upon the completion of the Equitable Gas Transaction, the primary terms of Equitable Gas Company's firm storage service agreements were extended through March of 2034. For the years ended December 31, 2014, 2013 and 2012, EQT accounted for approximately 2%, 61% and 68%, respectively, of EQM's storage revenues. The reduction in storage revenue from EQT in 2014 is because Equitable Gas Company is no longer an affiliate of EQT.

Gas Gathering Agreements

        Prior to the Jupiter Acquisition, EQM entered into two gas gathering agreements with EQT Energy. Prior to the Equitable Gas Transaction, EQM also provided gas gathering services to Equitable Gas Company under a gas gathering agreement. These agreements have a primary term of one year and renew automatically for one month periods, subject to 30 days prior written notice by either party to terminate. Service provided under these gathering agreements is fee-based at the rate specified in EQM's tariff.

        On April 30, 2014, EQT entered into the Jupiter Gas Gathering Agreement with EQT Gathering. The Jupiter Gas Gathering Agreement has a 10-year term (with year-to-year rollovers), which began on May 1, 2014. Under the agreement, EQT subscribed for approximately 225 MMcf per day of firm compression capacity which was available on Jupiter at that time. In the fourth quarter of 2014, EQM placed one compressor station in service and added compression at the two existing compressor stations in Greene County, Pennsylvania. In total, this expansion added approximately 350 MMcf per day of compression capacity. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by 200 MMcf per day effective December 1, 2014 and by 150 MMcf per day effective January 1, 2015. EQM anticipates future expansion projects which are expected to bring the total Jupiter compression capacity to approximately 775 MMcf per day by year-end 2015. The Jupiter Gas Gathering Agreement provides for separate ten year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. After the expansion projects scheduled to be completed in 2015 have been placed into service, EQT's firm reservation fee is expected to result in revenue to EQM of approximately $173 million annually. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity. In connection with the closing of the Jupiter Acquisition, the Jupiter Gas Gathering Agreement was assigned to EQM Gathering.

        These gathering agreements accounted for approximately 91%, 96% and 92%, respectively, of EQM's gathering throughput for the years ended December 31, 2014, 2013 and 2012. For the years ended December 31, 2014, 2013 and 2012, EQT accounted for approximately 93%, 96% and 93%, respectively, of EQM's gathering revenues in each year.

        The table below sets forth the revenues recognized by EQM with respect to the transportation, storage and gathering agreements described above with EQT for the year ended December 31, 2014.

DESCRIPTION OF REVENUE	REVENUES (IN MILLIONS)
Transmission and storage	$116.4
Gathering	$128.7

EQT Corporation Guaranty

        EQT has entered into a guaranty agreement to guarantee all payment obligations, plus interest and any other charges, due and payable by EQT Energy to Equitrans pursuant to the transportation services agreements discussed above, up to $50 million. This guaranty will terminate on November 30, 2023 unless terminated earlier by EQT by providing 10 days written notice.

Acreage Dedication

        Pursuant to an acreage dedication to EQM by EQT, EQM has the right to elect to transport, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres surrounding EQM's storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which EQM granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, EQM had received as part of certain of its oil and gas leasehold estates EQM uses for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will enter into an agreement with EQM to permit it to store natural gas on such acreage. Likewise, if EQM acquires acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT's rights under the acreage dedication.

Review, Approval or Ratification of Related Party Transactions Involving EQM

        The board of directors of EQM GP has adopted a related person transaction approval policy that establishes procedures for the identification, review and approval of related person transactions. Pursuant to the policy, the management of EQM GP is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction.

        For purposes of the policy, a "Related Person" is any director or executive officer of EQM GP, any nominee for director, any unitholder known to EQM to be the beneficial owner of more than 5% of any class of EQM's voting securities, and any immediate family member of any such person. A "Related Person Transaction" is generally a transaction in which EQM is, or EQM GP or any of its subsidiaries is, a participant, where the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest. Transactions resolved under the conflicts provision of EQM's partnership agreement are not required to be reviewed or approved under the policy. Please read "—Conflicts of Interest Involving EQM" below.

        To assist management in making this determination, the policy sets forth certain categories of transactions that are deemed to be pre-approved by EQM GP's board under the policy. The transactions which are automatically pre-approved include (i) transactions involving employment of EQM GP's executive officers, as long as the executive officer is not an immediate family member of another of EQM GP's executive officers or directors and the compensation paid to such executive officer was approved by EQM GP's board; (ii) transactions involving compensation and benefits paid to

EQM GP's directors for service as a director; (iii) transactions on competitive business terms with another company in which a director or immediate family member of the director's only relationship is as an employee or executive officer, a director, or beneficial owner of less than 10% of that company's shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company's consolidated gross revenues; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of EQM, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and (viii) any charitable contribution, grant or endowment by EQM or any affiliated charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person's only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenues.

        If, after applying these categorical standards and weighing all of the facts and circumstances, management determines that a proposed transaction is a related person transaction, management must present the proposed transaction to the board of directors of EQM GP for review or, if impracticable under the circumstances, to the chairman of the EQM GP board. The board must then either approve or reject the transaction in accordance with the terms of the policy taking into account all facts and circumstances, including (i) the benefits to EQM of the transaction; (ii) the terms of the transaction; (iii) the terms available to unaffiliated third parties and employees generally; (iv) the extent of the affected director or executive officer's interest in the transaction; and (v) the potential for the transaction to affect the individual's independence or judgment. The EQM GP board may, but is not required to, seek the approval of EQM GP's conflicts committee for the resolution of any related person transaction.

Conflicts of Interest Involving EQM

        Conflicts of interest exist and may arise in the future as a result of the relationships between EQM GP and its affiliates, including us and EQT, on the one hand, and EQM and its limited partners, on the other hand. The directors and officers of EQM GP have duties to manage EQM GP in a manner beneficial to us. At the same time, EQM GP has a duty to manage EQM in a manner beneficial to EQM and its unitholders. The Delaware Revised Uniform Limited Partnership Act (the Delaware Act) provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Pursuant to these provisions, EQM's partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by its general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. EQM's partnership agreement also specifically defines the remedies available to limited partners for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

        Whenever a conflict arises between EQM GP or its affiliates, on the one hand, and EQM and its limited partners, on the other hand, EQM GP will resolve the conflict. EQM GP may seek the approval of such resolution from the conflicts committee of the EQM GP board. There is no requirement that EQM GP seek the approval of the conflicts committee for the resolution of any conflict, and, under EQM's partnership agreement, EQM GP may decide to seek such approval or resolve a conflict of interest in any other way permitted by EQM's partnership agreement, as described below, in its sole discretion. EQM GP will decide whether to refer the matter to its conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution.

        EQM GP will not be in breach of its obligations under EQM's partnership agreement or its duties to EQM or EQM's unitholders if the resolution of the conflict is any of the following:

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  approved by the conflicts committee of EQM GP, although EQM GP is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding EQM common units, excluding any common units owned by EQM GP or any of its affiliates, including us;

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  determined by the EQM GP board of directors to be on terms no less favorable to EQM than those generally being provided to or available from unrelated third parties; or

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  determined by the EQM GP board of directors to be fair and reasonable to EQM, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        EQM GP may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If EQM GP does not seek approval from the EQM GP conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of EQM or any of its limited partners challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in EQM's partnership agreement, EQM GP or the conflicts committee of EQM GP may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When EQM's partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in the best interests of EQM or meets the specified standard, for example, a transaction on terms no less favorable to EQM than those generally being provided to or available from unrelated third parties.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships among us, EQT, EQM and our and EQM's general partners and any of our and their affiliates on the one hand, and us and our limited partners, on the other hand. Like EQM, our general partner is controlled by EQT. Accordingly, EQT has the ability to elect, remove and replace the directors and officers of our general partner and the directors and officers of the general partner of EQM. The directors and officers of our general partner have duties to manage our general partner in a manner beneficial to its owner, EQT. At the same time, our general partner has a duty to manage us in a manner beneficial to us and our unitholders.

        The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. Our partnership agreement also specifically defines the remedies available to limited partners for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

        All of the executive officers and non-independent directors of our general partner also serve as executive officers and/or directors of the general partner of EQM. Consequently, these directors and officers may encounter situations in which their obligations to EQM, on the one hand, and us, on the other hand, are in conflict.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any of our limited partners, on the other, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our general partner will decide whether to refer the matter to the conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if the resolution of the conflict is:

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  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        If our general partner does not seek approval from the conflicts committee and our general partner's board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner's board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in the best interests of the partnership or meets the specified standard, for example, a transaction on terms no less favorable to the partnership than those generally being provided to or available from unrelated third parties. Please read "Management—Committees of the Board of Directors—Conflicts Committee" for information about the conflicts committee of our general partner's board of directors.

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our unitholders.

        The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

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  the expenses associated with being a publicly traded partnership and other general and administrative expenses;

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  borrowings;

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  cash expenditures;

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  expenditures, at our or our general partner's election, to maintain or increase our general or limited partner interest in EQM;

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  the issuance of additional common units; and

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  the creation, reduction or increase of reserves in any quarter.

We do not have any officers or employees and rely solely on officers and employees of our general partner, all of whom are employees of EQT. In addition, all of our general partner's officers also serve as officers of EQM GP.

        Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the officers and employees who provide services to our general partner.

        All of the officers of our general partner are also officers of EQM GP, and the officers of our general partner, as well as the employees that operate EQM, are EQT employees. These officers will devote such portion of their productive time to our business and affairs as is required to manage and conduct our operations. These officers are also required to devote time to the affairs of EQM and/or EQT or their respective affiliates and are compensated by EQT for the services rendered to them. Our general partner's non-executive directors devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

We will reimburse our general partner and its affiliates for expenses.

        We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "The Partnership Agreement of EQT GP Holdings, LP—Reimbursement of Expenses" and "Certain Relationships and Related Party Transactions—Agreements Entered Into or to be Entered Into in Connection with this Offering—Omnibus Agreement."

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party to such agreements has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement permits our general partner to limit its or our liability, even if we could have obtained terms that are more favorable without the limitation on liability.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates that does not receive unitholder or conflicts committee approval, must be determined by the board of directors of our general partner to be:

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner is allowed to take into account the interests of parties other than us, such as EQT, in resolving conflicts of interest.

        Our partnership agreement contains provisions that permissibly modify and reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of any duty or obligation whatsoever to us and our unitholders, including any duty to act in the best interests of us or our unitholders, other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples of decisions that our general partner may make in its individual capacity include the allocation of corporate opportunities among us and our affiliates, the exercise of its limited call right, its voting rights with respect to the units it owns and whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to our partnership agreement.

Common units are subject to our general partner's call right.

        Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us free of any liability or obligation to us or our partners. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement of EQT GP Holdings, LP—Limited Call Right."

Limited partners have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the limited partners, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited or restricted by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, EQT, as well as to our limited partners. Without these provisions, the general partner's ability to make decisions involving conflicts of interests would be restricted. These provisions benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions represent a detriment to the limited partners, however, because they restrict the remedies available to limited partners for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

  •
  the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

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  the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware law on our general partner; and

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  certain rights and remedies of limited partners contained in the Delaware Act.

        By purchasing our common units, each unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions set forth in this "Conflicts of Interest and Fiduciary Duties." This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

State Law Fiduciary Duty Standards

        Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner of a Delaware limited partnership to use that amount of care that an ordinarily careful and prudent person would use in similar circumstances and to consider all material information reasonably available in making business decisions. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transaction were entirely fair to the partnership.

Partnership Agreement Standards

        Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith," meaning that it subjectively believed that the decision was in our best interests, and will not be subject to any other standard under applicable law, other than the implied contractual covenant of good faith and fair dealing. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation whatsoever to us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. These standards reduce the obligations to which our general partner would otherwise be held under applicable Delaware law.

        Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the public common unitholders or the conflicts committee of the board of directors of our general partner must be determined by the board of directors of our general partner to be:

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        If our general partner does not seek approval from the public common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held. In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners for losses sustained or liabilities incurred as a result of any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

Rights and Remedies of Limited Partners

        The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has wrongfully refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

        A transferee of or other person acquiring a common unit will be deemed to have agreed to be bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "Description of the Common Units—Transfer of Common Units." The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

        Under the partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement of EQT GP Holdings, LP—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Common Units

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and preferences of holders of common units in and to partnership distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement of EQT GP Holdings, LP."

Transfer Agent and Registrar

Duties

        American Stock Transfer & Trust Company, LLC will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer or admission is reflected in our register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

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  will become bound and will be deemed to have agreed to be bound by the terms and conditions of our partnership agreement;

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  represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

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  makes the consents, acknowledgements and waivers contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering;

all with or without executing our partnership agreement.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our register, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Comparison of Rights of Holders of EQM's Common Units and Our Common Units

        Our common units and EQM's common units are unlikely to trade in simple relation or proportion to one another. Instead, the trading prices may diverge because, among other things, we participate in EQM's incentive distribution rights and EQM's common unitholders do not.

        Based on the fourth quarter distribution of EQM, as well as our expected level of expenses and reserves that our general partner believes prudent to maintain, we expect that our initial quarterly distribution will be $            per common unit. If EQM is successful in implementing its business strategy and increasing distributions to its limited partners, we generally would expect to increase distributions to our unitholders, although the timing and amount of any such increased distributions will not necessarily be comparable to any increased EQM distributions. We will pay our unitholders a prorated distribution for the first quarter that we are a publicly traded partnership. This distribution will be prorated based on the number of days of the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. Therefore, we will pay you a distribution prorated for the period from the closing date of this offering to and including                        , 2015. We expect to pay this cash distribution on or about                        , 2015. However, we cannot assure you that any distributions will be declared or paid. The common units offered hereby are not entitled to arrearages in distributions. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

        The following table compares certain features of EQM's common units and our common units.

	EQM's Common Units	Our Common Units
Distributions and Incentive Distribution Rights	EQM pays its limited partners and general partner quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. EQM GP currently has a 2.0% general partner interest in EQM and owns the incentive distribution rights in EQM.	We expect to pay our limited partners quarterly distributions equal to the cash we receive from EQM, less certain reserves for expenses and other uses of cash. We do not have incentive distribution rights. As a result, distributions to our common unitholders will be based on their respective ownership interests.

	EQM's Common Units	Our Common Units
Subordinated Units

At its initial public offering, EQM issued subordinated units. During the subordination period, EQM's common units have priority over other units to the initial quarterly distribution from EQM's distributable cash flow. In addition, during the subordination period, EQM's common units carry arrearage rights, which are similar to cumulative rights on preferred stock. On February 17, 2015, pursuant to the terms of EQM's partnership agreement, all of its subordinated units will convert into common units on a one-for-one basis in connection with the expiration of the subordination period.

We do not have subordinated units. As a result, our common units carry no rights to arrearages.
Taxation of Entity and Entity Owners

EQM is a pass-through entity that is not subject to an entity-level federal income tax.

EQM expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions so that they will be allocated a relatively small amount of federal taxable income compared to the cash distributed to them during that period.

EQM common unitholders receive Schedule K-1s from EQM reflecting the unitholders' share of EQM's items of income, gain, loss and deduction at the end of each fiscal year.

We are also a pass-through entity that is not subject to an entity-level federal income tax.

We also expect that holders of our common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions. However, our ownership of EQM's incentive distribution rights will cause more taxable income to be allocated to us. As a result, if EQM is successful in increasing its distributions over time, our income allocations from the incentive distribution rights will increase and, therefore, our ratio of federal taxable income to cash distributions will increase.

Our common unitholders will receive Schedule K-1s from us reflecting the unitholders' share of our items of income, gain, loss and deduction at the end of each fiscal year.

	EQM's Common Units	Our Common Units
Assets and Operations	EQM and its subsidiaries own, operate, acquire and develop midstream energy assets that expand their business and operations.

We currently have no independent operations. Our only cash-generating assets are our partnership interests in EQM, which upon the closing of this offering, will consist of 21,299,670 common units, representing a 34.4% limited partner interest in EQM, 1,238,514 general partner units, representing a 2.0% general partner interest in EQM and the incentive distribution rights in EQM. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is directly dependent upon the performance of EQM.

Limitation on Issuance of Additional Units	EQM may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.	We also may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

THE PARTNERSHIP AGREEMENT OF EQT GP HOLDINGS, LP

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement will be included in this prospectus as Appendix A and will be adopted contemporaneously with the closing of this offering. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Our Cash Distribution Policy and Restrictions on Distributions" and "Provisions of Our Partnership Agreement Relating to Cash Distributions;"

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  with regard to the rights of holders of common units, please read "Description of the Common Units;"

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  with regard to the duties of, and standards of care applicable to, our general partner, please read "Conflicts of Interest and Fiduciary Duties;" and

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  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        Our partnership was organized in January 2015 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the ownership of partnership interests in EQM, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner,

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  to approve some amendments to our partnership agreement, or

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  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. While we currently have no operations distinct from EQM, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. General partner units are not deemed outstanding for purposes of voting rights and such units represent a non-voting general partner interest in us. Matters requiring the approval of a "unit majority" require the approval of a majority of the outstanding common units. The holders of a majority of our outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or our limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No unitholder approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendments to Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of our outstanding units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of the General Partner."

Removal of our general partner	Not less than 80% of our outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of the General Partner."
Transfer of the general partner interest	No unitholder approval right. Please read "—Transfer of General Partner Interest."
Transfer of ownership interests in our general partner	No unitholder approval right. Please read "—Transfer of Ownership Interests in Our General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of our units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our distributions of available cash. In addition, the issuance of additional limited partner interests may dilute the value of the interests of the then-existing holders of units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Amendments to Our Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

        The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by EQT and its affiliates). Upon completion of this offering, EQT and its affiliates will own approximately         % of our outstanding common units.

No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal office, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue to qualify us as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries (including EQM) will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

  •
  an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

  •
  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make any amendment to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of common units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed or admitted to trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

        For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of EQM and its subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership nor EQM would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will act with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of our outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of our unitholders. Please read "—Transfer of General Partner Interest."

        Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read "—Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class. The ownership of more than 20% of our outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. Upon completion of this offering, EQT, which owns our general partner, and its affiliates will own approximately        % of our outstanding units.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

        At any time, EQT and its affiliates may sell or transfer all or part of their membership interest in our general partner, or their membership interest in EQT Gathering Holdings, LLC, the sole member of our general partner, to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of our units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time our general partner and its affiliates own more than 95% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

        Upon completion of this offering, our current owner, EQT, will own approximately        % of our outstanding common units.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under "—Limited Liability" above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

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  any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

  •
  any other person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Party Transactions—Agreements Entered Into or to be Entered Into in Connection with this Offering—Omnibus Agreement."

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will mail or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 60 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 100 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each record holder;

  •
  copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

  •
  certain information regarding the status of our business and financial condition.

        Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of EQT GP Services, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

EQT MIDSTREAM PARTNERS, LP'S CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

        EQM will distribute, within 45 days after the end of each quarter, all of its available cash to unitholders of record on the applicable record date in the manner described below (and more particularly described in EQM's partnership agreement).

Definition of Available Cash

        Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by EQM's general partner to:

  •
  provide for the proper conduct of EQM's business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

  •
  comply with applicable law, any of EQM's debt instruments or other agreements; or

  •
  provide funds for distributions to EQM's unitholders and to EQM's general partner for any one or more of the next four quarters (provided that EQM's general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent EQM from distributing the minimum quarterly distribution on all common units);

  •
  plus, if EQM's general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow EQM's general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under EQM's partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Operating Surplus and Capital Surplus

General

        Cash distributions to EQM's unitholders will be characterized as either operating surplus or capital surplus. EQM distributes available cash from operating surplus differently than available cash from capital surplus. Please read "—Quarterly Distributions of Available Cash."

Definition of Operating Surplus

        Operating surplus is defined in EQM's partnership agreement as:

  •
  $30 million; plus

  •
  all of EQM's cash receipts, excluding cash from interim capital transactions, provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in EQM's initial public offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that EQM enters into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in EQM's initial public offering, to finance the expansion capital expenditures referred to in the prior bullet; less

  •
  all of EQM's operating expenditures (as defined below) after the closing of its initial public offering; less

  •
  the amount of cash reserves established by EQM's general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on disposition of an investment capital expenditure.

Definition of Capital Surplus

        Capital surplus is defined in EQM's partnership agreement as any distribution of available cash in excess of EQM's cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

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  sales of debt and equity securities; and

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

        EQM will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of EQM's initial public offering equals the operating surplus from the closing of such offering through the end of the quarter prior to the distribution. Any available cash in excess of operating surplus, regardless of its source, will be treated as capital surplus. EQM currently does not anticipate that it will make distributions from capital surplus.

Effect of Issuance of Additional Units

        EQM can issue additional common units or other equity securities for consideration and under terms and conditions approved by its general partner in its sole discretion and without the approval of EQM's unitholders. EQM may fund acquisitions through the issuance of additional common units or other equity securities.

        Holders of any additional common units that EQM issues will be entitled to share equally with its then-existing unitholders in distributions of available cash. In addition, the issuance of additional interests may dilute the value of the interests of the then-existing unitholders. If EQM issues additional partnership interests, its general partner will have the right, but not the obligation, to make an additional capital contribution to EQM to maintain or attain a 2.0% general partner interest in EQM.

Quarterly Distributions of Available Cash

        EQM will make quarterly distributions to its partners prior to its liquidation in an amount equal to 100% of its available cash for that quarter. EQM is required to make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date. The minimum quarterly distribution and the target distribution levels are also subject to certain other adjustments as described below under "—Distributions from Capital Surplus" and "—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels."

Distributions from Operating Surplus

        EQM's common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3500 per common unit (the minimum quarterly distribution), and are not entitled to any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters.

        EQM will make distributions of available cash from operating surplus in the following manner:

  •
  first, 98.0% to the unitholders, pro rata, and 2.0% to its general partner, until EQM distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that EQM's general partner maintains its 2.0% general partner interest and that EQM does not issue additional classes of equity securities.

Incentive Distribution Rights

        The incentive distribution rights represent the right to receive an increasing percentage of EQM's quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed above the payments made under the minimum quarterly distribution, if any, and the related 2% distribution to EQM's general partner.

        For any quarter that EQM has distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, EQM will distribute any additional available cash from operating surplus for that quarter among the unitholders and its general partner (for so long as it holds the IDRs) in the following manner:

  •
  first, 98.0% to the unitholders, pro rata, and 2.0% to its general partner, until each unitholder receives a total of $0.4025 per unit for that quarter;

  •
  second, 85.0% to the unitholders, pro rata, and 15.0% to its general partner, until each unitholder receives a total of $0.4375 per unit for that quarter;

  •
  third, 75.0% to the unitholders, pro rata, and 25.0% to its general partner, until each unitholder receives a total of $0.5250 per unit for that quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to its general partner.

        EQM's distributions to its general partner above, other than in its capacity as a holder of EQM common units, that are in excess of its general partner's aggregate 2% general partner interest represent the IDRs. The right to receive incentive distributions is not part of the general partner interest and may be transferred separately from that interest, subject to certain restrictions.

EQM GP's Right to Reset Incentive Distribution Levels

        EQM's general partner has the right under EQM's partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to EQM's general partner would be set. The general partner's right to reset the minimum quarterly distribution amount and target distribution levels upon which the incentive distributions payable to the general partner are based may be exercised, subject to certain restrictions, without approval of EQM's unitholders or the conflicts committee of EQM GP's board of directors. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that EQM GP will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase.

        EQM's general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per EQM common unit, taking into account the existing levels of incentive distribution payments being made to EQM's general partner.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

        Assuming EQM's general partner maintains its 2.0% general partner interest in EQM and EQM does not issue any additional classes of equity securities, EQM will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to the unitholders, pro rata, and 2.0% to its general partner, until the minimum quarterly distribution is reduced to zero, as described in "—Effect of a Distribution from Capital Surplus" below; and

  •
  thereafter, as if such distributions were from operating surplus.

Effect of a Distribution from Capital Surplus

        EQM's partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price, which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

        Once EQM distributes capital surplus on a unit in an amount equal to the initial unit price:

  •
  the minimum quarterly distribution and the target distribution levels will be reduced to zero for subsequent quarters;

  •
  all distributions of available cash will be treated as operating surplus; and

  •
  50.0% of distributions of available cash will be to all unitholders, pro rata, 2.0% will be to its general partner, and 48.0% will be to the holder of EQM's incentive distribution rights.

        Distributions of capital surplus will reduce the minimum quarterly distribution; however, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if EQM combines its units into fewer units or subdivides its units into a greater number of units (but not if EQM issues additional common units for cash or property), EQM will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  the unrecovered initial unit price; and

  •
  the number of general partner units comprising the general partner interest.

        For example, in the event of a two-for-one split of EQM's common units, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of their initial levels.

        In addition, if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority so that EQM becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, EQM will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, which is equal to (i) the available cash for that quarter divided by (ii) the sum of available cash for that quarter plus EQM's general partner's estimate of EQM's aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distribution of Cash Upon Liquidation

General

        If EQM were to dissolve, EQM would sell its assets or otherwise dispose of its assets in a process called liquidation. EQM would first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in EQM's partnership agreement and by law and, thereafter, distribute any remaining proceeds to the unitholders and its general partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of EQM's assets in liquidation.

Manner of Adjustment

        If EQM were to liquidate, EQM would allocate any gain to its general partner and each unitholder as follows:

  •
  first, to its general partner to the extent of any negative balance in its capital account;

  •
  second, 98.0% to all unitholders, pro rata, and 2.0% to its general partner, until the capital account for each unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which its liquidation occurs;

  •
  third, 98.0% to all unitholders, pro rata, and 2.0% to its general partner, until its allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of its existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that it distributed 98.0% to the unitholders, pro rata, and 2.0% to its general partner, for each quarter of its existence;

  •
  fourth, 85.0% to all unitholders, pro rata, and 15.0% to its general partner, until it allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of its existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that it distributed 85.0% to the unitholders, pro rata, and 15.0% to its general partner for each quarter of its existence;

  •
  fifth, 75.0% to all unitholders, pro rata, and 25.0% to its general partner, until it allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of its existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that it distributed 75.0% to the unitholders, pro rata, and 25.0% to its general partner for each quarter of its existence;

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to its general partner.

        If EQM were to liquidate, EQM would allocate any losses, after making allocations of loss to its general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains set forth above, to its general partner and each unitholder as follows:

  •
  first, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to its general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100% to its general partner.

Adjustments to Capital Accounts

        EQM's partnership agreement requires that it make adjustments to capital accounts upon the issuance of additional units. In this regard, EQM's partnership agreement specifies that it allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and its general partner in the same manner as it allocates gain upon liquidation. In the event that EQM makes positive adjustments to the capital accounts upon the issuance of additional units, its partnership agreement requires that EQM generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon EQM's liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, EQM generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and its general partner based on their respective percentage ownership of EQM. If EQM makes negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in EQM's unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

THE PARTNERSHIP AGREEMENT OF EQT MIDSTREAM PARTNERS, LP

        The following is a summary of the material provisions of EQM's partnership agreement. The partnership agreement, including all amendments and restatements thereto, is located in EQM's public filings with the SEC, available at www.sec.gov. We will provide prospective investors with a copy of EQM's partnership agreement upon request at no charge.

Organization and Duration

        EQM was organized on January 18, 2012 and will have a perpetual existence unless terminated pursuant to the terms of its partnership agreement.

Purpose

        EQM's purpose under its partnership agreement is limited to any business activity that is approved by EQM GP and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that EQM GP shall not cause EQM to engage, directly or indirectly, in any business activity that EQM GP determines would be reasonably likely to cause EQM to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although EQM GP has the ability to cause EQM and EQM's subsidiaries to engage in activities other than the business of transporting, storing and gathering natural gas, EQM GP has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to EQM or its limited partners, including any duty to act in the best interests of EQM or its limited partners, other than the implied contractual covenant of good faith and fair dealing. EQM GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out EQM's purposes and to conduct EQM's business.

Capital Contributions

        EQM unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of EQM GP's right to contribute capital to maintain its 2.0% general partner interest if EQM issues additional units, please read "—Issuance of Additional Partnership Interests."

Voting Rights

        The following is a summary of the EQM unitholder vote required for the matters specified below. EQM general partner units are not deemed outstanding units for purposes of voting rights and such units represent a non-voting general partner interest in EQM. Matters requiring the approval of a "unit majority" require the approval of a majority of the outstanding EQM common units.

        In voting their common units, EQM GP and its affiliates will have no duty or obligation whatsoever to EQM or the limited partners, including any duty to act in the best interests of EQM or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by EQM's general partner without the approval of EQM's unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of EQM's Partnership Agreement."

Merger of EQM or the sale of all or substantially all of EQM's assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of EQM	Unit majority. Please read "—Termination and Dissolution."
Continuation of EQM's business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of EQM's general partner

Under most circumstances, the approval of EQM's unitholders holding at least a majority of EQM's outstanding common units, excluding common units held by EQM GP and its affiliates, is required for the withdrawal of EQM GP prior to June 30, 2022 in a manner that would cause a dissolution of EQM's partnership. Please read "—Withdrawal or Removal of the General Partner."

Removal of EQM's general partner	Not less than 66 2/3% of the outstanding EQM units, voting as a single class, including units held by EQM GP and its affiliates. Please read "—Withdrawal or Removal of the General Partner."
Transfer of the general partner interest

EQM GP may transfer all, but not less than all, of its general partner interest in EQM without a vote of EQM's unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding EQM common units, excluding common units held by EQM GP and its affiliates, is required in other circumstances for a transfer of EQM's general partner interest to a third party prior to June 30, 2022. Please read "—Transfer of General Partner Units."

Transfer of incentive distribution rights	EQM GP may transfer any or all of the incentive distribution rights without a vote of EQM's unitholders to an affiliate or another person. Please read "—Transfer of Incentive Distribution Rights."
Reset of incentive distribution levels	No approval right.
Transfer of ownership interests EQM's general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of EQM's business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of EQM's partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to EQM for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace EQM's general partner;

  •
  to approve some amendments to EQM's partnership agreement; or

  •
  to take other action under EQM's partnership agreement;

constituted "participation in the control" of EQM's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for EQM's obligations under the laws of Delaware, to the same extent as EQM's general partner. This liability would extend to persons who transact business with EQM who reasonably believe that the limited partner is a general partner. Neither EQM's partnership agreement nor the Delaware Act specifically provides for legal recourse against EQM's general partner if a limited partner were to lose limited liability through any fault of EQM's general partner. While this does not mean that a limited partner could not seek legal recourse, EQM knows of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        EQM's subsidiaries conduct business in several states and EQM may have subsidiaries that conduct business in other states in the future. Maintenance of EQM's limited liability as a limited partner of its operating subsidiaries may require compliance with legal requirements in the jurisdictions in which its operating subsidiaries conduct business, including qualifying its subsidiaries to do business there.

        Limitations on the liability of limited partners or members for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of EQM's interest in its operating subsidiaries or otherwise, it were determined that EQM was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to EQM's partnership agreement, or to take other action under EQM's partnership agreement constituted "participation in the control" of EQM's business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for EQM's obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. EQM will operate in a manner that its general partner considers reasonable and necessary or appropriate to preserve the limited liability of EQM's limited partners.

Issuance of Additional Partnership Interests

        EQM's partnership agreement authorizes EQM to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by EQM GP without the approval of its unitholders.

        It is possible that EQM will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units EQM issues will be entitled to share equally with the then-existing holders of EQM common units in EQM's distributions of available cash. In addition, the issuance by EQM of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of EQM common units in EQM's net assets.

        In accordance with Delaware law and the provisions of EQM's partnership agreement, EQM may also issue additional partnership interests that, as determined by EQM GP, may have special voting rights to which the EQM common units are not entitled. In addition, EQM's partnership agreement does not prohibit the issuance by EQM's subsidiaries of equity interests, which may effectively rank senior to EQM's common units.

        Upon issuance of additional limited partner interests (other than the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), EQM GP will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in EQM. EQM GP's 2.0% interest in EQM will be reduced if EQM issues additional units in the future and EQM GP does not contribute a proportionate amount of capital to EQM to maintain its 2.0% general partner interest. Moreover, EQM GP will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase EQM common units or other partnership interests whenever, and on the same terms that, EQM issues those interests to persons other than EQM GP and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by EQM common units that existed immediately prior to each issuance. The other holders of EQM common units will not have preemptive rights to acquire additional EQM common units or other partnership interests.

Amendment of EQM's Partnership Agreement

General

        Amendments to EQM's partnership agreement may be proposed only by EQM GP. However, EQM GP will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to EQM or the limited partners, including any duty to act in the best interests of EQM or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, EQM GP is required to seek written approval of the holders of the number of EQM units required to approve the amendment or call a meeting of the EQM limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by EQM to EQM GP or any of its affiliates without its consent, which consent may be given or withheld at its option.

        The provisions of EQM's partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding EQM units voting together as a single class (including units owned by EQM GP and its affiliates). Upon completion of this offering, EQT and its affiliates, including us, will own approximately 34.4% of EQM's outstanding common units.

No Unitholder Approval

        EQM GP may generally make amendments to EQM's partnership agreement without the approval of any EQM limited partner to reflect:

  •
  a change in EQM's name, the location of EQM's principal office, EQM's registered agent or EQM's registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with EQM's partnership agreement;

  •
  a change that EQM GP determines to be necessary or appropriate to qualify or continue to qualify EQM as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither EQM nor any of EQM's subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of EQM's counsel, to prevent EQM or EQM GP or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

  •
  an amendment that EQM GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

  •
  any amendment expressly permitted in EQM's partnership agreement to be made by EQM GP acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of EQM's partnership agreement;

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  any amendment that EQM GP determines to be necessary or appropriate to reflect and account for the formation by EQM of, or EQM's investment in, any corporation, partnership or other entity, in connection with EQM's conduct of activities permitted by EQM's partnership agreement;

  •
  a change in EQM's fiscal year or taxable year and any other changes that EQM GP determines to be necessary or appropriate as a result of such change;

  •
  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, EQM GP may make amendments to EQM's partnership agreement without the approval of any limited partner if EQM GP determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

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  are necessary or appropriate for any action taken by EQM GP relating to splits or combinations of units under the provisions of EQM's partnership agreement; or

  •
  are required to effect the intent of the provisions of EQM's partnership agreement or are otherwise contemplated by EQM's partnership agreement.

Opinion of Counsel and Unitholder Approval

        For amendments of the type not requiring unitholder approval, EQM GP will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to EQM's partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless EQM first obtains such an opinion.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove EQM GP or call a meeting of EQM unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove EQM GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of EQM unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of EQM requires the prior consent of EQM GP. However, EQM GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to EQM or its limited partners, including any duty to act in the best interest of EQM or its limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, EQM's partnership agreement generally prohibits EQM GP without the prior approval of the holders of a unit majority, from causing EQM to, among other things, sell, exchange or otherwise dispose of all or substantially all of EQM's assets in a single transaction or a series of related transactions. EQM GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of EQM's assets without that approval. EQM GP may also sell any or all of EQM's assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, EQM GP may consummate any merger with another limited liability entity without the prior approval of EQM's unitholders if EQM is the surviving entity in the transaction, EQM GP has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to EQM's partnership agreement requiring unitholder approval, each of EQM's units will be an identical unit of EQM's partnership following the transaction, and the partnership interests to be issued by EQM in such merger do not exceed 20% of EQM's outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in EQM's partnership agreement are satisfied, EQM GP may convert EQM or any of EQM's subsidiaries into a new limited liability entity or merge EQM or any of EQM's subsidiaries into, or convey all of EQM's assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in EQM's legal form into another limited liability entity, EQM GP has received an opinion of counsel regarding limited liability and tax matters, and EQM GP determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in EQM's partnership agreement. The EQM unitholders are not entitled to dissenters' rights of appraisal under EQM's partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of EQM's assets or any other similar transaction or event.

Dissolution

        EQM will continue as a limited partnership until dissolved under EQM's partnership agreement. EQM will dissolve upon:

  •
  the election of EQM GP to dissolve EQM, if approved by the holders of units representing a unit majority;

  •
  there being no limited partners, unless EQM is continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of EQM's partnership; or

  •
  the withdrawal or removal of EQM GP or any other event that results in its ceasing to be EQM GP, other than by reason of a transfer of its general partner interest in accordance with EQM's partnership agreement or withdrawal or removal followed by approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue EQM's business on the same terms and conditions described in EQM's partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to EQM's receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither EQM nor any of EQM's subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon EQM's dissolution, unless EQM is continued as a new limited partnership, the liquidator authorized to wind up EQM's affairs will act with all of the powers of EQM GP that are necessary or appropriate to liquidate EQM's assets and apply the proceeds of the liquidation. The liquidator may defer liquidation or distribution of EQM's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to EQM's partners.

Withdrawal or Removal of the General Partner

        Except as described below, EQM GP has agreed not to withdraw voluntarily as EQM's general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of EQM's outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, EQM GP may withdraw as general partner without first obtaining approval of any EQM unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of EQM's partnership agreement. Notwithstanding the information above, EQM GP may withdraw without EQM unitholder approval upon 90 days' notice to the limited partners if at least 50% of EQM's outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, EQM's partnership agreement permits EQM GP in some instances to sell or otherwise transfer all of its general partner interest in EQM without the approval of the EQM unitholders. Please read "—Transfer of Ownership Interests in the General Partner" and "—Transfer of Incentive Distribution Rights."

        Upon voluntary withdrawal of EQM GP by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, EQM will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue EQM's business by appointing a successor general partner. Please read "—Dissolution."

        EQM GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of EQM's outstanding units, voting together as a single class, including units held by EQM GP and its affiliates, and EQM receives an opinion of counsel regarding limited liability and tax matters. Any removal of EQM GP is also subject to the approval of a successor general partner by the vote of the holders of a majority of EQM's outstanding common units. The ownership of more than 33 1/3% of EQM's outstanding units by EQM GP and its affiliates would give them the practical ability to prevent EQM GP's removal. At the closing of this offering, EQT, which owns EQM GP, and its affiliates will own         % of EQM's outstanding common units.

        EQM's partnership agreement also provides that if EQM GP is removed as the general partner under circumstances where cause does not exist and units held by EQM GP and its affiliates are not voted in favor of that removal, EQM GP will have the right to convert its general partner interest and its incentive distribution rights into EQM common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates EQM's partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into EQM common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, EQM will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for EQM's benefit.

Transfer of General Partner Units

        Except for transfer by EQM GP of all, but not less than all, of its general partner units to:

  •
  an affiliate of EQM GP (other than an individual); or

  •
  another entity as part of the merger or consolidation of EQM GP with or into such entity or the transfer by EQM GP of all or substantially all of its assets to such entity,

EQM GP may not transfer all or any of its general partner units to another person prior to June 30, 2022 without the approval of the holders of at least a majority of the outstanding EQM common units, excluding EQM common units held by EQM GP and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of EQM GP, agree to be bound by the provisions of EQM's partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, EQM GP may at any time, transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

        At any time, EQT and its affiliates may sell or transfer all or part of their membership interest in EQM GP, or their membership interest in us, as the sole member of EQM GP, to an affiliate or third party without the approval of EQM's unitholders.

Transfer of Incentive Distribution Rights

        At any time, EQM GP may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of EQM's unitholders.

Change of Management Provisions

        EQM's partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove EQT Midstream Services, LLC as the general partner or otherwise change EQM's management. If any person or group other than EQM GP and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from EQM GP or its affiliates and any transferees of that person or group who are notified by EQM GP that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of EQM GP.

        EQM's partnership agreement also provides that if EQM GP is removed as the general partner under circumstances where cause does not exist and units held by EQM GP and its affiliates are not voted in favor of that removal, EQM GP will have the right to convert its general partner units and its incentive distribution rights into EQM common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

Limited Call Right

        If at any time EQM GP and its affiliates own more than 80% of the then-issued and outstanding EQM limited partner interests of any class, EQM GP will have the right, which it may assign in whole or in part to any of its affiliates or to EQM, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by EQM GP, on at least 10 but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either of EQM GP or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which EQM GP first mails notice of its election to purchase those limited partner interests; and

  •
  the current market price calculated in accordance with EQM's partnership agreement as of the date three business days before the date the notice is mailed.

        As a result of EQM GP's right to purchase outstanding limited partner interests, a holder of EQM limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than an EQM unitholder may anticipate the market price to be in the future. The tax consequences to an EQM unitholder of the exercise of this call right are the same as a sale by that unitholder of his EQM common units in the market.

Redemption of Ineligible Holders

        In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by EQM's subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, EQM GP, acting on EQM's behalf, may at any time require any or all EQM unitholders to certify that such unitholder or its respective transferee is an entity:

  •
  whose, or whose owners', U.S. federal income tax status (or lack of proof of U.S. federal income tax status) does not have or is not reasonably likely to have, as determined by EQM GP, a material adverse effect on the rates that can be charged to customers with respect to assets that are subject to regulation by the FERC; or

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  as to whom EQM GP cannot make the determination above, if EQM GP determines that it is in the best interest of EQM to permit such individual or entity to own interests in EQM.

        Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property in which EQM has an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, EQM GP may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

        The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner EQM GP determines is necessary or appropriate to implement its original purpose.

        If a unitholder fails to furnish the certification or other requested information with 30 days or if EQM GP determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, EQM will have the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

        The purchase price will be paid in cash or by delivery of a promissory note, as determined by EQM GP. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of EQM units on the record date will be entitled to notice of, and to vote at, meetings of EQM's limited partners and to act upon matters for which approvals may be solicited.

        EQM GP does not anticipate that any meeting of EQM unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the EQM unitholders may be taken either at a meeting of the unitholders or, if authorized by EQM GP, without a meeting if consents in writing describing the action so taken are signed by holders of the number of EQM units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the EQM unitholders may be called by EQM GP or by EQM unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. EQM unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the EQM unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in EQM, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than EQM GP and its affiliates, a direct transferee of EQM GP and its affiliates or a transferee of such direct transferee who is notified by EQM GP that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of EQM units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of EQM unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. EQM common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under EQM's partnership agreement will be delivered to the record holder by EQM or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with EQM's partnership agreement, each transferee of EQM common units shall be admitted as a limited partner with respect to the EQM common units transferred when such transfer and admission is reflected in EQM's register. Except as described under

"—Limited Liability," the EQM common units will be fully paid, and EQM unitholders will not be required to make additional contributions.

Indemnification

        Under EQM's partnership agreement, in most circumstances, EQM will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  EQM GP;

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  any departing general partner;

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  any person who is or was an affiliate of a general partner or any departing general partner;

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  any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of EQM's subsidiaries, EQM or any entity set forth in the preceding three bullet points;

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  any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to EQM or any of EQM's subsidiaries at the request of EQM GP or any departing general partner or any of their affiliates; and

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  any other person designated by EQM GP.

        Any indemnification under these provisions will only be out of EQM's assets. Unless it otherwise agrees, EQM GP will not be personally liable for, or have any obligation to contribute or lend funds or assets to EQM to enable EQM to effectuate, indemnification. EQM will purchase insurance against liabilities asserted against and expenses incurred by persons for EQM's activities, regardless of whether EQM would have the power to indemnify the person against such liabilities under its partnership agreement.

Reimbursement of Expenses

        EQM's partnership agreement requires EQM to reimburse EQM GP for all direct and indirect expenses it incurs or payments it makes on EQM's behalf and all other expenses allocable to EQM or otherwise incurred by EQM GP in connection with operating EQM's business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for EQM or on EQM's behalf and expenses allocated to EQM GP by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to EQM.

Books and Reports

        EQM GP is required to keep appropriate books of EQM's business at EQM's principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, EQM's fiscal year is the calendar year.

        EQM will mail or make available to record holders of EQM common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by EQM's independent public accountants. Except for EQM's fourth quarter, EQM will also mail or make available summary financial information within 50 days after the close of each quarter.

        EQM will furnish each record holder of an EQM unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. EQM's ability to furnish this summary information to its unitholders will depend on the cooperation of such unitholders in supplying EQM with specific information. Every EQM unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies EQM with information.

Right to Inspect EQM's Books and Records

        EQM's partnership agreement provides that an EQM limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each EQM record holder;

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  copies of EQM's partnership agreement and EQM's certificate of limited partnership and all amendments thereto; and

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  certain information regarding the status of EQM's business and financial condition.

        EQM GP may, and intends to, keep confidential from EQM limited partners, trade secrets or other information the disclosure of which EQM GP determines is not in EQM's best interests or that EQM is required by law or by agreements with third parties to keep confidential. EQM's partnership agreement limits the right to information that an EQM limited partner would otherwise have under Delaware law.

Registration Rights

        Under EQM's partnership agreement, EQM has agreed to register for resale under the Securities Act and applicable state securities laws any EQM common units or other partnership interests proposed to be sold by EQM GP or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of EQT Midstream Services, LLC as general partner. EQM is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby, assuming the underwriters do not exercise their option to purchase additional units and an initial offering price of $            per common unit, EQT and its affiliates will hold an aggregate of            common units. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. However, any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by our affiliates to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1.0% of the total number of the class of securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 by our affiliates are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

        Our partnership agreement provides that we may issue an unlimited number of partnership interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement of EQT GP Holdings, LP—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years after it ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Our general partner and its affiliates also may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

Lock-Up Agreements

        We, EQT, our general partner and the directors and executive officers of our general partner as well as all participants in the directed unit program have agreed with the underwriters not to sell or offer to sell any common units for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read "Underwriting."

Registration Statement on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under our general partner's long-term incentive plan. We expect to file this registration statement as soon as practicable after this offering. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the Code), existing and proposed Treasury regulations promulgated under the Code (the Treasury Regulations) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to EQT GP Holdings, LP and our combined subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, partnerships and entities treated like partnerships for federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs), employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, and does not comment on local or foreign, tax consequences. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of our common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us and by EQM.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Pursuant to Code Section 731, distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and other products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property, gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income and our allocable share of such income from EQM. We estimate that less than        % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us, by EQM, and by our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of Baker Botts L.L.P. on such matters. It is the opinion of Baker Botts L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  We and EQM will be classified as partnerships for federal income tax purposes; and

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  Each of our and EQM's operating subsidiaries other than EQT Midstream Finance Corporation will be disregarded as an entity separate from us or EQM, as applicable, or will be treated as a partnership for federal income tax purposes.

        In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us, EQM, and our general partner. The representations made by us, by EQM, and by our general partner upon which Baker Botts L.L.P. has relied include, without limitation:

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  Neither we nor EQM nor any of the operating subsidiaries of us or EQM other than EQT Midstream Finance Corporation has elected to be treated or will elect to be treated as a corporation; and

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  For every taxable year, more than 90% of our and EQM's gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation for federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. Moreover, if EQM were taxed as a corporation in any taxable year, our share of EQM's items of income, gain, loss and deduction would generally not be passed through to us, and EQM would be subject to tax on its income at corporate rates. In addition, pursuant to Code Section 301, any distribution made to a unitholder (or by EQM to us, as applicable) would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units (or, if applicable, our tax basis in our interest in EQM), or taxable capital gain, after the unitholder's tax basis in his common units (or, if applicable, our tax basis in our interest in EQM) is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Baker Botts L.L.P.'s opinion that we and EQM will each be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who are admitted as limited partners of EQT GP Holdings, LP will be treated as partners of EQT GP Holdings, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of EQT GP Holdings, LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the tax consequences of holding common units in EQT GP Holdings, LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in EQT GP Holdings, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to common unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

        Pursuant to Code Section 731, distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, Section 465 of the Code requires the recapture of any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities under Section 752 of the Code, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed with respect to that period. However, the ratio of taxable income to distributions for any single year in the projection period may be higher or lower. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the unitholders will increase. Moreover, if EQM is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase, and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the initial quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

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  EQM's gross income from operations exceeds the amount required to make minimum quarterly distributions on all of EQM's units, yet EQM only distributes the minimum quarterly distributions on its units; or

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  EQM makes a future offering of common units and uses the proceeds of this offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to EQM's assets at the time of this offering.

Basis of Common Units

        A unitholder's initial tax basis for his common units will be determined under Sections 722, 742 and 752 of the Code and will generally equal the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased under Section 705 of the Code by his share of our income and by any increases in his share of our nonrecourse liabilities and decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value," as defined in Treasury Regulations under Section 752 of the Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Limitations on Deductibility of Losses

        Under Sections 704 and 465 of the Code, the deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations of Code Section 469 generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        The application of the requirement that the passive loss limitations are applied separately with respect to each publicly traded partnership to one of our unitholders who is also an EQM unitholder is uncertain. It is possible that amounts allocated to one of our unitholders that are attributable to our interest in EQM may be combined with amounts allocated directly to our unitholder. Alternatively, such amounts may need to be treated as attributable to interests in separate publicly traded partnerships. If you hold interests in both us and EQM, you should consult your own tax advisor regarding the application of the passive loss rules.

Limitations on Interest Deductions

        Section 163 of the Code generally limits the deductibility of a non-corporate taxpayer's "investment interest expense" to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated in Notice 88-75, 1988-2 C.B. 386, that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

        In general, under Section 704 of the Code, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us.

        Section 704(c) of the Code requires us to assign each asset contributed to us in connection with this offering a "book" basis equal to the fair market value of the asset at the time of this offering. Purchasers of units in this offering are entitled to calculate tax depreciation and amortization deductions and other relevant tax items with respect to our assets based upon that "book" basis, which effectively puts purchasers in this offering in the same position as if our assets had a tax basis equal to their fair market value at the time of this offering. In this context, we use the term "book" as that term is used in Treasury regulations under Section 704 of the Code. The "book" basis assigned to our assets for this purpose may not be the same as the book value of our property for financial reporting purposes.

        Upon any issuance of units by us after this offering, rules similar to those of Section 704(c) described above will apply for the benefit of recipients of units in that later issuance. This may have the effect of decreasing the amount of our tax depreciation or amortization deductions thereafter allocated to purchasers of units in this offering or of requiring purchasers of units in this offering to thereafter recognize "remedial income" rather than depreciation and amortization deductions.

        In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required under the Section 704(c) principles described above, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interests of all the partners in cash flows; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election," "—Disposition of Common Units—Allocations Between Transferors and Transferees," and "Uniformity of Units," allocations under our partnership agreement will be given effect under Section 704 of the Code for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Baker Botts L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced in the preamble to certain temporary regulations, 53 FR 34488-01, 1988-2 C.B. 346, that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. For many but not all noncorporate taxpayers, the current minimum tax is 26% on the first $185,400 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

        The highest marginal U.S. federal income tax rates applicable to ordinary income and long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals currently are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        Section 1411 of the Code imposes a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We will make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets, or inside basis, under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us, including a purchaser of units in this offering. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets, or common basis, and (ii) his Section 743(b) adjustment to that basis.

        The timing of deductions attributable to a Section 743(b) adjustment to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read "—Allocation of Income, Gain, Loss and Deduction." The timing of these deductions may affect the uniformity of our units. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to tangible assets owned by us or by EQM to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

Initial Tax Basis, Depreciation and Amortization

        The tax basis of our and EQM's assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Under Section 704 of the Code, the federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Part or all of the goodwill, going concern value and other intangible assets we acquire in connection with this offering may not produce any amortization deductions because of the application of the anti-churning restrictions of Section 197 of the Code. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

        If we or EQM dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules under Section 1245 or Section 1250 of the Code and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or EQM owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized under Section 709 of the Code and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our or EQM's assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 20%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we or EQM own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS ruled in Rev. Rul. 84-53,1984-1 C.B. 159, that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Section 1259 of the Code can affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Even though the Department of the Treasury and the IRS have issued proposed Treasury Regulations under Section 706 of the Code that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for any quarter will be allocated items of our income, gain, loss and deductions attributable to the month of sale but will not be entitled to receive that cash distribution.

Notification Requirements

        A unitholder who sells any of his units is generally required by regulations under Section 6050K of the Code to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required under Section 743 of the Code to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a sale may lead to the imposition of penalties under Section 6723 of the Code. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

        We will be considered under Section 708 of the Code to have terminated our tax partnership for federal income tax purposes upon the sale or exchange of our interests that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced in an Industry Director Communication, LMSB-04-0210-006, a relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

        A constructive termination of us as a partnership for federal income tax purposes as described above may result in the termination of EQM as a partnership for federal income tax purposes due to the deemed transfer of our interests in EQM as a result of our termination. If EQM determines that there have occurred sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in its capital and profits within a twelve-month period, whether as a result of our termination or otherwise, EQM would be treated as having terminated as a partnership for federal income tax purposes. A constructive termination of EQM as a partnership for federal income tax purposes could result in a deferral of depreciation deductions allowable in computing its taxable income, which would affect our share of the taxable income of EQM and, therefore, could increase the amount of taxable income to be allocated to our unitholders. Although the amount of the increase cannot be estimated because it depends upon numerous factors, including the time of the termination, the amount could be material.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have an impact upon the value of our units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units from another unitholder may affect the uniformity of our units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        For example, some types of depreciable assets are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code). If we were to acquire any assets of that type, the timing of a unit purchaser's deductions with respect to

Section 743(b) adjustments to the common basis of those assets might differ depending upon when and to whom the unit he purchased was originally issued. We do not currently expect to acquire any assets of that type. However, if we were to acquire a material amount of assets of that type, we intend to adopt tax positions as to those assets that will not result in any such lack of uniformity. Any such tax positions taken by us might result in allocations to some unitholders of smaller depreciation deductions than they would otherwise be entitled to receive. Baker Botts L.L.P. has not rendered an opinion with respect to those types of tax positions. Moreover, the IRS might challenge those tax positions. If we took such a tax position and the IRS successfully challenged the position, the uniformity of our units might be affected, and the gain from the sale of our units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax under Section 511 of the Code on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Please read "Investment in EQT GP Holdings, LP By Employee Benefit Plans."

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered under Section 875 of the Code to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax under Section 884 of the Code at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under Rev. Rul. 91-32, 1991-1 C.B. 107, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 100 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities under Section 6221 of the Code for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS pursuant to Section 6222 of the Code identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the U.S. (FDAP Income), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the U.S. (Gross Proceeds) paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. An intergovernmental treaty, diplomatic note or similar tax agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements.

        These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required under Section 6031 of the Code to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  a statement regarding whether the beneficial owner is:

  •
  a person that is not a U.S. person;

  •
  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required under Section 6031 of the Code to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by Section 6722 of the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed under Section 6662 of the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200% or more (or 50% or less) of the amount determined under Code Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required under Treasury Regulations under Section 6011 of the Code and related provisions to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or EQM do business or own property or in which you are a resident. We, through EQM, currently do business or own property in Pennsylvania and West Virginia and will be expanding into Ohio with the OVC, each of which currently impose a personal income tax on individuals. Each of these states also impose an income or gross receipts tax on corporations and other entities. Moreover, we or EQM may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we or EQM do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN OUR COMMON UNITS BY EMPLOYEE BENEFIT PLANS

        An investment in our common units by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, as well as the prohibited transaction restrictions imposed by Section 4975 of the Code, and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Code (collectively, Similar Laws). As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax-deferred annuities, IRAs and other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

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  whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Code and other applicable Similar Laws (see the discussion under "—Prohibited Transaction Issues" below);

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  whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (see the discussion under "—Plan Asset Issues" below); and

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  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors."

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in our common units is authorized by the appropriate governing instruments and whether such investment is otherwise a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and certain IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions, referred to as prohibited transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the employee benefit plan or

IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Plan Asset Issues

        In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Under these regulations, an entity's underlying assets generally would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by the employee benefit plan are "publicly offered securities"—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, "freely transferable" (as defined in the applicable Department of Labor regulations), and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

  •
  the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

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  there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in an entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates, and certain other persons is held by employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code and IRAs.

        With respect to an investment in our common units, we believe that our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first two clauses above and may also satisfy the requirements in clause three above (although we do not monitor the level of investment by benefit plan investors as required for compliance with clause three).

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Code and Similar Laws.

 UNDERWRITING

        Barclays Capital Inc. is acting as representative of the underwriters and sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from the selling unitholder the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.

Total

        The underwriting agreement provides that the underwriters' obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

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  the representations and warranties made by us and the selling unitholder to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

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  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions the selling unitholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to the selling unitholder for the common units.

	No Exercise	Full Exercise
Per Common Unit	$	$
Total	$	$

        The representative has advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per common unit. After the offering, the representative may change the offering price and other selling terms.

        The expenses of the offering that are payable by EQT are estimated to be approximately $            (excluding underwriting discounts and commissions).

Option to Purchase Additional Common Units

        The selling unitholder has granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of          common units from the selling unitholder at the public offering price less underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, all of the directors and executive officers of our general partner and the selling unitholder have agreed that, for a period of 180 days after the date of this prospectus subject to certain limited exceptions as described below, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc., (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units (other than the common units issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus), or sell or grant options, rights or warrants with respect to any common units or securities convertible into or exchangeable for common units (other than the grant of options pursuant to option plans existing on the date of this prospectus), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

If:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the 180-day restricted period described above will be extended (and the restrictions above will continue to apply) until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless Barclays Capital Inc. (in its sole discretion) confirms to us in writing that such extension will not be required.

        Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

Directed Unit Program

        At our request, the underwriters have reserved up to        % of the common units for sale at the initial public offering price to the officers, directors and employees of our general partner and its affiliates and certain other persons associated with us, as designated by us, through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Except for certain directors and executive officers of our general partner who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person purchasing common units through the directed unit program has agreed that, for a period of       days from the date of this prospectus, he or she will not, without the prior written consent of Barclays Capital Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units with respect to units purchased in the program. For certain directors and executive officers of our general partner purchasing common units through the directed unit program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Barclays Capital Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of executive officers and directors of our general partner, shall be with notice. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We and the selling unitholder have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

Offering Price Determination

        Prior to this offering, there has been no public market for our common units. The initial public offering price was negotiated between us, the selling unitholder and the representative. In determining the initial public offering price of our common units, the representative considered:

  •
  the history and prospects for the industry in which we and EQM compete;

  •
  our financial information;

  •
  the ability of our management and our and EQM's business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded generally comparable companies.

Indemnification

        We and the selling unitholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we, the selling unitholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing on the NYSE

        We intend to apply to list our common units on the NYSE under the symbol "EQGP".

Discretionary Sales

        The underwriters have informed us that they do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.

Stamp Taxes

        If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our respective affiliates, for which they received or may in the future receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours and our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common units offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Switzerland

        The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors ("Regulated Qualified Investors"), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended. Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common units may only be made to persons (the "Exempt Investors"), who are:

          (a)   "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

          (b)   "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

        The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of

Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

        This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

 LEGAL MATTERS

        The validity of the common units will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The combined financial statements of EQT GP Holdings Predecessor at December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The balance sheet of EQT GP Holdings, LP as of January 31, 2015 appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website.

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at www.eqtmidstreampartners.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

 FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain certain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecast future events. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "could," "would," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include the matters discussed in "Business—EQM's Strategies" and "Management's Discussion and Analysis—General Trends and Outlook" and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of us and our subsidiaries and affiliates, including guidance regarding EQM's transmission and storage and gathering revenue and volume growth; revenue projections; the weighted average contract life of transmission, storage and gathering contracts; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering expansion projects); the timing, cost, capacity and expected interconnections with facilities and pipelines of the OVC and MVP projects; the ultimate terms, partners and structure of the MVP joint venture; EQM's assumption of EQT Corporation's interest in the MVP joint venture; natural gas production growth in EQM's operating areas for EQT Corporation and third parties; asset acquisitions, including EQM's ability to complete any asset acquisitions from EQT Corporation or third parties; the amount and timing of distributions, including expected increases; the effect of the AVC facilities lease on distributable cash flow; future projected AVC lease payments; projected operating and capital expenditures, including the amount of capital expenditures reimbursable by EQT Corporation; liquidity and financing requirements, including sources and availability; the effects of government regulation and litigation; and tax position. The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

        Additionally, factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  actions taken by third-party operators, processors and transporters;

  •
  production from EQT and third parties in EQM's areas of operation;

  •
  the demand for natural gas storage, transportation and gathering services;

  •
  our ability to successfully implement our business plan;

  •
  our ability to complete internal growth projects on time and on budget;

  •
  the price and availability of debt and equity financing;

  •
  the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

  •
  competition from the same and alternative energy sources;

  •
  energy efficiency and technology trends;

  •
  operating hazards and other risks incidental to transporting, storing and gathering natural gas;

  •
  natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  interest rates;

  •
  labor relations;

  •
  large customer defaults;

  •
  changes in tax status;

  •
  the effects of existing and future laws and governmental regulations;

  •
  the effects of future litigation; and

  •
  certain factors discussed elsewhere in this prospectus.

        Any forward-looking statement speaks only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise other than pursuant to the securities laws.

        In reviewing any agreements incorporated by reference in or filed with the registration statement of which this prospectus forms a part, please remember that such agreements are included to provide information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us or EQM. The agreements may contain representations and warranties by us or EQM, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to such agreements should those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs of us or our affiliates as of the date they were made or at any other time.

EQT GP HOLDINGS, LP
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma condensed combined financial statements of EQT GP Holdings, LP (EQGP) as of and for the year ended December 31, 2014 should be read in conjunction with the accompanying notes. These statements are derived from the historical audited combined financial statements of EQT GP Holdings Predecessor (the Predecessor) and should be read in conjunction with those financial statements and accompanying notes. These unaudited pro forma condensed combined financial statements have been prepared to reflect the results of operations of EQGP following the formation and initial public offering (the Offering) and related transactions described below. The unaudited pro forma condensed combined financial statements have been prepared as if the transactions to be effected at the closing of the Offering occurred on December 31, 2014, in the case of the pro forma condensed combined balance sheet and as of January 1, 2014, in the case of the pro forma combined statement of operations for the year ended December 31, 2014.

        EQGP was formed in January 2015 as a Delaware limited partnership and wholly owned subsidiary of EQT Gathering Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of EQT Corporation. EQGP was formed to own certain partnership interests in EQT Midstream Partners, LP. For purposes of these unaudited pro forma condensed combined financial statements, "EQM" refers to EQT Midstream Partners, LP together with its subsidiaries. "EQM GP" refers to EQT Midstream Services, LLC, the general partner of EQM, which will be a subsidiary of EQGP following the consummation of the transactions described in "Prospectus Summary—Our Structure." "EQM LP" refers to EQT Midstream Investments, LLC, a subsidiary of EQT that that holds EQT's limited partner interests in EQM and will merge into EQGP in connection with the transactions described in "Prospectus Summary—Our Structure." "EQT" refers to EQT Corporation and its consolidated subsidiaries, excluding EQGP.

        Upon completion of the Offering contemplated in this prospectus, EQGP will be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal and state income taxes.

        The unaudited pro forma condensed combined balance sheet and the unaudited pro forma combined statement of operations were derived by adjusting the historical audited financial statements of the Predecessor. The adjustments, as discussed in detail in Note 2—Pro Forma Adjustments and Assumptions, are based on currently available information and certain estimates and assumptions. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that would have occurred if EQGP had completed the contemplated transactions at the closing of its initial public offering on the dates indicated, nor are they indicative of the future operating results of EQGP. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable and give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial data.

        The unaudited pro forma condensed combined financial statements give effect to the following transactions:

  •
  The consummation of the transactions described under "Prospectus Summary—Our Structure"; and

  •
  The sale of              of our common units by EQT Gathering Holdings to the public, representing a      % limited partner interest in us.

EQT GP HOLDINGS, LP

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

YEAR ENDED DECEMBER 31, 2014

	EQT GP Holdings Predecessor Historical	Pro Forma Adjustments	EQT GP Holdings, LP Pro Forma
Operating revenues	$392,959	$—		$392,959
Operating expenses:
Operating and maintenance	45,434	—		45,434
Selling, general and administrative	37,190	—		37,190
Depreciation and amortization	36,599	—		36,599

Total operating expenses	119,223	—		119,223

Operating income	273,736	—		273,736
Other income	2,349	—		2,349
Interest expense	30,856	—		30,856

Income before income taxes	245,229	—		245,229
Income tax expense	51,370	(38,914)[b]		12,456

Net income	193,859	38,914		232,773
Net income attributable to noncontrolling interests	124,025	—		124,025

Net income attributable to EQT GP Holdings, LP	$69,834	$38,914		$108,748

Limited Partners' Interest in Net Income:
Net income attributable to EQT GP Holdings, LP				$108,748
Less: pre-acquisition income allocated to EQT				20,151

Limited partners' interest in net income				$88,597
Net income per common unit—basic and diluted			$
Weighted average number of common units outstanding—basic and diluted

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT GP HOLDINGS, LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2014

	EQT GP Holdings Predecessor Historical	Pro Forma Adjustments	EQT GP Holdings, LP Pro Forma
ASSETS
Cash and cash equivalents	$171,291	$—	$171,291
Accounts receivable, net	16,492	—	16,492
Accounts receivable—affiliate	37,435	—	37,435
Other current assets	870	—	870
Net property plant & equipment	1,222,961	—	1,222,961
Deferred income taxes, net	337,327	(337,327)[b]	—
Other assets	18,057	—	18,057

TOTAL ASSETS	$1,804,433	$(337,327)	$1,467,106

LIABILITIES, EQUITY AND PARTNERS' CAPITAL
Accounts payable	$36,973	$—	$36,973
Due to related party	409,602	(375,931)[b]	33,671
Other current liabilities	17,393	—	17,393
Long-term debt	492,633	—	492,633
Lease obligation	143,828	—	143,828
Other long-term liabilities	7,111	—	7,111
Common unitholders—public	—	300,000 [a]	300,000
		—
Common unitholders—EQT	—	(1,051,843)[c]	(1,351,843)
		(300,000)[a]
Partners' capital	(1,090,447)	38,604 [b]	—
		1,051,843 [c]
Noncontrolling interests	1,787,340	—	1,787,340

TOTAL LIABILITIES, EQUITY AND PARTNERS' CAPITAL	$1,804,433	$(337,327)	$1,467,106

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT GP HOLDINGS, LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

        The historical financial information is derived from the audited historical combined financial statements of EQT GP Holdings Predecessor. The pro forma adjustments have been prepared to present the impact of transactions described in this prospectus, including those to be effected at the closing of the initial public offering of EQT GP Holdings, LP (EQGP) as if such transactions occurred on December 31, 2014, in the case of the unaudited pro forma condensed combined balance sheet, and as of January 1, 2014 in the case of the pro forma combined statement of operations. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

        Upon completion of this offering, EQGP anticipates incremental selling, general and administrative expenses of approximately $2.5 million per year as a result of becoming a publicly traded partnership, including expenses associated with annual and quarterly reporting; tax return and schedule K-1 preparation and distribution expenses; Sarbanes Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. The unaudited pro forma condensed combined financial statements do not reflect these incremental selling, general and administrative expenses.

        Additionally, upon completion of this offering, EQGP will adopt the EQT GP Services, LLC 2015 Long-Term Incentive Plan for the employees, directors and consultants of our general partner and its affiliates including EQM, who perform services for us. No additional expense related to this plan has been included as an adjustment in the unaudited pro forma condensed combined financial statements.

2. Pro Forma Adjustments and Assumptions

        The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments are provided as follows:

  (a)
  The sale of            common units by EQT Gathering Holdings to the public at an assumed initial public price of $      per common unit representing a      % limited partner interest in us. As described in "Use of Proceeds", EQGP will not receive any proceeds from the sale of the units in this Offering.

  (b)
  The elimination of current and deferred income taxes as a result of EQGP's partnership status for U.S. federal and state income tax purposes. As of December 31, 2014, the $375.9 million adjustment to due to related party eliminates the current income tax payable to EQT and the $337.3 million adjustment to deferred income taxes, net eliminates the cumulative deferred income tax balance. Income tax expense of $38.9 million was eliminated for the year ended December 31, 2014. The remaining income tax expense of $12.5 million relates to earnings generated by Jupiter prior to the Jupiter Acquisition and will not be eliminated subsequent to the closing of this offering.

  (c)
  The conversion of the Predecessor adjusted net partners' capital to EQT's common unitholder interest.

EQT GP HOLDINGS, LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Net Income per Common Unit

        Pro forma basic and diluted net income per common unit is calculated by dividing the limited partners' interest in net income by the number of common units expected to be outstanding at the closing of the Offering. Pro forma net income per common unit is calculated assuming that pro forma cash distributions are equal to the pro forma net income attributable to EQGP. Pro forma net income attributable to EQGP for periods prior to the acquisition of assets from EQT, through EQGP's partnership interests in EQM, is not allocated to the limited partners of EQGP for purposes of calculating pro forma net income per common unit. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of the closing of the initial public offering of the common units of EQGP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of EQT Corporation

        We have audited the accompanying combined balance sheets of EQT GP Holdings Predecessor (the Predecessor) as of December 31, 2014 and 2013 and the related combined statements of operations, equity and partners' capital, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of EQT GP Holdings Predecessor at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Pittsburgh, Pennsylvania
February 12, 2015

EQT GP HOLDINGS PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2014	2013	2012
	(Thousands)
Operating revenues (a):	$392,959	$303,712	$200,005
Operating expenses:
Operating and maintenance (b)	45,434	35,578	34,250
Selling, general and administrative (b)	37,190	29,101	21,202
Depreciation and amortization	36,599	25,924	19,531

Total operating expenses	119,223	90,603	74,983
Operating income	273,736	213,109	125,022
Other income	2,349	1,242	8,228
Interest expense (c)	30,856	1,672	2,944

Income before income taxes	245,229	212,679	130,306
Income tax expense	51,370	73,470	43,578

Net income	193,859	139,209	86,728
Net income attributable to noncontrolling interests	124,025	47,243	13,016

Net income attributable to EQT GP Holdings Predecessor	$69,834	$91,966	$73,712

(a)
Operating revenues included affiliate revenues from EQT Corporation and subsidiaries (collectively, EQT) of $245.1 million, $260.3 million and $169.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. In December 2013, EQT completed the sale of Equitable Gas Company, LLC (Equitable Gas Company) to PNG Companies LLC. As a result, revenues from Equitable Gas Company were reported as third party revenues in 2014. For the years ended December 31, 2013 and 2012, Equitable Gas Company revenues reported as affiliate revenues were $37.6 million and $36.8 million, respectively. See Note 4.

(b)
Operating and maintenance expense included charges from EQT Corporation and subsidiaries (collectively, EQT) of $23.9 million, $18.2 million and $16.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Selling, general and administrative expense included charges from EQT of $29.3 million, $24.8 million and $21.2 million for the years ended December 31, 2014, 2013 and 2012, respectively. See Note 4.

(c)
Interest expense for the years ended December 31, 2014 and 2013 included $19.9 million and $0.8 million, respectively, related to interest on a capital lease with an affiliate (see Note 11). Interest expense for the years ended December 31, 2012 included interest expense of $4.1 million on intercompany debt. See Note 4.

See notes to combined financial statements.

EQT GP HOLDINGS PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2014	2013	2012
	(Thousands)
Cash flows from operating activities:
Net income	$193,859	$139,209	$86,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,599	25,924	19,531
Deferred income taxes	(336,589)	(183,421)	17,641
Other income	(2,349)	(1,242)	(8,228)
Non-cash long term compensation expense	3,368	981	2,282
Non-cash adjustments	(1,520)	(680)	(2,508)
Changes in other assets and liabilities:
Accounts receivable	(8,029)	(4,720)	(10,825)
Accounts payable	3,680	(5,076)	(4,882)
Due to/from EQT affiliates	356,870	249,853	78,699
Other assets and other liabilities	11,667	559	(5,392)

Net cash provided by operating activities	257,556	221,387	173,046

Cash flows from investing activities:
Capital expenditures	(203,915)	(121,431)	(214,880)
Jupiter Acquisition—net assets from EQT	(168,198)	—	—

Net cash used in investing activities	(372,113)	(121,431)	(214,880)

Cash flows from financing activities:
Proceeds from the issuance of EQM common units, net of offering costs	902,467	529,442	276,780
Jupiter Acquisition—purchase price in excess of net assets from EQT	(952,802)	—	—
Sunrise Merger payment	—	(507,500)	—
Proceeds from short-term loans	450,000	—	—
Payments of short-term loans	(450,000)	—	—
Proceeds from the issuance of long-term debt	500,000	—	—
Retirements of long-term debt	—	—	(135,235)
Due to/from EQT	—	—	(49,657)
Investment by partners and net change in parent advances	(332,445)	(209,454)	317,674
Capital contributions	382	5,631	1,863
Distributions to noncontrolling interests	(67,819)	(32,782)	(5,032)
Payment of credit facility fees	(9,707)	—	(1,864)
Capital lease principal payments	(2,216)	—	—

Net cash (used in) provided by financing activities	37,860	(214,663)	404,529

Net change in cash and cash equivalents	(76,697)	(114,707)	362,695
Cash and cash equivalents at beginning of year	247,988	362,695	—

Cash and cash equivalents at end of year	$171,291	$247,988	$362,695

Cash paid during the year for:
Interest paid	$20,693	$939	$6,461

Non-cash activity during the year:
Non-cash distributions	$—	$—	$12,229
EQM limited partner and general partner units issued for acquisitions	$59,000	$32,500	$—
Capital lease asset/obligation	$9,161	$134,395	$—
Net settlement of current income taxes payable with EQT	$233,712	$13,276	$27,689
Deferred taxes related to public offering of EQM units	$—	$1,641	$5,368

See notes to combined financial statements.

EQT GP HOLDINGS PREDECESSOR

COMBINED BALANCE SHEETS

	Supplemental Unaudited Pro Forma December 31, 2014	December 31, 2014	December 31, 2013
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$171,291	$171,291	$247,988
Accounts receivable (net of allowance for doubtful accounts of $260 and $152 as of December 31, 2014 and 2013, respectively)	16,492	16,492	8,463
Accounts receivable—affiliate	37,435	37,435	23,620
Other current assets	870	870	1,033

Total current assets	226,088	226,088	281,104
Property, plant and equipment	1,423,490	1,423,490	1,163,683
Less: accumulated depreciation	(200,529)	(200,529)	(168,740)

Net property, plant and equipment	1,222,961	1,222,961	994,943
Deferred income taxes, net	337,327	337,327	—
Other assets	18,057	18,057	17,550

Total assets	$1,804,433	$1,804,433	$1,293,597

LIABILITIES, EQUITY AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$36,973	$36,973	$8,634
Due to related party	409,602	409,602	255,843
Distribution payable to EQT	45,116	—	—
Distribution payable to noncontrolling interests	22,845	—	—
Other current liabilities	17,393	17,393	5,044

Total current liabilities	531,929	463,968	269,521
Long-term debt	492,633	492,633	—
Lease obligation	143,828	143,828	133,733
Deferred income taxes, net	—	—	402
Other long-term liabilities	7,111	7,111	6,014

Total liabilities	1,175,501	1,107,540	409,670
Equity and partners' capital:
Partners' capital	(1,135,563)	(1,090,447)	55,260
Noncontrolling interests	1,764,495	1,787,340	828,667

Total equity and partners' capital	628,932	696,893	883,927

Total liabilities, equity and partners' capital	$1,804,433	$1,804,433	$1,293,597

See notes to combined financial statements.

EQT GP HOLDINGS PREDECESSOR

COMBINED STATEMENTS OF EQUITY AND PARTNERS' CAPITAL

	Partners' Capital	Noncontrolling Interests	Total
	(Thousands)
Balance at January 1, 2011	$247,507	$—	$247,507
Net income	73,712	13,016	86,728
Investment by partners and net change in parent advances	345,363	—	345,363
Non-cash distributions to EQT	(12,229)	—	(12,229)
Issuance of EQM common units to public, net	—	276,780	276,780
Distributions to EQM noncontrolling interests	—	(5,032)	(5,032)
Capital contribution	4,244	—	4,244
Equity-based compensation plans	535	—	535
Deferred taxes related to public offering of EQM units	5,368	—	5,368

Balance at December 31, 2012	$664,500	$284,764	$949,264
Net income	91,966	47,243	139,209
Investment by partners and net change in parent advances	(196,178)	—	(196,178)
Distributions to EQM noncontrolling interests	—	(32,782)	(32,782)
Acquisitions from affiliates	(540,000)	—	(540,000)
EQM equity transactions (a)	32,500	529,442	561,942
Capital contribution	3,132	—	3,132
Equity-based compensation plans	981	—	981
Deferred taxes related to public offering of EQM units	(1,641)	—	(1,641)

Balance at December 31, 2013	$55,260	$828,667	$883,927
Net income	69,834	124,025	193,859
Investment by partners and net change in parent advances	(98,733)	—	(98,733)
Distributions paid to EQM noncontrolling interests	—	(67,819)	(67,819)
Acquisitions from affiliates	(1,180,000)	—	(1,180,000)
EQM equity transactions (a)	59,000	902,467	961,467
Capital contribution	500	—	500
Equity-based compensation plans	3,692	—	3,692

Balance at December 31, 2014	$(1,090,447)	$1,787,340	$696,893

(a)
Includes the impact of EQM's public equity offerings and units issued in connection with acquisitions from EQT as described in Note 2.

See notes to combined financial statements.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Summary of Operations and Significant Accounting Policies

Organization

        EQT GP Holdings, LP (EQGP) was formed in January 2015 as a Delaware limited partnership and wholly owned subsidiary of EQT Gathering Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of EQT Corporation (EQT). EQT Midstream Partners, LP (EQM), is a growth-oriented limited partnership formed to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM was formed by EQT in January 2012 and closed its initial public offering (the EQM IPO) on July 2, 2012. EQGP was formed to own three types of partnership interests in EQM, which are currently owned by EQT and certain of its affiliates, including EQT Midstream Services, LLC (EQM GP) and EQT Midstream Investments, LLC (EQM LP).

        EQGP intends to offer a portion of its common units, representing limited partner interests, pursuant to an initial public offering (IPO). At or prior to the completion of this proposed initial public offering, the three types of partnership interests in EQM to be owned by EQGP will consist of the following: (i) 3,959,952 EQM common units and 17,339,718 subordinated units, representing a 34.4% limited partner interest in EQM, (ii) 1,238,514 EQM general partner units, representing a 2.0% general partner interest in EQM, and (iii) all of EQM's incentive distribution rights (IDRs), which entitle EQGP to receive up to 48.0% of incremental cash distributed by EQM if certain target distribution levels are reached in any quarter. The accompanying combined financial statements and related notes include the assets, liabilities and results of operations of EQM GP and EQM LP, presented on a combined basis, prior to the proposed IPO and represent the predecessor for accounting purposes of EQGP (the Predecessor) for each of the periods presented. Because EQM GP controls EQM through its general partner interest, the financial statements of EQM and its consolidated subsidiaries are also included in these combined financial statements. References in these combined financial statements to EQGP refer collectively to EQT GP Holdings, LP and the Predecessor, when referring to periods prior to the proposed IPO.

        Equitrans, L.P. (Equitrans) is a Pennsylvania limited partnership and the predecessor for accounting purposes of EQM. EQM GP is EQM's general partner. References in these combined financial statements to EQM, when used for periods prior to EQM's IPO, refer to Equitrans. References in these combined financial statements to EQM, when used for periods beginning at or following the EQM IPO, refer collectively to EQM and its consolidated subsidiaries. References in these combined financial statements to EQT refer collectively to EQT Corporation and its consolidated subsidiaries. Immediately prior to the closing of the EQM IPO, EQT contributed all of the partnership interests in Equitrans to EQM. Therefore, the historical financial statements contained in this report reflect the assets, liabilities and results of operations of Equitrans for periods ending before July 2, 2012 and EQT Midstream Partners for periods beginning at or following July 2, 2012. Additionally, as discussed in Note 2, EQGP's financial statements include the historical results of Sunrise, which was merged into EQM on July 22, 2013, and Jupiter, which was acquired by EQM on May 7, 2014, because both transactions were between entities under common control.

        EQGP and EQM do not have any employees. Operational support for EQGP is provided by EQT. Operational support for EQM is provided by EQT Gathering, LLC (EQT Gathering), one of EQT's operating subsidiaries engaged in midstream business operations. EQT Gathering's employees manage and conduct EQM's daily business operations.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Summary of Operations and Significant Accounting Policies (Continued)

Nature of Business

        EQGP currently has no independent operations and EQGP's only cash-generating assets consist of partnership interests in EQM. EQM provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through two primary assets: the transmission and storage system and the gathering system.

        Transmission and Storage System:    EQM's transmission and storage system includes an approximately 700 mile Federal Energy Regulatory Commission (FERC)-regulated interstate pipeline that connects to five interstate pipelines and multiple distribution companies. The transmission system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability, 32 Bcf of working gas capacity and 27 compressor units. As of December 31, 2014, the transmission assets had total throughput capacity of approximately 3.0 Bcf per day. EQM also operates the Allegheny Valley Connector (AVC) facilities as described in Note 12. Revenues are primarily driven by EQM's firm transmission and storage contracts.

        Gathering System:    EQM's gathering system includes approximately 45 miles of high-pressure gathering lines, three compressor stations with approximately 575 MMcf per day of total compression capacity as of December 31, 2014, and access to six interconnect points with EQM's transmission and storage system. EQM's gathering system also includes approximately 1,500 miles of FERC-regulated low-pressure gathering lines. Revenues associated with EQM's gathering system are generated under firm and interruptible gathering service contracts.

Holdings of EQM Equity

        At December 31, 2014, EQT, through its ownership of EQGP, owned a total 36.4% equity interest in EQM which included 3,959,952 common units, 17,339,718 subordinated units, 1,238,514 general partner units, representing a 2.0% general partner interest, and all of the incentive distribution rights as discussed in Note 10. The public held 39,387,500 common units, representing a 63.6% interest in EQM.

        The following table summarizes EQM's common, subordinated and general partner units issued from the date of its IPO through December 31, 2014.

	Limited Partner Units
			General Partner Units
	Common	Subordinated		Total
Issued in connection with IPO	17,339,718	17,339,718	707,744	35,387,180

Balance at December 31, 2012	17,339,718	17,339,718	707,744	35,387,180
July 2013 equity offering	12,650,000	—	—	12,650,000
Sunrise Merger consideration	479,184	—	267,942	747,126

Balance at December 31, 2013	30,468,902	17,339,718	975,686	48,784,306

May 2014 equity offering	12,362,500	—	—	12,362,500
Jupiter Acquisition consideration	516,050	—	262,828	778,878

Balance at December 31, 2014	43,347,452	17,339,718	1,238,514	61,925,684

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Summary of Operations and Significant Accounting Policies (Continued)

        Immediately prior to the closing of the EQM IPO, EQT contributed all of the partnership interests in Equitrans to EQM. EQM issued 14,375,000 common units to the public in the IPO and received net proceeds of approximately $277 million, after deducting the underwriters' discount and offering expenses. At the time of the IPO, EQT retained 2,964,718 common units, 17,339,718 subordinated units and 707,744 general partner units.

        In July 2013, EQM completed an underwritten public offering of 12,650,000 common units. EQM received net proceeds of approximately $529 million from this offering after deducting the underwriters' discount and offering expenses of approximately $21 million. Net proceeds from the offering were used to fund the cash consideration paid to EQT in connection with the Sunrise Merger discussed in Note 2.

        In May 2014, EQM completed an underwritten public offering of 12,362,500 common units. EQM received net proceeds of approximately $902 million from this offering after deducting the underwriters' discount and offering expenses of approximately $34 million. Net proceeds from the offering were used to fund the cash consideration paid to EQT in connection with the Jupiter Acquisition discussed in Note 2.

Significant Accounting Policies

        Basis of Presentation:    The accompanying combined financial statements have been prepared in conformity with United States generally accepted accounting principles (GAAP). The combined financial statements include the accounts of EQGP and entities in which it holds a controlling financial interest. All significant intercompany transactions have been eliminated.

        The Jupiter Acquisition and Sunrise Merger were considered transactions between entities under common control as discussed in Note 2. The combined financial statements for periods prior to the Jupiter Acquisition and Sunrise Merger have been prepared from EQT's historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if EQM had owned them during the periods presented. After any common control acquisition from EQT, EQM may be required to recast its financial statements to include the activities of the acquired entity from the date of common control.

        Throughout these notes to the combined financial statements, and to the extent material, any differences between the financial results of EQGP and EQM are identified as those of EQGP as a standalone parent and its subsidiaries, excluding EQM.

        EQGP has no independent operations or material assets other than its partnership interests in EQM. EQGP's financial statements differ from those of EQM primarily as a result of: (i) the presentation of noncontrolling interest ownership in EQM attributable to the publicly held limited partner interests in EQM and (ii) incremental income tax expense as further discussed within the Income Taxes section within this footnote as well as Note 5 to the combined financial statements.

        Noncontrolling interests:    Noncontrolling interests represent third-party equity ownership in EQM and are presented as a component of equity and partners' capital in the accompanying Combined Balance Sheets. In the Combined Statements of Operations, noncontrolling interests reflect the allocation of earnings to third-party investors in EQM.

        Segments:    Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and are subject to evaluation by the chief

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Summary of Operations and Significant Accounting Policies (Continued)

operating decision maker in deciding how to allocate resources. EQM reports its operations in two segments, which reflect its lines of business. Transmission and storage includes EQM's FERC-regulated interstate pipeline and storage business. Gathering includes the high-pressure gathering system and the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to operating income. All of EQM's operating revenues, income and assets are generated or located in the United States (see Note 3).

        Use of Estimates:    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

        Cash and Cash Equivalents:    All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Interest earned on cash equivalents is included as a reduction to interest expense in the accompanying statements of combined operations.

        Trade and Other Receivables:    Trade and other receivables are stated at their historical carrying amount. Judgment is required to assess the ultimate realization of accounts receivable, including assessing the probability of collection and the creditworthiness of customers. Based upon management's assessments, allowances for doubtful accounts of approximately $0.3 million and $0.2 million were provided at December 31, 2014 and 2013, respectively. EQGP also has receivables due from EQT as discussed in Note 4.

        Fair Value of Financial Instruments:    EQGP has categorized its assets and liabilities recorded at fair value into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The carrying value of cash and cash equivalents, accounts receivable, amounts due to/from related parties and accounts payable approximate fair value due to the short maturity of the instruments; these are considered Level 1 fair values. The carrying value of short-term loans under EQM's credit facility approximates fair value as the interest rates are based on prevailing market rates; this is considered a Level 1 fair value. As EQM's long-term debt is not actively traded, the fair value of the debt is a Level 2 fair value measurement which is estimated using a standard industry income approach model which utilizes a discount rate based on market rates for debt with similar remaining time to maturity and credit risk.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Summary of Operations and Significant Accounting Policies (Continued)

        Property, Plant and Equipment:    Property, plant and equipment are stated at depreciated cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized.

	As of December 31,
	2014	2013
	(Thousands)
Transmission and storage assets	$1,045,207	$904,699
Accumulated depreciation	(159,583)	(135,949)

Net transmission and storage assets	885,624	768,750
Gathering assets	378,283	258,984
Accumulated depreciation	(40,946)	(32,791)

Net gathering assets	337,337	226,193

Net property, plant and equipment	$1,222,961	$994,943

        Depreciation is recorded using composite rates on a straight-line basis over the estimated useful life of the assets. The overall rate of depreciation for the years ended December 31, 2014, 2013 and 2012 were approximately 2.6%, 2.3% and 2.1%, respectively. EQM estimates the pipelines have useful lives ranging from 25 years to 65 years and the compression equipment has useful lives ranging from 25 years to 45 years. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. For EQM's regulated fixed assets, depreciation rates are re-evaluated each time EQM files with the FERC for a change in its transportation and storage rates.

        Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, management reviews its long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. The EQM transmission, storage and gathering systems are evaluated as one asset group for impairment purposes because the cash flows are not independent of one another. If the carrying value exceeds the sum of the assets' undiscounted cash flows, an impairment loss is measured as the difference between the carrying value and fair value of the assets.

        Unamortized Debt Discount and Issuance Expense:    Discounts and expenses incurred with the issuance of long-term debt are amortized over the term of the debt. These amounts are presented as a reduction of long-term debt on the accompanying combined balance sheets.

        Natural Gas Imbalances:    EQM experiences natural gas imbalances when the actual amount of natural gas delivered from a pipeline system or storage facility differs from the amount of natural gas scheduled to be delivered. EQM values these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in-kind, subject to the terms of the FERC tariff. Imbalances as of December 31, 2014 and 2013 were $2.0 million and $1.1 million, respectively, and are included in accrued liabilities in the accompanying combined balance sheets with offsetting amounts recorded to system gas, a component of property, plant and equipment. Imbalance liabilities are classified as current as they are expected to settle within a year.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Summary of Operations and Significant Accounting Policies (Continued)

        Asset Retirement Obligations:    EQM operates and maintains its transmission and storage system and its gathering system, and intends to do so as long as supply and demand for natural gas exists, which is expected for the foreseeable future. Therefore, EQM believes that it cannot reasonably estimate the asset retirement obligations for its system assets as these assets have indeterminate lives.

        Contingencies:    EQGP is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based upon the assessment that a loss is probable and that the amount of the loss can be reasonably estimated. EQGP considers many factors in making these assessments, including history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon the analysis of potential results.

        Regulatory Accounting:    EQM's regulated operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to enable EQM to recover the costs of providing the regulated services plus an allowed return on invested capital. The application of regulatory accounting allows EQM to defer expenses and income in its combined balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the statements of combined operations for a non-regulated entity. The deferred regulatory assets and liabilities are then recognized in the statements of combined operations in the period in which the same amounts are reflected in rates. The amounts deferred in the combined balance sheets relate primarily to the accounting for income taxes, post-retirement benefit costs, base storage gas and the storage retainage tracker on the AVC system. The amounts established for accounting for income taxes were primarily generated during the pre-IPO period when EQM was included as part of EQT's consolidated federal tax return. EQM believes that it will continue to be subject to rate regulation that will provide for the recovery of deferred costs.

        Revenue Recognition:    Revenues relating to EQM's transmission, storage and gathering of natural gas are recognized in the period service is provided. Reservation revenues on firm contracted capacity are recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported. Revenues associated with transported volumes under firm and interruptible services are recognized as physical deliveries of natural gas are made.

        Allowance for Funds Used During Construction (AFUDC):    EQM capitalizes the carrying costs for the construction of certain regulated long-term assets and amortizes the costs over the life of the related assets. The calculated AFUDC includes capitalization of the cost of financing construction of assets subject to regulation by the FERC (the interest component). AFUDC also includes a designated cost of equity for financing the construction of these regulated assets (the equity component). AFUDC applicable to interest cost for the years ended December 31, 2014, 2013 and 2012 were $0.7 million, $0.4 million and $1.9 million, respectively, and were included as a reduction of interest expense in the statements of combined operations. AFUDC applicable to equity funds for the years ended December 31, 2014, 2013 and 2012 were $2.2 million, $1.2 million and $6.7 million, respectively, and were recorded in other income in the statements of combined operations.

        Equity-Based Compensation:    EQM has awarded equity-based compensation in connection with the EQM GP 2012 Long-Term Incentive Plan. These awards will be paid in units; therefore, EQM treats these programs as equity awards. These awards have a market condition related to total unitholder

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Summary of Operations and Significant Accounting Policies (Continued)

return; therefore the expense associated with these awards is based on the fair value as determined by a Monte Carlo analysis. Significant assumptions made in the Monte Carlo analysis included the market price of units at payout date, total unitholder return threshold to be achieved, volatility, risk-free rate, term, dividend yield and forfeiture rate.

        Income Taxes:    Prior to the anticipated IPO and EQGP's conversion to limited partnership legal form, EQGP was part of EQM GP and EQM LP, which are both single-member Delaware limited liability companies which were treated as divisions of EQT and disregarded for U.S. federal income tax purposes. As a result, both EQM GP and EQM LP were included as a part of EQT's consolidated federal tax return. The accompanying combined financial statements include the income taxes incurred by EQM GP and EQM LP computed on a separate-return basis. Deferred federal and state income taxes included in the accompanying financial statements are primarily attributable to temporary differences between the financial statement carrying amount and the tax basis of EQGP's investment in EQM.

        Recently Issued Accounting Standards:    In May 2014, the Financial Accounting Standards Board (FASB) and the International Accounting Standards Board issued a converged standard on revenue recognition to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. To meet those objectives, the FASB is amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The revenue standard is effective for fiscal years beginning after December 15, 2016. EQGP is currently evaluating the impact this standard will have on its financial statements and related disclosures.

Supplemental Unaudited Pro Forma Balance Sheet

        Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered as distributions in contemplation of that offering. Prior to completion of the EQGP initial public offering, the following cash distributions are expected to occur from cash on hand: (i) on January 22, 2015, the Board of Directors of EQM GP declared a distribution to EQM public unitholders for the fourth quarter of 2014 in the amount of $0.58 per common unit to be paid on February 13, 2015 to unitholders of record at the close of business on February 3, 2015 (see Note 16), and (ii) EQGP expects that it will distribute approximately $45.1 million to EQT. The supplemental pro forma balance sheet as of December 31, 2014 gives pro forma effect to the these assumed distributions as though they were declared and payable as of December 31, 2014.

2. Jupiter Acquisition and Sunrise Merger

        On April 30, 2014, EQM, EQM GP, EQM Gathering Opco, LLC (EQM Gathering), a wholly owned subsidiary of EQM, and EQT Gathering entered into a contribution agreement (Contribution Agreement) pursuant to which, on May 7, 2014, EQT Gathering contributed to EQM Gathering certain assets (Jupiter) constituting the Jupiter natural gas gathering system (Jupiter Acquisition). The aggregate consideration paid by EQM to EQT in connection with the Jupiter Acquisition was approximately $1,180 million, consisting of a $1,121 million cash payment and issuance of 516,050 common units and 262,828 general partner units of EQM. The cash portion of the purchase price was funded with the net proceeds from an equity offering of common units and borrowings under the EQM credit facility.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Jupiter Acquisition and Sunrise Merger (Continued)

        On July 15, 2013, EQM and Equitrans entered into an Agreement and Plan of Merger with EQT and Sunrise Pipeline, LLC (Sunrise), a wholly owned subsidiary of EQT and the owner of the Sunrise Pipeline. Effective July 22, 2013, Sunrise merged with and into Equitrans, with Equitrans continuing as the surviving company (Sunrise Merger). Upon closing, EQM paid EQT consideration of $540 million, consisting of a $507.5 million cash payment, 479,184 EQM common units and 267,942 EQM general partner units. Prior to the Sunrise Merger, Equitrans entered into a precedent agreement with a third party for firm transportation service on the Sunrise Pipeline over a twenty-year term (the Precedent Agreement). Pursuant to the Agreement and Plan of Merger, following the effectiveness of the transportation agreement contemplated by the Precedent Agreement in December 2013, EQM was obligated to pay additional consideration of $110 million to EQM LP. This consideration was paid in 2014. Because EQM LP is a part of the Predecessor, the impact of this additional consideration was eliminated in these combined financial statements as an intercompany transaction.

        The Jupiter Acquisition and Sunrise Merger were transactions between entities under common control; therefore, EQM recorded the assets and liabilities of Jupiter and Sunrise at their carrying amounts to EQT on the date of the respective transactions. The difference between EQT's net carrying amount and the total consideration paid to EQT was recorded as a capital transaction with EQT, which resulted in a reduction in partners' capital. This portion of the consideration was recorded in financing activities in the combined statements of cash flows. EQM's financial statements reflect the Jupiter Acquisition and Sunrise Merger as if the assets and liabilities were owned for all periods presented; however, the combined financial statements are not necessarily indicative of the results of operations that would have occurred if EQM had owned the assets during the periods reported.

        Prior to the Sunrise Merger, the EQM operated the Sunrise Pipeline as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP; therefore, revenues and expenses associated with Sunrise were included in EQM historical financial statements and the Sunrise Pipeline was depreciated over the lease term of 15 years. Effective as of the closing of the Sunrise Merger on July 22, 2013, the lease agreement was terminated. As a result, the recast of the financial statements for the Sunrise Merger included recasting depreciation expense recognized for the periods prior to the merger to reflect the pipeline's useful life of 40 years. The decrease in depreciation expense and interest expense associated with the capital lease increased previously reported net income for the year ended December 31, 2012 and the first six months of 2013. In addition, because the effect of the recast of the financial statements resulted in the elimination of the capital lease obligation from EQM to Sunrise, which was essentially equal to the carrying value of the net assets acquired with the Sunrise Merger, the consideration paid was recorded in financing activities in the combined statements cash flows.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Financial Information by Business Segment

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Revenues from external customers (including affiliates):
Transmission and storage	$254,820	$173,881	$120,797
Gathering	138,139	129,831	79,208

Total	$392,959	$303,712	$200,005

Operating income:
Transmission and storage	$183,294	$124,950	$81,127
Gathering	90,442	88,159	43,895

Total operating income	$273,736	$213,109	$125,022

Reconciliation of operating income to net income:
Other income	2,349	1,242	8,228
Interest expense	30,856	1,672	2,944
Income tax expense	51,370	73,470	43,578

Net income	$193,859	$139,209	$86,728

	As of December 31,
	2014	2013	2012
	(Thousands)
Segment assets:
Transmission and storage	$928,864	$807,287	$619,163
Gathering	364,261	238,322	207,406

Total operating segments	1,293,125	1,045,609	826,569
Headquarters, including cash	511,308	247,988	362,695

Total assets	$1,804,433	$1,293,597	$1,189,264

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Financial Information by Business Segment (Continued)

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Depreciation and amortization:
Transmission and storage	$26,792	$18,323	$12,901
Gathering	9,807	7,601	6,630

Total	$36,599	$25,924	$19,531

Expenditures for segment assets:
Transmission and storage	$127,134	$77,989	$188,143
Gathering	118,014	30,254	35,118

Total (a)	$245,148	$108,243	$223,261

(a)
EQM accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures on the combined statements of cash flows until they are paid in a subsequent period. Accrued capital expenditures in the table above were $46.1 million, $5.2 million and $18.4 million at December 31, 2014, 2013 and 2012, respectively. Additionally, EQM capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation. These non-cash capital expenditures in the table above were approximately $0.3 million for the year ended December 31, 2014. There were no amounts capitalized for the years ended December 31, 2013 and 2012.

4. Related-Party Transactions

        Affiliate transactions.    In the ordinary course of business, EQGP and EQM have various contracts with affiliates including, but not limited to, transportation service and precedent agreements, storage agreements and gas gathering agreements.

        EQM Operation and Management Services Agreement.    EQM has an operation and management services agreement with EQT Gathering, pursuant to which EQT Gathering provides EQM's pipelines and storage facilities with certain operational and management services. EQM reimburses EQT Gathering for such services pursuant to the terms of the omnibus agreement described below.

        EQM is allocated the portion of operating and maintenance expense and selling, general and administrative expense incurred by EQT and EQT Gathering which are related to EQM.

        Expenses allocated to EQM include expenses for employees of EQT who operate EQM's assets. EQT charges EQM for the payroll and benefit costs associated with these individuals and for retirees of Equitrans. EQT carries the obligations for pension and other employee-related benefits in its combined financial statements. EQM is allocated a portion of EQT's defined benefit pension plan and retiree medical and life insurance cost for the retirees of Equitrans. EQM's share of those costs is recorded in due to related parties and reflected in operating expenses in the accompanying statements of combined operations. See Note 9.

        The historical financial statements of EQM's Predecessor, and Jupiter and Sunrise as applicable, included long-term incentive compensation plan expense associated with the EQT long-term incentive

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. Related-Party Transactions (Continued)

plan, which is not an expense of EQM subsequent to the EQM IPO, under the omnibus agreement. At the time of the EQM IPO, EQM's general partner established its own long-term incentive compensation plan as discussed in Note 11.

        Omnibus Agreement.    EQM entered into an omnibus agreement by and among EQM, its general partner and EQT. Pursuant to the omnibus agreement, EQT agreed to provide EQM with a license to use the name "EQT" and related marks in connection with EQM's business. The omnibus agreement also provides for certain indemnification and reimbursement obligations between EQT and EQM. The following table summarizes the reimbursement amounts.

	Years Ended December 31,
	2014	2013	2012 (a)
	(Thousands)
EQM Reimbursements to EQT
Operating and maintenance expense (b)	$21,999	$14,296	$8,534
Selling, general and administrative expense (b)	$25,051	$18,322	$7,728
EQM Reimbursements from EQT
Plugging and abandonment (c)	$500	$566	$1,585
Bare steel replacement (c)	—	2,566	2,659
Big Sandy Pipeline claims	$—	$—	$2,700

(a)
Post-IPO period only as the omnibus agreement did not exist prior to the EQM IPO.

(b)
The expenses for which EQM reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that EQM would incur on a stand-alone basis and EQM is unable to estimate what those expenses would be on a stand-alone basis. These amounts exclude the recast impact of the Jupiter Acquisition and Sunrise Merger as these amounts do not represent reimbursements pursuant to the omnibus agreement.

(c)
The reimbursements for plugging and abandonment and bare steel replacement were recorded as capital contributions from EQT.

        Summary of affiliate transactions.    The following table summarizes affiliate transactions:

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Operating revenues (a)	$245,101	$260,258	$169,275
Operating and maintenance (b)	23,945	18,249	16,776
Selling, general and administrative (b)	29,348	24,815	21,202
Interest expense	$19,888	$843	$4,110

(a)
In December 2013, EQT completed the sale of Equitable Gas Company to PNG Companies LLC. For the years ended December 31, 2013 and 2012, Equitable Gas Company revenues reported as affiliate revenues were $37.6 million and $36.8 million, respectively.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. Related-Party Transactions (Continued)

(b)
The expenses for which EQM reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that EQM would incur on a stand-alone basis and EQM is unable to estimate what those expenses would be on a stand-alone basis. These amounts include the recast impact of the Jupiter Acquisition and Sunrise Merger as it represents the total amounts allocated to EQM by EQT for the periods presented.

        The following table summarizes affiliate balances:

	Years Ended December 31,
	2014	2013
	(Thousands)
Accounts receivable—affiliate	$37,435	$23,620
Due to related parties (a)	409,602	255,843
Capital lease obligation, including current portion	147,588	135,238

(a)
The net receivable from or payable to EQT Corporation associated with current income taxes is settled as a contribution from or distribution to the parent through partners' capital. These amounts are included in investment by partners and net change in parent advances in the accompanying combined statements of equity and partners' capital. Due to related parties included amounts due to EQT associated with EQGP's current income taxes which amounted to $375.9 million and $221.6 million for the years ended December 31, 2014 and 2013, respectively. Such amounts are included in the combined statements of cash flows as they are settled as a part of investment by partners and net change in parent advances.

        As discussed in Note 7, prior to EQM's IPO, EQT provided financing predominantly through intercompany demand and term loans. Prior to its IPO, Equitrans had demand and term notes due to EQT of approximately $135.2 million which were repaid in June 2012. Interest expense on affiliate long-term debt and demand loans amounted to $4.1 million for the year ended December 31, 2012. In addition, prior to the IPO, EQT made advances to Equitrans for changes in working capital, cash used for capital expenditures and other cash flow needs which were viewed as financing transactions as Equitrans would have otherwise obtained demand or term notes from EQT to fund them.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Income Taxes

        The components of the income tax expense/(benefit) are as follows:

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Current:
Federal	$358,022	$226,583	$17,069
State	29,937	30,308	8,959

Subtotal	387,959	256,891	26,028
Deferred:
Federal	(316,435)	(169,546)	18,445
State	(20,154)	(13,875)	(804)

Subtotal	(336,589)	(183,421)	17,641
Amortization of deferred investment tax credit	—	—	(91)

Total	$51,370	$73,470	$43,578

        Prior to the Jupiter Acquisition, the Sunrise Merger and the EQM IPO, tax obligations were the responsibility of EQT. EQT's consolidated federal income tax was allocated among the group's members on a separate return basis. The current tax expense recorded in all years primarily relates to the federal and state tax liability as a result of tax gains generated from the EQM IPO, the Sunrise Merger and the Jupiter Acquisition.

        Income tax expense differed from amounts computed at the federal statutory rate of 35% on pre-tax book income from continuing operations as follows:

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Tax at statutory rate	$85,830	$74,438	$45,607
Noncontrolling partners' share of partnership earnings	(43,409)	(16,535)	(4,571)
State income taxes	9,303	14,613	4,355
Other	(354)	951	(1,813)

Income tax expense	$51,370	$73,470	$43,578

Effective tax rate	20.9%	34.5%	33.4%

        For all periods presented, the overall effective tax rate was favorably impacted as EQGP recognized 100% of the pre-tax income of EQM related to the noncontrolling public limited partners' share of partnership earnings, but is not required to record an income tax provision with respect to the portion of EQM's earnings allocated to the noncontrolling public limited partners. EQM's earnings increased primarily due to the IPO in 2012, the Sunrise Merger in 2013 and the Jupiter Acquisition in 2014, each of which also resulted in increases in the noncontrolling public partners' share of partnership earnings as a result of the related EQM equity offerings.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Income Taxes (Continued)

        The increase in the effective tax rate from 2012 to 2013 was primarily due to a shift in business among state tax jurisdictions, partially offset by an increase in permanent benefit from the noncontrolling partners' share of partnership earnings that are not subject to tax. The decrease in the effective rate from 2013 to 2014 was primarily due to the increase in permanent benefit from the noncontrolling partners' share of partnership earnings that are not subject to tax as well as a state tax benefit due to an internal legal entity restructuring.

        EQGP's historical uncertain tax positions were immaterial and were attributable to Jupiter for periods prior to the Jupiter Acquisition, attributable to Sunrise for periods prior to the Sunrise Merger or attributable to EQM or its predecessor for periods prior to the EQM IPO, as applicable. Additionally, EQT has indemnified EQM for these historical tax positions; therefore, EQGP does not anticipate any future liabilities arising from these uncertain tax positions.

        The following table summarizes the source and tax effects of temporary differences between financial reporting and tax basis of assets and liabilities:

	December 31,
	2014	2013
	(Thousands)
Deferred income taxes:
Total deferred income tax assets	$337,327	$39,934
Total deferred income tax liabilities	—	(39,840)

Total net deferred income tax assets	$337,327	$94

Total deferred income tax assets/(liabilities):
Investment in EQM and its affiliates	$337,327	$39,438
PP&E tax deductions in excess of book deductions	—	(39,840)
Other (reported as other current assets)	—	496

Total net deferred income tax liabilities	$337,327	$94

        EQT has indemnified EQM from and against any losses suffered or incurred by EQM related to, arising out of or in connection with any federal, state or local income tax liabilities attributable to the ownership or operation of EQM's assets prior to the acquisition of such assets from EQT. Therefore, EQGP does not anticipate any future liabilities arising from the historical deferred tax liabilities.

6. Regulatory Assets and Liabilities

        All regulatory assets and liabilities are associated with EQM. Regulatory assets and regulatory liabilities are recoverable or reimbursable over various periods, do not earn a return on investment and are included in other assets and other long-term liabilities, respectively, in the accompanying combined balance sheets.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. Regulatory Assets and Liabilities (Continued)

        EQM has a regulatory asset associated with deferred taxes of $13.4 million and $14.1 million as of December 31, 2014 and 2013, respectively, primarily related to deferred income taxes recoverable through future rates related to a historical deferred tax position and the equity component of AFUDC. EQM expects to recover the amortization of the deferred tax position ratably over the corresponding life of the underlying assets that created the difference. Taxes on the equity component of AFUDC and the offsetting deferred income taxes will be collected through rates over the depreciable lives of the long-lived assets to which they relate. The amounts established for deferred taxes were primarily generated during the period prior to the EQM IPO when EQM or its predecessor were included as part of EQT's consolidated federal tax return. Effective July 2, 2012, EQM is a partnership for income tax purposes and no longer subject to federal and state income taxes.

        EQM defers expenses for on-going post-retirement benefits other than pensions which are subject to recovery in approved rates. The regulatory liability as of December 31, 2014 and 2013 of $4.5 million and $3.7 million, respectively, reflects lower cumulative actuarial expenses than the amounts recovered through rates, which could be subject to reimbursement to customers in the next rate case.

        Regulatory assets associated with other recoverable costs were $1.7 million and $2.2 million as of December 31, 2014 and 2013, respectively, and primarily related to the recovery of storage base gas. Regulatory liabilities associated with other reimbursable costs were $2.1 million as of December 31, 2014 and primarily related to the storage retainage tracker on the AVC system. EQM defers the monthly over or under recovery of storage retainage gas on the AVC system and annually returns the excess to or recovers the deficiency from customers.

7. Debt

        In February 2014, EQM amended its credit facility to increase the borrowing capacity to $750 million. The amended credit facility will expire in February 2019 and is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions, to repurchase units and for general partnership purposes. Subject to certain terms and conditions, the credit facility has an accordion feature that allows EQM to increase the available borrowings under the facility by up to an additional $250 million. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, EQM has the ability to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. EQM's obligations under the revolving portion of the credit facility are unsecured. EQM's obligations under the credit facility were unconditionally guaranteed by each of EQM's subsidiaries. In January 2015, EQM amended its credit facility to, among other things, release its subsidiaries from their guarantee obligations under the credit facility.

        During the third quarter of 2014, EQM issued 4.00% Senior Notes due August 1, 2024 in the aggregate principal amount of $500 million (the 4.00% Senior Notes). Net proceeds from the offering of $492.3 million, inclusive of a discount of $2.9 million and debt issuance costs of $4.8 million, were used to repay the outstanding borrowings under EQM's credit facility and for general partnership purposes. The 4.00% Senior Notes contain covenants that limit EQM's ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of EQM's

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. Debt (Continued)

assets. At December 31, 2014, the unamortized discount and debt issuance costs were $2.8 million and $4.6 million, respectively.

        The payment obligations under the 4.00% Senior Notes were unconditionally guaranteed by each of EQM's subsidiaries that guaranteed EQM's credit facility (other than EQT Midstream Finance Corporation), which entities are referred to as "the Senior Note Guarantors." In connection with the release of the subsidiary guarantors from their guarantees under the credit facility, the Senior Note Guarantors were released from their guarantees of the 4.00% Senior Notes.

        As of December 31, 2014, there were no amounts outstanding under the credit facility. During 2014, the maximum amount of outstanding short-term loans at any time was $450 million, the average daily balance of short-term loans outstanding was approximately $119 million and interest was incurred on the loans at a weighted average annual interest rate of 1.67%. EQM did not have any short-term loans outstanding at any time during the years ended December 31, 2013 and 2012. For the years ended December 31, 2014, 2013 and 2012, commitment fees of $1.4 million, $0.9 million and $0.4 million, respectively, were paid to maintain credit availability under the EQM credit facility.

        EQM's credit facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions. The most significant covenants and events of default under the credit facility relate to maintenance of permitted leverage ratio, limitations on transactions with affiliates, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions. Under the credit facility, EQM is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions). As of December 31, 2014, EQM was in compliance with all credit facility provisions and covenants.

        Prior to its IPO, EQT provided financing to EQM generally through intercompany term and demand loans. On June 21, 2012, the term note of $135.2 million was retired.

8. Fair Value Measurements

        The carrying value of cash and cash equivalents, accounts receivable, amounts due to/from related parties and accounts payable approximate fair value due to the short maturity of the instruments. The carrying value of short-term loans under EQM's credit facility approximates fair value as the interest rates are based on prevailing market rates. As of December 31, 2014, the estimated fair value of long-term debt was approximately $496 million.

9. Pension and Other Postretirement Benefit Plans

        Employees of EQT operate EQM's assets. EQT charges EQM for the payroll and benefit costs associated with these individuals and retirees of Equitrans. EQT carries the obligations for pension and other employee-related benefits in its financial statements.

        Equitrans' retirees participate in a defined benefit pension plan that is sponsored by EQT. For the years ended December 31, 2014, 2013 and 2012, EQM reimbursed EQT approximately $0.2 million, $0.3 million and $0.3 million, respectively, in order to meet certain funding targets. EQM expects to make cash payments to EQT of approximately $0.3 million in 2015 to reimburse for defined benefit pension plan funding. Historically, pension plan contributions have been designed to meet minimum

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. Pension and Other Postretirement Benefit Plans (Continued)

funding requirements and keep plan assets at least equal to 80% of projected liabilities. EQM's reimbursements to EQT are based on the proportion of the plan's total liabilities allocable to Equitrans retirees. For the years ended December 31, 2014, 2013 and 2012, EQM was allocated $0.5 million, $0.1 million and $0.1 million, respectively, of the expenses associated with the plan. The dollar amount of a cash reimbursement to EQT in any particular year will vary as a result of gains or losses sustained by the pension plan assets during the year due to market conditions. EQM does not expect the variability of contribution requirements to have a significant effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

        EQT, as the sponsor of the defined pension plan, terminated the plan effective December 31, 2014. Following satisfaction of applicable regulatory requirements, which is expected to occur by the end of 2016, EQT will fully fund the defined benefit pension plan by purchasing one or more annuities for participants from an insurance company or other financial institution. EQM will reimburse EQT for its proportionate share of such funding which is not expected to significantly impact its financial condition, results of operations, liquidity or ability to make distributions.

        EQM contributes to a defined contribution plan sponsored by EQT. The contribution amount is a percentage of allocated base salary. In 2014, 2013 and 2012, EQM was charged its contribution percentage through the EQT payroll and benefit costs discussed in Note 4.

        The individuals who operate the EQM's assets and Equitrans retirees participate in certain other post-employment benefit plans sponsored by EQT. EQM was allocated $0.1 million, $0.2 million and $0.3 million in 2014, 2013 and 2012, respectively, of the expenses associated with these plans.

        EQM recognizes expenses for ongoing post-retirement benefits other than pensions, which are subject to recovery in the approved rates. Expenses recognized by EQM for the years ended December 31, 2014, 2013 and 2012 for ongoing post-retirement benefits other than pensions were approximately $1.2 million per year.

10. Distributions

        The EQM partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ended September 30, 2012, EQM distribute all of its available cash (described below) to unitholders of record on the applicable record date. EQM declared the following

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. Distributions (Continued)

cash distributions to its unitholders, including distributions to EQGP, for the periods presented (see also Note 15):

Quarter Ended	Total Quarterly Distribution	Total Cash Distribution		Distribution to Noncontrolling Interests		Date of Distribution
2012
September 30	$0.35	$12,386		5,032		November 2012
December 31	$0.35	$12,386		5,032		February 2013
2013
March 31	$0.37	$13,093		5,318		May 2013
June 30	$0.40	$19,514		10,811		August 2013
September 30	$0.43	$21,183		11,621		November 2013
December 31	$0.46	$23,039		12,432		February 2014
2014
March 31	$0.49	$24,950		13,241		May 2014
June 30	$0.52	$34,100		20,482		August 2014
September 30	$0.55	$37,539		21,664		November 2014
December 31 (a)	$0.58	$41,180	(a)	22,845	(a)	February 2015

(a)
On January 22, 2015, the Board of Directors of EQM GP declared a cash distribution to EQM's unitholders for the fourth quarter of 2014 of $0.58 per common and subordinated unit, $0.8 million to the general partner related to its 2% general partner interest and $5.2 million to the general partner related to its incentive distribution rights. The cash distribution will be paid on February 13, 2015 to unitholders of record at the close of business on February 3, 2015.

  Available cash

        Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by EQM's general partner to:

  •
  provide for the proper conduct of EQM's business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

  •
  comply with applicable law, any of EQM's debt instruments or other agreements; or

  •
  provide funds for distributions to EQM's unitholders and to EQM's general partner for any one or more of the next four quarters (provided that EQM's general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent EQM from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if EQM's general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. Distributions (Continued)

  Subordinated Units

        All subordinated units are currently held by EQT through its ownership of EQGP. EQM's partnership agreement provides that, during the period of time referred to as the "subordination period," the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.35 per common unit (the minimum quarterly distribution, as defined in EQM's partnership agreement) plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to distribute the minimum quarterly distribution to the common units. The subordination period will end and the subordinated units will convert to common units on a one-for-one basis when certain distribution requirements, as defined in EQM's partnership agreement, have been met. See Note 16.

  Incentive Distribution Rights

        All incentive distribution rights are held by EQM GP. Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels described below have been achieved. EQM's general partner may transfer the incentive distribution rights separately from its general partner interest, subject to restrictions in EQM's partnership agreement.

        The following discussion assumes that EQM GP owns both its 2.0% general partner interest and the incentive distribution rights.

        If for any quarter:

  •
  EQM has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  EQM has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

        then, EQM will distribute any additional available cash from operating surplus for that quarter among the unitholders and EQM's general partner in the following manner:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution per Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.3500	98.0%	2.0%
First Target Distribution	Above $0.3500 up to $0.4025	98.0%	2.0%
Second Target Distribution	Above $0.4025 up to $0.4375	85.0%	15.0%
Third Target Distribution	Above $0.4375 up to $0.5250	75.0%	25.0%
Thereafter	Above $0.5250	50.0%	50.0%

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. Distributions (Continued)

        To the extent these incentive distributions are made to the general partner, more available cash proportionally is allocated to the general partner than to holders of common and subordinated units.

        EQGP and EQM also made cash distributions and received cash contributions from EQT and its affiliates during the years ended December 31, 2014, 2013 and 2012, which are reflected net in the statement of combined equity and partners' capital and in the combined statement of cash flows as part of investment by partners and net change in parent advances.

11. Equity-Based Compensation

        Equity-based compensation expense recorded by EQM was $3.4 million, $1.0 million and $0.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

        At the closing of the IPO in July 2012, EQM's general partner granted awards representing 146,490 common units under the EQM Total Return Program. These awards have a market condition related to the total unitholder return realized on EQM's common units from the IPO through December 31, 2015. If earned, the units are expected to be distributed in EQM common units. EQM accounted for these awards as equity awards using the $20.02 grant date fair value as determined using a Monte Carlo simulation as the valuation model. The price was generated using annual historical volatility of peer-group companies for the expected term of the awards, which is based upon the performance period. The range of expected volatilities calculated by the valuation model was 27% - 72% and the weighted-average expected volatility was 38%. Additional assumptions included the risk-free rate for periods within the contractual life of the awards based on the U.S. Treasury yield curve in effect at the time of grant and an expected distribution growth rate of 10%. As of December 31, 2013, 142,500 of these performance awards were outstanding. Adjusting for 2,520 forfeitures, there were 139,980 performance awards outstanding as of December 31, 2014. As of December 31, 2014, there was $0.8 million of unrecognized compensation cost related to the EQM Total Return Program which is expected to be recognized by December 31, 2015.

        In the first quarter of 2014, performance units were granted to EQT employees who provide services to EQM under the 2014 EQM Value Driver Award (2014 EQM VDA). The 2014 EQM VDA was established to align the interests of key employees with the interests of unitholders and customers and the strategic objectives of EQM. Under the 2014 EQM VDA, 50% of the units confirmed will vest upon payment following the first anniversary of the grant date; the remaining 50% of the units confirmed will vest upon the payment date following the second anniversary of the grant date. The performance metrics are EQM's 2014 adjusted earnings before interest, taxes, depreciation and amortization performance as compared to its annual business plan and individual, business unit and value driver performance over the period January 1, 2014 through December 31, 2014. As of December 31, 2014, 62,845 awards including accrued cash distributions were outstanding under the 2014 EQM VDA. The first tranche of the confirmed is expected to vest and be paid in EQM common units in February 2015. The remainder of the confirmed awards is expected to vest and be paid in EQM common units in the first quarter of 2016. EQM accounts for these awards as equity awards using the $58.79 grant date fair value per unit which was equal to EQM's common unit price on the date prior to the date of grant. Due to the graded vesting of the award, EQM recognizes compensation cost over the requisite service period for each separately vesting tranche of the award as though the award was, in substance, multiple awards. EQM capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation. The total compensation cost capitalized in 2014 was

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Equity-Based Compensation (Continued)

$0.3 million. There were no amounts capitalized for the years ended December 31, 2013 and 2012. As of December 31, 2014, there was $0.9 million of unrecognized compensation cost related to the 2014 EQM VDA which is expected to be recognized by December 31, 2015.

        EQM's general partner has granted equity-based phantom units that vested upon grant to the independent directors of its general partner. The value of the phantom units will be paid in common units on a director's termination of service on the general partner's Board of Directors. EQM accounted for these awards as equity awards and recorded compensation expense for the fair value of the awards at the grant date fair value. A total of 11,759 independent director unit-based awards including accrued distributions were outstanding as of December 31, 2014. A total of 2,580, 3,790 and 4,780 unit-based awards were granted to the independent directors during the years ended December 31, 2014, 2013 and 2012, respectively. The weighted average fair value of these grants, based on EQM's common unit price on the grant date, was $58.79, $37.92 and $24.30 for the years ended December 31, 2014, 2013 and 2012, respectively.

        Common units to be delivered pursuant to vesting of the equity based awards may be common units acquired by EQM's general partner in the open market, from any other person, directly from EQM or any combination of the foregoing.

12. Lease Obligations

        On December 17, 2013, EQM entered into a lease with EQT for the AVC facilities with an initial term of 25 years. Under the lease, EQM operates the facilities as part of its transmission and storage system under the rates, terms and conditions of its FERC-approved tariff. The AVC facilities include an approximately 200 mile pipeline that interconnects with EQM's transmission and storage system and provides 450 MMcf per day of additional firm capacity to EQM's system, four associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability and 15 Bcf of working gas capacity. Of the total 15 Bcf of working gas capacity, EQM leases 13 Bcf. The lease payment due each month is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of AVC minus the actual costs of operating AVC and (2) a payment based on depreciation expense and pre-tax return on invested capital for AVC. As a result, the payments to be made under the AVC lease will be variable. Any difference between the estimated minimum lease payments at inception of the lease and the actual lease payment is recorded to interest expense as contingent rent. For the year ended December 31, 2014, contingent rentals were approximately $3.4 million.

        Management determined that the AVC lease was a capital lease under GAAP. The gross capital lease assets and obligations recorded in 2013 were approximately $134.4 million. EQM expects modernization capital expenditures will be incurred primarily by EQT to upgrade the AVC assets. As the capital expenditures are incurred by EQT, EQM's capital lease assets and obligations will increase. In 2014, modernization capital expenditures were incurred by EQT were approximately $9.2 million which increased the capital lease assets and obligations. Cash payments under the lease were approximately $16.7 million for the year ended December 31, 2014.

        For the years ended December 31, 2014 and 2013, interest expense, which includes contingent rent, of $19.9 million and $0.8 million, respectively, and depreciation expense of $5.8 million and $0.4 million, respectively, were recorded related to the capital lease. Of the $19.9 million interest expense for the year ended December 31, 2014, approximately $2.7 million was unpaid and therefore

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Lease Obligations (Continued)

increased the capital lease obligation due to the variability on the payments under the lease. At December 31, 2014, accumulated depreciation was $6.2 million, net capital lease assets were $137.4 million and capital lease obligations were $147.6 million. At December 31, 2014 and 2013, the current portion of capital lease obligations was $3.8 million and $1.5 million, respectively, and was included in accrued liabilities on the combined balance sheets.

        The following is a schedule of the estimated future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2014:

Year ending December 31,
(Thousands)
2015	$21,383
2016	18,200
2017	20,477
2018	20,214
2019	18,048
Later years	304,759

Total minimum lease payments (a)	$403,081
Less: Amount representing interest (b)	(255,493)

Present value of net minimum lease payments	$147,588

(a)
There were no amounts representing contingent rentals or executory costs (such as taxes, maintenance and insurance) included in the total minimum lease payments.

(b)
Amount necessary to reduce net minimum lease payments to the present value of the obligation at December 31, 2014 as the present value calculated at EQM's incremental borrowing rate exceeded the fair value of the property at inception of the lease.

13. Concentrations of Credit Risk

        EQM's transmission and storage and gathering operations provide services to utility and end-user customers located in the northeastern United States. EQM also provides services to customers engaged in commodity procurement and delivery, including large industrial, utility, commercial and institutional customers and certain marketers primarily in the Appalachian and mid-Atlantic regions. For the years ended December 31, 2014, 2013 and 2012, EQT accounted for approximately 62%, 86% and 85%, respectively, of EQM's total revenues. Additionally for the year ended December 31, 2014, one customer accounted for approximately 20% of EQM's total revenues. Other than EQT, no single customer accounted for more than 10% of EQM's total revenues in 2013 or 2012.

        Approximately 41% and 59% of third party accounts receivable balances of $16.5 million and $8.5 million as of December 31, 2014 and 2013, respectively, represent amounts due from marketers. EQM manages the credit risk of sales to marketers by limiting EQM's dealings to those marketers that meet specified criteria for credit and liquidity strength and by actively monitoring these accounts. EQM may request a letter of credit, guarantee, performance bond or other credit enhancement from a

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Concentrations of Credit Risk (Continued)

marketer in order for that marketer to meet EQM's credit criteria. EQM did not experience any significant defaults on accounts receivable during the years ended December 31, 2014, 2013 and 2012.

14. Commitments and Contingencies

        EQGP is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. EQGP has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. The estimated costs associated with identified situations that require remedial action are accrued. However, when recoverable through regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

        In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQGP. While the amounts claimed may be substantial, EQGP is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQGP accrues legal and other direct costs related to loss contingencies when actually incurred. EQGP has established reserves it believes to be appropriate for pending matters and, after consultation with counsel and giving appropriate consideration to available insurance, EQGP believes that the ultimate outcome of any matter currently pending against EQGP will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.

15. Subsidiary Guarantors

        EQM and EQT Midstream Finance Corporation (a 100% owned subsidiary of EQM whose primary purpose is to act as co-issuer of debt securities) filed a registration statement on Form S-3 with the SEC on July 1, 2013, as amended by a post-effective amendment filed with the SEC on June 26, 2014. The purpose of the Form S-3 was to register, among other securities, debt securities. Certain subsidiaries of EQM (the Subsidiary Guarantors) are co-registrants with EQM and EQT Midstream Finance Corporation, and the registration statement registered guarantees of debt securities by one or more of the Subsidiary Guarantors. The Subsidiary Guarantors are 100% owned by EQM and any guarantees by the Subsidiary Guarantors will be full and unconditional. Subsidiaries of EQM other than the Subsidiary Guarantors and EQT Midstream Finance Corporation, if any, are minor. As further discussed in Note 7, during the third quarter of 2014 EQM issued 4.00% Senior Notes. The payment obligations under the 4.00% Senior Notes were unconditionally guaranteed by each of EQM's subsidiaries that guaranteed EQM's credit facility (other than EQT Midstream Finance Corporation). See Note 16 for a discussion of the release of these guarantees.

16. Subsequent Events

        Subsequent events have been evaluated through February 12, 2015, the date our financial statements were available to be issued.

EQT GP HOLDINGS PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Subsequent Events (Continued)

        On January 22, 2015, EQM announced that the Board of Directors of its general partner declared a cash distribution to EQM unitholders for the fourth quarter of 2014 of $0.58 per common and subordinated unit, $0.8 million to the general partner related to its 2% general partner interest and $5.2 million to the general partner related to its incentive distribution rights. The cash distribution will be paid on February 13, 2015 to unitholders of record at the close of business on February 3, 2015. As a result of this cash distribution, the subordination period with respect to EQM's 17,339,718 subordinated units will expire on February 17, 2015 and all of the outstanding EQM subordinated units will convert into EQM common units on a one-for-one basis on that day.

        On January 22, 2015, EQM amended its credit facility to, among other things: exclude the Mountain Valley Pupeline LLC (MVP) joint venture from the definitions of "Consolidated Debt", "Consolidated EBITDA", "Consolidated Subsidiary" and "Subsidiary"; permit MVP to incur non-recourse debt which may be secured by a pledge of the interests of MVP without affecting the calculation of the consolidated leverage ratio in the credit facility, and release the subsidiary guarantors under the credit facility from their guarantees of the obligations under the credit facility. In connection with the release of the subsidiary guarantors from their guarantees under the credit facility, the Senior Note Guarantors were released from their guarantees of the 4.00% Senior Notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of EQT GP Services, LLC

        We have audited the accompanying balance sheet of EQT GP Holdings, LP (the Partnership) as of January 31, 2015. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of EQT GP Holdings, LP at January 31, 2015, in conformity with U.S. generally accepted accounting principles.

Pittsburgh, Pennsylvania
February 12, 2015

EQT GP HOLDINGS, LP

BALANCE SHEET

JANUARY 31, 2015

ASSETS
Assets:

Total assets	$—

PARTNERS' CAPITAL
Partners' capital:
Limited partner	$1,000
Less: Note receivable from limited partner	(1,000)

Total partners' capital	$—

The accompanying notes are an integral part of this balance sheet.

EQT GP HOLDINGS, LP

NOTES TO BALANCE SHEET

1. Nature of Operations

        EQT GP Holdings, LP (EQGP) is a Delaware limited partnership formed on January 31, 2015 by EQT Gathering Holdings, LLC (EQT Gathering Holdings) as the organizational limited partner. EQT GP Services, LLC (EQT GP Services) is a Delaware limited liability company formed on January 30, 2015 and is the general partner of EQGP. EQT GP Services does not hold any economic interest in EQGP. EQT Gathering Holdings is a Delaware limited liability company. Both EQT Gathering Holdings and EQT GP Services are wholly owned subsidiaries of EQT Corporation (EQT).

        EQGP was formed to own partnership interests in EQT Midstream Partners, LP (EQM), a growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in the Appalachian Basin. A subsidiary of EQT intends to sell a portion of EQGP common units, representing limited partner interests, pursuant to an initial public offering.

        On January 31, 2015, EQT Gathering Holdings contributed $1,000, in the form of a note receivable to EQGP. There have been no other transactions involving the EQGP as of January 31, 2015.

2. Subsequent Events

        Subsequent events have been evaluated through February 12, 2015, the date the balance sheet was available to be issued.

Appendix A—Form of Amended and Restated Agreement of Limited Partnership
of EQT GP Holdings, LP

[To Be Filed By Amendment]

A-1

Appendix B—Glossary of Commonly Used Terms, Abbreviations and Measurements

        adjusted EBITDA—a supplemental non-GAAP financial measure that we define as net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), non-cash long-term compensation expense and other non-cash adjustments (if applicable) less other income, capital lease payments and Jupiter adjusted EBITDA prior to the Jupiter Acquisition.

        AFUDC (Allowance for Funds Used During Construction)—carrying costs for the construction of certain long-term regulated assets are capitalized and amortized over the related assets' estimated useful lives. The capitalized amount for construction of regulated assets includes interest cost and a designated cost of equity for financing the construction of these regulated assets.

        Appalachian Basin—the area of the United States composed of those portions of West Virginia, Pennsylvania, Ohio, Maryland, Kentucky and Virginia that lie in the Appalachian Mountains.

        British thermal unit—a measure of the amount of energy required to raise the temperature of one pound of water one degree Fahrenheit.

        distributable cash flow—a supplemental non-GAAP financial measure that we define as adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of reimbursements.

        end-user markets—the ultimate users and consumers of transported energy products.

        firm contracts—contracts for transportation, storage or gathering services that generally obligate customers to pay a fixed monthly charge to reserve an agreed upon amount of pipeline capacity regardless of the actual pipeline capacity used by a customer during each month.

        gas—all references to "gas" in this prospectus refer to natural gas.

        horizontal wells—wells that are drilled horizontal or near horizontal to increase the length of the well bore penetrating the target formation.

        Jupiter Acquisition—On May 7, 2014, EQM, EQM GP, EQM Gathering Opco, LLC (EQM Gathering), a wholly owned subsidiary of EQM, and EQT Gathering, LLC (EQT Gathering), a wholly owned subsidiary of EQT Corporation, completed the contribution agreement (Contribution Agreement) pursuant to which EQT Gathering contributed the Jupiter natural gas gathering system (Jupiter) to EQM Gathering.

        local distribution company or LDC—LDCs are companies involved in the delivery of natural gas to consumers within a specific geographic area.

        liquefied natural gas or LNG—natural gas that has been cooled to minus 161 degrees Celsius for transportation, typically by ship. The cooling process reduces the volume of natural gas by 600 times.

        NGA—Natural Gas Act of 1938.

        NGPA—Natural Gas Policy Act of 1978.

        OSHA—Occupational Safety and Health Act of 1970.

        park and loan services—those services pursuant to which customers receive the right to store natural gas in (park), or borrow gas from (loan), EQM's facilities.

        PSCT—Pipeline Safety Cost Tracker.

        play—a proven geological formation that contains commercial amounts of hydrocarbons.

B-1

        receipt point—the point where production is received by or into a gathering system or transportation pipeline.

        reservoir—a porous and permeable underground formation containing an individual and separate natural accumulation of producible hydrocarbons (crude oil and/or natural gas) which is confined by impermeable rock or water barriers and is characterized by a single natural pressure system.

        throughput—the volume of natural gas transported or passing through a pipeline, plant, terminal or other facility during a particular period.

        wellhead—the equipment at the surface of a well used to control the well's pressure and the point at which the hydrocarbons and water exit the ground.

        working gas—the volume of natural gas in the storage reservoir that can be extracted during the normal operation of the storage facility.

Abbreviations

  ASC—Accounting Standards Codification

  CERCLA—The Comprehensive Environmental Response, Compensation and Liability Act

  DOT—U.S. Department of Transportation

  FASB—Financial Accounting Standards Board

  FERC—Federal Energy Regulatory Commission

  GAAP—Generally Accepted Accounting Principles

  IRS—Internal Revenue Service

  LDC—Local Distribution Company

  NYSE—New York Stock Exchange

  PHMSA—Pipeline and Hazardous Materials Safety Administration of the DOT

  SEC—Securities and Exchange Commission

Measurements

  Bbl = barrel

  Btu = British thermal unit

  BBtu = billion British thermal units

  Bcf = billion cubic feet

  Bcfe = billion cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas

  Dth = million British thermal units

  Mcf = thousand cubic feet

  MMBtu = million British thermal units

  MMcf = million cubic feet

  TBtu = trillion British thermal units

  Tcfe = trillion cubic feet equivalent

B-2

EQT GP Holdings, LP

Common Units
Representing Limited Partner Interests

Prospectus

                         , 2015

Barclays

        Through and including                , 2015 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$34,860
FINRA filing fee	45,500
NYSE listing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total		*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement of EQT GP Holdings, LP—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

        Our general partner will enter into indemnification agreements (Indemnification Agreement) with each of its officers and directors (each, an Indemnitee). Each Indemnification Agreement will provide that our general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorneys' fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in his or her capacity as an officer or director of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. Each Indemnification Agreement will also provide that the general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

        EQT's bylaws provide that it must indemnify to the fullest extent permitted by applicable law any person made, or threatened to be made, a party in any action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative), by reason of the fact that he or she is or was one of EQT's directors or officers or by reason of the fact that such director or officer, at EQT's request, is or was serving as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. EQT is not required to indemnify anyone in connection with any proceeding initiated by such person unless it was authorized by our board of directors or is brought to enforce the right to indemnification.

        EQT has also entered into individual indemnification agreements with each of its directors and certain executive officers. These agreements indemnify these individuals to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of EQT.

        The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which is to be filed as an exhibit to this registration statement, provides for indemnification of EQT and our general partner, their officers and directors and any person who controls EQT and our general partner, including indemnification for liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        On January 31, 2015, in connection with our formation, we issued to (i) EQT Gathering Holdings, LLC a 100% limited partner interest in us in exchange for $1,000 and (ii) our general partner the general partner interest in us. These transactions were exempt from registration under Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        The following documents are filed as exhibits to this registration statement:

Number			Description
1.1	**	—	Form of Underwriting Agreement

2.1		—	Agreement and Plan of Merger by and among EQT Investments Holdings, LLC, EQT Midstream Services, LLC, Sunrise Pipeline, LLC, EQT Midstream Partners, LP and Equitrans, LP, dated as of July 15, 2013 (incorporated by reference to Exhibit 2.1 to EQT Midstream Partners, LP's Form 8-K filed on July 15, 2013)

2.2		—	Contribution Agreement by and among EQT Midstream Partners, LP, EQT Midstream Services, LLC, EQM Gathering Opco, LLC and EQT Gathering, LLC, dated as of April 30, 2014 (incorporated by reference to Exhibit 2.1 to EQT Midstream Partners, LP's Form 8-K filed on April 30, 2014)

3.1	*	—	Certificate of Limited Partnership of EQT GP Holdings, LP

3.2	**	—	Form of First Amended and Restated Agreement of Limited Partnership of EQT GP Holdings, LP

3.3	*	—	Certificate of Formation of EQT GP Services, LLC

3.4	**	—	Form of First Amended and Restated Limited Liability Company Agreement of EQT GP Services, LLC

3.5		—	Certificate of Limited Partnership of EQT Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to EQT Midstream Partner, LP's Form S-1 Registration Statement (#333-179487) filed on February 13, 2012)

3.6		—	First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, dated July 2, 2012 (incorporated by reference to Exhibit 3.2 to EQT Midstream Partners, LP's Form 8-K filed on July 2, 2012)

3.7		—	Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, dated July 24, 2014 (incorporated by reference to Exhibit 3.1 to EQT Midstream Partners, LP's Form 10-Q filed on July 24, 2014)

Number			Description
3.8		—	Certificate of Formation of EQT Midstream Services, LLC (incorporated by reference to Exhibit 3.3 to EQT Midstream Partners, LP's Form S-1 Registration Statement (#333-179487) filed on February 13, 2012)

3.9		—	Second Amended and Restated Limited Liability Company Agreement of EQT Midstream Services, LLC, dated July 24, 2014 (incorporated by reference to Exhibit 3.2 to EQT Midstream Partners, LP's Form 10-Q filed on July 24, 2014)

4.1		—	Indenture, dated as of August 1, 2014, by and among EQT Midstream Partners, LP, as issuer, the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to EQT Midstream Partners, LP's Form 8-K filed August 1, 2014)

4.2		—	First Supplemental Indenture, dated as of August 1, 2014, by and among EQT Midstream Partners, LP, as issuer, the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to EQT Midstream Partners, LP's Form 8-K filed August 1, 2014)

5.1	**	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

8.1	**	—	Opinion of Baker Botts L.L.P. relating to tax matters

10.1	**	—	Contribution Agreement, dated as of , 20 , by and among EQT Corporation, EQT GP Holdings, LP and EQT Midstream Services, LLC

10.2	**	—	Form of Omnibus Agreement

10.3	**	—	Form of Indemnification Agreement

10.4	**	—	Form of EQT GP Services, LLC 2015 Long-Term Incentive Plan

10.5	**	—	Form of Award Agreement

10.6		—	Contribution, Conveyance and Assumption Agreement, dated July 2, 2012, by and among EQT Midstream Partners, LP, EQT Midstream Services, LLC, Equitrans Investments, LLC, Equitrans, L.P., Equitrans Services, LLC, EQT Midstream Investments, LLC, EQT Investments Holdings, LLC, ET Blue Grass, LLC and EQT Corporation (incorporated by reference to Exhibit 10.1 of EQT Midstream Partners, LP's Form 8-K filed on July 2, 2012)

10.7		—	Omnibus Agreement, dated July 2, 2012, by and among the EQT Midstream Partners, LP, EQT Midstream Services, LLC and EQT Corporation (incorporated by reference to Exhibit 10.2 of EQT Midstream Partners, LP's Form 8-K filed on July 2, 2012)

10.8		—	Amended and Restated Operation and Management Services Agreement, dated May 7, 2014, by and among Equitrans, L.P., EQT Midstream Partners, LP, EQT Midstream Services, LLC and EQT Gathering, LLC (incorporated by reference to Exhibit 10.3 of EQT Midstream Partners, LP's Form 10-K filed on February 12, 2015)

10.9		—	Amended and Restated Revolving Credit Agreement, dated February 18, 2014, by and among EQT Midstream Partners, LP, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders named therein (incorporated by reference to Exhibit 10.1 to EQT Midstream Partner's Form 8-K filed on February 18, 2014)

Number			Description
10.10		—	First Amendment to Amended and Restated Credit Agreement and Release of Guarantors, dated as of January 22, 2015, among EQT Midstream Partners, LP, the Guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.1 to EQT Midstream Partner's Form 8-K filed on January 22, 2015)

10.11		—	EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, dated July 2, 2012 (incorporated by reference to Exhibit 10.5 to EQT Midstream Partner's Form 8-K filed on July 2, 2012)

10.12	***	—	Form of Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012)

10.13	***	—	Form of TSR Performance Award Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012)

10.14	***	—	Form of EQT 2012 Value Driver Performance Award Agreement (incorporated by reference to Exhibit 10.9 to EQT Midstream Partner's Form 10-K filed on February 12, 2015)

10.15		—	Form of Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS between Equitrans, L.P. and Equitable Gas Company, LLC (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012)

10.16		—	Form of Transportation Service Agreement Applicable to No-Notice Firm Transportation Service Under Rate Schedule NOFT between Equitrans, LP and Equitable Gas Company, LLC (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012)

10.17		—	Agreement to Extend Services Agreements between Equitrans, LP and Equitable Gas Company, LLC (incorporated by reference to Exhibit 10.10 to EQT Midstream Partner's Form 10-K filed on February 20, 2014)

10.18		—	EQT Guaranty dated April 25, 2012, executed by EQT Corporation in favor of Equitrans, L.P. (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012)

10.19		—	Sublease Agreement between Equitrans, L.P. and EQT Production Company, effective March 1, 2011 (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012)

10.20		—	Amendment of Sublease Agreement between Equitrans, L.P. and EQT Production Company, dated April 5, 2012 (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on May 10, 2012)

Number			Description
10.21	***	—	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.15 to Amendment No. 3 to EQT Midstream Partner's Form S-1 Registration Statement (#333-179487) filed on June 5, 2012)

10.22		—	Sunrise Facilities Amended and Restated Lease Agreement between Equitrans, L.P. and Sunrise Pipeline, L.L.C., as amended and restated as of October 25, 2012 (incorporated by reference to Exhibit 10.19 to EQT Midstream Partner's Form 10-Q filed on October 25, 2012)

10.23		—	Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS between Equitrans, LP and EQT Energy, LLC, dated December 20, 2013, Contract No. EQTR 18679-852 (incorporated by reference to Exhibit 10.16 to EQT Midstream Partner's Form 10-K filed on February 20, 2014)

10.24		—	Sunrise Expansion Precedent Agreement, dated May 30, 2013, between Equitrans, LP and EQT Energy, LLC (incorporated by reference to Exhibit 10.17 to EQT Midstream Partner's Form 10-K filed on February 20, 2014)

10.25		—	Jupiter Gas Gathering Agreement between EQT Production Company, EQT Energy LLC and EQT Gathering, LLC (incorporated by reference to Exhibit 10.1 to EQT Midstream Partners, LP's Form 10-Q filed on July 24, 2014) (Specific items in this exhibit have been redacted, as marked by three asterisks (***), because confidential treatment for those items has been requested. The redacted material has been separately filed with the SEC.)

10.26		—	Precedent Agreement for Transportation Services, dated July 23, 2014, between Equitrans, LP and EQT Energy, LLC (incorporated by reference to Exhibit 10.2 to EQT Midstream Partners, LP's Form 10-Q filed on July 24, 2014)

10.27	(a)***	—	Confidentiality, Non-Solicitation and Non-Competition Agreement dated as of September 8, 2008 between EQT Corporation and Theresa Z. Bone (incorporated by reference to Exhibit 10.22(a) to EQT Midstream Partners, LP's Form 10-K filed on February 12, 2015)

10.27	(b)***	—	Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement effective as of January 1, 2014 between EQT Corporation and Theresa Z. Bone (incorporated by reference to Exhibit 10.22(b) to EQT Midstream Partners, LP's Form 10-K filed on February 12, 2015)

10.27	(c)***	—	Second Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement effective as of January 1, 2015 between EQT Corporation and Theresa Z. Bone (incorporated by reference to Exhibit 10.22(c) to EQT Midstream Partners, LP's Form 10-K filed on February 12, 2015)

10.28	***	—	Amended and Restated Change of Control Agreement, dated as of February 19, 2013, by and between EQT Corporation and Theresa Z. Bone (incorporated by reference to Exhibit 10.23 to EQT Midstream Partners, LP's Form 10-K filed on February 12, 2015)

21.1	**	—	List of Subsidiaries of EQT GP Holdings, LP

23.1	*	—	Consent of Ernst & Young LLP

23.2	**	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)

23.3	**	—	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)

Number			Description
24.1	*	—	Powers of Attorney (contained on the signature page to this Registration Statement)

*
Filed herewith

**
To be filed by amendment

***
Contract or compensatory arrangement with a director or named executive officer

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with EQT, our general partner, or any of their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to EQT, our general partner, or any of their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 12, 2015.

EQT GP Holdings, LP
By:	EQT GP Services, LLC its general partner
By:	/s/ DAVID L. PORGES
	Name:	David L. Porges
	Title:	President and Chief Executive Officer

        Each person whose signature appears below appoints David L. Porges, Philip P. Conti and Lewis B. Gardner, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ DAVID L. PORGES David L. Porges	Chairman, President and Chief Executive Officer (Principal Executive Officer)	February 12, 2015
/s/ PHILIP P. CONTI Philip P. Conti	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 12, 2015
/s/ THERESA Z. BONE Theresa Z. Bone	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	February 12, 2015

Name	Title	Date

/s/ LEWIS B. GARDNER Lewis B. Gardner	Director	February 12, 2015
/s/ STEVEN T. SCHLOTTERBECK Steven T. Schlotterbeck	Director	February 12, 2015